UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

BUCKEYE PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies: Units representing limited partner interests (“Partnership Units”) of Buckeye Partners, L.P. (the “Partnership” or “Buckeye”)
(2)

Aggregate number of securities to which transaction applies:

153,918,086 Partnership Units issued and outstanding and 2,064,781 Partnership Units underlying certain restricted unit awards and deferred unit awards

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was determined based upon multiplying $41.50 per unit by 155,982,867 Partnership Units, which represents the total number of Partnership Units to which the transaction applies.

In accordance with Exchange Act Rule 0-11(c), the filing fee of $784,562.62 was determined by multiplying .0001212 by the proposed maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $6,473,288,980.50
	(5)	Total fee paid: $784,562.62

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

To Our Limited Partners:

You are cordially invited to attend a special meeting of limited partners of Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”, “Buckeye”, “we”, “us” or “our”), to be held on [                    ], 2019 at [                    ], local time, at the DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046.

On May 10, 2019, the Partnership entered into an Agreement and Plan of Merger (the “merger agreement”) with Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of Parent, Buckeye Pipe Line Services Company, a Pennsylvania corporation (“ServiceCo”), and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), providing for, subject to the satisfaction (or waiver, if permissible under applicable law) of specified conditions, the acquisition of the Partnership by Parent at a price of $41.50 in cash for each of the Partnership’s issued and outstanding units representing limited partner interests in the Partnership (each, a “Partnership Unit”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Partnership (the “merger”), with the Partnership surviving the merger as a wholly owned subsidiary of Parent. At the special meeting of limited partners, the holders of the Partnership Units will vote on the approval of the merger agreement and the transactions contemplated thereby.

If the merger is consummated, you will be entitled to receive $41.50 in cash, without interest and less any applicable withholding taxes, for each Partnership Unit you own at the effective time of the merger.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting of limited partners, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The Nominating and Corporate Governance Committee of the board of directors of the General Partner (the “Board”), after receiving advice from the Partnership’s management and outside financial and legal advisors, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, has unanimously (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement are in the best interests of the Partnership, (ii) approved the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement, which approval constitutes “Special Approval” under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010, as amended, and (iii) recommended that the Board approve the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated thereby.

The Compensation Committee of the Board, after review and consideration of the compensation plans, arrangements and agreements between the Partnership or ServiceCo and each of the Partnership’s named executive officers (within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the consummation of the merger, after receiving advice from the Partnership’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements, and after due and careful discussion and consideration, has unanimously recommended to the Board that (i) the proxy statement include a submission to the limited partners of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and (ii) the Board recommend to the limited partners that the limited partners approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger.

The Board, after receiving advice from the Partnership’s management and outside financial and legal advisors and the recommendations of the Nominating and Corporate Governance Committee of the Board and the Compensation Committee of the Board, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the compensation arrangements pursuant to which amounts may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership; (ii) authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby; (iii) approved the merger and the merger agreement; (iv) directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; (v) recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners; and (vi) recommended that the limited partners vote their Partnership Units to approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger. Accordingly, the Board recommends a vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and a vote “FOR” the nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger.

Whether or not you plan to attend the special meeting of limited partners and regardless of the number of Partnership Units you own, your careful consideration of, and vote on, the merger agreement and the transactions contemplated thereby and the nonbinding compensation proposal is important and we encourage you to vote promptly. The merger cannot be consummated unless the merger agreement and the transactions contemplated thereby are approved by the affirmative vote of unitholders holding at least a majority of the Partnership Units entitled to vote thereon at the special meeting of limited partners. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement.

After reading the accompanying proxy statement, please cast your vote by following the internet or telephone voting instructions on the proxy card. If you have received this proxy statement by mail, you may also vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting of limited partners by following the procedures described in the accompanying proxy statement. If you hold Partnership Units through an account with a brokerage firm, bank, trust, custodian or other nominee, please follow the instructions you receive from them to vote your Partnership Units. If you have any questions or need assistance in voting your Partnership Units, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, as follows:

Unitholders in the U.S. and Canada call toll-free: +1 (877) 456-3427

Unitholders in other locations dial direct: +1 (412) 232-3651

Banks and brokers call collect: +1 (212) 750-5833

We appreciate your investment in the Partnership.

Sincerely,

/S/ Clark C. Smith

Clark C. Smith

Chairman, President and

Chief Executive Officer of Buckeye GP LLC,

general partner of Buckeye Partners, L.P.

[                    ], 2019

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], 2019 and is first being mailed to limited partners of the Partnership on or about [                    ], 2019.

Notice of Special Meeting of Limited Partners

[                    ], 2019

[                    ], Local Time

DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046

To the Unitholders of Buckeye Partners, L.P.:

The special meeting of limited partners of Buckeye Partners, L.P. (the “Partnership”, “Buckeye”, “we”, “us” or “our”) will be held at the DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046, on [                    ], 2019 at [                    ], local time to consider the following matters:

Items of Business:

1.  To consider and vote on a proposal to approve (i) the Agreement and Plan of Merger, dated as of May 10, 2019 (the “merger agreement”), by and among Buckeye Partners, L.P., a Delaware limited partnership, Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of Parent, Buckeye Pipe Line Services Company, a Pennsylvania corporation (“ServiceCo”), and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), providing for the merger of Merger Sub with and into the Partnership (the “merger”), with the Partnership surviving the merger as a wholly owned subsidiary of Parent, and (ii) the transactions contemplated by the merger agreement.

2.  To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal, which we refer to as the “nonbinding compensation proposal”, relates only to contractual obligations of the Partnership in existence prior to consummation of the merger that may result in payments to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Partnership’s named executive officers and Parent or, following the merger, the surviving entity and its subsidiaries).

Record Date:	Only holders of record of Partnership Units at the close of business on [ ], 2019, the record date for the special meeting of limited partners, or their legal proxy holders are entitled to attend or vote at the special meeting of limited partners or any adjournments or postponements thereof, unless any such adjournment or postponement is for more than 60 days, in which event the General Partner is required to set a new record date.

General:

For more information concerning the special meeting of limited partners, the merger agreement, the merger and the other transactions contemplated thereby, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

Appraisal rights are not available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act, the merger agreement or the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010, as amended (the “Limited Partnership Agreement”).

The Nominating and Corporate Governance Committee of the board of directors of the General Partner (the “Board”), after receiving advice from the Partnership’s management and outside financial and legal advisors, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, has unanimously (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement are in the best interests of the Partnership, (ii) approved the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement, which approval constitutes “Special Approval” under the Limited Partnership Agreement, and (iii) recommended that the Board approve the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated thereby.

The Compensation Committee of the Board, after review and consideration of the compensation plans, arrangements and agreements between the Partnership or ServiceCo and each of the Partnership’s named executive officers (within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the consummation of the merger, after receiving advice from the Partnership’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements, and after due and careful discussion and consideration, has unanimously recommended to the Board that (i) the proxy statement include a submission to the limited partners of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and (ii) the Board recommend to the limited partners that the limited partners approve, by a non-binding, advisory vote at a special meeting of the limited partners, the compensation that may be paid or become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger.

The Board, after receiving advice from the Partnership’s management and outside financial and legal advisors and the recommendations of the Nominating and Corporate Governance Committee of the Board and the Compensation Committee of the Board, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the compensation arrangements pursuant to which amounts may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership; (ii) authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby; (iii) approved the merger and the merger agreement; (iv) directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; (v) recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners; and (vi) recommended that the limited partners vote their Partnership Units to approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger.

Accordingly, the Board recommends a vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and “FOR” the nonbinding compensation proposal.

Regardless of whether you plan to personally attend the meeting, please cast your vote by following the internet or telephone voting instructions on the proxy card. If you have received this proxy statement by mail, you may also vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting of limited partners by following the procedures described in the accompanying proxy statement. If you attend the special meeting, you may choose to vote in person even if you have previously sent in your proxy card. If you hold Partnership Units through an account with a brokerage firm, bank, trust, custodian or other nominee, please follow the instructions you receive from them to vote your Partnership Units.

By Order of the Board of Directors of Buckeye GP LLC, as general partner of Buckeye Partners, L.P.

Houston, Texas

Dated: [                    ], 2019

/S/ Todd J. Russo

Todd J. Russo

Senior Vice President, General Counsel and Secretary

Annex A	Agreement and Plan of Merger, dated as of May 10, 2019	A-1

Annex B	Opinion of Wells Fargo Securities, LLC	B-1

BUCKEYE PARTNERS, L.P.

One Greenway Plaza, Suite 600

Houston, Texas 77046

SPECIAL MEETING OF LIMITED PARTNERS

TO BE HELD ON [                    ], 2019

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of limited partners of Buckeye Partners, L.P., a Delaware limited partnership, which we refer to as the “Partnership”, “Buckeye”, “we”, “us” or “our”. The special meeting will be held on [                    ], 2019 at [                    ], local time, at the DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046. We are furnishing this proxy statement to holders of the Partnership’s issued and outstanding units representing limited partner interests, which we refer to as the “Partnership Units”, as part of the solicitation of proxies by the board of directors of Buckeye GP LLC, our “General Partner”, which we refer to as the “Board”, for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [                    ], 2019 and is first being mailed to holders of Partnership Units on or about [                     ], 2019.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger (each, as defined below) or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting of limited partners. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information About Us” beginning on page 114.

The Parties

(page 24)

Buckeye owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. We are one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline as of June 3, 2019. We also use our service expertise to operate and/or maintain third-party pipelines and terminals and perform certain engineering and construction services for our customers. As of June 3, 2019, our terminal network comprises more than 115 liquid petroleum products terminals with aggregate tank capacity of over 118 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean. Our network of marine terminals enables us to facilitate global flows of crude oil and refined petroleum products, offering our customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Our flagship marine terminal in The Bahamas, Buckeye Bahamas Hub Limited, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our Gulf Coast regional hub, Buckeye Texas Partners LLC, offers world-class marine terminaling, storage and processing capabilities. We are also a wholesale distributor of refined petroleum products in certain areas served by our pipelines and terminals. We are a publicly traded Delaware master limited partnership, and our Partnership Units are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BPL”. Our principal executive office is located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and our telephone number is +1 (832) 615-8600.

Buckeye GP LLC is a Delaware limited liability company and our general partner and is party to the merger agreement to comply with its obligations thereunder. We are a limited partnership, and we do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, the General Partner. For purposes of this proxy statement, we refer to the General Partner’s officers and board of directors as our officers and directors, respectively. The General Partner’s principal executive office is located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and its telephone number is +1 (832) 615-8600.

Buckeye Pipe Line Services Company, which we refer to as “ServiceCo”, is a Pennsylvania corporation which employs the employees that provide services to the majority of our operating subsidiaries and which is party to the merger agreement to comply with its obligations thereunder. ServiceCo is a limited partner of the Partnership and members of our Board and certain of our executive officers serve on ServiceCo’s Board of Directors (the “ServiceCo Board”). The ServiceCo Board appoints the members of the committee that supervises the administration of the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, as amended and restated (the “ESOP”), in accordance with the terms of the ESOP (the “ServiceCo Committee”). Our ESOP owns all of the outstanding shares of common stock of ServiceCo. ServiceCo’s principal executive office is located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and its telephone number is +1 (832) 615-8600.

Hercules Intermediate Holdings LLC, which we refer to as “Parent”, is a Delaware limited liability company that was formed by a subsidiary of IFM Global Infrastructure Fund (“IFM GIF” or the “Fund”) for the purpose of consummating the merger. IFM Investors Pty Ltd (“IFM Investors”), the principal advisor to IFM GIF, is a pioneer and leader in infrastructure investing on behalf of institutional investors globally. As of March 31, 2019, IFM Investors has approximately $90 billion of funds under management, including approximately $39.1 billion in infrastructure assets. Parent’s principal executive office is located at c/o IFM Investors (US) LLC, 114 West 47th Street, 19th Floor, New York, New York 10036, and its telephone number is +1 (212) 784-2260.

Hercules Merger Sub LLC, which we refer to as “Merger Sub”, is a Delaware limited liability company and a wholly owned subsidiary of Parent that was formed by Parent for the purpose of consummating the merger. Upon the consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at c/o IFM Investors (US) LLC, 114 West 47th Street, 19th Floor, New York, New York 10036, and its telephone number is +1 (212) 784-2260.

The Merger

(page 34)

The Partnership, the General Partner, ServiceCo, Parent and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, on May 10, 2019. A copy of the merger agreement is included as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction (or waiver, if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Partnership, which we refer to as the “merger”. The Partnership will survive the merger as a wholly owned subsidiary of Parent (the “surviving entity”).

Upon the consummation of the merger, each of the Partnership Units issued and outstanding immediately prior to the effective time (defined below under the section entitled “The Merger Agreement—Closing and Effective Time of the Merger”) of the merger, other than Partnership Units owned immediately prior to the effective time of the merger by the Partnership, Parent or any of its subsidiaries or, under certain circumstances set forth in the merger agreement, by ServiceCo, will be converted into the right to receive $41.50 in cash (the

“merger consideration”), without interest and less any applicable withholding taxes. Unitholders will continue to be entitled to receive regular quarterly cash distributions declared by the Board that are paid on a date prior to the consummation of the merger but will not be entitled to receive any distributions that would have been paid on a date after the consummation of the merger.

The Special Meeting of Limited Partners

(page 26)

The special meeting of limited partners will be held on [                    ], 2019, at [                    ], local time. At the special meeting, our limited partners will be asked to, among other things, vote for the approval of the merger agreement and the transactions contemplated thereby. Please see the section of this proxy statement entitled “The Special Meeting of Limited Partners” for additional information on the special meeting of limited partners, including how to vote your Partnership Units.

Holders of Partnership Units Entitled to Vote; Vote Required to Approve the Merger Agreement

(page 27)

Only holders of record of Partnership Units at the close of business on [                    ], 2019, the record date for the special meeting of limited partners, or their legal proxy holders are entitled to attend or vote at the special meeting of limited partners or any adjournments or postponements thereof, unless any such adjournment or postponement is for more than 60 days, in which event the General Partner is required to set a new record date. As of the close of business on the record date, there were [                    ] Partnership Units outstanding and entitled to vote. You may cast one vote for each Partnership Unit that you held on the record date. The approval of the merger agreement and the transactions contemplated thereby by holders of Partnership Units requires the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners.

Background of the Merger

(page 34)

A description of the process we undertook that led to the proposed merger, including our discussions with IFM Investors, is included in this proxy statement under the section entitled “The Merger—Background of the Merger” beginning on page 34.

Reasons for the Merger; Recommendation of the Board

(page 50)

The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), after receiving advice from the Partnership’s management and outside financial and legal advisors, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, has unanimously (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement are in the best interests of the Partnership, (ii) approved the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement, which approval constitutes “Special Approval” under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010, as amended (the “Limited Partnership Agreement”), and (iii) recommended that the Board approve the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated thereby.

The Compensation Committee of the Board (the “Compensation Committee”), after review and consideration of the compensation plans, arrangements and agreements between the Partnership or ServiceCo and each of the Partnership’s named executive officers (within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the consummation of the merger, after receiving advice from the Partnership’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements, and after due and careful discussion and consideration, has unanimously recommended to the Board that (i) the proxy statement include a submission to the limited partners of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and (ii) the Board recommend to the limited partners that the limited partners approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger.

The Board, after receiving advice from the Partnership’s management and outside financial and legal advisors and the recommendations of the Nominating and Corporate Governance Committee and the Compensation Committee, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the compensation arrangements pursuant to which amounts may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership; (ii) authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby; (iii) approved the merger and the merger agreement; (iv) directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; (v) recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners; and (vi) recommended that the limited partners vote their Partnership Units to approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger. Accordingly, the Board recommends a vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. The Board also recommends a vote “FOR” the nonbinding compensation proposal (each, as described below under the section entitled “Questions and Answers about the Special Meeting of Limited Partners and the Merger—What proposals will be considered at the special meeting of limited partners?” beginning on page 15).

For a discussion of the material factors that the Board considered in determining to recommend the approval of the merger agreement and the transactions contemplated thereby, please see the section entitled “The Merger—Reasons for the Merger” beginning on page 51.

Opinion of the Partnership’s Financial Advisor

(page 56)

The Partnership retained Wells Fargo Securities, LLC (“Wells Fargo Securities”), pursuant to an engagement letter, dated as of July 3, 2018, among the Partnership, the General Partner, in its capacity as general partner of the Partnership, and Wells Fargo Securities (the “Engagement Letter”) as a financial advisor to the Board in connection with a review of potential strategic options, including the proposed merger. At the meeting of the Board on May 10, 2019, pursuant to the terms of the Engagement Letter, Wells Fargo Securities rendered its oral opinion to the Board and the Nominating and Corporate Governance Committee that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the merger consideration in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Partnership Units, other than the excluded units (as defined below). Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Board and the Nominating and Corporate Governance Committee, dated as of May 10, 2019. For purposes of Wells Fargo Securities’ opinion, the term “excluded units” means any Partnership Units owned by the Partnership, Parent and its affiliates or, under certain circumstances set forth in the merger agreement, by ServiceCo.

The full text of the written opinion of Wells Fargo Securities, dated as of May 10, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The limited partners are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Board and the Nominating and Corporate Governance Committee (in each case, in its capacity as such) in connection with and for the purposes of their evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to the holders of Partnership Units, other than the excluded units, of the merger consideration in the proposed merger pursuant to the merger agreement and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any holder of Partnership Units as to how such unitholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the Board and the Nominating and Corporate Governance Committee received from Wells Fargo Securities, see the section entitled “The Merger—Opinion of the Partnership’s Financial Advisor” beginning on page 56 of this proxy statement and Annex B to this proxy statement.

Certain Effects of the Merger

(page 67)

Upon the consummation of the merger, Merger Sub will be merged with and into the Partnership, and the Partnership will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the consummation of the merger, the Partnership Units will no longer be traded on the NYSE or any other public market, and the registration of the Partnership Units under the Exchange Act, will be terminated and the Partnership will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). However, we will continue to make filings with the SEC to the extent such filings are required pursuant to the terms of our registered debt securities and continue to be accepted by the SEC’s EDGAR system.

Effects on the Partnership if the Merger Is Not Completed

(page 67)

In the event that the proposal to approve the merger agreement and the transactions contemplated thereby does not receive the required approval from the holders of Partnership Units, or if the merger is not completed for any other reason, the holders of Partnership Units will not receive any payment for their Partnership Units in connection with the merger. Instead, the Partnership will remain an independent public company and unitholders will continue to own their Partnership Units. Under certain circumstances, if the merger agreement is terminated, the Partnership may be obligated to pay to Parent a termination fee. Please see the section entitled “The Merger Agreement—Termination Fee” beginning on page 105.

Treatment of Equity and Equity-Based Awards

(page 85)

At the effective time of the merger, subject to all required withholding taxes:

•

each outstanding award of notional Partnership Units, which we refer to as “Partnership Phantom Units”, other than awards of Post-Signing Partnership Phantom Units (as defined below), will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units subject to such award of Partnership Phantom Units, plus (B) the amount of any accumulated and unpaid distribution equivalents in respect of such award of Partnership Phantom Units (the sum of such amounts, the “Partnership Phantom Unit Payment Amount”);

•

each outstanding award of Partnership Phantom Units granted by the Partnership after entering into the merger agreement, which we refer to as “Post-Signing Partnership Phantom Units”, will be canceled and converted into the right to receive an amount in cash equal to the Partnership Phantom Unit Payment Amount with respect thereto, pro-rated based on the number of days in the applicable vesting period of such award of Post-Signing Partnership Phantom Units that elapses prior to the effective time (the “Pro-Rated Partnership Phantom Unit Payment Amount”) and the remainder of such award will be forfeited for no payment. However, the amount paid upon settlement of Post-Signing Partnership Phantom Units granted as part of the Partnership’s regular annual equity grants made after the date of the merger agreement, which we refer to as “On-Cycle Partnership Phantom Unit Awards”, will equal the lesser of (1) the applicable Pro-Rated Partnership Phantom Unit Payment Amount multiplied by two and (2) the applicable Partnership Phantom Unit Payment Amount;

•

each outstanding award of deferred Partnership Units that is payable in cash and held by a non-employee director of the Partnership, which we refer to as “Partnership Director Deferred Units”, will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units that are subject to such award of Partnership Director Deferred Units, plus (B) the amount of any accumulated and unpaid distribution equivalents with respect to such award of Partnership Director Deferred Units;

•

each outstanding award of deferred Partnership Units held by a person other than a non-employee director (including each matching unit), which we refer to as “Partnership Deferral Units”, will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units that are subject to such award of Partnership Deferral Units, plus (B) the amount of any accumulated and unpaid distribution equivalents with respect to such award of Partnership Deferral Units;

•

each outstanding award of notional Partnership Units subject to performance-based vesting conditions, which we refer to as “Partnership Performance Units”, other than awards of Post-Signing Partnership Performance Units (as defined below), will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units underlying such award of Partnership Performance Units, based on applicable performance goals being attained at target level (resulting in a payout performance multiplier of 100%), plus (B) the amount of any accumulated and unpaid dividend equivalents with respect to such award of Partnership Performance Units, based on applicable performance goals being attained at target level (resulting in a payout performance multiplier of 100%) (the “Partnership Performance Unit Payment Amount”); and

•

each outstanding award of Partnership Performance Units granted by the Partnership after entering into the merger agreement, which we refer to as “Post-Signing Partnership Performance Units”, will be canceled and converted into the right to receive an amount in cash equal to the Partnership Performance Unit Payment Amount with respect thereto, pro-rated based on the number of days in the applicable vesting period of such award of Post-Signing Partnership Performance Units that elapses prior to the effective time (the “Pro-Rated Partnership Performance Unit Payment Amount”) and the remainder of such awards will be forfeited for no payment. However, the amount paid upon settlement of Post-Signing Partnership Performance Units granted as part of the Partnership’s regular annual equity grants made after the date of the merger agreement, which we refer to as “On-Cycle Partnership Performance Unit Awards”, will equal the lesser of (1) the applicable Pro-Rated Partnership Performance Unit Payment Amount multiplied by two and (2) the applicable Partnership Performance Unit Payment Amount.

Interests of the Partnership’s Directors and Executive Officers in the Merger

(page 71)

The Partnership’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the limited partners generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and the transactions contemplated thereby and recommend that the Partnership’s limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby. These interests may include the following:

•

each outstanding award of Partnership Phantom Units (including Post-Signing Partnership Phantom Units), Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units (including Post-Signing Partnership Performance Units) will be canceled and converted into the right to receive cash at the effective time of the merger (as described below in “The Merger Agreement—Treatment of Equity and Equity-Based Awards”);

•

each of the Partnership’s executive officers has entered into an individual severance agreement with the Partnership that provides severance and other benefits in the case of a “qualifying termination” of employment prior to, on or following a change of control transaction such as the completion of the merger (as described below in “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger—Severance Entitlements”);

•

each of the Partnership’s non-employee directors is eligible to participate in a Deferred Compensation Plan under which a director’s account balances will be distributed upon the occurrence of a change in control transaction such as the completion of the merger (as described below in “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger—Non-Employee Director Deferred Compensation Plan”); and

•	the Partnership’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Please see the section entitled “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71 of this proxy statement for additional information about these financial interests.

Ownership of Partnership Units by Directors and Executive Officers

(page 108)

As of [                    ], 2019, the directors and executive officers of the Partnership beneficially owned in the aggregate [                    ] Partnership Units, or approximately [    ]% of the outstanding Partnership Units. We currently expect that each of these individuals will vote all of his or her Partnership Units in favor of each of the proposals to be presented at the special meeting of limited partners.

Financing of the Merger

(page 68)

Merger Sub has obtained debt financing commitments from Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Bank of America, N.A., BofA Securities, Inc., Canadian Imperial Bank of Commerce, New York Branch, MUFG Bank, Ltd., National Australia Bank Limited, SunTrust Bank, SunTrust Robinson Humphrey, Inc., The Toronto-Dominion Bank, New York Branch, and TD Securities (USA) LLC (the “Debt Commitment Parties”) for loans in an aggregate principal amount of up to $2,850 million, consisting of a $2,250 million senior secured term loan facility and a $600 million senior secured revolving facility (see the section entitled “Debt Financing” for further information). In addition, Parent has obtained an equity financing commitment from Conyers Trust Company (Cayman) Limited (the “IFM Fund Trustee”), as trustee for the Fund, for an aggregate amount of $4,255 million in cash (see the section entitled

“Equity Financing” for further information). The aggregate proceeds of the equity financing and the senior secured term loan facility will be used to fund the merger consideration and certain related fees and expenses and to refinance certain existing indebtedness of the Partnership, and a certain portion of the senior secured term loan facility may also be used as additional cash on the balance sheet and for general corporate purposes of the Partnership. The proceeds of the senior secured revolving facility will be used for ongoing working capital and general corporate purposes of the Partnership, and a certain portion of the proceeds of the senior secured revolving facility may also be used to fund a portion of the merger consideration and certain related fees and expenses and to refinance certain existing indebtedness of the Partnership. The merger agreement requires Parent to use its reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitments and for the Partnership to use its reasonable best efforts to cooperate with and assist Parent in connection with the above financing.

The merger agreement does not contain any financing-related closing condition (although the funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the debt and equity financing letters pursuant to which each of the debt financing and the equity financing will be provided). Parent has represented that the proceeds from the debt and equity financing letters will be sufficient to pay the aggregate merger consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement.

Limited Guarantee

(page 71)

The IFM Fund Trustee, as trustee for, and out of the funds and other assets of, the Fund, has agreed to guarantee certain obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee and to reimburse certain expenses incurred by the Partnership if necessary to enforce payment of the reverse termination fee pursuant to a limited guarantee (as defined below under the section entitled “The Merger—Limited Guarantee”).

Conditions of the Merger

(page 103)

Each party’s obligation to consummate the merger is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger, which we refer to as the “closing date”, of certain conditions, including the following conditions:

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any court of competent jurisdiction, or any other governmental entity or applicable law (collectively, “restraints”) in the U.S., by the Pennsylvania Public Utility Commission (“PA PUC”) or by the relevant governmental authorities in The Bahamas, being in effect enjoining, restraining, preventing or otherwise prohibiting the consummation of, or making illegal, the merger or the other transactions contemplated by the merger agreement;

•

the expiration or early termination of the waiting period (including any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the receipt of CFIUS approval (as defined under the section entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”) and the receipt of applicable approvals to the merger from the PA PUC (the “PA PUC approval”) and the relevant governmental authorities in The Bahamas;

•

the approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners;

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

In addition, Parent’s obligation to consummate the merger is also subject to:

•

receipt of an opinion of tax counsel to the Partnership, subject to certain assumptions and based on representations delivered by the Partnership, to the effect that at least 90% of the gross income of the Partnership for the most recent full calendar year and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available will be “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

•

the absence of any effect, fact, condition, development, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on the Partnership (which term is described in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 87);

•

no restraints in the U.S., by the PA PUC or by the relevant governmental authorities in The Bahamas, being in effect that would reasonably be expected to result in a “burdensome condition” (which term is described in the section entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations” beginning on page 98); and

•

solely if requested by Parent, the resignation or removal and replacement of some or all of the members of the ServiceCo Board and the ServiceCo Committee managing the ESOP, which condition would also be satisfied by, at Parent’s election, the completion of certain structuring steps in respect of ServiceCo (as described further in the section entitled “The Merger Agreement—ServiceCo Matters” beginning on page 84).

The consummation of the merger is not conditioned upon Parent’s receipt of financing.

Before the consummation of the merger, each of the Partnership and Parent may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Regulatory Approvals Required for the Merger

(page 80)

The consummation of the merger is subject to review under the HSR Act, the receipt of CFIUS approval and the receipt of other regulatory approvals. As described above in the section entitled “—Conditions of the Merger”, the obligations of Parent and the Partnership to effect the merger are subject to, among other things, (i) the expiration or early termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act, (ii) the receipt of CFIUS approval, (iii) the receipt of PA PUC approval and (iv) certain regulatory approvals in The Bahamas.

The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the merger to be consummated as promptly as reasonably practicable. In addition, Parent has agreed to use reasonable best efforts to take all actions necessary to obtain all regulatory approvals applicable to the merger and to resolve all objections asserted with respect to the merger under any applicable law raised by any governmental authority as promptly as reasonably practicable, including (i) entering into consent decrees or undertakings with a regulatory authority, (ii) agreeing to sell, divest or otherwise convey or hold separate any assets or businesses of the Partnership and its subsidiaries, (iii) terminating existing relationships, joint venture arrangements, contractual rights or obligations of the Partnership or any of its subsidiaries, (iv) creating any relationship, contractual right or obligation of the Partnership or any of its subsidiaries, (v) agreeing to operational restrictions or actions that limit the Partnership’s or any of its subsidiaries’ freedom of action with respect to any services, assets or businesses, (vi) effecting any other change or restructuring of the Partnership or any of its subsidiaries and (vii) defending through litigation any claim asserted by any regulatory authority that would prevent the consummation of the merger, in each case so long as Parent and its affiliates are not required to take or commit to take any action to obtain regulatory approvals that (a) would reasonably be expected to have a material adverse effect on the Partnership and its subsidiaries, taken as a whole, or (b) would require any action by, or would impose any condition or restriction on, any of Parent’s affiliates (other than Merger Sub) or direct or indirect equityholders.

No Solicitation; Board Recommendation

(page 94)

The merger agreement generally restricts the Partnership’s ability to solicit takeover proposals (as defined below under the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”) from third parties (including by furnishing non-public information), or to participate in discussions or negotiations with third parties regarding any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Partnership is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal that the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a superior proposal (as defined below under the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”) or would reasonably be expected to result in a superior proposal.

Prior to the approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners, the Board or any committee thereof may, subject to compliance with certain obligations set forth in the merger agreement, including providing to Parent a “match right” to propose revisions to the terms of the merger agreement and the related transaction documents, change its recommendation upon (i) the occurrence of an intervening event (as defined below under the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”) or (ii) receipt of a takeover proposal that, after consultation with its financial advisors and outside legal counsel, the Board or the applicable committee thereof determines in good faith would constitute a superior proposal, if, in each case, the Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated. Under such circumstances, the Partnership is further permitted to terminate the merger agreement in connection with entering into a definitive agreement with respect to a superior proposal, subject to the prior or concurrent payment by the Partnership of a $130 million termination fee to Parent.

Termination

(page 104)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Partnership and Parent;

•	by either Parent or the Partnership, if:

•

the merger is not consummated by the outside date (as defined, and as it may be extended, as described below under the section entitled “The Merger Agreement—Termination”); however, the right to so terminate the merger agreement will not be available to a party whose breach of or failure to perform any provision of the merger agreement was a principal cause of or resulted in the failure of the merger to be consummated on or before the outside date;

•

a restraint in the U.S., by the PA PUC or by the relevant governmental authorities in The Bahamas, that enjoins, restrains, prevents or otherwise prohibits consummation of the transactions contemplated by the merger agreement or makes such transactions illegal is in effect and has become final and non-appealable; however, any party whose breach or failure to perform any of its obligations under the merger agreement has been a principal cause of or resulted in such restraint will not be able to terminate the merger agreement under this provision;

•

the holders of Partnership Units fail to approve the merger agreement and the transactions contemplated thereby at the special meeting of limited partners (including any adjournments and postponements thereof); or

•	there is a CFIUS turndown (as defined below under the section entitled “The Merger Agreement—Termination”); or

•	by Parent:

•	in the event of certain uncured breaches of the merger agreement by the Partnership or the General Partner (as discussed under the section entitled “The Merger Agreement—Termination”); or

•	if the Board or a committee thereof makes an adverse recommendation change (as defined below under the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”); or

•	by the Partnership:

•	in the event of certain uncured breaches of the merger agreement by Parent or Merger Sub (as discussed under the section entitled “The Merger Agreement—Termination”);

•

prior to the approval of the merger agreement and the transactions contemplated thereby by holders of Partnership Units at the special meeting of limited partners, in connection with entering into a definitive agreement with respect to a superior proposal, subject to payment of the related termination fee by the Partnership prior to or concurrently with such termination (as described below under the section entitled “The Merger Agreement—Termination Fee”); or

•

if all conditions to the closing of the merger have been satisfied (other than any conditions that by their nature cannot be satisfied until the closing of the merger, but subject to satisfaction of such conditions at such time) and the consummation of the merger has not occurred by the time required under the merger agreement (as described under the section entitled “The Merger Agreement—Closing and Effective Time of the Merger”) and Parent fails to consummate the transactions contemplated by the merger agreement within five business days after the date of the delivery of a closing failure notice by the Partnership indicating to Parent that all of such closing conditions have been satisfied or waived and that the Partnership is prepared to consummate the merger during such five-day period (such notice, a “closing failure notice”).

Termination Fees

(page 105)

If the merger agreement is terminated in the following circumstances, the Partnership will be required to pay Parent a termination fee of $130 million:

•

(i) by Parent in the event of certain uncured breaches of the merger agreement by the Partnership or the General Partner or (ii) by either Parent or the Partnership because (a) the holders of Partnership Units fail to approve the merger agreement at the special meeting of limited partners or (b) the outside date has arrived and, in each such case (A) a takeover proposal shall have been made to the Board or publicly made, proposed or communicated by a third party after the date of the merger agreement and not withdrawn prior to the time of termination and (B) at any time on or prior to the twelve (12)-month anniversary of such termination, the Partnership enters into a definitive agreement with respect to or consummates a takeover proposal (whether or not such takeover proposal was the same takeover proposal referred to in clause (A) and provided that the term “takeover proposal” shall have the meaning defined below under the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”, except that all references to 15% shall be deemed to be references to 50%);

•

by Parent because the Board or a committee thereof makes an adverse recommendation change (as defined under the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”) or by the Partnership or Parent due to a failure to consummate the merger by the outside date if Parent could have terminated the merger agreement due to an adverse recommendation change at such time; or

•

by the Partnership prior to the approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units in order to accept a superior proposal and enter into a definitive agreement in connection with that superior proposal.

If the merger agreement is terminated (i) by the Partnership because Parent fails to consummate the transactions contemplated by the merger agreement within five business days after the date of the delivery of a closing failure notice by the Partnership or (ii) by the Partnership or Parent due to a failure to consummate the merger by the outside date if the Partnership could have terminated the merger agreement due to Parent failing to consummate the transactions contemplated by the merger agreement within five business days after the date of the delivery of a closing failure notice by the Partnership, Parent will be required to pay the Partnership a reverse termination fee of $390 million.

In addition, if the merger agreement is terminated (i) by Parent in the event of certain uncured breaches of the merger agreement by the Partnership or the General Partner or (ii) by the Partnership or Parent due to a failure to consummate the merger by the outside date if Parent could have terminated the merger agreement due to certain uncured breaches of the merger agreement by the Partnership or the General Partner then, in each case, the Partnership will be obligated to reimburse Parent for its documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) in connection with the transactions contemplated by the merger agreement up to an aggregate amount of $20 million, which payment will be credited against the payment of any termination fee by the Partnership.

The parties have agreed that in no event shall the parties be required to pay the other the termination fee on more than one occasion. The termination fee, if paid, shall be the sole and exclusive remedy of the Parent related parties (as defined below under the section entitled “The Merger Agreement—Termination Fee”) against the Partnership related parties (as defined below under the section entitled “The Merger Agreement—Termination Fee”) and vice versa, for any loss suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise (including a “Willful Breach”, as defined under “The Merger Agreement—Termination Fee”), other than certain obligations to reimburse the other party for out-of-pocket costs and expenses relating to legal actions to enforce the payment of such termination fees.

Parent’s obligations to pay the reverse termination fee and any such expense reimbursement are guaranteed by the limited guarantee (as described under the section entitled “The Merger—Limited Guarantee” beginning on page 71).

Holders of Partnership Units Do Not Have Appraisal Rights

(page 71)

Appraisal rights are not available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the merger agreement or the Limited Partnership Agreement.

Material U.S. Federal Income Tax Consequences of the Merger

(page 78)

The receipt of cash in exchange for Partnership Units pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). Generally, a U.S. holder who receives cash in exchange for Partnership Units pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between:

•

the sum of (1) the amount of any cash received in exchange for such Partnership Units in the merger and (2) such U.S. holder’s share of the Partnership’s liabilities immediately prior to the effective time of the merger; and

•

such U.S. holder’s adjusted tax basis in the Partnership Units exchanged therefor (which includes such U.S. holder’s share of the Partnership’s liabilities immediately prior to the effective time of the merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by the Partnership and its subsidiaries.

The U.S. federal income tax consequences of the merger to a holder of Partnership Units will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78 for a more complete discussion of certain U.S. federal income tax consequences of the merger.

Current Price of Partnership Units

(page 110)

The closing sale price of the Partnership Units on the NYSE on [                    ], 2019 was $[            ]. You are encouraged to obtain current market quotations for the Partnership Units in connection with voting your Partnership Units.

Additional Information

(page 114)

You can find more information about the Partnership in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information About Us” beginning on page 114.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF LIMITED PARTNERS AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of limited partners and the merger. These questions and answers may not address all questions that may be important to you as a holder of Partnership Units. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On May 10, 2019, the Partnership entered into the merger agreement with Parent, Merger Sub, ServiceCo and the General Partner. Pursuant to the merger agreement, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the merger as a subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve the merger agreement and the transactions contemplated thereby and the other matters to be voted on at the special meeting of limited partners described under the section entitled “—What proposals will be considered at the special meeting of limited partners?” beginning on page 15.

Q:	As a holder of Partnership Units, what will I receive in the merger?

A:

If the merger is consummated, you will be entitled to receive $41.50 in cash, without interest and less any applicable withholding taxes, for each Partnership Unit that you own immediately prior to the effective time of the merger.

The receipt of cash in exchange for Partnership Units pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders. Please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	When and where is the special meeting of limited partners?

A:	The special meeting of limited partners will be held on [ ], 2019, at [ ], local time, at the DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046.

Q:	Who may attend the special meeting of limited partners? Are there procedures for attending?

A:

Only holders of record of Partnership Units at the close of business on [                    ], 2019, the record date for the special meeting of limited partners, or their legal proxy holders are entitled to attend the special meeting or any adjournments or postponements thereof, unless any such adjournment or postponement is for more than 60 days, in which event the General Partner is required to set a new record date. Due to space constraints and other security considerations, we will not be able to accommodate the guests of either unitholders or their legal proxy holders.

To be admitted to the special meeting of limited partners, you must present valid proof of ownership of Partnership Units as of [                    ], 2019, or a valid legal proxy. All attendees must also provide a form of government-issued photo identification. If you arrive at the special meeting of limited partners without the required items, we will admit you only if we are able to verify that you are a unitholder of the Partnership as of close of business on [                    ], 2019 (or such later date as described above). If you hold Partnership Units through a brokerage firm, bank, trust, custodian or other nominee (we refer to those organizations collectively as “brokers”) and wish to vote in person, you must obtain a legal proxy issued in your name from your broker.

Q:	Who is entitled to vote at the special meeting of limited partners?

A:

Only holders of record of Partnership Units at the close of business on [                    ], 2019, the record date for the special meeting of limited partners, or their legal proxy holders are entitled to vote at the special meeting or any adjournments thereof, unless such adjournment is for more than 60 days, in which event the General Partner is required to set a new record date. As of the close of business on the record date, there were [                    ] Partnership Units outstanding and entitled to vote. Each unitholder is entitled to one vote for each Partnership Unit held by such unitholder on the record date on each of the proposals presented in this proxy statement.

If on [                    ], 2019, you were a “record” unitholder of Partnership Units (that is, if you held Partnership Units in your own name in the unit transfer records maintained by our transfer agent, American Stock Transfer & Trust Company, LLC), you may vote in person at the special meeting of limited partners or by proxy. Whether or not you intend to attend the special meeting, we encourage you to vote now, online, by phone or proxy card to ensure that your vote is counted.

If on [                    ], 2019, you were the beneficial owner of Partnership Units held in “street name” (that is, if you held Partnership Units through your broker) then these materials are being forwarded to you by your broker. You may direct your broker how to vote your Partnership Units by following the voting instructions on the form provided by your broker. If you wish to attend the special meeting of limited partners and vote in person, you may attend the special meeting but may not be able to vote in person unless you first obtain a legal proxy issued in your name from your broker.

A list of unitholders entitled to vote at the special meeting of limited partners will be open to the examination of any unitholder during ordinary business hours for a period of 10 days before the special meeting at One Greenway Plaza, Suite 600, Houston, Texas 77046 and at the place of the special meeting during the special meeting.

Q:	What proposals will be considered at the special meeting of limited partners?

A:	At the special meeting of limited partners, holders of Partnership Units will be asked to consider and vote on the following proposals:

•	a proposal to approve the merger agreement and the transactions contemplated thereby; and

•

a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal, which we refer to as the “nonbinding compensation proposal”, relates only to contractual obligations of the Partnership in existence prior to consummation of the merger that may result in payments to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Partnership’s named executive officers and Parent or, following the merger, the surviving entity and its subsidiaries).

Q:	What constitutes a quorum for purposes of the special meeting of limited partners?

A:

A majority of all of the issued and outstanding Partnership Units entitled to vote thereon, present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the holders of Partnership Units. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” (as described under the section entitled “The Special Meeting of Limited Partners—Quorum” beginning on page 27) will not be counted for purposes of determining the presence of a quorum unless your broker has been instructed to vote on at least one of the proposals presented in this proxy statement. If, however, less than a quorum is present or represented at the special meeting of limited partners, the General Partner, as the general partner of the Partnership, may authorize its designated chairman of the special meeting of limited partners to adjourn such meeting as described under the section entitled “Adjournment” beginning on page 111.

Q:	What vote of our unitholders is required to approve each of the proposals?

A:

The approval of the merger agreement and the transactions contemplated thereby by holders of Partnership Units requires the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon as of the close of business on the record date, voting together as a single class, at the special meeting of limited partners or any adjournment or postponement thereof. The failure to vote your Partnership Units in person or by proxy or failure to give voting instructions to your broker, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby. Note that you may vote to approve the merger agreement and the transactions contemplated thereby and vote not to approve the nonbinding compensation proposal and vice versa.

The approval of the nonbinding compensation proposal by holders of Partnership Units requires the approval by unitholders holding at least a majority of the outstanding Partnership Units present or represented and entitled to vote at the special meeting of limited partners. Assuming a quorum is present at the special meeting, failure to vote your Partnership Units in person or by proxy or failure to give voting instructions to your broker and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the nonbinding compensation proposal.

Q:	How does the Board recommend that I vote?

A:	The Board recommends a vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby and “FOR” the nonbinding compensation proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement and the transactions contemplated thereby, please see the section entitled “The Merger—Reasons for the Merger” beginning on page 51. In addition, in considering the recommendation of the Board with respect to the merger agreement and the transactions contemplated thereby, you should be aware that some of the Partnership’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Partnership’s unitholders generally. Please see the section entitled “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71.

Q:	What will happen to outstanding Partnership equity compensation awards in the merger?

A:	At the effective time of the merger, subject to all required withholding taxes:

•

each outstanding award of Partnership Phantom Units, other than awards of Post-Signing Partnership Phantom Units, will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units subject to such award of Partnership Phantom Units, plus (B) the amount of any accumulated and unpaid distribution equivalents in respect of such award of Partnership Phantom Units (the sum of such amounts, the “Partnership Phantom Unit Payment Amount”);

•

each outstanding award of Post-Signing Partnership Phantom Units will be canceled and converted into the right to receive an amount in cash equal to the Partnership Phantom Unit Payment Amount with respect thereto, pro-rated based on the number of days in the applicable vesting period of such award of Post-Signing Partnership Phantom Units that elapses prior to the effective time (the “Pro-Rated Partnership Phantom Unit Payment Amount”) and the remainder of such award will be forfeited for no payment. However, the amount paid upon settlement of Post-Signing Partnership Phantom Units that are On-Cycle Partnership Phantom Unit Awards will equal the lesser of (1) the applicable Pro-Rated Partnership Phantom Unit Payment Amount multiplied by two and (2) the applicable Partnership Phantom Unit Payment Amount;

•

each outstanding award of Partnership Director Deferred Units will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units that are subject to such award of Partnership Director Deferred Units, plus (B) the amount of any accumulated and unpaid distribution equivalents with respect to such award of Partnership Director Deferred Units;

•

each outstanding award of Partnership Deferral Units will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units that are subject to such award of Partnership Deferral Units, plus (B) the amount of any accumulated and unpaid distribution equivalents with respect to such award of Partnership Deferral Units;

•

each outstanding award of Partnership Performance Units, other than awards of Post-Signing Partnership Performance Units, will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units underlying such award of Partnership Performance Units, based on applicable performance goals being attained at target level (resulting in a payout performance multiplier of 100%), plus (B) the amount of any accumulated and unpaid dividend equivalents with respect to such award of Partnership Performance Units, based on applicable performance goals being attained at target level (resulting in a payout performance multiplier of 100%) (the “Partnership Performance Unit Payment Amount”); and

•

each outstanding award of Post-Signing Partnership Performance Units will be canceled and converted into the right to receive an amount in cash equal to the Partnership Performance Unit Payment Amount with respect thereto, pro-rated based on the number of days in the applicable vesting period of such award of Post-Signing Partnership Performance Units that elapses prior to the effective time (the “Pro-Rated Partnership Performance Unit Payment Amount”) and the remainder of such awards will be forfeited for no payment. However, the amount paid upon settlement of Post-Signing Partnership Performance Units that are On-Cycle Partnership Performance Unit Awards will equal the lesser of (1) the applicable Pro-Rated Partnership Performance Unit Payment Amount multiplied by two and (2) the applicable Partnership Performance Unit Payment Amount.

Q:	How do the Partnership’s directors and executive officers intend to vote?

A:

As of [                    ], 2019, the directors and executive officers of the Partnership beneficially owned in the aggregate [                    ] Partnership Units, or approximately [    ]% of the outstanding Partnership Units. Although none of the directors or executive officers is obligated to vote to approve the merger agreement and the transactions contemplated thereby, we currently expect that each of these individuals will vote all of his or her Partnership Units in favor of each of the proposals to be presented at the special meeting of limited partners.

Q:	Do any of the Partnership’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a unitholder?

A:

In considering the proposals to be voted on at the special meeting of limited partners, you should be aware that the Partnership’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a unitholder. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and the transactions contemplated thereby and recommend that the holders of Partnership Units vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby. These interests may include the following:

•	each outstanding award of Partnership Phantom Units (including Post-Signing Partnership Phantom Units), Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance

Units (including Post-Signing Partnership Performance Units) will be canceled and converted into the right to receive cash at the effective time of the merger (as described below in “The Merger Agreement—Treatment of Equity and Equity-Based Awards”);

•

each of the Partnership’s executive officers has entered into an individual severance agreement with the Partnership that provides severance and other benefits in the case of a “qualifying termination of employment” prior to, on or following a change of control transaction such as the completion of the merger (as described below in “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger—Severance Entitlements”);

•

each of the Partnership’s non-employee directors is eligible to participate in a Deferred Compensation Plan under which a director’s account balances will be distributed upon the occurrence of a change in control transaction such as the completion of the merger (as described below in “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger—Non-Employee Director Deferred Compensation Plan”); and

•	the Partnership’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71.

Q:	How do I cast my vote if I am a unitholder of record?

A:

If you are a unitholder with Partnership Units registered in your name, you may vote such units in person at the special meeting of limited partners or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.

For more detailed instructions on how to vote using one of these methods, please see the section entitled “The Special Meeting of Limited Partners—Voting Procedures” beginning on page 28.

If you are a holder of record of Partnership Units and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby and the nonbinding compensation proposal.

Whether or not you plan to attend the special meeting of limited partners, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting of limited partners and vote in person if you have already voted by proxy.

Q:	How do I cast my vote if my Partnership Units are held in “street name” by my broker?

A:

If you hold your Partnership Units in “street name”, in other words your Partnership Units are held in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Partnership. In order to vote, complete and mail the proxy card received from your broker to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote in person at the special meeting of limited partners, you must obtain a valid proxy from your broker. Please follow the instructions from your broker included with these proxy materials or contact your broker to request a proxy form.

Without following those instructions, your Partnership Units will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:

If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby and the nonbinding compensation proposal.

If you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby. Assuming a quorum is present at the special meeting of limited partners, failures to vote in person or by proxy or failure to give voting instructions to your broker and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. For unitholders of record, any time after you have submitted a proxy card and before it is voted at the special meeting of limited partners, you may revoke or change your vote in one of three ways:

•	You may deliver, at the special meeting of limited partners, to the Secretary of the special meeting, a new proxy with a later date.

•

You may deliver, on or before the business day prior to the special meeting of limited partners, a notice of revocation or a new proxy with a later date to the Secretary of the General Partner at the address set forth in the notice of the special meeting.

•

You may attend the special meeting of limited partners in person and vote, although your attendance at the special meeting, without actually voting, will not by itself revoke a previously granted proxy.

You may change your telephonic vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephonic voting system as of 11:59 p.m. EDT on [                    ], 2019 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of 11:59 p.m. EDT on [                    ], 2019 will be counted.

If you hold your Partnership Units in “street name”, you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. In order to attend the special meeting of limited partners and vote in person, you will need to obtain a proxy from your broker, the unitholder of record.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Partnership Units in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Partnership Units. If you are a holder of Partnership Units of record and your Partnership Units are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your Partnership Units are voted.

Q:	If I hold my Partnership Units in certificated form, should I send in my unit certificates now?

A:

No. Promptly after the effective time of the merger, each holder of a certificate representing any Partnership Units that have been converted into the right to receive the merger consideration, will be sent a letter of transmittal and instructions describing the procedure for surrendering your Partnership Units in exchange for the merger consideration. If you hold your Partnership Units in certificated form, you will receive your cash payment after the paying agent receives your unit certificates and any other documents requested in the instructions. You should not return your unit certificates with the enclosed proxy card, and you should not forward your unit certificates to the paying agent without a letter of transmittal. If you hold Partnership Units in non-certificated book-entry form, you will not be required to deliver a unit certificate, and you will receive your cash payment after the paying agent receives the documents requested in the instructions.

Q:	What happens if I sell my Partnership Units before the special meeting of limited partners?

A:

The record date for the special meeting of limited partners is earlier than the date of the special meeting. If you own Partnership Units on the record date, but transfer your Partnership Units after the record date but before the effective time of the merger, you will retain your right to vote such units at the special meeting of limited partners. However, the right to receive the merger consideration will pass to the person to whom you transferred your Partnership Units.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Partnership Units?

A:

No. Appraisal rights are not available in connection with the merger under the DRULPA, under the merger agreement or under the Limited Partnership Agreement. For additional information, please see the section entitled “The Merger—No Appraisal Rights” beginning on page 71.

Q:	When is the merger expected to be consummated?

A:

We are working toward consummating the merger as promptly as possible. We currently anticipate the merger to close in the fourth quarter of 2019, but we cannot be certain when or if the conditions of the merger will be satisfied (or if permissible under applicable law, waived). The merger cannot be consummated until the conditions to closing of the merger are satisfied (or if permissible under applicable law, waived), including the approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units at the special meeting of limited partners and the receipt of certain regulatory approvals.

Q:	What effect will the merger have on the Partnership?

A:

If the merger is consummated, Merger Sub will be merged with and into the Partnership, and the Partnership will continue to exist following the merger as a subsidiary of Parent. Following such consummation of the merger, Partnership Units will no longer be traded on the NYSE or any other public market, and the registration of Partnership Units under the Exchange Act will be terminated.

Q:	What happens if the merger is not consummated?

A:

In the event that the proposal to approve the merger agreement does not receive the required approval from the holders of Partnership Units, or if the merger is not consummated for any other reason, the holders of Partnership Units will not receive any payment for their Partnership Units in connection with the merger. Instead, the Partnership will remain an independent public company and unitholders will continue to own their Partnership Units. The Partnership Units will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under certain circumstances, if the merger is not consummated, the Partnership may be obligated to pay to Parent a termination fee. Please see the section entitled “The Merger Agreement—Termination Fee” beginning on page 105.

Q:	What is householding and how does it affect me?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more unitholders sharing the same address by delivering a single proxy statement addressed to those unitholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for unitholders and cost savings for companies.

Brokers with account holders who are Buckeye unitholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from the affected unitholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Buckeye Partners, L.P., Attention: Investor Relations Department, One Greenway Plaza, Suite 600, Houston, Texas 77046, or call +1 (800) 422-2825. Unitholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Q:	What are the material U.S. federal income tax consequences to a holder of Partnership Units as a result of the merger?

A:

The receipt of cash in exchange for Partnership Units pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of cash in exchange for Partnership Units. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or to “inventory items” owned by the Partnership and its subsidiaries. The U.S. federal income tax consequences of the merger to a holder of Partnership Units will depend on such unitholder’s own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 78 for a more complete discussion of certain U.S. federal income tax consequences of the merger.

Q:	Who can help answer my questions?

A:

If you need assistance in completing your proxy card or have questions regarding the special meeting of limited partners, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, as follows:

Unitholders in the U.S. and Canada call toll-free: +1 (877) 456-3427

Unitholders in other locations dial direct: +1 (412) 232-3651

Banks and brokers call collect: +1 (212) 750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement regarding the proposed merger, the expected timetable for completing the proposed merger, future financial and operating results, future capital structure and liquidity and benefits of the proposed merger, future opportunities for the combined entity, general business outlook and any other statements includes “forward-looking statements”. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed”, “anticipate”, “project”, “potential”, “could”, “should”, “continue”, “estimate”, “expect”, “may”, “believe”, “will”, “plan”, “seek”, “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws or regulations to which the Partnership is subject, including those governing pipeline tariff rates and those that permit the treatment of the Partnership as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases and natural disasters; (iii) changes in the marketplace for the Partnership’s products or services, such as increased competition, changes in product flows, better energy efficiency or general reductions in demand; (iv) adverse regional, national, or international economic conditions, adverse capital market conditions and adverse political developments; (v) shutdowns or interruptions at the Partnership’s pipeline, terminaling, storage and processing assets or at the source points for the products the Partnership transports, stores or sells; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of the Partnership’s assets; (vii) volatility in the price of liquid petroleum products; (viii) nonpayment or nonperformance by the Partnership’s customers; (ix) the Partnership’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies and benefits; (x) the Partnership’s ability to successfully complete its organic growth projects and to realize the anticipated financial benefits; (xi) the risk that the proposed merger with Parent may not be completed in a timely manner or at all; (xii) the Partnership’s failure to receive, on a timely basis or otherwise, the required approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units; (xiii) the possibility that competing offers or acquisition proposals for the Partnership will be made; (xiv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Partnership to pay a termination fee or other expenses; (xvi) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on the Partnership’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (xvii) risks related to diverting management’s attention from the Partnership’s ongoing business operations; (xviii) the risk that unitholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs to defend or resolve; (xix) the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; and (xx) the cautionary discussion of risks and uncertainties detailed in Part II, Item 1A, “Risk Factors” of the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (as filed with the SEC on May 10, 2019) and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on February 15, 2019) and other risk factors identified herein or from time to time in the Partnership’s periodic filings with the SEC. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Partnership’s forward-looking statements. Other known or unpredictable factors could also have material adverse effects on future results. Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements, and the Partnership cannot assure you that actual results or developments that it anticipates will be realized or, even if substantially realized, will have the expected consequences to or effect on the Partnership or its business or operations.

The forward-looking statements contained in this proxy statement speak only as of the date hereof. Although the expectations in the forward-looking statements are based on the Partnership’s current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to the Partnership or any person acting on the Partnership’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement and in the Partnership’s future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement may not occur.

THE PARTIES TO THE MERGER

Buckeye Partners, L.P.

The Partnership is a Delaware limited partnership and a publicly traded Delaware master limited partnership. Our Partnership Units are listed on the NYSE under the ticker symbol “BPL”. Buckeye owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. We are one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline as of June 3, 2019. We also use our service expertise to operate and/or maintain third-party pipelines and terminals and perform certain engineering and construction services for our customers. As of June 3, 2019, our terminal network comprises more than 115 liquid petroleum products terminals with aggregate tank capacity of over 118 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean. Our network of marine terminals enables us to facilitate global flows of crude oil and refined petroleum products, offering our customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Our flagship marine terminal in The Bahamas, Buckeye Bahamas Hub Limited, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our Gulf Coast regional hub, Buckeye Texas Partners LLC, offers world-class marine terminaling, storage and processing capabilities. We are also a wholesale distributor of refined petroleum products in certain areas served by our pipelines and terminals. Our principal executive office is located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and our telephone number is +1 (832) 615-8600.

Buckeye GP LLC

The General Partner is a Delaware limited liability company and our general partner and is party to the merger agreement to comply with its obligations thereunder. We are a limited partnership, and we do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, the General Partner. For purposes of this proxy statement, we refer to the General Partner’s officers and board of directors as our officers and directors, respectively. The General Partner’s principal executive office is located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and its telephone number is +1 (832) 615-8600.

Buckeye Pipe Line Services Company

ServiceCo is a Pennsylvania corporation which employs the employees that provide services to the majority of our operating subsidiaries and which is party to the merger agreement to comply with its obligations thereunder. ServiceCo is a limited partner of the Partnership and members of our Board and certain of our executive officers serve on the ServiceCo Board. The ServiceCo Board appoints the members of the ServiceCo Committee. Our ESOP owns all of the outstanding shares of common stock of ServiceCo. ServiceCo’s principal executive office is located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and its telephone number is +1 (832) 615-8600.

Hercules Intermediate Holdings LLC

Parent is a Delaware limited liability company and was formed by a subsidiary of IFM GIF for the purpose of completing the merger. IFM Investors, the principal advisor to IFM GIF, is a pioneer and leader in infrastructure investing on behalf of institutional investors globally. As of March 31, 2019, IFM Investors has approximately $90 billion of funds under management, including approximately $39.1 billion in infrastructure assets. Parent’s principal executive office is located at c/o IFM Investors (US) LLC, 114 West 47th Street, 19th Floor, New York, New York 10036, and its telephone number is +1 (212) 784-2260.

Hercules Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Parent that was formed by Parent for the purpose of completing the merger. Upon the consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at c/o IFM Investors (US) LLC, 114 West 47th Street, 19th Floor, New York, New York 10036, and its telephone number is +1 (212) 784-2260.

THE SPECIAL MEETING OF LIMITED PARTNERS

We are furnishing this proxy statement to the holders of Partnership Units as part of the solicitation of proxies by the Board for use at the special meeting of limited partners and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting of limited partners will be held on [                    ], 2019 at [                    ], local time, at the DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046.

For instructions on how to attend and vote at the special meeting of limited partners, please see the section entitled “The Special Meeting of Limited Partners—Voting in Person” beginning on page 30.

Purpose of the Special Meeting of Limited Partners

The special meeting of limited partners is being held for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby (see the section entitled “The Merger Agreement” beginning on page 82); and

•

to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding compensation proposal relates only to contractual obligations of the Partnership in existence prior to consummation of the merger that may result in payments to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Partnership’s named executive officers and Parent or, following the merger, the surviving entity and its subsidiaries) (see the section entitled “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71).

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Nominating and Corporate Governance Committee, after receiving advice from the Partnership’s management and outside financial and legal advisors, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, has unanimously (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement are in the best interests of the Partnership; (ii) approved the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement, which approval constitutes “Special Approval” under the Limited Partnership Agreement; and (iii) recommended that the Board approve the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated thereunder.

The Compensation Committee, after review and consideration of the compensation plans, arrangements and agreements between the Partnership or ServiceCo and each of the Partnership’s named executive officers (within the meaning of Item 402(a)(3) of Regulation S-K under the Exchange Act) under which such named executive officers may receive compensation that may be paid or become payable in connection with, or following, the consummation of the merger, after receiving advice from the Partnership’s management and outside legal advisors with respect to such compensation plans, arrangements and agreements, and after due and careful discussion and consideration, has recommended to the Board that (i) the proxy statement include a submission to the limited partners of a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger and (ii) the Board recommend to the limited partners that the limited partners approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger.

The Board, after receiving advice from the Partnership’s management and outside financial and legal advisors and the recommendations of the Nominating and Corporate Governance Committee and the Compensation Committee, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the compensation arrangements pursuant to which amounts may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger has unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership; (ii) authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby; (iii) approved the merger and the merger agreement; (iv) directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; (v) recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners; and (vi) recommended that the limited partners vote their Partnership Units to approve, by a non-binding, advisory vote at a special meeting of limited partners, the compensation that may be paid or may become payable to the Partnership’s named executive officers in connection with, or following, the consummation of the merger. Accordingly, the Board recommends a vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement and the transactions contemplated thereby, please see the section entitled “The Merger—Reasons for the Merger” beginning on page 51.

The Board also recommends a vote “FOR” the nonbinding compensation proposal.

Record Date and Unitholders Entitled to Vote

Only holders of record of Partnership Units at the close of business on [                    ], 2019, the record date for the special meeting of limited partners, or their legal proxy holders are entitled to attend or vote at the special meeting of limited partners or any adjournments or postponements thereof, unless any such adjournment or postponement is for more than 60 days, in which event the General Partner is required to set a new record date. As of the close of business on the record date, there were [                    ] Partnership Units outstanding and entitled to vote. Each unitholder is entitled to one vote for each Partnership Unit held by such unitholder on the record date on each of the proposals presented in this proxy statement.

Quorum

A majority of all of the issued and outstanding Partnership Units entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the holders of Partnership Units. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless your broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

A “broker non-vote” occurs when (i) your Partnership Units are held by a broker, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) and (ii) a broker submits a proxy card for your Partnership Units held in “street name”, but does not vote on a particular proposal because your broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. You must follow instructions from your broker to authorize it to vote with respect to the proposal to approve the merger agreement or the nonbinding compensation proposal.

In the event that a quorum is not present at the special meeting of limited partners, or if there are insufficient votes to approve the merger agreement and the transactions contemplated thereby at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units requires the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon as of the close of business on the record date, voting together as a single class, at the special meeting of limited partners or any adjournment or postponement thereof. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement and the transactions contemplated thereby and vote not to approve the nonbinding compensation proposal and vice versa.

The failure to vote your Partnership Units in person or by proxy or failure to give voting instructions to your broker, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal by holders of Partnership Units requires the approval by unitholders holding at least a majority of the outstanding Partnership Units present or represented and entitled to vote at the special meeting of limited partners. Assuming a quorum is present at the special meeting, failure to vote your Partnership Units in person or by proxy or failure to give voting instructions to your broker and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the nonbinding compensation proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the transactions contemplated thereby. Because the vote on the nonbinding compensation proposal is advisory only, it will not be binding on the Partnership, the Board, Parent or the surviving entity. Accordingly, because the Partnership is contractually obligated to pay the compensation, if the merger agreement and the transactions contemplated thereby are approved by the holders of Partnership Units and the merger is consummated, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding advisory vote.

Voting Procedures

Whether or not you plan to attend the special meeting of limited partners and regardless of the number of Partnership Units you own, your careful consideration of, and vote on, the merger agreement and the transactions contemplated thereby is important and we encourage you to vote promptly.

To ensure that your Partnership Units are voted at the special meeting of limited partners, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person, using one of the following three methods:

•	Vote via the Internet. Please go to the website set forth on the proxy card mailed to you and follow the on-screen instructions. You will need the control number contained on your proxy card.

•

Vote by Telephone. Please dial the toll-free telephone number set forth on the proxy card mailed to you and follow the audio instructions. You will need the control number contained on your proxy card.

•

Vote by Proxy Card. If you do not wish to vote by the internet or by telephone, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the special meeting of limited partners.

If you hold your units in “street name”, in other words the units are held in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Partnership. In order to vote, complete and mail the proxy card received from your broker to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. To vote in person at the special meeting of limited partners, you must obtain a valid proxy from your broker. Follow the instructions from your broker included with these proxy materials (including how and when to vote your Partnership Units) or contact your broker to request a proxy form. The timing described in the instructions from your broker may differ from the timing described above. Without following those instructions, your units held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the transactions contemplated thereby.

For additional questions about the merger, assistance in submitting proxies or voting Partnership Units, or to request additional copies of this proxy statement or the enclosed proxy card, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, as follows:

Unitholders in the U.S. and Canada call toll-free: +1 (877) 456-3427

Unitholders in other locations dial direct: +1 (412) 232-3651

Banks and brokers call collect: +1 (212) 750-5833

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of Partnership Units of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby and the nonbinding compensation proposal.

Revocation of Proxies

For unitholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•	You may deliver, at the special meeting of limited partners, to the Secretary of the special meeting, a new proxy with a later date.

•

You may deliver, on or before the business day prior to the special meeting of limited partners, a notice of revocation or a new proxy with a later date to the Secretary of the General Partner at the address set forth in the notice of the special meeting.

•

You may attend the special meeting of limited partners in person and vote, although your attendance at the special meeting, without actually voting, will not by itself revoke a previously granted proxy.

You may change your telephonic vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 11:59 p.m. EDT on [                    ], 2019 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of 11:59 p.m. EDT on [                    ], 2019 will be counted.

If you hold your units in street name, you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. In order to attend the special meeting of limited partners and vote in person, you will need to obtain a proxy from your broker, the unitholder of record.

Voting in Person

Only unitholders as of [                    ], 2019, the record date for the special meeting of limited partners, or their legal proxy holders may attend the special meeting. Due to space constraints and other security considerations, we will not be able to accommodate the guests of either unitholders or their legal proxy holders.

To be admitted to the special meeting of limited partners, you must present valid proof of ownership of Partnership Units as of [                    ], 2019 or a valid legal proxy. All attendees must also provide a form of government-issued photo identification. If you arrive at the special meeting of limited partners without the required items, we will admit you only if we are able to verify that you are a unitholder of the Partnership as of [                    ], 2019. If you hold units through a bank or broker and wish to vote in person, you must obtain a legal proxy issued in your name from your broker.

If you are representing an entity that is a unitholder, you must provide evidence of your authority to represent that entity at the special meeting of limited partners. Unitholders holding units in a joint account will be admitted to the special meeting of limited partners if they provide proof of joint ownership.

Solicitation of Proxies

The Partnership will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers who have Partnership Units registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Partnership has retained Innisfree M&A Incorporated to solicit unitholder proxies at a total cost to the Partnership of approximately $25,000, plus reimbursement of customary expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting of limited partners may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. Under the terms of the merger agreement, subject to certain limited exceptions, such adjournment cannot be for more than 10 business days after the initial date of the special meeting of limited partners or any subsequent adjournment of the special meeting without obtaining Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). For more information, please see the section entitled “Adjournment” beginning on page 111.

At any subsequent reconvening of the special meeting of limited partners at which a quorum is present in person or represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by the Partnership’s Directors, Executive Officers and Principal Unitholders

As of [                    ], 2019, the directors and executive officers of the Partnership beneficially owned in the aggregate [                    ] Partnership Units, or approximately [    ]% of the outstanding Partnership Units. Although none of the directors or executive officers is obligated to vote to approve the merger agreement and the transactions contemplated thereby, we currently expect that each of these individuals will vote all of his or her units in favor of each of the proposals to be presented at the special meeting of limited partners.

The Partnership’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the unitholders generally. For more information, please see the section entitled “The Merger—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting of limited partners, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, as follows:

Unitholders in the U.S. and Canada call toll-free: +1 (877) 456-3427

Unitholders in other locations dial direct: +1 (412) 232-3651

Banks and brokers call collect: +1 (212) 750-5833

List of Unitholders

A list of unitholders entitled to vote at the special meeting of limited partners will be open to the examination of any unitholder during ordinary business hours for a period of 10 days before the special meeting of limited partners at One Greenway Plaza, Suite 600, Houston, Texas 77046 and at the place of the special meeting during the special meeting.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, holders of Partnership Units will consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The Board recommends a vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.

PROPOSAL 2: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED

EXECUTIVE COMPENSATION ARRANGEMENTS

In accordance with Section 14A of the Exchange Act, the Partnership is providing holders of Partnership Units with the opportunity to cast a nonbinding advisory vote on the compensation that may be payable to the Partnership’s named executive officers in connection with the merger. As required by those rules, the Partnership is asking holders of Partnership Units to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Partnership’s named executive officers in connection with the merger, as disclosed in the table entitled ‘Potential Payments to Named Executive Officers’, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement and the transactions contemplated thereby. Accordingly, you may vote to approve the merger agreement and the transactions contemplated thereby and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Partnership or the Board. Accordingly, because the Partnership is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The Board recommends a vote “FOR” the approval of the nonbinding compensation proposal.

THE MERGER

Overview

The Partnership is seeking the approval by the limited partners of (i) the merger agreement that the Partnership entered into on May 10, 2019 with the General Partner, ServiceCo, Parent and Merger Sub and (ii) the transactions contemplated by the merger agreement. Under the terms of the merger agreement, subject to the satisfaction (or if permissible under applicable law, waiver) of specified conditions, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and the transactions contemplated thereby and recommends that holders of Partnership Units vote to approve the merger agreement and the transactions contemplated thereby.

Upon the consummation of the merger, each Partnership Unit issued and outstanding immediately prior to the effective time of the merger (other than Partnership Units owned immediately prior to the effective time of the merger by the Partnership, Parent or any of its subsidiaries or, under certain circumstances set forth in the merger agreement, by ServiceCo) will be canceled and converted into the right to receive $41.50 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board, together with the Partnership’s management and with the assistance of the Partnership’s advisors, has periodically reviewed the Partnership’s long-term strategic plan and considered various strategic opportunities available to the Partnership, as well as ways to enhance unitholder value and the Partnership’s performance and prospects, including in light of the business, competitive, regulatory and economic environment and developments in the Partnership’s industry. Since late-2017, these reviews have also included discussions as to whether the Partnership should continue to execute on its strategy as a stand-alone company, pursue divestitures of various assets and/or enter into various joint ventures, convert from a partnership to a C-Corporation or pursue a merger or sale of 100% of the Partnership. As part of these reviews, the Board, together with the Partnership’s management and with the assistance of the Partnership’s advisors, considered whether various strategic actions would be in the best interests of the Partnership and would enhance value for the Partnership’s unitholders.

From time to time, representatives of the Partnership and representatives of IFM Investors have had discussions in connection with Vitol Tank Terminals International B.V. (“VTTI”), in which the Partnership, Vitol Group (“Vitol”) and IFM GIF held equity interests. On December 14, 2017, Mr. Clark C. Smith, Chairman, President and Chief Executive Officer of the General Partner, Mr. Keith E. St.Clair, Executive Vice President and Chief Financial Officer of the General Partner and Mr. Khalid A. Muslih, Executive Vice President of the General Partner, met with Mr. Jamie Cemm, Executive Director of IFM Investors, at which meeting Mr. Cemm expressed IFM Investors’ preliminary interest in a potential transaction with the Partnership. Mr. Cemm indicated that, if IFM Investors had interest in pursuing whether a potential transaction with the Partnership would be feasible, a confirmation of IFM Investors’ interest would follow in writing.

On February 6, 2018, the Partnership held a regularly-scheduled meeting of the Board, with representatives of Intrepid Partners, LLC, a financial advisor to the Partnership (“Intrepid”), and Cravath, Swaine & Moore LLP, outside legal counsel to the Partnership and the Board (“Cravath”), participating. As part of the meeting, representatives of Cravath reviewed the directors’ obligations under the Limited Partnership Agreement and applicable law and advised the Board on certain considerations in the event that an unsolicited approach were made for the Partnership. Representatives of Intrepid also presented an overview of the sector in which the Partnership operates, including recent challenges facing master limited partnerships (“MLPs”) in the Partnership’s industry as investors continued to show a preference for MLPs lowering their leverage ratios, higher distribution coverage ratios and sustainable self-funding models. Representatives of Intrepid also presented an illustrative financial analysis of the Partnership’s standalone valuation based on public filings and publicly available equity research. Finally, representatives of Intrepid presented an overview of potential strategic options available to the Partnership in light of conditions and trends affecting MLPs and the energy industry generally, including potential counterparties for strategic transactions. The Board, members of the Partnership’s management and representatives of Intrepid then discussed their views on whether to begin exploring strategic options for the Partnership, in light of conditions and trends in the Partnership’s industry and the outlook for the Partnership’s business on a standalone basis. After discussion, the Board concluded that it would be in the best interest of the Partnership to continue to execute on the Partnership’s strategy and to evaluate any unsolicited acquisition proposals if any were made to the Partnership.

On June 11, 2018, Mr. Smith received an unsolicited non-binding proposal letter for the acquisition of 100% of the Partnership from a consortium of potential acquirers comprised of two infrastructure investors, one strategic company in the energy sector (“Company A”, “Company B” and “Company C”, respectively) and IFM Investors (together with Company A, Company B and Company C, the “Consortium”). The non-binding letter proposed an all-cash acquisition of the Partnership by the Consortium at a price ranging from $43.00 to $45.00 per Partnership Unit (the “Consortium Proposal”). The letter indicated that the Consortium Proposal was based on publicly available information and not subject to any contingency relating to financing but was subject to completion of due diligence and negotiation of satisfactory definitive documentation. The Consortium Proposal also requested that the Partnership enter into exclusive negotiations with the Consortium. The closing price of the Partnership Units on the NYSE on June 11, 2018 was $37.38 per Partnership Unit.

On June 12, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management participating. Mr. Smith indicated that the purpose of the meeting was to review, at a high level, certain strategic options for the Partnership. Mr. Smith then led the Board and management through a range of such strategic options that the Board could evaluate whether to explore further, including (i) maintaining the Partnership’s then-current rate of distributions to unitholders combined with pursuing certain potential divestitures; (ii) cutting the then-current rate of distributions to unitholders and (iii) undertaking a Partnership-level transaction. Mr. Todd J. Russo, Senior Vice President, General Counsel and Secretary of the Partnership, then reviewed the contents of the Consortium Proposal with the Board. The Board and management then discussed the Consortium Proposal and the range of potential strategic options, including a discussion of the analyses and information the Board would require to better assess the Consortium Proposal and the various strategic options. The Board then convened an executive session to discuss the process and analyses it would require in connection with the Board’s review of strategic options with respect to the Partnership, both generally and in consideration of the Consortium Proposal.

On June 20, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management participating. The Board and members of the Partnership’s management further discussed the process for the Board’s evaluation of strategic options for the Partnership, including the Consortium Proposal. Mr. Smith reviewed with the Board the proposed process to engage financial advisors to assist the Board in analyzing the strategic options and in managing the process relating to such options. The Board discussed engaging Intrepid, in consideration of its extensive experience in the Partnership’s industry, as well as a large top-tier financial services company as financial advisor. The Board considered the engagement of Wells Fargo Securities, based on Wells Fargo Securities’ familiarity with the Partnership’s business and industry and extensive experience on similar transactions. Mr. St.Clair discussed with the Board the anticipated terms of engagement with each of Intrepid and Wells Fargo Securities. The Board and members of the Partnership’s management then discussed what analyses would be needed from management of the Partnership and the financial advisors to further evaluate the strategic options under consideration, including the Consortium Proposal. Finally, Mr. Russo reviewed with the Board the process and considerations for identifying and disclosing any actual or potential conflicts of interest that members of the Board or management of the Partnership may have in connection with any strategic transaction. The Board then held a discussion in executive session and, upon conclusion of the discussion, directed the Partnership’s management to negotiate terms for the engagement of each of Intrepid and Wells Fargo Securities to assist the Board in evaluating the Consortium Proposal and various other strategic options.

Later on June 20, 2018, Mr. Smith spoke with representatives of the Consortium to inform them that the Board was in the process of reviewing the Consortium Proposal and engaging financial advisors to assist the Board in its review.

On June 27, 2018, Mr. Smith spoke with representatives of the Consortium to provide an update on the Board’s ongoing review of the Consortium Proposal and indicated that the Partnership would respond to the Consortium proposal once that review was completed.

On July 2, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management participating. Mr. Smith and Mr. St.Clair presented to the Board the Partnership’s five-year financial forecast, which was prepared by management for the Board’s consideration in connection with its ongoing review and analysis of certain strategic options for the Partnership. Following discussion among the Board and members of management, the Board approved the five-year financial forecast presented to the Board for use in connection with the Partnership’s evaluation of strategic options. Mr. St.Clair then reviewed with the Board changes in the Partnership’s largest unitholders between March 31, 2017 and March 31, 2018 based on publicly available information. Mr. Russo reviewed a summary provided by Wells Fargo Securities of any material relationships between Wells Fargo Securities and the Partnership, or between Wells Fargo Securities and the members of the Consortium, together with similar disclosure provided verbally by Intrepid. After assessing these disclosures and other information obtained from Intrepid and Wells Fargo Securities as part of the evaluation process, the Board discussed with members of the Partnership’s management, and then subsequently approved, the formal engagement of each of Intrepid and Wells Fargo Securities as the Partnership’s financial advisors in connection with its review of strategic options. The Board then held a further discussion of these matters in executive session.

Later on July 2, 2018, Mr. Smith contacted representatives of the Consortium to inform them that the Partnership had engaged Intrepid, Wells Fargo Securities and Cravath as its advisors in connection with a potential transaction and that the Board would be in a position to respond to the Consortium Proposal the following week.

Also on July 2, 2018, the Partnership entered into an engagement letter with Intrepid and on July 3, 2018, the Partnership entered into an engagement letter with Wells Fargo Securities, in each case relating to the Partnership’s consideration of strategic options, including the Consortium Proposal.

On July 9, 2018, the Partnership held a special meeting of the Board with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating. Representatives of Cravath reviewed for the Board directors’ obligations under the Limited Partnership Agreement and other legal matters relating to the Board’s review of strategic options, including the Consortium Proposal. Following this review, representatives of Intrepid and Wells Fargo Securities provided a strategic overview of the sector in which the Partnership operates, including a high-level overview of investor trends affecting MLPs and how the Partnership was positioned with respect to those trends. Representatives of Intrepid and Wells Fargo Securities then reviewed the challenges facing the Partnership, including as a result of its capital position and certain other potential difficulties facing its business, and reviewed certain benchmark analyses and how the Partnership had traded compared to its peers across a number of valuation metrics. Finally, representatives of Intrepid and Wells Fargo Securities discussed a number of strategic options available to the Partnership, including continuing on a standalone basis, making structural changes to the operation of the Partnership, converting the Partnership to a C-Corporation, reducing the Partnership’s regular distributions to unitholders, divesting certain assets or businesses or pursuing a Partnership-level transaction. Representatives of the financial advisors also provided their preliminary views on the Consortium Proposal and potential other counterparties for a Partnership-level transaction. Representatives of Cravath then provided the Board with an overview of certain strategic communications considerations in connection with the Board’s review of acquisition proposals. Following further discussion with management and the advisors, the Board held an executive session and determined that, although the Board believed the initial offer price from the Consortium did not adequately value the Partnership at that time, it would be in the best interest of the Partnership to arrange an informational discussion between representatives of the Consortium and members of the Partnership’s management to facilitate delivery of an improved proposal from the Consortium. The Board also considered the Consortium’s request for exclusivity and determined, in light of the various options available to the Partnership, it would not be in the best interest of the Partnership to grant the Consortium exclusivity in discussions at this time. The Board also identified additional analyses it would require from the Partnership’s management to continue to evaluate the strategic priorities for the Partnership.

On July 10, 2018, Mr. Smith discussed the Partnership’s response to the Consortium Proposal with representatives of the Consortium and indicated to such representatives that the Consortium Proposal did not adequately value the Partnership, but that the Partnership would be willing to enter into a confidentiality agreement and arrange a meeting with the Partnership’s management team to facilitate delivery of an improved proposal from the Consortium.

On July 16, 2018, representatives of Intrepid had a further discussion with representatives of the Consortium, during which representatives of the Consortium expressed an interest in meeting with the Partnership’s management team.

On July 17, 2018, Mr. Smith met with the chief executive officer of a potential strategic acquirer in the midstream energy industry (“Company D”), during which meeting the possibility of a transaction between the Partnership and Company D was discussed. Mr. Smith informed the chief executive officer of Company D that the Partnership was not actively seeking a transaction but that the Board would review any proposal made by Company D.

On July 18, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management participating. Mr. Smith provided the Board with an update on, among other things, the latest discussions with the Consortium and the Partnership’s overall review of strategic options. Mr. Smith also discussed the possibility of providing the Consortium with certain summary financial projections as part of the proposed meeting between the Consortium and members of the Partnership’s management. A discussion then ensued among the Board and management regarding the potential provision of projections and other due diligence information to the Consortium, including the sensitivity of providing material non-public information to the Consortium. Mr. Smith also provided an update regarding his meeting with the chief executive officer of Company D and informed the Board that Company D may be interested in a transaction with the Partnership. The Board then requested an additional meeting to review the financial projections proposed to be provided to the Consortium, as well as to further consider any next steps with the Consortium, before making any such information available to the Consortium.

On July 20, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management participating. Mr. Smith provided an update to the Board on the continuing internal review of strategic options being conducted by the Partnership’s management. Mr. Smith then reviewed for the Board certain financial projections that the Partnership’s management proposed to make available to representatives of the Consortium as part of the proposed meeting with the Partnership’s senior management, including certain updates to the five-year financial forecast approved by the Board at its July 2 meeting, and the basis for the assumptions used therein, including that the updated financial forecasts were prepared on the basis that the Partnership would have access to sufficient capital during the periods covered by the projections in order to take advantage of its projected growth opportunities. In reviewing the assumptions underlying the updated financial forecasts, the Board posed questions to the Partnership’s management on its basis for using such assumptions, evaluated those assumptions and requested that the Partnership’s management revise the five-year financial forecast based on the results of the Board’s review prior to approval by the Board. The Board then held a discussion in executive session, following which the Board came to the conclusion that a meeting of the Partnership’s management with the Consortium was premature at that time and that further analysis of the Partnership’s strategic options should be completed prior to any such meeting, although negotiations of a confidentiality agreement with the Consortium should continue.

Later on July 20, 2018, Mr. Smith informed a representative of the Consortium that any meeting with the Partnership’s management team would be deferred until after the Board’s regularly scheduled meetings on July 31, 2018 and August 1, 2018.

On July 25, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management participating. Mr. Smith provided an update on, among other things, the Partnership’s review of strategic options and discussions with the Consortium on the terms of a confidentiality agreement between the parties. Mr. St.Clair also provided a further review of the five-year financial forecast approved by the Board at its July 2 meeting and subsequently reviewed by the Board at its July 20 meeting, including the primary drivers of the financial forecast by segment. In consideration of the progress made with respect to the Partnership’s internal analysis of strategic options, the Board determined to schedule a management meeting with the Consortium following the Board’s regularly-scheduled Board meetings on July 31, 2018 and August 1, 2018 and the Partnership’s release of its second quarter 2018 earnings on August 3, 2018. The Board also determined that information to be provided to the Consortium as part of such meeting should only include publicly available information and a general review of the Partnership’s growth opportunities, and that financial projections for the Partnership would not be provided at that time. The Board then held an executive session to further discuss these considerations.

On July 31, 2018 and August 1, 2018, the Partnership held regularly-scheduled meetings of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities, Cravath and PricewaterhouseCoopers LLP, tax advisor to the Partnership (“PwC”), participating, to discuss the Board’s review of strategic options, as well as certain additional Board matters in the ordinary course. The Board first convened an executive session during which the Board discussed certain strategic options available to the Partnership, including the Consortium Proposal, and the various analyses compiled by the Partnership’s management and advisors during the past month to assist the Board in evaluating these options. Following the executive session, the meeting of the Board reconvened with the Partnership’s management and representatives of the advisors. PwC reviewed for the Board considerations relating to potential alternative tax structures the Partnership could consider, including conversion of the Partnership to a C-Corporation. Representatives of Intrepid and Wells Fargo Securities then reviewed the Partnership’s financial outlook in light of certain challenges in the Partnership’s business and changes in the MLP landscape, and further discussed certain strategic options for the Partnership, including various scenarios for a reduced distribution to unitholders coupled with the divestiture of certain assets, as well as an analysis of the estimated financial impact on the Partnership’s unit price of such divestitures. Representatives of Intrepid and Wells Fargo Securities further discussed the potential benefits and considerations of a strategic transaction involving the Partnership, including the Consortium Proposal in particular, as well as potential counterparties for the Partnership with respect to such transactions and certain valuation considerations with respect to such alternatives. The Board also discussed with the Partnership’s management and advisors various benefits and considerations for announcing a potential reduction in the Partnership’s distribution to unitholders at the upcoming second quarter earnings call as compared with deferring any such announcement to a later point in time. Following discussion with management and the Partnership’s advisors, the Board determined that it would be in the best interest of the Partnership to publicly announce that the Partnership was conducting a broad review of all available strategic options at its upcoming second quarter earnings call and to proceed with arranging the meeting between the Partnership’s management team and representatives of the Consortium for August 9, 2018. The Board and the Partnership’s advisors also discussed the proposed materials for this meeting, which the Board concluded should not include non-public financial projections at that time until the Consortium provided an improved proposal to the Partnership. The Board also considered the Consortium’s continued request for exclusivity and determined that, in light of the various alternatives available to the Partnership that were under consideration, it was not in the best interest of the Partnership to grant the Consortium exclusivity in discussions at this time.

On August 3, 2018, in connection with its announcement of earnings for the second quarter of 2018, the Partnership publicly announced that it had commenced a comprehensive review of strategic options and had engaged financial advisors to assist in a comprehensive review of the Partnership’s asset portfolio and financial strategy.

On August 6, 2018, the chief executive officer of Company D contacted Mr. Smith to inform him that Company D would be submitting a formal proposal for a transaction with the Partnership the following week.

On August 8, 2018, the Partnership entered into a confidentiality agreement with the Consortium relating to a possible negotiated transaction among the parties, which contained customary standstill provisions that would automatically terminate upon the entry by the Partnership into a definitive acquisition agreement with a third party.

On August 9, 2018, Mr. Smith, Mr. St.Clair, Mr. Russo, certain other members of the Partnership’s management and representatives from Intrepid and Wells Fargo Securities participated in a presentation (which did not contain any material non-public information) for representatives of the Consortium regarding the Partnership’s business, operations and growth prospects.

On August 13, 2018, Mr. Smith received an unsolicited non-binding offer from Company D proposing a merger with the Partnership in a unit-for-unit exchange valuing the Partnership at $40.00 per Partnership Unit. The Company D proposal was based on publicly available information and remained subject to due diligence, the negotiation of definitive transaction agreements and applicable board and unitholder approvals. The closing price of the Partnership Units on the NYSE on August 13, 2018 was $35.03 per Partnership Unit.

On August 16, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid and Wells Fargo Securities participating. Mr. Smith provided an overview of the proposal received from Company D, and representatives of Intrepid and Wells Fargo Securities then reviewed their initial views on the potential benefits and considerations of such a transaction, including a preliminary financial analysis on valuation of the Company D proposal. Mr. Smith then provided a brief update to the Board on the meeting with the Consortium on August 9, 2018, including the Consortium’s request for the Partnership to provide financial projections. Mr. Smith also updated the Board on the status of preparing additional analyses of the strategic options for the Partnership that had been requested by the Board. The Board then discussed with management and the financial advisors certain alternatives being considered by the Partnership. Following further discussion with management and the advisors, the Board determined that, while the Board believed the proposal from Company D did not adequately value the Partnership, it would be in the best interest of the Partnership to arrange a management presentation for Company D to facilitate delivery of an improved proposal from Company D.

On August 17, 2018, Mr. Smith spoke with representatives of Company D by telephone, indicating that the proposed $40.00 per Partnership Unit offer was not one the Board would consider accepting, but that the Partnership would be willing to arrange a management presentation for Company D to highlight the Partnership’s business and growth and would be open to considering a revised proposal from Company D.

On August 21, 2018, the Consortium sent a letter to Mr. Smith regarding its proposal to acquire the Partnership, in which the Consortium indicated that it could not improve its indication of value at this time and requested certain additional information regarding the Partnership to facilitate a potential improvement by the Consortium of its proposed offer price, including financial projections for the Partnership.

On August 27, 2018, the Partnership entered into a confidentiality agreement with Company D relating to a possible negotiated transaction among the parties, which contained customary standstill provisions that would automatically terminate upon the entry by the Partnership into a definitive acquisition agreement with a third party.

On August 28, 2018, Mr. Smith, members of the Partnership’s management and representatives from Intrepid and Wells Fargo Securities participated in a presentation (which did not contain any material non-public information) with representatives of Company D regarding both the Partnership’s and Company D’s business, operations and growth prospects.

On August 29, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating. Mr. St.Clair reviewed an updated version of the five-year financial forecast that had been prepared by the Partnership’s management reflecting the discussions at the Board meeting held on July 25, including the primary drivers of the financial forecast and the fact that it was prepared on the basis that the Partnership would have access to sufficient capital during the periods covered by the projections in order to take advantage of its projected growth opportunities. Representatives of Intrepid then reviewed with the Board a number of potential scenarios regarding unitholder distributions, including in combination with sales of selected assets, as part of the Partnership’s ongoing review of strategic options. Mr. Smith then provided an update on the latest discussions with each of the Consortium and Company D and, in response to questions from the Board, representatives of Cravath addressed certain considerations regarding possible responses by the Partnership to the Consortium and Company D. After discussion among the Board, management, and the Partnership’s advisors, the Board determined to provide the Partnership’s five-year financial forecast and certain high-level business information to both the Consortium and Company D as preliminary due diligence materials to facilitate improved proposals from the Consortium and Company D. Following review and discussion of the Partnership’s other strategic options by the Partnership’s management, the Board concluded that the Partnership should concurrently advance its strategic plans as a standalone company in the event that a transaction with either the Consortium or Company D did not materialize and therefore directed management to proceed with exploring a potential sale of all or a portion of the Partnership’s 50% interest in VTTI and a divestiture of certain non-integrated pipeline and terminal assets of the Partnership that could be combined with a potential reduction in the Partnership’s distributions to unitholders. Representatives of Intrepid and Wells Fargo Securities then discussed certain other potential counterparties for a transaction with the Partnership and the Board, management and the advisors discussed the advantages and disadvantages of contacting any additional potential counterparties that would have interest in a transaction with the Partnership. The Board then convened an executive session and, following discussion among the Board of the potential benefits and risks of contacting potential additional third parties that may be interested in a strategic transaction with the Partnership, directed the Partnership’s financial advisors, with the assistance of Mr. Smith, to contact a limited number of third parties to gauge their interest in a potential strategic transaction with the Partnership.

On August 30, 2018, the Partnership’s management provided the five-year financial forecast reviewed with the Board at the meeting held on August 29, 2018, after reflecting certain adjustments primarily related to the anticipated contributions of VTTI and crude-by-rail storage rates (the “2018 Management Case”) (for more information, see the section entitled “—Financial Forecasts”), to representatives of the Consortium, and on September 10, 2018, members of the Partnership’s management had a telephone conference with representatives of the Consortium on the 2018 Management Case.

On September 7, 2018, in accordance with the direction of the Board at the August 29 meeting, representatives of Intrepid and Wells Fargo Securities communicated with representatives of two additional potential strategic acquirers of the Partnership in the midstream logistics industry (“Company E” and “Company F”, respectively). Company E did not submit an offer in response to this outreach. Representatives of Company F conveyed initial interest in a potential transaction, but indicated that Company F was not in a position to make a proposal for the Partnership at that time.

On September 12, 2018, representatives of the Partnership’s management and representatives from Intrepid and Wells Fargo Securities met with representatives of Company D’s management and financial advisor for the purposes of conducting due diligence on Company D to better evaluate the proposal of a unit-for-unit exchange provided by Company D. Representatives of Company D provided the Partnership’s management with an overview of Company D’s outlook and Company D’s financial advisor addressed potential synergies that could arise from a transaction between the parties. Representatives of Company D also made further detailed diligence requests of the Partnership, including requests for financial forecasts for the Partnership.

On September 14, 2018, the Partnership’s management provided the 2018 Management Case to Company D.

On September 20, 2018, Mr. Smith spoke by phone with representatives of Company D, who indicated that Company D had determined not to proceed with a transaction with the Partnership at that time because Company D would not be able to maintain its previously proposed $40.00 per Partnership Unit offer.

On September 21, 2018, representatives of the Partnership approached representatives of the Vitol about the potential acquisition by Vitol of the Partnership’s equity interest in VTTI, in which the Partnership and Vitol held equity interests. Mr. St.Clair and Mr. Muslih informed Vitol’s representatives that a sale of the Partnership’s interest in VTTI was among the strategic options the Partnership was considering.

On September 25, 2018 and September 26, 2018, the Partnership held regularly-scheduled meetings of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating, to discuss matters relating to the Partnership’s ongoing review of strategic options, as well as other ordinary course Board matters. Representatives of Intrepid and Wells Fargo Securities provided an update on the Partnership’s analysis and ongoing discussions for both the Partnership’s standalone strategy and the potential transactions involving the Partnership, including (i) analysis of a potential distribution adjustment at different levels, (ii) the potential divestiture of certain non-integrated pipeline and terminal assets of the Partnership, (iii) a potential sale of all or a portion of the Partnership’s 50% interest in VTTI, (iv) the recent cessation of discussions with Company D regarding a potential transaction, (v) the ongoing discussions with the Consortium and (vi) the outreach to Company E and Company F to inquire whether either had an interest in a transaction with the Partnership and the responses received from Company E and Company F. Representatives of the financial advisors also discussed the potential financial impacts on the Partnership of taking various combinations of the strategic options under consideration, including an analysis of the estimated financial impact on the Partnership’s unit price of the potential divestiture of certain non-integrated pipeline and terminal assets and the potential sale of all or a portion of the Partnership’s 50% interest in VTTI. The Board then convened an executive session during which they discussed the various internal and external strategic considerations with respect to the Partnership. Following the Board’s executive session, the Board reconvened with management and the Partnership’s advisors to engage in a discussion regarding advantages and disadvantages of the various internal and external strategic options for the Partnership, including the timing and feasibility for the various transactions taking into account the Partnership’s upcoming earnings announcement and other timing considerations. The Board then directed that management should proceed with more extensive diligence and analysis with the Consortium regarding a possible transaction, with the objective of receiving a more definitive indication of interest from Consortium so that the Board could appropriately evaluate the Consortium’s offer in light of other options available to the Partnership. The Board also indicated that management should proceed with the divestiture of a package of certain non-integrated pipeline and terminal assets of the Partnership and should continue to explore the potential sale of all or a portion of the Partnership’s 50% interest in VTTI.

On September 27, 2018, representatives from Goldman Sachs, financial advisor to the Consortium, provided Intrepid and Wells Fargo Securities with a supplemental due diligence request list from the Consortium in order for the Consortium to be able to provide an updated view on its offer price. During the month of September, representatives of the Partnership provided to the Consortium further information relating to the Partnership in response to the Consortium’s due diligence requests and also provided to the Consortium additional financial information relating to the 2018 Management Case.

On October 2, 2018, representatives of the Consortium informed the Partnership that Company B had withdrawn from the Consortium.

On October 9, 2018, Mr. Smith, Mr. St.Clair, Mr. Muslih, Mr. Russo, other representatives of the Partnership’s management, representatives from Intrepid and Wells Fargo Securities and representatives of the Consortium conducted a conference call to address certain diligence items in the Consortium’s most recent due diligence request list. Following the call, representatives of the Consortium indicated that the Consortium would be in a position to deliver a revised proposal to the Partnership by October 12, 2018.

On October 9, 2018, representatives of Vitol communicated to representatives of the Partnership that Vitol and IFM Investors on behalf of IFM GIF would be interested in making a formal proposal to acquire the Partnership’s 50% equity position in VTTI.

On October 12, 2018, Mr. Smith received a letter from the Consortium stating that, based on the additional due diligence conducted on the Partnership, including its review of financial forecasts for the Partnership, the Consortium would only proceed with a potential transaction at a valuation of the Partnership that was significantly lower than the initial price range included in the Consortium’s initial proposal letter.

On October 15, 2018, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid and Wells Fargo Securities participating. Representatives of Intrepid and Wells Fargo Securities reviewed with the Board considerations relating to proceeding with (i) the divestiture of certain non-integrated pipeline and terminal assets of the Partnership, (ii) the sale of the Partnership’s 50% interest in VTTI and (iii) certain alternatives for the reduction in the Partnership’s distribution to unitholders.

On November 2, 2018, the Partnership publicly announced, concurrently with its third quarter earnings, the results of its comprehensive review of strategic options. In order to maintain the Partnership’s investment grade credit rating by reducing leverage, provide increased financial flexibility and reallocate capital to higher return growth opportunities across the Partnership’s remaining assets, the Partnership had determined to (i) enter into a definitive agreement to divest its entire 50% equity stake in VTTI to Vitol and IFM GIF for cash proceeds of $975 million, (ii) execute a definitive agreement to sell a package of non-integrated domestic pipeline and terminal assets for cash proceeds of $450 million and (iii) reduce the Partnership’s quarterly cash distribution to $0.75 per unit or $3.00 per unit on an annual basis, and, in connection therewith, the Partnership publicly announced the conversion of the Partnership’s Class C Units outstanding as of September 30, 2018 into Partnership Units on a one-for-one basis on November 5, 2018. The closing price of the Partnership Units on the NYSE on November 2, 2018 was $33.74 per Partnership Unit.

On December 12, 2018, Mr. Cemm, Mr. Wei-Sun Teh, Investment Director of IFM Investors and Mr. David Sparrow, Vice President of IFM Investors, met with Mr. Smith and Mr. St.Clair to discuss various topics. At that meeting, the representatives of IFM Investors expressed interest in pursuing a transaction for a 100% of the Partnership, with or without other members of the Consortium, and requested that the electronic data room previously made available to the Consortium under the terms of the Consortium confidentiality agreement be re-opened for continued due diligence. Mr. Smith replied that the Partnership and the Board would need to receive a formal written offer from IFM Investors before the Partnership would consider re-opening due diligence access to IFM Investors and its representatives. Mr. Cemm then requested details on certain specific diligence items, to facilitate the making of a formal offer by IFM Investors.

On December 18, 2018, the Partnership announced that it had completed its divestiture of a package of non-integrated domestic pipeline and terminal assets for cash proceeds of $450 million.

On December 19, 2018, the Partnership held a regularly-scheduled meeting of the Board. Mr. St.Clair and Mr. Kevin J. Goodwin, Vice President and Treasurer of the Partnership, along with senior leadership of the Partnership, presented to the Board the updated business and financial outlook of the Partnership which had been prepared in the ordinary course as part of the Partnership’s annual budget and financial review process. The financial information presented to the Board included an updated five-year financial forecast for the Partnership, taking into account the Partnership’s recently announced strategic transactions and developments in the industry to date (the “Initial 2019 Management Case”). Following discussion among the Board and members of the Partnership’s management, the Board approved the Initial 2019 Management Case in connection with the Partnership’s annual budget and financial review process.

On January 17, 2019, the Partnership announced that it had completed the sale of its equity interest in VTTI to Vitol and IFM GIF.

On January 17, 2019, Mr. Smith and Mr. St.Clair received a non-binding proposal letter from Mr. Cemm of IFM Investors as principal advisor to IFM GIF, proposing an all-cash acquisition of 100% of the Partnership by IFM GIF at a price of $37.50 per Partnership Unit (the “January 17 Proposal”). The January 17 Proposal indicated that it remained subject to due diligence and the negotiation of a satisfactory definitive agreement, and also requested that the Partnership enter into exclusive negotiations with IFM Investors with respect to the proposed transaction. The closing price of the Partnership Units on the NYSE on January 17, 2019 was $31.82 per Partnership Unit.

On January 23, 2019, Mr. Cemm, Mr. Teh and Mr. Sparrow met with Mr. Smith and Mr. St.Clair at the Partnership’s headquarters in Houston, Texas to provide additional detail about the January 17 Proposal to Mr. Smith. Mr. Smith informed Mr. Cemm that the Partnership was not actively seeking a transaction but that the Board would consider the January 17 Proposal at an upcoming meeting.

On January 25, 2019, Mr. Smith, Mr. St.Clair and Mr. Muslih met with representatives of a financial sponsor (“Company G”) at the Partnership’s headquarters in Houston, Texas, at which meeting such representatives indicated Company G’s preliminary interest in a potential transaction with the Partnership. The representatives of Company G indicated that, if Company G had interest in pursuing whether a potential transaction with the Partnership would be feasible, a confirmation of Company G’s interest would follow in writing.

On January 30, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating. Representatives of Cravath reviewed for the Board directors’ obligations under the Limited Partnership Agreement and other legal matters relating to the Board’s review of the proposal received from IFM Investors. Mr. Smith provided an update to the Board on the status of the ongoing discussions with IFM Investors and on the preliminary outreach made by Company G to the Partnership. Mr. Smith, along with representatives of the Partnership’s management, then reviewed with the Board an updated outlook on the Initial 2019 Management Case, including weaker than expected performance at the start of 2019 and certain other downside risks to the financial outlook for the Partnership. Representatives of Intrepid and Wells Fargo Securities then reviewed their initial views and analyses of the potential benefits and considerations of the January 17 Proposal from IFM Investors, including (i) a review of the actions taken by the Partnership to date, including the results of the Partnership’s strategic review, (ii) an update on the MLP sector and continued investor pressure for lower leverage and higher distribution coverage and the sector’s limited access to capital and (iii) a preliminary financial analysis on the valuation of the Partnership and the January 17 Proposal. Following further discussion and consideration, the Board directed Mr. Smith to advise IFM Investors of the Board’s belief that the January 17 Proposal did not adequately value the Partnership and that a revised proposal from IFM Investors more in line with the Consortium Proposal could form the basis for further meaningful engagement between the parties. The Board directed Mr. Smith to inform IFM Investors that the Partnership would enter into a confidentiality agreement with IFM Investors and re-open the electronic data room for a limited period of time in order to facilitate an improved proposal from IFM Investors. The Board further determined it was not in the best interest of the Partnership to grant IFM Investors exclusivity in discussions at this time.

On January 31, 2019, Mr. Smith spoke with Mr. Cemm by phone to convey the Board’s views on the January 17 Proposal and the messages discussed at the January 30 meeting. Mr. Smith also stated that the Partnership’s legal team was working on an updated confidentiality agreement and that the Partnership would be willing to reopen due diligence access for IFM Investors to facilitate an improved offer. Mr. Cemm indicated that he did not believe IFM Investors would be able to propose a price in the range specified in the Consortium Proposal but that IFM Investors would review their January 17 Proposal and consider if they could propose a higher offer price. Mr. Cemm also stated that IFM Investors was planning to wait for the release of the Partnership’s earnings report for the fourth quarter of 2018 on February 8, 2019 before providing a response.

On February 4, 2019, Mr. Smith received an unsolicited non-binding indication of interest from Company G proposing an all-cash acquisition of 100% of the Partnership by Company G and additional equity investors at a price ranging from $38.00 to $40.00 per Partnership Unit, together with materials identifying Company G’s key considerations for the proposed transaction. The proposal from Company G indicated that it would be financed using a combination of debt and equity financing but would require equity financing from multiple additional investors, and remained subject to due diligence and the negotiation of definitive documentation. The closing price of the Partnership Units on the NYSE on February 4, 2019 was $30.78 per Partnership Unit.

On February 4, 2019, the Partnership entered into a confidentiality agreement with IFM Investors relating to a possible negotiated transaction among the parties, which contained customary standstill provisions that would automatically terminate upon the entry by the Partnership into a definitive acquisition agreement with a third party. Also on February 4, 2019, Mr. Cemm delivered to representatives of the Partnership’s management an initial confirmatory due diligence request list addressing key items to assist in IFM Investors’ ongoing assessment of its proposal for the Partnership.

On February 6, 2019, the Partnership held a regularly-scheduled meeting of the Board, with representatives of the Partnership’s management and Cravath participating. Mr. Smith provided an update to the Board on the non-binding indication of interest received from Company G and the status of the ongoing discussions with IFM Investors. Members of the Partnership’s management reviewed certain financial analyses in connection with the January 17 Proposal with the Board, including certain sensitivity analyses on the Partnership’s projected EBITDA and a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder. Mr. St.Clair reviewed with the Board an updated analysis of a potential conversion of the Partnership to a C-Corporation that had been conducted in the summer of 2018. Following further discussion and consideration of these analyses, the Board requested that the Partnership’s management and advisors prepare certain additional financial analyses to facilitate the Board’s review of the January 17 Proposal and the indication of interest received from Company G.

On February 8, 2019, the Partnership entered into a confidentiality agreement with Company G relating to a possible negotiated transaction among the parties, which contained customary standstill provisions that would automatically terminate upon the entry by the Partnership into a definitive acquisition agreement with a third party. Later on February 8, 2019, Company G provided the Partnership with a list of its high-priority due diligence requests.

On February 11, 2019, Mr. Cemm provided representatives of the Partnership’s management with additional high-priority due diligence requests in order to facilitate the submission of an improved proposal to acquire the Partnership.

During the weeks of February 12, 2019 and February 18, 2019, Mr. Smith and Mr. St.Clair held discussions with representatives of Company G. During such discussions, Mr. Smith and Mr. St.Clair informed such representatives that Company G’s proposal should not be subject to a financing contingency or similar requirement to arrange a consortium of additional equity investors. Company G subsequently indicated that they were limiting the scope of their due diligence on the Partnership and did not make any subsequent proposals to the Partnership.

On March 1, 2019, Mr. Cemm delivered to Mr. Smith and Mr. St.Clair a revised non-binding proposal letter, proposing an all-cash acquisition of 100% of the Partnership by IFM GIF at a price of $39.75 per Partnership Unit (the “March 1 Proposal”). The March 1 Proposal was accompanied by a statement regarding IFM GIF’s equity capacity to consummate the proposed transaction and indicated that the proposed transaction was not subject to any financing contingency and remained subject to confirmatory due diligence and the negotiation of satisfactory transaction document. The March 1 Proposal also requested a 35-day exclusivity period to continue to engage in discussions. The closing price of the Partnership Units on the NYSE on March 1, 2019 was $32.76 per Partnership Unit.

On March 4, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating. Representatives of Wells

Fargo Securities reviewed and discussed with the Board the terms of the March 1 Proposal and its preliminary financial analysis of the Partnership’s standalone valuation and the proposed transaction with IFM GIF. Representatives of Intrepid and Wells Fargo Securities reviewed with the Board the recent performance of the Partnership Units, the Partnership’s market and industry positioning and various challenges faced by the Partnership and other publicly traded MLPs, including public investors’ focus on scale, certainty of results, strong balance sheets and self-funding models. Representatives of Intrepid and Wells Fargo Securities then reviewed the history of discussions held by the Partnership over the past twelve months with a range of strategic companies and financial sponsors, including the discussions in 2018 with the Consortium, Company D, Company E and Company F and the discussions in 2019 with Company G, and an analysis of the current landscape of potential alternative strategic and financial counterparties that may have an interest in pursuing a strategic transaction with the Partnership. Members of the Partnership management also reviewed with the Board certain financial analyses, including a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder. Following discussion among the Board and the Partnership’s management and advisors regarding potential paths forward with respect to IFM Investors, the Board then held an executive session to continue its consideration of its response to the March 1 Proposal. Upon conclusion of the executive session, the Board directed Mr. Smith to convey to IFM Investors that the March 1 Proposal did not adequately value the Partnership and the Partnership would not grant exclusivity to IFM Investors at this time but that the Board would consider an improved proposal from IFM Investors in the area of $42.50 per Partnership Unit that more appropriately reflected the Partnership’s growth opportunities, the substantial cost savings that could be achieved as a private entity and the significant value arising from certain anticipated sales of real estate by the Partnership. The closing price of the Partnership Units on the NYSE on March 4, 2019 was $33.00 per Partnership Unit.

Following the conclusion of the meeting of the Board, Mr. Smith spoke with Mr. Cemm by phone to convey the Partnership’s request for an improved proposal in the area of $42.50 per Partnership Unit, reiterating significant growth opportunities for the Partnership, as well as certain complementary transactions that the Partnership was considering in the ordinary course that it believed would further increase the overall value of the Partnership to IFM Investors. Mr. Cemm responded that IFM Investors would need some time to consider the Partnership’s request, but indicated that IFM Investors would endeavor to expedite its remaining due diligence activities although he anticipated that its expected timeline could not be meaningfully shortened.

On March 11, 2019, the Partnership held a special executive session of the Board, without the participation of the Partnership’s management or advisors, to further discuss the proposal from IFM Investors and to identify any further analyses that the Board would require from the Partnership’s management or advisors to facilitate the Board’s assessment of the March 1 Proposal. The Board reviewed the various steps taken by the Partnership prior to and during 2018 to evaluate various strategic options available to the Partnership, including discussions with several potential counterparties, in order to identify any further strategic options that should be evaluated by the Board with the assistance of the Partnership’s management and advisors and discussed the current state of the Partnership’s businesses and strategic plans.

On March 15, 2019, Mr. Cemm delivered to Mr. Smith and Mr. St.Clair a revised non-binding proposal letter, proposing an all-cash acquisition of 100% of the Partnership by IFM GIF at a price of $40.50 per Partnership Unit, which indicated that this proposal represented IFM Investors’ best and final offer with respect to a proposed transaction (the “March 15 Proposal”). The March 15 Proposal was not subject to any financing contingency but remained subject to the completion of confirmatory due diligence and the negotiation of satisfactory definitive agreements, as well as approval of the transaction by both the Board and IFM Investors’ internal investment committees. The closing price of the Partnership Units on the NYSE on March 15, 2019 was $34.34 per Partnership Unit.

On March 18, 2019, the Partnership held a special meeting of the Board, with representatives of Cravath participating. At the meeting, the Board reviewed a comparison of the Initial 2019 Management Case with a version of the 2018 Management Case that had been updated by the Partnership’s management to exclude the financial impact of both the Partnership’s equity interest in VTTI and the divestiture of the package of non-integrated domestic pipeline and terminal assets (the 2018 Management Case, as so updated, the “Updated 2018 Management Case”) (for more information, see the section entitled “—Financial Forecasts”), including the assumptions underlying these financial forecasts, and discussed a variety of upside and downside factors to the financial forecasts. The Board also reviewed and discussed certain financial analyses of the Partnership’s standalone value and the March 15 Proposal based on the Updated 2018 Management Case and the Initial 2019 Management Case, including illustrative sum-of-the-parts analyses and a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder. Following these discussions, the Board identified additional sensitivity analyses and financial analyses to be requested from the Partnership’s management and advisors to assist the Board in evaluating the March 15 Proposal.

On March 25, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating. Mr. Smith provided an update on the latest discussions with IFM Investors, including an overview of the March 15 Proposal and the increases in IFM Investors’ proposed offer price since the January 17 Proposal. Representatives of Cravath then reviewed with the Board the directors’ obligations under the Limited Partnership Agreement and other legal matters relating to the Board’s review of the March 15 Proposal. Representatives of Wells Fargo Securities reviewed and discussed with the Board the terms of the March 15 Proposal and its preliminary financial analysis of the Partnership’s standalone valuation and the proposed transaction with IFM GIF. Members of the Partnership management also reviewed with the Board certain financial analyses requested by the Board at the March 18 meeting, including analyses based on applying the growth rate from the Updated 2018 Management Case to the forecasted 2019 results from the Initial 2019 Management Case, a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder based on these financial forecasts and certain illustrative analyses of various tax considerations. Representatives of Cravath then reviewed for the Board certain legal considerations in connection with a potential transaction with IFM GIF, including illustrative deal structures and certain key merger agreement terms and considerations. The Board then convened an executive session to discuss the March 15 Proposal and the various analyses presented by the Partnership’s management and advisors. During the discussions at the executive session, directors expressed a variety of different perspectives on the March 15 Proposal, including several directors who expressed concerns about the proposed value offered by IFM Investors compared to the standalone value of the Partnership based on the information reviewed to date. Following extensive discussion and consideration, the Board determined that it would be in the best interest of the Partnership to proceed with finalizing confirmatory due diligence and negotiating a definitive merger agreement with IFM Investors in order to have a near final transaction for the Board’s review and consideration. Notwithstanding differing views on the proposed value offered by IFM Investors, the directors agreed that their support for a final transaction would depend on the totality of the deal terms negotiated with IFM Investors, including obtaining favorable transaction terms and the ability to accept a superior proposal from a third party after entering into a transaction with IFM GIF. Following the executive session, the Board directed the Partnership’s management and legal advisors to proceed with completing due diligence and negotiating a merger agreement with IFM Investors but to advise IFM Investors that the Board’s assessment of whether to approve the transaction with IFM GIF would require an increase in the proposed offer price from IFM Investors and obtaining favorable merger agreement terms, including a low termination fee payable by the Partnership in order to accept a superior proposal after signing a transaction.

On March 27, 2019, Mr. Smith, Mr. St.Clair and Mr. Muslih met in person with Mr. Cemm, Mr. Teh and Mr. Sparrow to convey that the Board had still not arrived at a view that the proposed offer price included in the March 15 Proposal adequately reflected the value of the Partnership, but that the Partnership was willing to proceed with finalizing IFM Investors’ due diligence review and negotiating a definitive merger agreement in order to be able to fully assess all terms associated with a final transaction proposal from IFM Investors. At this meeting, Mr. Smith, Mr. St.Clair and Mr. Muslih also discussed with representatives of IFM Investors the importance of the Partnership obtaining favorable transaction terms, in particular, with respect to deal protection.

On March 28, 2019, representatives of IFM Investors provided Mr. Russo with a supplementary due diligence request list covering various topics. From March 28, 2019 through the execution of the merger agreement on May 10, 2019, representatives of IFM Investors and the Partnership, together with Cravath and each of White & Case LLP (“White & Case”) and Baker Botts LLP (each, outside counsel to IFM Investors) conducted multiple due diligence calls and exchanged supplemental correspondence relating to corporate, regulatory, legal, environmental, labor, employment, compliance and assorted other due diligence matters in connection with the completion of IFM Investors’ confirmatory due diligence review of the Partnership.

On April 3, 2019, Mr. Russo delivered an initial draft merger agreement to representatives of IFM Investors.

On April 10, 2019, the Partnership held a regularly-scheduled meeting of the Board, with representatives of the Partnership’s management and Cravath participating for a portion of the meeting. Representatives of the Partnership’s management provided a brief update on the status of due diligence and the ongoing negotiations with IFM Investors. Representatives of Cravath then discussed an illustrative timeline for the transaction based on the status of discussions to date. The Board agreed that they would be available to reconvene as needed for further updates based on the ongoing progress of the discussions with IFM Investors.

On April 12, 2019, Mr. St.Clair discussed with Mr. Cemm the Partnership’s anticipated 2019 EBITDA as compared to the 2019 EBITDA projection included in the 2018 Management Case.

On April 15, 2019, Mr. Cemm communicated to Mr. St.Clair that IFM Investors was requesting additional financial detail to bridge the Partnership’s updated EBITDA expectations for 2019 discussed on April 12, 2019 from the financial forecasts for 2019 included in the 2018 Management Case. In the days following April 15, 2019, Mr. St.Clair provided such additional financial detail to Mr. Cemm.

On April 17, 2019, representatives of White & Case delivered a revised draft of the merger agreement to representatives of Cravath.

On April 22, 2019, Mr. Smith, Mr. St.Clair and Mr. Muslih conducted a call with Mr. Cemm on which they sought confirmation of the timing for IFM Investors’ receipt of its internal committee’s approvals and completion of due diligence and further information on IFM Investors’ financing plans. Mr. Smith and Mr. St.Clair also raised concerns regarding certain terms in the draft merger agreement mark-up provided by IFM Investors, including deal protection provisions, and indicated that these terms would need to be resolved in a manner satisfactory to the Partnership. Mr. Cemm also indicated his confidence that the timing and other considerations noted by Mr. Smith and Mr. St.Clair could be resolved in a satisfactory manner.

Later on April 22, 2019, Mr. Smith conducted a call with Mr. Cemm during which Mr. Cemm indicated to Mr. Smith that IFM Investors would be willing to consider increasing its offer price to $41.50 per Partnership Unit (the “April 22 Proposal”), subject to satisfactory completion of confirmatory due diligence, negotiation of customary and reasonably satisfactory definitive documents and approval of IFM Investors’ internal investment committees. Mr. Cemm, Mr. Smith and Mr. St.Clair also discussed progress of the transaction and next steps for finalizing negotiations on the merger agreement and related documentation. The closing price of the Partnership Units on the NYSE on April 22, 2019 was $33.61 per Partnership Unit.

On April 24, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management and Cravath participating. Mr. Smith provided an update on the status of due diligence and the latest discussions with IFM Investors, including the April 22 Proposal conveyed by Mr. Cemm. Representatives of Cravath reviewed for the Board certain key terms and conditions included in the draft merger agreement under negotiation with IFM Investors, including with respect to deal protection, closing conditions, termination fees and IFM Investors’ proposed financing structure, including an equity commitment letter, debt commitment letter and limited guarantee. Mr. St.Clair then discussed with the Board an updated set of financial projections for the 2019 fiscal year, which had been prepared as part of the Partnership’s regular review of its financial results for the first quarter of 2019, taking into consideration the Partnership’s actual results for the first quarter of 2019 and an updated outlook for the remaining portion of 2019 (the “2019 Projections”), which had been made available to IFM Investors on April 18, 2019 pursuant to IFM Investors’ requests for additional financial detail, as well as certain sensitivity analyses based on the 2019 Projections. The Board then reviewed various considerations with respect to the path forward for the Partnership, including the benefits and risks of remaining a standalone company compared with pursuing a transaction with IFM GIF. The Board then convened an executive session, with Cravath participating, to further discuss the potential transaction with IFM GIF. During the discussions at the executive session, directors expressed a variety of different perspectives on the April 22 Proposal and discussed certain additional analyses of the April 22 Proposal to be prepared by the Partnership’s management to facilitate the Board’s evaluation of the improved offer from IFM Investors. Following extensive discussion and consideration, the Board determined that it would be in the best interest of the Partnership to continue to allow IFM Investors to finalize confirmatory due diligence and the negotiation of a definitive merger agreement with IFM GIF. During the executive session, the Board also discussed a proposal from certain directors that the Board conduct one-on-one conversations with the leadership of the Partnership’s business units to explore any potential upside and downside in each of the business units, which the Board scheduled to occur at the Board’s regularly scheduled meetings on April 30, 2019 and May 1, 2019.

On April 25, 2019, representatives of Cravath delivered a revised draft of the merger agreement to representatives of White & Case.

On April 30, 2019, the Partnership held a regularly-scheduled meeting of the Board, with Mr. St.Clair, Mr. Gary L. Bohnsack, Vice President, Controller and Chief Accounting Officer of the General Partner, and other representatives of the Partnership’s management, Intrepid and Cravath participating for a portion of the meeting. Representatives of Intrepid reviewed for the Board an update on the trading performance of the Partnership and certain selected peers, as well as an update on the continued pressure from investors in midstream MLPs across the industry. At the meeting, the Board conducted the previously requested one-on-one conversations with the leadership of the Partnership’s business units regarding the Partnership’s prospective standalone plan and strategic plan. The Board adjourned the meeting until the following day.

On May 1, 2019, the Board reconvened its regularly-scheduled meeting of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath for a portion of the meeting. Mr. St.Clair reviewed with the Board an updated five-year financial forecast for the Partnership that reflected the 2019 Projections that had been shared with the Board at the April 24 meeting for fiscal year 2019 and the Initial 2019 Management Case for the fiscal years 2020 through 2023 (the “2019 Management Case”) (for more information, see the section entitled “—Financial Forecasts”). Following discussion of the 2019 Management Case and the assumptions underlying the financial forecast, the Board authorized the 2019 Management Case for use by the Board in evaluating the potential transaction with IFM GIF and by Wells Fargo Securities in its financial analysis in connection with its delivery of a fairness opinion. Representatives of Wells Fargo Securities reviewed and discussed with the Board the terms of the April 22 Proposal and its preliminary financial analysis of the Partnership’s standalone valuation and the proposed transaction with IFM GIF. Representatives of the Partnership’s management reviewed certain financial analyses based on the 2019 Management Case, including a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder and various sensitivity analyses on the comparison. At the request of the Board, the Partnership’s financial advisors also reviewed the current status of various other potential strategic counterparties, noting which counterparties had already been in discussions with the Partnership during the past year and which were unlikely to make a proposal given various circumstances they were facing at the time. The Board then convened an executive session to discuss the feedback received from the one-on-one conversations and the various analyses presented at the meeting. The Board also discussed a potential outreach to other potentially interested parties but concluded that, based on the risk of potential leaks, the potential impact on the ongoing negotiations with IFM Investors, the history of discussions between the Partnership and various potentially interested parties during the past year, the low likelihood of other potential counterparties being interested in a transaction at this time and the ability for the Board to evaluate takeover proposals received after signing a definitive merger agreement, it would not be in the best interest of the Partnership to conduct any additional outreach. Following these discussions, the Board directed the Partnership’s management and advisors to finalize the negotiations of the potential transaction with IFM GIF for review and approval by the Board.

On May 2, 2019, representatives of White & Case delivered a revised draft of the merger agreement to representatives of Cravath.

On May 5, 2019, representatives of Cravath delivered a revised draft of the merger agreement to representatives of White & Case.

From May 6, 2019 to May 8, 2019, representatives of the Partnership, IFM Investors and their respective legal counsel, including Cravath and White & Case, met in person to negotiate the terms of the draft merger agreement and the draft equity financing letter and limited guarantee from the IFM Fund Trustee.

On May 8, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management and Cravath participating. Members of the Partnership’s management provided an update on the status of the ongoing negotiations with IFM Investors. Representatives of Cravath then reviewed for the Board certain key terms and conditions included in the draft merger agreement under negotiation with IFM Investors. The Board reiterated its requirement that the termination fee payable by the Partnership be low and directed the Partnership’s management and advisors to seek to finalize the definitive documentation for a transaction with IFM GIF accordingly.

On May 8, 2019, Mr. St.Clair, Mr. Muslih and Mr. Russo held a discussion with Mr. Cemm on the open points on the draft merger agreement. Mr. St.Clair, Mr. Muslih and Mr. Russo reiterated to IFM Investors the Board’s views on maintaining a low termination fee. Later that day, Mr. Cemm indicated that IFM Investors would consider a termination fee for the Partnership of 2% of transaction equity deal value and a reverse termination fee for IFM Investors of 6% of transaction equity deal value. Mr. St.Clair and Mr. Muslih indicated that they would discuss with the Board.

On May 9, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management and Cravath participating. Mr. Smith, Mr. St.Clair and Mr. Muslih provided an update on the status of the latest discussions with IFM Investors. Mr. St.Clair presented an analysis prepared by Wells Fargo Securities on the valuation on a per Partnership Unit basis that other potential counterparties to a Partnership-level transaction may be able to provide. Members of the Partnership’s management reviewed certain financial analyses prepared by management in connection with the April 22 Proposal with the Board, including certain sensitivity analyses on the Partnership’s projected EBITDA and a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder. Representatives of Cravath then provided an update for the Board on the status of discussions over certain key terms of the draft merger agreement, including the Partnership’s termination fee and IFM GIF’s reverse termination fee. Mr. Russo also informed the Board that Wells Fargo Securities had provided to the Board updated disclosure regarding any relationships between Wells Fargo Securities and each of the Partnership and IFM Investors. The Board and its advisors then discussed the process for finalizing the definitive merger agreement and, if the Board were to approve a transaction with IFM GIF, for executing and announcing a transaction. The Board then directed representatives of the Partnership’s management and Cravath to continue to finalize the definitive documentation with IFM Investors to present a final proposal for review by the Board.

From May 9, 2019 to May 10, 2019, representatives of the Partnership, IFM Investors and their respective outside advisors, including Cravath and White & Case, exchanged drafts of the merger agreement and the equity financing letter and limited guarantee to be provided by the IFM Fund Trustee, and conducted various conference calls to finalize the draft merger agreement and any ancillary documentation.

On May 10, 2019, the Partnership held a special meeting of the Board, with representatives of the Partnership’s management, Intrepid, Wells Fargo Securities and Cravath participating, to review and approve the proposed transaction with IFM GIF. Representatives of Cravath reviewed the directors’ obligations under the Limited Partnership Agreement and other legal matters in connection with the Board’s consideration of the proposed transaction and reviewed with the Board the terms of the proposed merger agreement and the financing for the transaction, including the equity financing letter, debt commitment letter and limited guarantee from the IFM Fund Trustee. Representatives of Wells Fargo Securities then reviewed and discussed its financial analyses with respect to the Partnership and the proposed merger. Thereafter, at the request of the Board, Wells Fargo Securities rendered its oral opinion to the Board and the Nominating and Corporate Governance Committee (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date) as to, as of May 10, 2019, the fairness, from a financial point of view, to the holders of Partnership Units (other than the Partnership, Parent and its affiliates and, pursuant to certain conditions set forth in the merger agreement, ServiceCo), of the merger consideration in the proposed merger pursuant to the merger agreement. After discussion, the Nominating and Corporate Governance Committee convened and (i) unanimously (1) determined that the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement are in the best interests of the Partnership; and (2) approved the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement; and (ii) recommended that the Board approve the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated thereunder. The full Board then reconvened and, after receiving the recommendation of the Nominating and Corporate Governance Committee and advice from the Partnership’s management and outside financial and legal advisors, and after careful discussion and due consideration, including of the alternative strategic options available to the Partnership at that time and the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, unanimously (a) determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership; (b) authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby; (c) approved the merger and the merger agreement; (d) directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; and (e) recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners.

Prior to the commencement of trading of the Partnership Units on the NYSE on May 10, 2019, the Partnership, Parent and Merger Sub entered into the merger agreement and IFM Investors and the Partnership issued a joint press release announcing the merger and the execution of the merger agreement. The closing price of the Partnership Units on the NYSE on May 9, 2019 (the last trading day before announcement of the merger) was $32.55 per Partnership Unit.

Recommendation of the Board

The Nominating and Corporate Governance Committee, after receiving advice from the Partnership’s management and outside financial and legal advisors, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, has unanimously (1) determined that the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement are in the best interests of the Partnership; (2) approved the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated by the merger agreement, which approval constitutes “Special Approval” under the Limited Partnership Agreement; and (3) recommended that the Board approve the merger agreement and the consummation by each of the Partnership and the General Partner of the transactions contemplated thereunder.

At the special meeting of the Board on May 10, 2019, after receiving advice from the Partnership’s management and outside financial and legal advisors and the recommendation of the Nominating and Corporate

Governance Committee, and after due and careful discussion and consideration, including of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board unanimously:

•	determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership;

•

authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby;

•	approved the merger and the merger agreement;

•	directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; and

•	recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners.

Reasons for the Merger

As described above in the section entitled “—Background of the Merger”, prior to and in reaching its determination, the Board consulted with and received the advice of its financial advisors and outside legal counsel, discussed certain issues with the Partnership’s management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•

the $41.50 to be paid in cash for each Partnership Unit, which represented a premium of approximately 27.5% over the closing price of the Partnership Units of $32.55 on May 9, 2019 (the last trading day before announcement of the proposed merger) and a premium of approximately 31.9% to the Partnership’s volume-weighted average unit price since November 1, 2018 (the last trading day before the Partnership’s announcement of the results of its prior comprehensive review of strategic options);

•

the Board’s understanding of the Partnership’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which the Partnership and its subsidiaries compete, as well as the Partnership’s historical and projected financial performance;

•

the Board’s understanding of the risks, uncertainties and challenges faced by the Partnership and the industry in which the Partnership competes, including the potential downside that the Partnership would face if it continued to operate on a standalone basis and the challenges of continuing to operate as an MLP. These risks, uncertainties and challenges include the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on February 15, 2019);

•

the Board’s understanding of the risks, uncertainties and challenges faced by MLPs in accessing capital, including in the public markets, and investor sentiment around leverage ratios and distribution coverage ratios for MLPs;

•

the financial analyses reviewed and discussed with the Board and the Nominating and Corporate Governance Committee by representatives of Wells Fargo Securities, as well as the oral opinion of Wells Fargo Securities rendered to the Board and the Nominating and Corporate Governance Committee on May 10, 2019 (which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date) that as of May 10, 2019 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the merger consideration to be paid to the holders of Partnership Units, other than the “excluded units” (as defined in the section entitled “—Opinion of the Partnership’s Financial Advisor”), in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of the Partnership’s Financial Advisor” beginning on page 56;

•	the Board’s assessment, taking into account the foregoing factors, of the Partnership’s value on a standalone basis relative to the $41.50 per Partnership Unit to be paid in cash in the merger;

•

the Board’s assessment of the results of certain sensitivity analyses based on the Partnership’s projected EBITDA and a comparison against an illustrative sale and reinvestment of a Partnership Unit by a unitholder;

•

the possibility that it could take a considerable period of time before the trading price of the Partnership Units would reach and sustain at least the offer price of $41.50 per Partnership Unit, as adjusted for present value;

•

the extensive, arm’s-length negotiations with IFM Investors which, among other things, resulted in an increase in the merger consideration to $41.50 per Partnership Unit from IFM Investors’ prior all-cash proposals of $40.50, $39.75 and $37.50 per Partnership Unit, as described above in the section entitled “—Background of the Merger” and the Board’s belief that $41.50 per Partnership Unit was the highest price that IFM Investors would be willing to pay in connection with the merger;

•

the fact that the consideration to be paid by Parent is all cash, which provides certainty, value and liquidity to the holders of Partnership Units, while avoiding long-term business risk, including the risks and uncertainties relating to the Partnership’s prospects (including the prospects described in the management’s financial forecasts summarized in the section entitled “—Financial Forecasts”), immediately upon the consummation of the merger;

•

the fact that the Partnership engaged in, or attempted to initiate, discussions regarding a potential sale transaction with numerous strategic and financial parties, including giving such parties the opportunity to conduct due diligence in order to facilitate increases in any offers initially made, none of which had expressed a willingness to continue to pursue an acquisition of the Partnership (as described under the section entitled “—Background of the Merger”);

•

the fact that the Partnership and its financial advisors had discussions with numerous parties prior to the Partnership’s entry into the merger agreement with Parent and that, as of May 10, 2019, none of those parties was willing to move forward with a proposal for a potential transaction with the Partnership;

•

the Board’s belief, informed by the Board’s publicly announced comprehensive review of strategic options launched in August 2018, including its assessment of a potential conversion of the Partnership to a C-Corporation, that the Partnership’s stand-alone strategic plan involved significant risks in light of the industry and competitive pressures facing the Partnership and MLPs generally and the Board’s concerns with respect to the risks relating to the Partnership’s ability to execute on its strategic plan including the possibility that the strategic plan may not produce the intended results on the targeted timing or at all;

•	the fact that the merger is not subject to approval by Parent’s member;

•

IFM Investors’ track record in successfully acquiring other companies, IFM GIF’s capitalization and consolidated financial strength, and the fact that Parent has received debt financing commitments for loans in an aggregate principal amount of up to $2,850 million and an equity financing commitment for an aggregate amount of $4,255 million in cash to consummate the merger and the Partnership’s ability to seek specific performance to prevent breaches of the merger agreement and, subject to certain qualifications, to enforce specifically the terms of the merger agreement and the equity financing commitment;

•

the fact that unitholders will continue to be entitled to receive regular quarterly cash distributions declared by the Board that are paid on a date prior to the closing of the merger in respect of the Partnership Units in an amount up to $0.75 per Partnership Unit;

•

the provisions of the merger agreement requiring Parent to use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources if any portion of the debt financing becomes unavailable upon terms and conditions not less favorable to Parent or the Partnership than the terms and conditions of the debt commitment letter;

•	the provisions of the merger agreement that permit the Partnership to explore an unsolicited superior proposal, including:

•

the Partnership’s ability to furnish information to and engage in negotiations with third parties that have made an unsolicited takeover proposal that is a superior proposal or could reasonably be expected to result in a superior proposal, as more fully described in the section entitled “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 94;

•

the Board’s ability to consider, and under certain conditions, to accept, a superior proposal if failure to do so would be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated, and the Partnership’s corresponding right to terminate the merger agreement upon the payment of a termination fee of $130 million to Parent in order to enter into a definitive agreement providing for such superior proposal; and

•

the $130 million termination fee, which the Board believed, after consultation with the Partnership’s advisors, was reasonable and not likely to preclude a superior proposal for a business combination with the Partnership;

•

the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be consummated, including due to required regulatory approvals, based on, among other things:

•	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated;

•

the covenant in the merger agreement pursuant to which Parent has agreed to use reasonable best efforts to promptly take all actions necessary to obtain antitrust approval of the merger, including (i) entering into consent decrees or undertakings with a regulatory authority or with any other person; (ii) divesting or holding separate any assets or businesses of the Partnership or its subsidiaries, (iii) terminating existing relationships, contractual rights or obligations of the Partnership or any of its subsidiaries; (iv) terminating any joint venture or other arrangement of the Partnership or any of its subsidiaries; (v) creating any relationship, contractual right or obligation of the Partnership or any of its subsidiaries; (vi) agreeing to any operational restriction, or agreeing to take any action that limits the Partnership’s or any of its subsidiaries’ freedom of action, with respect to any of the services, businesses or assets of the Partnership or any of its subsidiaries; (vii) effectuating any other change or restructuring of the Partnership or any of its subsidiaries, businesses or assets; and (viii) defending through litigation any by any person (including any governmental authority) in order to prevent the entry of, or to have vacated or terminated, any restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement, except to the extent that taking any such action would result in a “burdensome condition” (which term is described in the section entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”);

•

the provision of the merger agreement that allows the outside date for completing the merger to be extended to each of February 9, 2020, May 9, 2020 and August 9, 2020, respectively, if the merger has not been consummated by the initial November 9, 2019 deadline because of the conditions relating to obtaining government approvals not having been satisfied prior to such date;

•

the Board’s belief that the outside date for consummating the merger under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger and the transactions contemplated thereby;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of consummating the merger in light of the scope of the conditions to closing;

•	the fact that the Partnership is entitled to enforce specifically the terms of the merger agreement and the equity financing letter, subject to certain qualifications; and

•

the fact that the IFM Fund Trustee, as trustee for, and out of the funds and other assets of, the Fund, has agreed to guarantee certain obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee and to reimburse certain expenses incurred by the Partnership if necessary to enforce payment of the reverse termination fee;

•

the fact that resolutions approving the merger agreement were unanimously approved by the Board and the Nominating and Corporate Governance Committee, each of which is comprised of a majority of independent directors who are not affiliated with the Partnership and are not employees of the Partnership or any of its subsidiaries;

•

the fact that the merger is not conditioned upon any member of the Partnership’s management or Board entering into any employment, equity contribution or other agreement or arrangement with the Partnership, Parent or IFM Investors, and that no such agreement or arrangement existed as of the date of the merger agreement;

•

the Board’s ability, under certain circumstances, to withhold or withdraw the Board’s recommendation to the holders of Partnership Units that they vote in favor of approval of the merger agreement and the transactions contemplated thereby;

•

the Board’s ability, under certain circumstances, to change its recommendation upon the occurrence of an intervening event, as more fully described in the section entitled “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 94;

•

the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•

the possibility that Parent would pay a termination fee of $390 million upon the termination of the merger agreement under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 105;

•

the fact that the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners is required to approve the merger agreement and the transactions contemplated thereby; and

•	the risk that pursuing other potential alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with Parent.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the potential upside in the Partnership’s stand-alone strategic plan;

•

the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by regulatory authorities;

•

the risks and costs to the Partnership if the merger does not close in a timely manner or at all, including the potential negative impact on the Partnership’s ability to retain key employees, the diversion of management and employee attention, as well as the potential disruptive effect on the Partnership’s day-to-day operations and the Partnership’s relationships with customers, suppliers and other third parties;

•

the fact that the holders of Partnership Units will have no ongoing equity interest in the surviving entity following the merger, meaning that the holders of Partnership Units will not (by virtue of their holding Partnership Units) participate in the Partnership’s future earnings or growth;

•

the restrictions on the conduct of the Partnership’s business prior to the consummation of the merger, which may delay or prevent the Partnership from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Partnership;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for consummation of the merger;

•	the risk that the Partnership may be unable to obtain the requisite affirmative vote of the holders of the Partnership Units to approve the merger agreement and the transactions contemplated thereby;

•

the provisions of the merger agreement that restrict the Partnership’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Partnership to negotiate with Parent (if Parent desires to negotiate) prior to the Partnership being able to terminate the merger agreement to accept a superior proposal;

•

the possibility that the Partnership’s obligation to pay Parent a termination fee of $130 million upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making an alternative proposal to acquire the Partnership;

•

the possibility that the Partnership would be obligated to pay up to $20 million in Parent’s documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) in the event the merger agreement is terminated under certain circumstances, as discussed further under the section entitled “The Merger Agreement—Termination Fee” beginning on page 105;

•	the provisions of the merger agreement limiting the Partnership’s available remedies to a termination fee in the event the merger agreement is terminated under certain circumstances;

•

the significant costs involved in connection with negotiating the merger agreement and consummating the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated, the Partnership may be required to bear such costs; and

•	the fact that the transaction would be taxable to the Partnership’s unitholders for U.S. federal income tax purposes.

In addition, the Board was aware of and considered the fact that some of the Partnership’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Partnership’s unitholders generally, including those interests that are a result of employment and compensation arrangements with the Partnership, as described more fully in the section entitled “—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby are in the best interests of the Partnership; (ii) authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of the merger agreement and the consummation of the transactions contemplated thereby; (iii) approved the merger and the merger agreement; (iv) directed that the approval of the merger agreement and the transactions contemplated thereby be submitted to the limited partners at a special meeting of limited partners; and (v) recommended that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby at a special meeting of limited partners, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Partnership’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for recommending the approval of the merger agreement and the transactions contemplated thereby and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 22.

Opinion of the Partnership’s Financial Advisor

Pursuant to the Engagement Letter, the General Partner and the Partnership retained Wells Fargo Securities as the financial advisor to the Partnership in connection with a review of potential strategic options, including the proposed merger.

On May 10, 2019, Wells Fargo Securities rendered its oral opinion to the Board and the Nominating and Corporate Governance Committee, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion, dated the same date, that, as of May 10, 2019, the merger consideration in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Partnership Units, other than the excluded units. Wells Fargo Securities’ opinion was delivered to the Nominating and Corporate Governance Committee, at the request of the Partnership, in view of Section 14.8 of the Limited Partnership Agreement, which requires that certain transactions, including mergers of the Partnership, be approved by such committee.

Wells Fargo Securities’ opinion was for the information and use of the Board and the Nominating and Corporate Governance Committee (in each case, in its capacity as such) in connection with and for the purposes of their evaluation of the proposed merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Partnership Units, other than the excluded units, of the merger consideration in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication of the proposed merger. The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Partnership Units or any other person as to how such person should vote or act on any matter relating to the proposed merger or any other matter.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated May 9, 2019, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Partnership and the industries in which it operates;

•	compared the financial and operating performance of the Partnership with publicly available information concerning certain other companies that Wells Fargo Securities deemed relevant, and compared current and historic market prices of the Partnership Units with similar data for such other companies;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant;

•	reviewed certain internal financial analyses and forecasts for the Partnership (the “Partnership Projections”) prepared by the management of the Partnership;

•

discussed with the management of the Partnership regarding certain aspects of the proposed merger, the business, financial condition and prospects of the Partnership, the effect of the proposed merger on the business, financial condition and prospects of the Partnership, and certain other matters that Wells Fargo Securities deemed relevant; and

•	considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by the Partnership, or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of its engagement by the Partnership, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. Wells Fargo Securities assumed that the Partnership Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Partnership as to the future performance and financial condition of the Partnership and the other matters covered thereby. Wells Fargo Securities expressed no view or opinion with respect to the Partnership Projections or the assumptions upon which they were based. Wells Fargo Securities assumed that any representations and warranties made by the Partnership, the General Partner, Parent and Merger Sub in the merger agreement or in other agreements relating to the proposed merger will be true and accurate in all respects material to its analysis.

The Partnership does not, as a matter of course, publicly disclose internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed merger, and the Partnership Projections were not prepared with a view towards public disclosure. The Partnership Projections were based on estimates and assumptions involving judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Partnership operates, and the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are outside the control of the Partnership. Accordingly, actual results could vary significantly from those set forth in the Partnership Projections. For more information regarding the use of the Partnership Projections, please refer to the section entitled “—Financial Forecasts” beginning on page 62.

For purposes of its analyses and opinion, Wells Fargo Securities assumed that the proposed merger will have the tax consequences described in discussions with, and materials provided to Wells Fargo Securities by, the Partnership and its representatives and that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Partnership or the contemplated benefits of the proposed merger. Wells Fargo Securities also assumed that the proposed merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that was material to its analyses or opinion. In addition, Wells Fargo Securities was not requested to make, and did not make, an independent evaluation, inspection or appraisal of the assets, properties or liabilities (contingent or otherwise) of the Partnership, Parent, Merger Sub, the Fund or any other entity, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of the Partnership, Parent, Merger Sub, the Fund or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities further assumed that the final form of the merger agreement would conform to the draft reviewed by Wells Fargo Securities in any respect material to its analyses or opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Partnership Units, other than the excluded units, in the proposed merger pursuant to the merger agreement and expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of the Partnership. Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the proposed merger, or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice and relied upon the assessments of the Partnership and its advisors with respect to such advice.

Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed merger as compared to any alternative transactions or strategies that might have been available to the Partnership, nor did it address the underlying business decision of the Board, the Nominating and Corporate Governance Committee or the Partnership to proceed with or effect the proposed merger.

Financial Analyses

In preparing its opinion to the Board and the Nominating and Corporate Governance Committee, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses are readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to the Partnership and none of the selected transactions reviewed was identical to the proposed merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Partnership.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.

Wells Fargo Securities’ opinion was only one of many factors considered by the Board and the Nominating and Corporate Governance Committee in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the merger consideration or of the views of the Board and the Nominating and Corporate Governance Committee or management of the Partnership with respect to the proposed merger or the merger consideration. The type and amount of consideration payable in the proposed merger were determined through negotiations between the Partnership and IFM Investors, and the decision to enter into the merger agreement was solely that of the Board and the Nominating and Corporate Governance Committee.

The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Board and the Nominating and Corporate Governance Committee on May 10, 2019. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis could create an incomplete view of Wells Fargo Securities’ analyses.

The estimates of the future financial performance of the companies in the “Selected Public MLPs Analysis” and the “Selected Precedent Transactions Analysis” listed below were based on public filings, including SEC filings, and research analyst estimates for those companies and the estimates of the future financial performance of the Partnership relied upon for the financial analyses described below were based on the 2019 Management Case.

Discounted Cash Flow Analysis

Wells Fargo Securities performed a discounted cash flow analysis for the Partnership by calculating the estimated net present value (as of December 31, 2018) of the projected unlevered free cash flows of the Partnership for the fiscal year ending December 31, 2019 through the fiscal year ending December 31, 2023, based on the 2019 Management Case. As used herein, “unlevered free cash flows” were calculated as the Partnership’s Adjusted EBITDA as defined with respect to the 2019 Management Case under the section entitled “—Financial Forecasts”) less capital expenditures based on management’s capital expenditures estimates for the relevant periods.

Wells Fargo Securities applied perpetuity growth rates ranging from 1.00% to 2.00% and discount rates ranging from 7.84% to 8.34%, which were chosen by Wells Fargo Securities based on its experience and professional judgment. In selecting the discount rates, Wells Fargo Securities utilized a capital asset pricing model (“CAPM”) analysis of the Partnership and of selected MLPs with publicly traded equity securities that Wells Fargo Securities deemed relevant. The discounted cash flow analysis indicated the following implied price per unit reference range for Partnership Units:

	Implied Price per Unit
	Low	High
Discounted Cash Flow Analysis	$32.63	$45.15

The implied price per unit reference range was then compared to the offer price of $41.50 in cash for each Partnership Unit.

Discounted Distributions Analysis

Wells Fargo Securities performed a discounted distributions analysis for the Partnership by calculating the estimated net present value (as of December 31, 2018) of the projected future distributions of the Partnership (reflecting the Partnership’s revised policy towards distributions based on financial data pro forma for the closing of the Partnership’s divestitures of its equity interest in VTTI B.V. and a package of certain domestic pipeline and terminal assets) for the fiscal year ending December 31, 2019 through the fiscal year ending December 31, 2023, based on the 2019 Management Case and adding a terminal value utilizing perpetuity growth rates ranging from 0.00% to 2.00% and costs of equity ranging from 9.80% to 10.30%, which were chosen by Wells Fargo Securities based on a CAPM analysis of the Partnership and selected MLPs with publicly traded equity securities that Wells Fargo Securities deemed relevant, together with its experience and professional judgment. The discounted distributions analysis indicated the following implied price per unit reference range for Partnership Units:

	Implied Price per Unit
	Low	High
Discounted Distributions Analysis	$30.59	$37.74

The implied price per unit reference range was then compared to the offer price of $41.50 in cash for each Partnership Unit.

Selected Precedent Transactions Analysis

Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as transactions of comparable sizes involving target midstream companies in the energy industry since January 1, 2017.

The selected transactions and selected multiples of such financial data for such selected transactions were:

Announcement Date	Target	Acquiror	Target Enterprise Value (“TEV”) in $ million	TEV/LTM EBITDA	TEV/FY1 EBITDA
11/25/2018	TransMontaigne Partners, L.P.	ArcLight Energy Partners	$1,477	10.9x	9.8x
11/2/2018	VTTI B.V.	Terminal Finance B.V.	$1,475	10.7x	N/A
8/29/2017	Arc Logistics Partners LP	Zenith Energy U.S., L.P.	$673	12.0x	11.2x

None of the selected transactions reviewed was identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.

Wells Fargo Securities calculated, for each of the selected transactions, the ratio of the target company’s enterprise value (calculated as the equity value of that company’s common stock in the transaction, on a fully diluted basis, plus any debt, minority interests and preferred equity, less cash and cash equivalents) to such target company’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the four-quarter period prior to the announcement of the applicable transaction (“LTM EBITDA”) and for the fiscal year in which the selected transaction occurred (“FY1 EBITDA”).

Utilizing the range of results of the selected transactions analysis, Wells Fargo Securities applied multiples in the range of 10.7x to 12.0x to the Partnership’s Adjusted EBITDA for the four-quarter period prior to the announcement of the merger (the “Adjusted LTM EBITDA”) as of December 31, 2018 and multiples in the range of 9.8x to 11.2x to the Partnership’s estimated Adjusted EBITDA for the calendar year ending December 31, 2019 (the “Adjusted 2019E EBITDA”). The selected transactions analysis indicated the following implied price per unit reference ranges for the Partnership Units:

	Implied Price per Unit
	Low	High
Adjusted LTM EBITDA	$35.39	$42.65
Adjusted 2019E EBITDA	$32.70	$40.85

The implied price per unit reference ranges were then compared to the offer price of $41.50 in cash for each Partnership Unit.

Selected Public MLPs Analysis

Wells Fargo Securities reviewed certain data for selected MLPs with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected MLPs used in Wells Fargo Securities’ analyses is identical to the Partnership. The selected MLPs were selected by Wells Fargo Securities because they are comparably sized midstream MLPs focused on refined products pipeline and terminal operations and were deemed by Wells Fargo Securities to be similar to the Partnership in one or more respects, including, among other things, services offered, nature of customers, end-markets and financial performance.

The financial data reviewed for the Partnership included the enterprise value as a multiple of the estimated EBITDA for the calendar year ending December 31, 2019 (“TEV / 2019E EBITDA”) for each of the selected MLPs. Wells Fargo Securities noted that the TEV / 2019E EBITDA multiple of the Partnership was 9.9x. The selected MLPs and selected multiples of such financial data for such selected MLPs were:

TEV / 2019E EBITDA
NuStar Energy L.P.	10.6x
Plains All American Pipeline, L.P.	10.6x
Holly Energy Partners, L.P.	12.1x
Magellan Midstream Partners, L.P.	12.4x

Taking into account the results of the selected MLPs analysis, and utilizing Wells Fargo Securities’ experience and professional judgment, Wells Fargo Securities applied a multiple in the range of 9.9x to 11.0x to the Partnership’s Adjusted 2019E EBITDA, based on the degree to which such selected MLPs’ growth prospects and balance sheet characteristics aligned with those of the Partnership. The selected MLPs analysis indicated the following implied price per unit reference ranges for Partnership Units:

	Implied Price Per Unit
	Low	High
Adjusted 2019E EBITDA	$33.28	$39.69

The implied price per unit reference ranges were then compared to the offer price of $41.50 in cash for each Partnership Unit.

Other Matters

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. The Partnership retained Wells Fargo Securities as its financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. The Partnership has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $17.5 million, which is contingent and payable upon the consummation of the proposed merger. In addition, the Partnership has agreed to reimburse Wells Fargo Securities for certain reasonable and documented out-of-pocket expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of this opinion, Wells Fargo Securities and its affiliates have had investment and commercial banking relationships with the Partnership, for which it and such affiliates have received or expect to receive customary compensation from the Partnership and certain of its affiliates, including approximately $5.7 million with respect to such investment banking relationships. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Partnership in January 2018, as the Partnership’s financial advisor in connection with the divestiture of certain domestic pipeline and terminal assets in December 2018, and as the Partnership’s financial advisor in connection with the divestiture of its equity interest in VTTI B.V. in January 2019. During the two years preceding the date of its opinion, neither Wells Fargo Securities nor its affiliates have had any material investment, commercial banking or financial advisory relationships with IFM Investors or the Fund. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of the outstanding equity interests of the Partnership and none of the outstanding equity interests of IFM Investors or the Fund. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including derivatives, bank loans or other obligations) of the Partnership, IFM Investors and certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.

Financial Forecasts

The Partnership does not, as a matter of course, make public projections as to future sales, earnings or other results. However, the management of the Partnership has prepared the prospective financial information of the Partnership set forth below that was furnished to the Board, to Wells Fargo Securities and to Intrepid as financial advisors to the Board and/or to IFM Investors, in connection with the discussions concerning the proposed merger.

The Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Partnership’s management, each of the Financial Forecasts was prepared on a reasonable basis, reflected the best currently available estimates and judgments and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Partnership at the time of the preparation of such Financial Forecasts. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. A summary of this information is presented below.

Neither the Partnership’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of the Partnership’s independent auditor incorporated by reference in this proxy statement relate to the historical financial information of the Partnership. Those reports do not extend to the financial forecasts and should not be read to do so.

While the Financial Forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these financial forecasts constitute forward-looking information and involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Partnership operates, and the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are outside the control of the Partnership and, upon consummation of the merger, will be beyond the control of Parent and the surviving entity. The Partnership’s unitholders are urged to review the Partnership’s SEC filings for a description of risk factors with respect to the Partnership’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized and actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Partnership, Parent, their respective boards of directors or management teams, as applicable, or their respective financial advisors considered, or now consider, such forecasts to be a reliable predictor of future results. The Financial Forecasts assume that the Partnership would continue to operate as a standalone company and do not reflect any impact of the merger.

The Financial Forecasts include certain non-GAAP financial measures, including Adjusted EBITDA and unlevered free cash flow (in each case, as defined below). The Partnership’s management included forecasts of Adjusted EBITDA and unlevered free cash flow in the Financial Forecasts because such non-GAAP financial measures are used by the Board and the Partnership’s management to assess the operating performance of the Partnership’s business and optimize resource allocation. The Board and the Partnership’s management use Adjusted EBITDA as a primary measure to: (i) evaluate the Partnership’s consolidated operating performance and the operating performance of the Partnership’s business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities. The Board and the Partnership’s management used unlevered free cash flow as a performance metric in connection with evaluating certain illustrative discounted unlevered free cash flow analyses of the Partnership prepared by Wells Fargo Securities relating to the proposed merger. Unlevered free cash flows is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

The Partnership believes that investors benefit from having access to the same financial measures used by management and that these measures are useful to investors because they aid in comparing the Partnership’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and unlevered free cash flow data presented in this proxy statement, however, may not be directly comparable to similarly titled measures prepared by other companies because such non-GAAP financial measures may be defined differently by other companies.

Investors should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Partnership’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures as used by the Partnership in this proxy statement and the accompanying footnotes may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Partnership’s competitors and other companies.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by the Partnership’s management.

By including in this proxy statement the Financial Forecasts below, neither the Partnership nor Parent nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Partnership compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such. Further, the inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Partnership that this information is material. The Financial Forecasts summarized in this section reflected the estimates and judgments available to the Partnership’s management at the time they were prepared and have not been updated to reflect any changes since such financial forecasts were prepared. Neither the Partnership, Parent nor, after consummation of the merger, the surviving entity undertakes any obligation, except as required by law, to update or otherwise revise the Financial Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The summary of the Financial Forecasts is not included in this proxy statement to induce any unitholder to vote in favor of the approval of the merger agreement and the transactions contemplated thereby or any other proposals to be voted on at the special meeting, but because the Financial Forecasts were made available to the Board, to Wells Fargo Securities and Intrepid as financial advisors to the Board and to certain parties potentially interested in a transaction with the Partnership, including IFM Investors.

In the summer of 2018, the Partnership’s management prepared a five-year financial forecast containing certain unaudited prospective financial information for the fiscal years 2018 through 2022 in connection with the Board’s comprehensive review of strategic options. The projections contained in the five-year financial forecast for the fiscal years 2018 through 2022 were prepared by the Partnership’s management based on management’s reasonable best estimates and assumptions with respect to the Partnership’s future financial performance at the time of preparation, including the assumption that the Partnership would have access to sufficient capital during the periods covered by the projections in order to take advantage of its projected growth opportunities. Preliminary versions of the five-year financial forecast were presented to the Board at its meetings held on July 2, 2018, July 20, 2018 and July 25, 2018. At the meeting of the Board held on August 29, 2018, the Board directed the Partnership’s management to distribute such five-year financial forecast to representatives of the Consortium.

On August 30, 2018, the Partnership’s management provided the five-year financial forecast reviewed with the Board at the August 29, 2018 meeting, after reflecting certain adjustments primarily related to the anticipated contributions of VTTI and crude-by-rail storage rates (the “2018 Management Case”) to representatives of the Consortium in connection with their review of a possible transaction with the Partnership. The following table sets forth a summary of the 2018 Management Case:

	Fiscal Year Ending December 31,

	2018F (1)	2019E	2020E	2021E	2022E
	(Dollars in millions)
Adjusted EBITDA (2)	$1,053	$1,146	$1,327	$1,439	$1,553
Total Capital Expenditures (including contributions to joint ventures)	$(799)	$(760)	$(734)	$(753)	$(752)

(1)	Reflects actual Adjusted EBITDA through July 31, 2018 and projected Adjusted EBITDA from August 1, 2018 to December 31, 2018, as of the time the 2018 Management Case was prepared.

(2)

The Partnership’s Adjusted EBITDA is calculated as earnings (losses) before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition and integration costs associated with acquisitions; certain gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that the Partnership does not believe are indicative of its core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, non-cash impairment charges and gains and losses on asset sales. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

For comparison purposes in connection with the review by the Board of the 2019 Management Case as discussed below, the Partnership’s management adjusted the 2018 Management Case to exclude the financial impact of both the Partnership’s equity interest in VTTI and the divestiture of the package of non-integrated domestic pipeline and terminal assets (the 2018 Management Case, as so updated, the “Updated 2018 Management Case”). The following table sets forth a summary of the Updated 2018 Management Case:

	Fiscal Year Ending December 31,
	2018F (1)	2019E	2020E	2021E	2022E
	(Dollars in millions, except per unit amounts)
Adjusted EBITDA (2)	$892	$979	$1,143	$1,230	$1,320
Total Capital Expenditures (including contributions to joint ventures)	$(762)	$(610)	$(622)	$(634)	$(637)
Distribution per Partnership Unit	$4.025	$3.000	$3.000	$3.000	$3.000

(1)

Reflects actual Adjusted EBITDA through July 31, 2018 and projected Adjusted EBITDA from August 1, 2018 to December 31, 2018, in each case as of the time the Updated 2018 Management Case was prepared and excluding the financial impact of both the Partnership’s equity interest in VTTI and the divestiture of the package of non-integrated domestic pipeline and terminal assets.

(2)

The Partnership’s Adjusted EBITDA is calculated as earnings (losses) before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition and integration costs associated with acquisitions; certain gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that the Partnership does not believe are indicative of its core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, non-cash impairment charges and gains and losses on asset sales. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

At the end of the 2018 fiscal year, the Partnership’s management prepared an updated five-year financial forecast containing certain unaudited prospective financial information for the fiscal years 2019 through 2023 in connection with the Partnership’s ordinary course annual review of its financial performance and to reflect continuing changes in the nature of the industry in which the Partnership and its subsidiaries operate (the “Initial 2019 Management Case”). The Initial 2019 Management Case was prepared by the Partnership’s management in good faith based on the Partnership’s management’s reasonable best estimates and assumptions with respect to the Partnership’s future financial performance at the time such forecast was prepared. The Initial 2019 Management Case was presented to the Board at its meeting held on December 19, 2018 and was approved by the Board at such meeting in connection with the Partnership’s annual budget and financial review process.

In connection with the Board’s regular review of the Partnership’s financial budget for the 2019 fiscal year following the completion of the first quarter of the 2019 fiscal year, the Partnership’s management prepared certain unaudited prospective financial information for the remainder of fiscal year 2019 (the “2019 Projections”). The 2019 Projections were prepared by the Partnership’s management in good faith taking into consideration the Partnership’s actual results for the first quarter of 2019 and an updated outlook for the remaining portion of 2019 based on the Partnership’s management’s reasonable best estimates and assumptions with respect to the Partnership’s future financial performance at the time such forecast was prepared. The 2019 Projections were made available to IFM Investors on April 18, 2019 pursuant to IFM Investors’ requests for additional financial detail and were discussed with the Board at its meeting held on April 24, 2019.

Following the preparation of the 2019 Projections, the Partnership’s management prepared an updated five-year financial forecast for the Partnership that reflected the 2019 Projections that had been shared with the Board at the April 24 meeting for fiscal year 2019 and the Initial 2019 Management Case for the fiscal years 2020 through 2023 (the “2019 Management Case”), which was presented to and authorized by the Board on May 1, 2019 for use in evaluating the potential transaction with IFM GIF and by Wells Fargo Securities in its financial analysis in connection with its delivery of a fairness opinion at its meeting held. The 2018 Management Case, the Updated 2018 Management Case, the Initial 2019 Management Case, the 2019 Projections and the 2019 Management Case are collectively referred to herein as the “Financial Forecasts”.

The 2018 Management Case, the Updated 2018 Management Case and the Initial 2019 Management Case were not relied upon by the Board in reaching its determination on May 10, 2019 to approve the merger agreement and the transactions contemplated thereby and to recommend that the Partnership’s unitholders vote to approve the merger agreement and the transactions contemplated thereby, and the 2019 Management Case was the only financial forecast approved by the Partnership for use by Wells Fargo Securities in connection with rendering its oral opinion delivered to the Board and Nominating and Corporate Governance Committee, which was subsequently confirmed by delivery of a written opinion dated as of May 10, 2019, and performing its financial analysis in connection therewith (as described in the section entitled “—Opinion of the Partnership’s Financial Advisor”).

The following table sets forth a summary of the 2019 Management Case, as well as the financial forecast for 2019 from the Initial 2019 Management Case:

	Fiscal Year Ending December 31,
	Initial 2019 Management Case	2019 Management Case
	2019E	2019E (1)	2020E	2021E	2022E	2023E
	(Dollars in millions, except per unit amounts)
Adjusted EBITDA (2)	$874	$905	$962	$1,035	$1,083	$1,100
Total Capital Expenditures (including contributions to joint ventures)	$(377)	$(450)	$(421)	$(428)	$(427)	$(425)
Unlevered free cash flow (3)	$497	$455	$541	$607	$656	$675
Distribution per Partnership Unit	$3.000	$3.000	$3.000	$3.000	$3.000	$3.000

(1)	Reflects actual Adjusted EBITDA through March 31, 2019 and projected Adjusted EBITDA from April 1, 2019 to December 31, 2019, as of the time the 2019 Management Case was prepared.
(2)

The Partnership’s Adjusted EBITDA is calculated as earnings (losses) before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition and integration costs associated with acquisitions; certain gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that the Partnership does not believe are indicative of its core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, non-cash impairment charges and gains and losses on asset sales. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(3)

The Partnership’s unlevered free cash flows are defined as the Partnership’s Adjusted EBITDA less capital expenditures based on management’s capital expenditures estimates for the relevant periods. Unlevered free cash flows is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

Certain Effects of the Merger

If the proposal to approve the merger agreement and the transactions contemplated thereby receives the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners and the other conditions to the closing of the merger are either satisfied (or if permissible under applicable law, waived), Merger Sub will be merged with and into the Partnership upon the terms set forth in the merger agreement. As the surviving entity in the merger, the Partnership will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the consummation of the merger, subject to certain provisions contained in the merger agreement relating to Parent’s treatment of ServiceCo as described in the section entitled “The Merger Agreement—ServiceCo Matters”, all of the Partnership Units will be beneficially owned by Parent, and none of the current unitholders will, by virtue of the merger, have any ownership interest in, or be a unitholder of, the Partnership, the surviving entity or Parent. As a result, the current unitholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Partnership Units. Following the consummation of the merger, Parent will benefit from any increase in the Partnership’s value and also will bear the risk of any decrease in the Partnership’s value.

Upon the consummation of the merger, each Partnership Unit issued and outstanding immediately prior to the effective time of the merger (other than Partnership Units owned immediately prior to the effective time of the merger by the Partnership, Parent or any of its subsidiaries or, under certain circumstances set forth in the merger agreement, by ServiceCo) will be canceled and converted into the right to receive $41.50 in cash, without interest and less any applicable withholding taxes.

Please see the sections entitled “The Merger Agreement—Consideration to be Received in the Merger” and “The Merger Agreement—Cancellation of Certain Units”, each beginning on page 84.

For information regarding the effects of the merger on the Partnership’s outstanding equity awards, please see the section below entitled “—Interests of the Partnership’s Directors and Executive Officers in the Merger” beginning on page 71 and the section entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 85.

The Partnership Units are currently registered under the Exchange Act and trade on the NYSE under the symbol “BPL”. Following the consummation of the merger, the Partnership Units will no longer be traded on the NYSE or any other public market. In addition, the registration of the Partnership Units under the Exchange Act will be terminated and the Partnership will no longer be required to file periodic and other reports with the SEC with respect to the Partnership Units. However, we will continue to make filings with the SEC to the extent such filings are required pursuant to the terms of our registered debt securities. Termination of registration of the Partnership Units under the Exchange Act will reduce the information required to be furnished by the Partnership to its unitholders and the SEC.

Effects on the Partnership if the Merger Is Not Consummated

In the event that the proposal to approve the merger agreement and the transactions contemplated thereby is not approved by the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners, or if the merger is not consummated for any other reason, the holders of Partnership Units will not receive any payment for their Partnership Units in connection with the merger. Instead, the Partnership will remain an independent public company, the Partnership Units will continue to be listed and traded on the NYSE, the Partnership Units will continue to be registered under the Exchange Act, and the Partnership’s unitholders will continue to own their Partnership Units and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Partnership Units.

If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of the Partnership Units, including the risk that the market price of the Partnership Units may decline to the extent that the current market price of the Partnership Units reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Partnership will be offered or that the business, operations, financial condition, earnings or prospects of the Partnership will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Partnership is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section entitled “The Merger Agreement—Termination” beginning on page 104.

Under certain circumstances, if the merger is not consummated, the Partnership may be obligated to pay to Parent a termination fee. Please see the section entitled “The Merger Agreement—Termination Fee” beginning on page 105.

Financing of the Merger

Merger Sub has obtained debt financing commitments from the Debt Commitment Parties for loans in an aggregate principal amount of up to $2,850 million, consisting of a $2,250 million senior secured term loan facility and a $600 million senior secured revolving facility (see below under the heading “Debt Financing” for further information). In addition, Parent has obtained an equity financing commitment from the IFM Fund Trustee, as trustee for the Fund, for an aggregate amount of $4,255 million in cash (see below under the heading “Equity Financing” for further information). The aggregate proceeds of the equity financing and the senior secured term loan facility will be used to fund the merger consideration and certain related fees and expenses and to refinance certain existing indebtedness of the Partnership, and a certain portion of the senior secured term loan facility may also be used as additional cash on the balance sheet and for general corporate purposes of the Partnership. The proceeds of the senior secured revolving facility will be used for ongoing working capital and general corporate purposes of the Partnership, and a certain portion of the proceeds of the senior secured revolving facility may also be used to fund a portion of the merger consideration and certain related fees and expenses and to refinance certain existing indebtedness of the Partnership. The merger agreement requires Parent to use its reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitments and for the Partnership to use its reasonable best efforts to cooperate with and assist Parent in connection with the above financing.

The merger agreement does not contain any financing-related closing condition (although the funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the debt and equity financing letters pursuant to which each of the debt financing and the equity financing will be provided). Parent has represented that the proceeds from the debt and equity financing letters will be sufficient to pay the aggregate merger consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement.

Equity Financing

In connection with the merger agreement, Parent entered into an equity financing letter with the IFM Fund Trustee, as trustee for, and out of the funds and other assets of, the Fund, dated May 10, 2019 pursuant to which the IFM Fund Trustee has committed to provide or cause to be provided to Parent, at or immediately prior to the closing of the merger, pursuant to and subject to the terms of the merger agreement, an aggregate amount of $4,255 million in cash solely for the purposes of funding a portion of the aggregate merger consideration and amounts payable with respect to Partnership equity awards, as well as certain related fees and expenses up to a cap of $5 million, which we refer to as the “equity financing commitment”. The obligation of the IFM Fund Trustee to fund its equity financing commitment is subject to (i) the terms of the equity financing letter, (ii) the satisfaction or waiver of all of the conditions to Parent’s and Merger Sub’s obligations to effect the closing of the merger, (iii) the debt financing as described below (or alternative debt financing obtained in accordance with the merger agreement), having been funded in accordance with the terms of the debt commitment letter, as defined below, or being ready to be funded in accordance with the terms thereof at the closing of the merger if the equity financing commitment were funded at the closing of the merger and (iv) the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

The Fund may assign all or a portion of its equity commitment to any affiliate, co-investor and/or limited partner of the Fund or any funds or entities managed or advised by IFM Investors or any of its affiliates. The IFM Fund Trustee’s obligations under the equity financing commitment will expire upon the earliest to occur of: (i) the closing of the merger, (ii) the termination of the merger agreement in accordance with its terms or (iii) the Partnership or any of its affiliates asserting a claim against the IFM Fund Trustee, the Fund, Parent or other related parties relating to the merger agreement, the equity financing letter, the limited guarantee or certain other matters relating to the transactions contemplated by the merger agreement, in each case, other than in accordance with the terms of the equity financing letter. Upon termination of the equity financing letter, neither the IFM Fund Trustee nor the Fund will have any further obligations or liabilities thereunder.

The Partnership is an express third-party beneficiary of the equity financing commitment to the extent provided in the equity financing letter and has the right to seek specific performance of the IFM Fund Trustee’s equity financing commitment under the circumstances in which the Partnership would be permitted by the merger agreement to enforce certain consent rights under the equity financing letter; however, the Partnership is only entitled to specific performance to cause the Fund to satisfy the equity financing commitment if the debt financing, as discussed below, will be concurrently funded.

Debt Financing

In connection with Parent’s entry into the merger agreement, Merger Sub entered into a debt commitment letter, dated as of May 10, 2019 (and as amended and restated as of May 31, 2019, the “debt commitment letter”) with the Debt Commitment Parties, pursuant to which the Debt Commitment Parties have committed to provide debt financing in an aggregate principal amount of up to $2,850 million, consisting of a $2,250 million senior secured term loan facility to be made available to Merger Sub (and the Partnership as the survivor of the merger with Merger Sub) and a $600 million senior secured revolving facility to be made available to Merger Sub (and the Partnership as the survivor of the merger with Merger Sub) and, if designated by the Partnership, certain subsidiaries of the Partnership (together, the “debt facilities”). The debt facilities will be guaranteed by each existing and subsequently acquired wholly-owned domestic restricted subsidiary of the Partnership, subject to limited exceptions, and secured by substantially all of the assets of the Partnership and the subsidiary guarantors, including (i) in the case of the senior secured revolving facility, assets constituting “Principal Property” (as defined in the Partnership’s existing indenture, dated as of July 10, 2003, as supplemented to date (the “existing indenture”) governing its outstanding debt securities) and (ii) in the case of the senior secured term loan facility and the senior secured revolving facility, substantially all assets not constituting “Principal Property”, in each case, subject to customary exceptions for transactions of this type and other than to the extent the granting of such liens would trigger the “equal and ratable” sharing provision in the existing indenture.

Pursuant to the debt commitment letter, Merger Sub may invite other banks, financial institutions and other institutional lenders to participate in the senior secured revolving facility described in the debt commitment letter and to undertake a portion of the commitments to provide the senior secured revolving facility.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. In the event that any portion of the debt financing described herein becomes, or is reasonably likely to become, unavailable, Parent is obligated to use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and the other transactions contemplated by the merger agreement on terms and conditions no less favorable to Parent, Merger Sub and the Partnership than the terms and conditions set forth in the debt commitment letter and which will neither be subject to additional conditions compared to those set forth in the debt commitment letter nor prevent or materially delay the consummation of the debt financing. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

The availability of the debt facilities is subject to certain customary closing conditions, including, but not limited to:

•	the execution and delivery of definitive documentation with respect to the debt facilities consistent with the debt commitment letter, together with customary closing deliverables;

•	the accuracy of certain representations and warranties in the merger agreement and the definitive documentation with respect to the debt facilities;

•

since the date of the merger agreement, no change, event, fact, condition, development, effect or occurrence shall have occurred and be continuing that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a “material adverse effect” (as defined in the section entitled “The Merger Agreement—Representations and Warranties”);

•

the consummation of the merger in all material respects in accordance with the merger agreement (without any amendments or modifications to the merger agreement or any waivers thereof by Merger Sub that are materially adverse to the lenders under the debt facilities without the consent of the lead arrangers under the debt commitment letter (such consent not to be unreasonably withheld, delayed or conditioned)) prior to or substantially concurrently with the initial borrowing under one or more of the debt facilities;

•

prior to or substantially simultaneously with the initial borrowing under one or more of the debt facilities, the equity financing shall have been consummated by the IFM Fund Trustee as described above or in such lesser amount as is required by the terms of the debt commitment letter;

•

the repayment, including the termination and release of all commitments, security interests and guarantees in connection therewith, of any indebtedness required to be so repaid pursuant to the merger agreement prior to or substantially simultaneously with the initial borrowing under one or more of the debt facilities;

•

the delivery of certain financial statements provided by the Partnership to Parent pursuant to the merger agreement and a pro forma consolidated balance sheet of the Partnership as of the last day of its most recent fiscal quarter for which those certain financial statements have been provided and a related pro forma income statement of the Partnership for the four-fiscal quarter then ended, each prepared after giving effect to the merger and related transactions;

•	the delivery of customary information with respect to “know-your-customer” and anti-money laundering rules and regulations;

•

the execution of guarantees from substantially all of the Partnership’s wholly-owned domestic restricted subsidiaries, subject to limited exceptions, and security agreements and the taking of certain actions necessary to establish and perfect the administrative agent’s security interest in certain collateral securing the debt facilities, which will include substantially all of the assets of the Partnership and the subsidiary guarantors, including (i) in the case of the senior secured revolving facility, assets constituting “Principal Property” (as defined in the existing indenture) and (ii) in the case of the senior secured term loan facility and the senior secured revolving facility, substantially all assets not constituting “Principal Property”, in each case, subject to customary exceptions for transactions of this type and other than to the extent the granting of such liens would trigger the “equal and ratable” sharing provision in the existing indenture; and

•	the payment of certain applicable fees and expenses;

The termination date for the debt commitment letter is the earliest of (i) the date on which the merger agreement has terminated in accordance with its terms prior to the consummation of the merger, (ii) the consummation of the merger with or without the funding of the debt facilities and (iii) five business days following 11:59 p.m. New York City time on November 9, 2019, as such outside date may be extended from time to time under the merger agreement as discussed below in “The Merger Agreement—Termination”.

Limited Guarantee

In connection with the merger agreement, IFM Fund Trustee, as trustee for, and out of the funds and other assets of, the Fund, entered into a limited guarantee with the Partnership, dated May 10, 2019, which we refer to as the “limited guarantee”, pursuant to which, the IFM Fund Trustee irrevocably and unconditionally guaranteed the due and punctual payment, performance and discharge by Parent to the Partnership of, as applicable, (i) the reverse termination fee payable by Parent of $390 million, (ii) certain other amounts that may become due to the Partnership under the merger agreement and (iii) certain expense reimbursement obligations not to exceed $5 million, in each case subject to an aggregate liability cap of $395 million (the “cap”).

The limited guarantee will generally terminate on the earliest of: (i) the effective time of the merger, (ii) receipt by the Partnership of the full amount payable under the limited guarantee, (iii) the termination of the merger agreement in circumstances where the reverse termination fee and any other of the IFM Fund Trustee’s obligations under the limited guarantee are not payable, (iv) the date that is 45 days after any termination of the merger agreement in circumstances where the IFM Fund Trustee would be obligated to make payments under the limited guarantee and the Partnership has not made a claim for such payment and (v) the IFM Fund Trustee’s payments under the limited guarantee having equaled the cap.

However, if the Partnership asserts a claim (other than certain non-prohibited claims under the limited guarantee), including a claim in excess of the guaranteed amounts or a claim against certain specified non-recourse parties, (i) the obligations of the IFM Fund Trustee under the limited guarantee will immediately terminate and become null and void by its terms, (ii) if the IFM Fund Trustee previously made payments pursuant to the limited guarantee, it will be entitled to recover such payments, and (iii) neither the IFM Fund Trustee nor certain of its related parties will have any liability under the limited guarantee, the merger agreement or certain related documents.

No Appraisal Rights

Appraisal rights are not available in connection with the merger under the DRULPA, the merger agreement or the Limited Partnership Agreement.

Interests of the Partnership’s Directors and Executive Officers in the Merger

The Partnership’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Partnership’s limited partners generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and the transactions contemplated thereby and recommend that the limited partners vote their Partnership Units to approve the merger agreement and the transactions contemplated thereby.

Treatment of Equity and Equity-Based Awards

As described further in the section entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 85, each award of Partnership Phantom Units (including Post-Signing Partnership Phantom Units), Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units (including Post-Signing Partnership Performance Units) that is outstanding prior to the completion of the merger will be canceled and converted into the right to receive cash at the effective time of the merger.

Amounts paid in settlement of awards of Post-Signing Partnership Phantom Units and Post-Signing Partnership Performance Units will be pro-rated based on the number of days in the applicable vesting period that elapse prior to the effective time and the remainder of such awards will be forfeited for no payment. However, the amount paid in settlement of Post-Signing Partnership Phantom Units that are On-Cycle Partnership Phantom Unit Awards and Post-Signing Partnership Performance Units that are On-Cycle Partnership Performance Unit Awards will instead equal the lesser of (1) the pro-rated payment amount (with such pro-ration being based on the number of days in the applicable vesting period that elapses prior to the effective time) payable upon the settlement of the applicable award multiplied by two and (2) the amount payable in respect of the settlement of such award if such amount had not been pro-rated.

The following table sets forth the number of Partnership Phantom Units, Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units held by each of the Partnership’s directors and executive officers as of June 3, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash distribution equivalent amounts payable in respect thereof. The amounts reflected in the table below exclude any grants that may be made following June 3, 2019 and any Partnership Phantom Units, Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units (and any related cash distribution equivalents) that are vested or are expected to vest in accordance with their terms prior to November 30, 2019 (the assumed date of the completion of the merger solely for purposes of this transaction-related compensation disclosure). Partnership Phantom Units, Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units are valued based on the merger consideration of $41.50 per share. Payments in respect of all Partnership Phantom Units, Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units (and any related cash distribution equivalents) held by the Partnership’s directors and executive officers are “single-trigger” in that they will be paid upon the consummation of the merger.

Name	Partnership Phantom Units		Partnership Deferral Units/Partnership Director Deferred Units		Partnership Performance Units (1)		Distribution Equivalents with respect to Partnership Phantom Units and Partnership Performance Units (2)	Total ($) (3)
	#	($)	#	($)	#	($)	($)	($)
Executive Officers
Clark Smith	104,862	$4,351,773	68,178	$2,829,387	209,725	$8,703,588	$1,054,618	$16,939,366
Keith E. St.Clair	29,996	$1,244,834	36,690	$1,522,635	59,988	$2,489,502	$308,286	$5,565,257
Robert Malecky	24,157	$1,002,516	36,638	$1,520,477	48,312	$2,004,948	$235,269	$4,763,210
Khalid Muslih	25,265	$1,048,498	34,968	$1,451,172	50,531	$2,097,037	$253,408	$4,850,114
William Hollis	19,202	$796,883	29,288	$1,215,452	38,401	$1,593,642	$190,801	$3,796,778
Mark Esselman	12,994	$539,251	17,042	$707,243	25,987	$1,078,461	$138,142	$2,463,097
Todd Russo	18,423	$764,555	20,654	$857,141	36,844	$1,529,026	$188,465	$3,339,187
Joseph Sauger	14,832	$615,528	11,662	$483,973	29,664	$1,231,056	$155,501	$2,486,058
Gary Bohnsack	28,711	$1,191,507	10,260	$425,790	13,827	$573,821	$66,224	$2,257,341
Directors
Pieter Bakker	3,583	$148,695	—	—	—	—	—	$148,695
Barbara M. Baumann	3,583	$148,695	—	—	—	—	—	$148,695
Barbara J. Duganier	3,583	$148,695	—	—	—	—	—	$148,695
Joseph A. LaSala, Jr.	3,583	$148,695	—	—	—	—	—	$148,695
Mark C. McKinley	3,583	$148,695	598	$24,817	—	—	—	$173,512
Larry C. Payne	3,583	$148,695	—	—	—	—	—	$148,695
Oliver “Rick” G. Richard, III	3,583	$148,695	—	—	—	—	—	$148,695
Frank S. Sowinski	3,583	$148,695	—	—	—	—	—	$148,695
Martin A. White	3,583	$148,695	—	—	—	—	—	$148,695

(1)	The number of Partnership Performance Units assumes that applicable performance goals have been attained at target level, resulting in a payout multiplier of 100%.
(2)

No distribution equivalents have been accrued with respect to Partnership Phantom Units, Partnership Deferral Units or Partnership Director Deferred Units as distribution equivalents with respect to such awards are distributed at the time that distributions are made with respect to Partnership Units. Therefore, distribution equivalents are accrued only with respect to Partnership Performance Units. The amount of distribution equivalents with respect to Partnership Performance Units assumes that applicable performance goals have been attained at target level, resulting in a payout multiplier of 100%. The above Table reflects distribution equivalents accrued as of June 3, 2019 and does not reflect subsequently accrued distribution equivalents.
(3)	Assumes that no Post-Signing Partnership Phantom Units or Post-Signing Partnership Performance Units have been granted after the signing of the merger agreement.

Severance Entitlements

Each of the executive officers has entered into an individual severance agreement with the Partnership, which we refer to as the “Executive Severance Agreements”. The Executive Severance Agreements provide for severance payments and other benefits in the event of a “qualifying termination”, such as a termination of the executive officer’s employment by the Partnership without cause or by the executive officer for “good reason” (each, as described below) whether prior to, in connection with or following a change in control of the Partnership. The merger will constitute a change of control of the Partnership for purposes of the Executive Severance Agreements.

For purposes of the Executive Severance Agreements, “good reason” generally means (a) a material reduction in the executive officer’s annual base salary or target bonus opportunity, other than a similar reduction in target bonus opportunity that applies to the Partnership’s named executive officers as a group, (b) a significant reduction in the executive officer’s authorities, duties or responsibilities; (c) an elimination of the executive officer from eligibility to participate in material employee benefit plans, other than an elimination of eligibility to participate in benefit plans that is applicable to all similarly-situated employees; (d) the Partnership requiring the executive officer to be based at an office location that is more than 100 miles from the executive officer’s primary office location as it existed on the date of the Executive Severance Agreement, other than required travel substantially consistent with the executive officer’s present business obligations; or (e) the failure of the Partnership to comply with and satisfy any of the terms of the Executive Severance Agreement.

For purposes of the Executive Severance Agreement, “cause” generally means an executive officer’s (i) habitual insobriety or substance abuse, (ii) engaging in acts of disloyalty to the Partnership or ServiceCo, including fraud, embezzlement, theft, commission of a felony, or dishonesty, (iii) willful misconduct by the employee in the performance of his duties, or (iv) the willful failure of the executive officer to perform a material function of the executive officer’s duties under the Executive Severance Agreement.

In the event of a qualifying termination, each executive officer would be entitled to receive: (a) a lump-sum cash payment equal to the sum of (1) the executive officer’s annual base salary and (2) the executive officer’s target annual cash bonus, in each case, for the year of termination, and (b) for a period of 12 months following a qualifying termination, monthly cash payments equal to 125% of (x) the cost of continued health and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), less (y) the amount the employee would be required to contribute as an active employee, which would cease once the employee becomes eligible for medical benefits from a new employer. Receipt of the above-described payments and benefits is conditioned upon the applicable executive officer executing a release of claims in favor of the Partnership. The estimated aggregate value of the severance payments and benefits that the Partnership’s executive officers would receive in the event of a qualifying termination on or following the completion of the merger is $8,888,484. The foregoing estimate is based on compensation and benefit levels in effect as of June 3, 2019. The executive officer’s outstanding unvested equity awards would be treated as described above in the section entitled “Interests of the Partnership’s Directors and Executive Officers in the Merger – Treatment of Equity and Equity-Based Awards”.

Non-Employee Director Deferred Compensation Plan

The Partnership’s non-employee directors are eligible to participate in the Partnership’s Non-Employee Director Deferred Compensation Plan, as amended (the “Director Deferred Compensation Plan”). Under the Director Deferred Compensation Plan, directors may elect to defer all or a portion of their cash retainer fees.

Deferred amounts are notionally invested in Partnership Units, which are referred to as Partnership Director Deferred Units in this proxy statement and are 100% vested. Directors are also entitled to distribution equivalent rights in respect of such Director Deferral Units. Accounts under the Director Deferred Compensation Plan are distributed in cash on the earliest of (i) a director’s termination of service, (ii) the distribution date elected by the director and (iii) a change of control transaction such as the merger. As of the date of this filing, the only director with an account balance under the Director Deferred Compensation Plan was Mark McKinley, who had a balance of $24,817 as of June 3, 2019.

Continuing Employee Benefits

The merger agreement provides that for a period of not less than two years following the effective time, Parent will, and will cause the surviving entity to, provide each individual who was an employee of the Partnership or any of its subsidiaries immediately prior to the effective time of the merger, which we refer to as a “continuing employee”, with (a) base salary or wages and target cash annual bonus opportunities that are in each case no less favorable than such continuing employee’s base salary or wages and target cash annual bonus opportunities immediately prior to the effective time of the merger, (b) severance benefits that are no less favorable than those that would have been provided to such continuing employee under the Partnership’s severance benefit plans, programs, policies, agreements and arrangements immediately prior to the effective time of the merger and (c) employee benefits (excluding base salary, short-term incentive opportunities and severance benefits) that are substantially comparable in the aggregate in value to those provided to such continuing employee immediately prior to the effective time of the merger.

Parent has also agreed to honor, or cause the surviving entity to honor, all Partnership and ServiceCo compensation and benefit plans and arrangements in accordance with their terms as in effect at the time of the merger, except for any such plans that are equity plans sponsored by the Partnership (which will be terminated at the effective time of the merger). Parent has also agreed to, or to cause the surviving entity to, (i) recognize a continuing employee’s service with the Partnership or any of its subsidiaries prior to the merger for purposes of determining such continuing employee’s eligibility to participate in, and level of benefits, vesting, benefit accrual (other than under defined benefit plans) and early retirement subsidies (with respect to plans in effect on the date hereof) under, non-frozen benefit plans in which continuing employees will participate after the merger, (ii) use commercially reasonable efforts to cause all preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods applicable to continuing employees under Parent’s or the surviving entity’s welfare plans to be waived, to the extent such limitations were waived or satisfied prior to the effective time and (iii) use commercially reasonable efforts to provide continuing employees with credit under any such welfare plan for any co-payments, deductibles and similar expenditures incurred prior to the effective time for the remainder of the calendar year in which the effective time occurs.

With respect to annual bonuses payable under the Partnership’s annual bonus plan with respect to the fiscal year in which the effective time of the merger occurs, Parent has agreed that the Board (or the appropriate committee thereof) may determine (using good faith methodology consistent with past practice and taking into account such factors as the target bonuses payable for such fiscal year and based on the most recent forecast of the Partnership’s financial performance for such fiscal year) the aggregate bonuses payable under such annual bonus plan for the portion of such fiscal year that occurs prior to the effective time. The amounts so determined shall be aggregated with the bonus amounts determined by Parent and the surviving entity to be payable with respect to the portion of such fiscal year that occurs after the effective time, and such aggregate bonus amounts shall be paid in accordance with the terms of the annual bonus plan, and in no event later than March 15 immediately following the fiscal year.

Director and Officer Indemnification

Pursuant to the terms of the merger agreement, members of the Board and executive officers of the Partnership will be entitled to certain ongoing indemnification and coverage under directors’ and officers’

liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification” beginning on page 100.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Partnership’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to the named executive officer either immediately at the effective time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment prior to, on or following the merger (i.e., on a “double-trigger” basis). The limited partners are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either the Partnership, the Board or Parent. Accordingly, if the proposal to approve the merger agreement is approved by the limited partners and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Partnership’s Directors and Executive Officers in the Merger”.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (a) an assumption that the merger is completed on November 30, 2019, (b) a per share merger consideration of $41.50, (c) the named executive officers’ salary and total eligible bonus levels as in effect as of the date of this proxy statement, (d) the number of unvested Partnership Phantom Units, Partnership Deferral Units and Partnership Performance Units held by the named executive officers as of June 3, 2019, the latest practicable date to determine such amounts before the filing of this proxy statement, and excluding any additional grants that may occur following such date and any Partnership Phantom Units, Partnership Deferral Units and Partnership Performance Units that are vested or are expected to vest in accordance with their terms prior to November 30, 2019, and (e) an assumption that each named executive officer’s employment is terminated by the Partnership without “cause” or by the named executive officer for “good reason” (each, as defined in the Executive Severance Agreements) immediately following the completion of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

The amounts shown below do not attempt to quantify any cash retention bonuses the named executive officers may receive, as described in the section entitled “—Interests of the Partnership’s Directors and Executive Officers in the Merger—New Management Arrangements” beginning on page 77.

Potential Payments to Named Executive Officers

Name	Cash Severance ($) (1)	Equity ($) (2)	Benefits ($) (3)	Total ($)
Clark Smith	$2,021,895	$16,939,366	$27,126	$18,988,386
Keith E. St.Clair	$1,193,400	$5,565,257	$26,286	$6,784,943
Robert Malecky	$1,071,000	$4,763,210	$27,034	$5,861,243
Khalid Muslih	$1,071,000	$4,850,114	$27,187	$5,948,301
William Hollis	$907,800	$3,796,778	$17,673	$4,772,251

(1)

The estimated amounts shown in this column represent a lump-sum cash payment equal to the sum of (A) the named executive officer’s annual base salary and (B) the named executive officer’s target annual cash bonus. These payments are “double-trigger”, as they will only be payable in the event of a “qualifying termination” prior to, on or following the effective time of the merger. Under the Executive Severance Agreements pursuant to which this cash severance is provided, each named executive officer is subject to a one-year post-termination non-competition and non-solicitation covenant. Under the non-competition covenant, the named executive officer cannot engage in activities that compete with any material line of business of the Partnership and its subsidiaries. Under the non-solicitation covenant, the named executive officer is prohibited from soliciting business from the Partnership’s customers and clients and cannot solicit or attempt to hire any person who was employed by the Partnership and its subsidiaries during the one-year period prior to the named executive officer’s termination of employment.
(2)

The estimated amounts shown in this column represent the aggregate intrinsic value of the named executive officers’ outstanding unvested Partnership Phantom Units, Partnership Deferral Units and Partnership Performance Units, including distribution equivalents with respect to Partnership Performance Units (assuming, in the case of Partnership Performance Units and distribution equivalents related thereto, that applicable performance goals have been met at target level, resulting in a payout multiplier of 100%). The estimated payments in respect of the named executive officers’ unvested Partnership Phantom Units, Partnership Deferral Units and Partnership Performance Units, including distribution equivalents with respect to Partnership Performance Units, as shown in the following table are “single-trigger” benefits in that they will be paid to the named executive officer upon the consummation of the merger. The table reflects distribution equivalents accrued as of June 3, 2019 and does not reflect subsequently accrued distribution equivalents.

Name	Unvested Phantom Units		Unvested Deferred Units		Unvested Performance Units		Distribution Equivalents with respect to Unvested Performance Units	Total
	#	($)	#	($)	#	($)	($)	($)
Clark Smith	104,862	$4,351,773	68,178	$2,829,387	209,725	$8,703,588	$1,054,618	$16,939,366
Keith E. St.Clair	29,996	$1,244,834	36,690	$1,522,635	59,988	$2,489,502	$308,286	$5,565,257
Robert Malecky	24,157	$1,002,516	36,638	$1,520,477	48,312	$2,004,948	$235,269	$4,763,210
Khalid Muslih	25,265	$1,048,498	34,968	$1,451,172	50,531	$2,097,037	$253,408	$4,850,114
William Hollis	19,202	$796,883	29,288	$1,215,452	38,401	$1,593,642	$190,801	$3,796,778

(3)

The estimated amounts shown in this column represent the value of monthly cash payments for a period of 12 months following a qualifying termination equal to 125% of (A) the cost of continued health and dental coverage under COBRA, less (B) the amount the employee would be required to contribute as an active employee. These are “double-trigger” benefits in that they will be paid to the named executive officer only if the named executive officer experiences a qualifying termination of employment under the Executive Severance Agreements prior to, on or following the effective time of the merger.

New Management Arrangements

As of the date of this proxy statement, there are no employment, equity or other agreements, arrangements or understandings between any of the Partnership’s directors or executive officers, on the one hand, and Parent or the surviving entity, on the other hand, and the merger is not conditioned upon any of the Partnership’s directors or executive officers entering into any such agreement, arrangement or understanding.

Pursuant to the merger agreement, the Partnership may grant cash retention bonuses to the employees of the Partnership and its subsidiaries (which, under the merger agreement, includes ServiceCo) including the Partnership’s executive officers, subject to Parent’s consent. As of the date of this proxy statement, no determinations have been made as to whether any executive officer will receive any such award.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the merger. This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. A ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary has not been sought, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to U.S. holders of Partnership Units that hold their Partnership Units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or the tax considerations that may be relevant to holders of Partnership Phantom Units. This summary also does not address tax considerations that may be applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein (other than holders of Partnership Units);

•	persons deemed to sell Partnership Units under the constructive sale provisions of the Code;

•	persons that acquired Partnership Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold Partnership Units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Partnership Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Partnership Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Partnership Units that, for U.S. federal income tax purposes, is:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF PARTNERSHIP UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER IN CONNECTION WITH THE MERGER.

Tax Considerations of the Merger to U.S. Holders of Partnership Units

Tax Characterization of the Merger

The receipt of cash in exchange for Partnership Units pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the merger will be treated as a taxable sale of a U.S. holder’s Partnership Units in exchange for cash received in the merger.

Amount and Character of Gain or Loss Recognized

A U.S. holder who receives cash in exchange for Partnership Units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received and (B) such U.S. holder’s share of the Partnership’s liabilities immediately prior to the effective time of the merger and (2) such U.S. holder’s adjusted tax basis in the Partnership Units exchanged therefor (which includes such U.S. holder’s share of the Partnership’s liabilities immediately prior to the effective time of the merger).

A U.S. holder’s initial tax basis in its Partnership Units would have been equal to the amount such holder paid for the Partnership Units plus the U.S. holder’s share of the Partnership’s liabilities. Over time that basis would have (1) increased by (A) the U.S. holder’s share of the Partnership’s income and (B) any increases in the U.S. holder’s share of the Partnership’s liabilities and (2) decreased, but not below zero, by (A) distributions from the Partnership, (B) the U.S. holder’s share of the Partnership’s losses, (C) any decreases in the U.S. holder’s share of the Partnership’s liabilities and (D) the U.S. holder’s share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the receipt of cash in exchange for the Partnership Units pursuant to the merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by the Partnership and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Such ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a Partnership Unit pursuant to the merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Partnership Units pursuant to the merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Partnership Units in the merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its Partnership Units for more than twelve (12) months as of the effective time of the merger. Non-corporate U.S. Holders are generally eligible for reduced rates of taxation on long-term capital gain. Deductions for capital losses are subject to significant limitations under the Code. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of the Partnership’s income generally can be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in the Partnership pursuant to the merger.

The amount of gain or loss recognized by each U.S. holder in the merger will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of the Partnership Units exchanged by each U.S. holder in the merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the merger to such holder, taking into account its own particular circumstances.

Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Effectiveness of the Merger

U.S. holders of Partnership Units will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the effectiveness of the merger. These allocations will be made in accordance with the terms of the Limited Partnership Agreement. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Partnership Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Partnership Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the merger.

Distributions

Unitholders will continue to be entitled to receive regular quarterly cash distributions declared by the Board that are paid on a date prior to the consummation of the merger but will not be entitled to receive any distributions that would have been paid on a date after the consummation of the merger. Under the terms of the merger agreement, the Partnership is prohibited from establishing a record date for, declaring, setting aside for payment or paying any dividend or distribution, except for regular quarterly distributions with dividend and distribution dates, as applicable, that are on the same day in the same month as for the most recent corresponding quarter prior to the consummation of the merger.

Regulatory Approvals Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the merger, may not be consummated until notification and report forms have been filed by each of the Partnership and Parent with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting periods have expired or terminated. The Partnership and Parent filed their respective notification and report forms under the HSR Act with the DOJ and the FTC on June 3, 2019.

At any time before or after the effective time of the merger, the DOJ, the FTC, the U.S. state attorneys general or certain foreign governmental authorities could take action under applicable antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon the divestiture of assets of Parent or the Partnership, subjecting the consummation of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the merger agreement, the respective obligations of the Partnership, Parent and Merger Sub to effect the merger are subject to, among other things, (i) the expiration or early termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act, (ii) the receipt of CFIUS approval (as defined below under the section entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”), (iii) the receipt of the PA PUC approval and (iv) certain regulatory approvals in The Bahamas. For a description of Parent’s and the Partnership’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations” beginning on page 98.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the consummation of the merger by the fourth quarter of 2019; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Delisting and Deregistration of the Partnership Units

If the merger is consummated, the Partnership Units will be delisted from the NYSE and deregistered under the Exchange Act, and the Partnership Units will no longer be publicly traded.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information About Us” beginning on page 114.

The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations among the Partnership, the General Partner, ServiceCo, Parent and Merger Sub, and allocates risks among the parties, with respect to the merger.

The representations and warranties of the Partnership and the General Partner contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub, and the representations and warranties of Parent and Merger Sub have been made solely for the benefit of the Partnership. In addition, such representations and warranties (a) have been made only for purposes of the merger agreement, (b) have been qualified by certain documents filed with, or furnished to, the SEC by the Partnership prior to the date of the merger agreement, (c) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the merger agreement, (d) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (f) have been included in the merger agreement for the purpose of allocating risk between the Partnership and the General Partner, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the merger agreement is included with this proxy statement only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding the Partnership, the General Partner, ServiceCo, Parent or Merger Sub or their respective subsidiaries or businesses. Investors should not rely on the representations and warranties or any descriptions thereof as characterization of the actual state of facts or condition of the Partnership, the General Partner, ServiceCo, Parent or Merger Sub or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Partnership’s public disclosures.

The Partnership will provide additional disclosure in its public reports of any material information necessary to provide the unitholders with a materially complete understanding of the disclosures relating to the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Partnership publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Partnership makes with the SEC, as described in the section entitled “Where You Can Find Additional Information About Us” beginning on page 114.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Delaware Limited Liability Company Act and the DRULPA, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Partnership. The separate existence of Merger Sub will cease and the Partnership will continue as the surviving entity. As a result, the Partnership will become a wholly owned subsidiary of Parent. Subject to certain provisions contained in the merger agreement relating to Parent’s treatment of ServiceCo, immediately prior to the consummation of the merger, ServiceCo may also become a wholly owned subsidiary of Parent, as discussed below in the section entitled “—ServiceCo Matters”.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. (New York City time) on the fifth business day following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of all of the conditions described in the section below entitled “—Conditions of the Merger” (other than any conditions that by their nature are to be satisfied at the closing of the merger, but subject to satisfaction or waiver of such conditions at such time), unless the marketing period (as described in the section below entitled “—Marketing Period”) in connection with Parent’s financing commitments has not ended at least five business days prior to the time that the closing of the merger would otherwise have occurred, in which case the closing date of the merger will be tolled until the earlier to occur of (i) a date before or during the marketing period specified by Parent on at least three business days’ prior written notice to the Partnership and (ii) the fifth business day immediately following the final day of the marketing period, unless the Partnership and Parent agree to another date or time in writing.

The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as is specified in the certificate of merger and as is agreed to by the parties to the merger agreement, which is referred to as the “effective time” of the merger.

At the effective time of the merger, the Certificate of Limited Partnership and the Limited Partnership Agreement in effect immediately prior to the effective time of the merger will remain unchanged and will be the certificate of limited partnership and agreement of limited partnership of the surviving entity until thereafter amended as provided therein or by applicable law (subject to certain requirements contained in the merger agreement in connection with indemnification obligations).

At the effective time of the merger, in accordance with the merger agreement, the Limited Partnership Agreement and the DRULPA, Parent will be admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership and simultaneously therewith, all limited partners of the Partnership immediately prior to the merger will cease to be limited partners of the Partnership, subject to certain conditions pursuant to which ServiceCo may remain a limited partner of the Partnership as described further in the section below entitled “—ServiceCo Matters”. At the effective time of the merger, the General Partner will continue as the sole general partner of the Partnership and the Partnership will continue without dissolution.

Marketing Period

The marketing period is the first period of at least 15 consecutive business days after May 10, 2019, commencing upon the date of receipt by Parent, Merger Sub and their debt financing sources of certain financial information required by its debt financing sources and such other pertinent and customary financial information and other information that is reasonably requested by Parent, in each case to enable Parent to arrange, market, syndicate and consummate its debt financing (or any alternative financing as permitted by the merger agreement, as described above under the section entitled “The Merger—Financing of the Merger—Debt Financing”), including financial information of the type and form that are customarily included in private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act (such information, the “required financial information”), that meet certain compliance requirements set forth in the merger agreement (we refer to the satisfaction of such requirements in this section as “compliant”).

The marketing period will be deemed not to have commenced if (a) the no restraints condition and the governmental consents condition, each as defined below in the section entitled “—Conditions of the Merger”, have not been satisfied and (b) on or prior to the completion of such 15 consecutive business day period, (i) the Partnership’s independent accountant has withdrawn its audit opinion with respect to any financial statements contained in the required financial information, in which case the marketing period will not be deemed to have commenced, at the earliest, unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Partnership and its subsidiaries for the applicable periods by the independent accountant or another independent public accounting firm of international standing; (ii) the Partnership has publicly announced its intent to restate any financial statements included in the required financial information, in which case the required financial information will only be deemed as received for purposes of the “marketing period” on the date (if any) that (A) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (B) the Partnership has provided written notice to Parent that it has concluded that no restatement shall be required in accordance with GAAP; or (iii) the required financial information ceases to be compliant or would be required to be updated in order to be compliant on any day during such 15 consecutive business day period (and is not so updated), in which case the marketing period shall not be deemed to have commenced until the receipt by Parent of such updated required financial information. The marketing period shall in any event end on the date on which the full amount of Parent’s debt financing is funded.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each Partnership Unit issued and outstanding immediately prior to the effective time of the merger (other than Partnership Units owned immediately prior to the effective time of the merger by the Partnership, Parent or any of its subsidiaries or, under certain circumstances set forth in the merger agreement, by ServiceCo) will be converted into the right to receive $41.50 in cash, without interest and less any applicable withholding tax. Following the effective time of the merger, each unitholder will cease to have any rights with respect to such Partnership Units, except for the right to receive the merger consideration, without interest.

Cancellation of Certain Units

Subject to certain provisions contained in the merger agreement relating to Partnership Units held by ServiceCo, all Partnership Units that are owned immediately prior to the effective time by the Partnership or Parent or any of its subsidiaries will be automatically canceled and will cease to exist and will not be entitled to any merger consideration.

General Partner Interest

The general partner interest in the Partnership issued and outstanding immediately prior to the effective time will remain outstanding in the surviving entity in the form set forth in the Limited Partnership Agreement, and the General Partner, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity as set forth in the Limited Partnership Agreement.

ServiceCo Matters

In connection with the consummation of the merger, the parties agreed to provide Parent with the ability to structure the relationship between ServiceCo and the Partnership from and after the consummation of the merger. Parent in its sole discretion may elect, prior to the closing of the merger, to cause ServiceCo to continue to hold the Partnership Units held by ServiceCo as of the effective time of the merger and to thereby remain a limited partner of the Partnership, in each case at and after the consummation of the merger if:

(x) to the extent required, the approval by GreatBanc Trust Company, in its capacity as trustee of the ESOP, of the purchase by Parent or an affiliate thereof of all of the outstanding shares of common stock of ServiceCo, has been obtained prior to the consummation of the merger; and

(y) at or prior to the effective time of the merger, ServiceCo has become a wholly owned subsidiary of Parent in accordance with the terms of the merger agreement.

Alternatively, Parent in its sole discretion may elect, in lieu of pursuing the above transactions, to replace the members of both the ServiceCo Board and the ESOP Committee with its own designees, in which case the

Partnership Units held by ServiceCo would receive the merger consideration upon the consummation of the merger in the same manner as any other Partnership Units, as discussed above in the section entitled “—Consideration to be Received in the Merger”.

In connection with the foregoing ServiceCo matters, the Partnership has agreed to cooperate with Parent in obtaining necessary approvals and implementing the ServiceCo structure elected by Parent.

Treatment of Equity and Equity-Based Awards

At the effective time of the merger, subject to all required withholding taxes:

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each outstanding award of Partnership Phantom Units, other than awards of Post-Signing Partnership Phantom Units will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units subject to such award of Partnership Phantom Units plus (B) the amount of any accumulated and unpaid distribution equivalents in respect of such award of Partnership Phantom Units (the sum of such amounts, the “Partnership Phantom Unit Payment Amount”);

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each outstanding award of Post-Signing Partnership Phantom Units will be canceled and converted into the right to receive an amount in cash equal to the Partnership Phantom Unit Payment Amount with respect thereto, pro-rated based on the number of days in the applicable vesting period of such award of Post-Signing Partnership Phantom Units that elapses prior to the effective time (the “Pro-Rated Partnership Phantom Unit Payment Amount”) and the remainder of such award will be forfeited for no payment. However, the amount paid upon settlement of Post-Signing Partnership Phantom Units that are On-Cycle Partnership Phantom Unit Awards will equal the lesser of (1) the applicable Pro-Rated Partnership Phantom Unit Payment Amount multiplied by two and (2) the applicable Partnership Phantom Unit Payment Amount;

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each outstanding award of Partnership Director Deferred Units will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units that are subject to such award of Partnership Director Deferred Units, plus (B) the amount of any accumulated and unpaid distribution equivalents with respect to such award of Partnership Director Deferred Units;

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each outstanding award of Partnership Deferral Units will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units that are subject to such award of Partnership Deferral Units, plus (B) the amount of any accumulated and unpaid distribution equivalents with respect to such award of Partnership Deferral Units;

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each outstanding award of Partnership Performance Units, other than awards of Post-Signing Partnership Performance Units, will be canceled and converted into the right to receive an amount in cash equal to the sum of (A) (x) the merger consideration multiplied by (y) the number of Partnership Units underlying such award of Partnership Performance Units, based on applicable performance goals being attained at target level (resulting in a payout performance multiplier of 100%), plus (B) the amount of any accumulated and unpaid dividend equivalents with respect to such award of Partnership Performance Units, based on applicable performance goals being attained at target level (resulting in a payout performance multiplier of 100%); and

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each outstanding award of Post-Signing Partnership Performance Units will be canceled and converted into the right to receive an amount in cash equal to the Partnership Performance Unit Payment Amount with respect thereto, pro-rated based on the number of days in the applicable vesting period of such award of Post-Signing Partnership Performance Units that elapses prior to the effective time (the “Pro-Rated Partnership Performance Unit Payment Amount”) and the remainder of such awards will be forfeited for no payment. However, the amount paid upon settlement of Post-Signing Partnership

Performance Units that are On-Cycle Partnership Performance Awards will equal the lesser of (1) the applicable Pro-Rated Partnership Performance Unit Payment Amount multiplied by two and (2) the applicable Partnership Performance Unit Payment Amount.

Payment for Units

Prior to the closing of the merger, Parent will designate a bank or trust company reasonably acceptable to the Partnership to act as paying agent for the payment of the merger consideration. At or immediately after the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (the “exchange fund”).

As promptly as reasonably practicable after the effective time of the merger (but no later than five business days after the effective time of the merger), Parent and the surviving entity will cause the paying agent to mail to each person who was, at the effective time of the merger agreement, a record holder of certificates representing Partnership Units (other than certificates representing Partnership Units that will be canceled in accordance with the merger agreement or, at Parent’s election, certain ServiceCo units) whose units were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates representing Partnership Units in exchange for the merger consideration. Upon delivery of a properly completed letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other customary documents as may reasonably be required by the paying agent), and the surrender of certificates representing Partnership Units, the holder of such certificates will be entitled to receive cash in an amount equal to the merger consideration multiplied by the number of Partnership Units formerly represented by such certificates, and such surrendered certificates will be cancelled.

As promptly as reasonably practicable after the effective time of the merger (but no later than five business days after the effective time of the merger), Parent and the surviving entity will cause the paying agent to mail to each person who was, at the effective time of the merger agreement, a record holder of non-certificated Partnership Units held in book entry form (each, an “uncertificated unit”) (other than uncertificated units that will be canceled in accordance with the merger agreement or, at Parent’s election, certain ServiceCo units) whose units were converted into the right to receive the merger consideration, materials advising such holder of the effectiveness of the merger and the conversion of its uncertificated units into the right to receive the merger consideration. Upon delivery by the holders of such uncertificated units of customary documents as may reasonably be required by the paying agent, such holder will be entitled to receive cash in an amount equal to the merger consideration multiplied by the number of such uncertificated units.

At any time following the first anniversary of the closing of the merger, the surviving entity will be entitled to require the paying agent to deliver to it any portion of the exchange fund (including any interest received) which has not been disbursed to holders of certificates or uncertificated units, and thereafter such holders will be entitled to look only to the surviving entity for payment of their claims with respect to such merger consideration, pursuant to the terms of the merger agreement. Each certificate representing a Partnership Unit that is surrendered will be canceled. You should not send in your Partnership Unit certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Partnership Unit certificates with your proxy card.

The merger consideration paid in respect of Partnership Units in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Partnership Units previously represented by the relevant certificates or uncertificated units. At the effective time of the merger, the transfer books of the Partnership will be closed and thereafter there shall be no further registration of transfers on the transfer books of the surviving entity of the Partnership Units that were outstanding immediately prior to the effective time of the merger. From and after the effective time of the merger, the holders of certificates representing Partnership Units and uncertificated units outstanding immediately prior to the effective time will cease to have any rights with respect to such Partnership Units, except as otherwise provided for in the merger agreement or by applicable law. If, at any time after the effective time, certificates representing Partnership Units are presented to the surviving entity for any reason, they will be canceled and exchanged as provided for in the merger agreement and described in this section.

If, during the period between the date of the merger agreement and the effective time of the merger, any change in the number or class of Partnership Units occurs, by reason of the occurrence or record date of any unit split, reverse unit split, unit dividend (including any dividend or other distribution of securities convertible into Partnership Units), reorganization, recapitalization, reclassification, combination, exchange of units or other like change, the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to reflect such unit split, reverse unit split, unit dividend (including any dividend or other distribution of securities convertible into Partnership Units), reorganization, recapitalization, reclassification, combination, exchange of units or other like change.

If your Partnership Unit certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by making an affidavit to that effect, complying with the other procedures set forth above, and, if required by the surviving entity or the paying agent, posting a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to your lost, stolen or destroyed Partnership Unit certificate.

Pursuant to the merger agreement, Parent, the surviving entity and the paying agent may deduct and withhold from the merger consideration and any other amounts payable under the merger agreement in connection with the Partnership Units any amounts required to be deducted and withheld under applicable tax laws with respect to the making of such payments.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Partnership and the General Partner with respect to the Partnership and its subsidiaries, including representations and warranties relating to:

•	due organization, valid existence, good standing and similar matters;

•	capital structure and equity securities;

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partnership, limited liability company and corporate power and authority, as applicable, to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

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absence of conflicts with, violation or breach of or defaults under the organizational documents and certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings and consents;

•

absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	absence of undisclosed liabilities;

•	internal controls over financial reporting;

•

certifications of the Partnership’s principal executive officer and principal financial officer required by the Sarbanes-Oxley Act of 2002 and the Exchange Act with respect to the Partnership’s reports filed with the SEC;

•	absence of off-balance sheet arrangements;

•	accuracy of the information in this proxy statement;

•	absence of certain changes or events and the conduct of business in the ordinary course of business since December 31, 2018;

•	legal proceedings and judgments;

•	compliance with applicable laws (including anti-corruption and other international trade laws), permits, judgments (including court orders) and certain regulatory matters;

•	tax matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	the inapplicability of state takeover statutes and the absence of unitholder rights agreements;

•	real and personal property;

•	material contracts;

•	insurance;

•	regulatory matters;

•	receipt of opinion from the Partnership’s financial advisor;

•	broker’s, finder’s, financial advisor’s and similar fees; and

•	related party transactions.

The merger agreement also contains a number of representations and warranties made by Parent and Merger Sub with respect to Parent and Merger Sub, including representations and warranties relating to:

•	due organization, valid existence, good standing and similar matters;

•	corporate, limited liability or other applicable power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

absence of conflicts with, violation or breach of, defaults under, the charter documents and certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	required governmental filings and consents;

•

absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	ownership and operations of Merger Sub since its formation;

•	Parent’s financing commitments under the debt and equity financing letters and sufficiency of funds to pay the merger consideration;

•	absence of certain arrangements with the Partnership’s management, the Board or any beneficial owner of Partnership Units;

•	broker’s, finder’s, financial advisor’s and similar fees;

•	non-reliance on the Partnership’s estimates, projections, forecasts, forward-looking statements and business plans;

•	accuracy of information supplied to the Partnership for inclusion or incorporation by reference in this proxy statement;

•	legal proceedings;

•	ownership of Partnership Units; and

•	limited guarantee in favor of the Partnership.

Significant portions of the representations and warranties of the Partnership and the General Partner are qualified as to “materiality” or “material adverse effect” and significant portions of the representations and warranties of Parent and Merger Sub are qualified as to “materiality” or a “material adverse effect” on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement on a timely basis or the compliance by Parent or Merger Sub with its obligations under the merger agreement. Under the merger agreement, a “material adverse effect” with respect to the Partnership and its subsidiaries means any effect, change, event, fact, condition, development or occurrence that, individually or in the aggregate with all other effects, changes, events, facts, conditions, developments or occurrences, (a) has a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities or results of operations of the Partnership and its subsidiaries, taken as a whole, or (b) would prevent or materially delay or materially impair (i) the consummation by the Partnership or the General Partner of the merger on a timely basis or (ii) the compliance by the Partnership or the General Partner with its obligations under the merger agreement, except that only for clause (a) above, none of the following, and no effect, change, event, fact, condition, development or occurrence arising out of, or resulting from, the following, will constitute or be taken into account in determining whether a “material adverse effect” has occurred, is continuing or would reasonably be expected to occur:

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any effect, change, event, fact, condition, development or occurrence generally affecting the midstream logistics and/or blending industries (including the terminaling, storage, processing and marketing industries), including regulatory conditions (or changes therein) or any other industry in which the Partnership and its subsidiaries operate, or the economy, credit, financial, capital or commodities markets in the United States, the Caribbean or elsewhere in the world, including changes in interest or currency exchange rates;*

•	any effect, change, event, fact, condition, development or occurrence to the extent arising out of, resulting from or attributable to:

•

changes or announced changes in law or in GAAP, or any changes or announced changes in the interpretation (to the extent authoritative) or enforcement of any of the foregoing, or any changes or announced changes in general legal, regulatory or political conditions, in each case, after the date of the merger agreement applicable to the Partnership or any of its properties, operations or assets;*

•

the negotiation, execution, announcement or performance of the merger agreement or the consummation of the merger (other than for purposes of certain representations and warranties contained in the merger agreement relating to the unitholder vote and governmental approvals), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from the merger agreement or the transactions contemplated by the merger agreement;

•	acts of war (whether or not declared), military activity or terrorism, or any escalation or worsening thereof;*

•	pandemics, earthquakes, floods, hurricanes, tornados or other natural disasters, or other comparable weather-related events;*

•	changes in oil, natural gas, condensate, natural gas liquids or refined petroleum products prices or the prices of other commodities, including changes in price differentials;

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any action taken by the Partnership or its subsidiaries in compliance with the covenants set forth in the merger agreement (other than those described in the section entitled “—Covenants Regarding Conduct of Business by the Partnership Pending the Effective Time”) or at Parent’s express written request or with Parent’s written consent, or the failure to take any action by the Partnership or its subsidiaries if that action is prohibited by the merger agreement;

•	any change or prospective change, in and of itself, in the Partnership’s credit ratings (but not the underlying causes);

•	any decline, in and of itself, in the market price, or change in trading volume, of any securities of the Partnership (but not the underlying causes); or

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any failure, in and of itself, to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, distributions or cash position (but not the underlying causes).

except, in the case of the bullets marked with an asterisk above, to the extent such effect, change, event, fact, condition, development or occurrence has a disproportionate adverse effect on the Partnership and its subsidiaries, taken as a whole, as compared to other similarly sized participants in the industry or geographic markets in which the Partnership and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a material adverse effect).

The representations and warranties of the Partnership, the General Partner, Parent and Merger Sub will expire upon the effective time of the merger.

Covenants Regarding Conduct of Business by the Partnership Pending the Effective Time

Subject to certain exceptions, unless Parent otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), the Partnership and the General Partner have agreed that during the period from the date of the merger agreement until the effective time of the merger, each of the Partnership and the General Partner will, and will cause its subsidiaries to use its and their reasonable best efforts to:

•	carry on its business and operations in all material respects in the ordinary course consistent with past practice;

•	preserve its and each of its subsidiaries’ business organizations substantially intact; and

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preserve existing relations with key suppliers, customers, employees, distributors, vendors, licensors, licensees, governmental authorities and other persons with whom the Partnership or its subsidiaries have significant business relationships substantially intact, and maintain its insurance coverage with respect to any material assets and its material permits, in each case, substantially consistent with past practice.

In addition, the merger agreement places specific restrictions on the ability of the Partnership and its subsidiaries to, subject to certain exceptions, unless Parent otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), among other things:

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issue, sell, grant, pledge, transfer, dispose of or encumber, or authorize or propose the issuance, sale, grant, pledge, transfer, disposition of or encumbrance on any partnership interests, shares of capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to purchase any partnership interests, shares of capital stock or other equity or voting interests, except for transactions among the Partnership and its wholly owned subsidiaries, issuance or grants made in the ordinary course of business consistent with past practice as required pursuant to partnership equity awards outstanding at signing or granted after signing in accordance with the restrictions contained in the merger agreement and described in this section (as used in this proxy statement, “partnership equity awards” means Partnership Phantom Units (including Post-Signing Partnership Phantom Units), Partnership Director Deferred Units, Partnership Deferral Units and Partnership Performance Units (including Post-Signing Partnership Performance Units), along with any cash distribution equivalents);

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redeem, purchase, repurchase or otherwise acquire any partnership interests, shares of capital stock or other equity or voting interests in the Partnership or any rights, warrants or options to acquire any partnership interests, shares of capital stock or other equity or voting interests in the Partnership, except pursuant to the forfeiture or withholding of taxes with respect to partnership equity awards;

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establish a record date for, declare, set aside for payment or pay any dividend or distribution, except certain intercompany distributions and regular quarterly distributions with dividend and distribution dates, as applicable, that are on the same day in the same month as for the most recent corresponding quarter prior to the closing of the merger;

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split, combine, subdivide or reclassify any partnership interests, shares of capital stock or other equity or voting interests in the Partnership, except by a wholly owned subsidiary of the Partnership which remains a wholly owned subsidiary of the Partnership after the consummation of such transaction;

•

enter into any contract with respect to the voting of any partnership interests, shares of capital stock or other equity or voting interests in the Partnership or any rights, warrants or options to acquire any partnership interests, shares of capital stock or other equity or voting interests in the Partnership;

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(i) incur, assume, guarantee or otherwise become liable, directly, contingently or otherwise, for any “indebtedness” (which includes indebtedness for borrowed money and obligations under credit instruments, capital leases and financial instrument agreements (other than accounts payable, accrued expenses and endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice)), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any of its subsidiaries, or (iii) guarantee any indebtedness of another entity or enter into any “keep well” or other agreement to maintain any financial statement condition of another entity, except, in each case, for (a) intercompany indebtedness or guarantees among the partnership and its wholly owned subsidiaries, (b) letters of credit, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (c) indebtedness under the Partnership’s existing credit facility or other existing arrangements (including letters of credit), not to exceed $500 million in the aggregate, (d) indebtedness incurred in connection with the refinancing of existing indebtedness or indebtedness incurred as permitted by such restrictions subject to certain limitations contained in the merger agreement, and (e) entry into swap or hedging transactions or other derivative agreements in the ordinary course of business consistent with past practice that can be terminated on 90 days or less notice;

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pre-pay any indebtedness for borrowed money or modify in any material respect the material terms or extend the maturity of any indebtedness except for pre-payment of the indebtedness under the Partnership’s existing credit facility;

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make any loans, capital contributions or advances, except to the Partnership or its wholly owned subsidiaries and to joint ventures in which the Partnership or its subsidiaries participate subject to certain conditions contained in the merger agreement;

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sell, lease, transfer, license or otherwise surrender, relinquish, dispose of or encumber any of the Partnership’s properties or assets, except for (i) sales or leases for aggregate consideration of less than or equal to (a) $25 million during the nine-month period following signing and (b) $25 million during the six-month period thereafter, (ii) dispositions of obsolete, surplus or worn out assets or assets no longer used or useful in the Partnership’s conduct of its business, other than dispositions of owned real property, (iii) certain intercompany transfers and (iv) in the ordinary course of business consistent with past practice, (a) leases of owned real property, (b) subleases of real property in which the Partnership or its subsidiaries is a tenant or a subtenant, (c) voluntary termination, expirations or surrenders of any partnership leases, (d) sales of crude oil, natural gas, condensates, natural gas liquids and other produced hydrocarbons, refined products and minerals conducted in accordance with the Partnership’s risk management policy and (e) other sales and leases of tangible personal property;

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make or authorize capital expenditures, including for property, plant and equipment, except for repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise prevent material risk to the safety and integrity of such facilities, properties or assets and except as provided in the Partnership’s capital expenditure plan;

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make any acquisitions (including by merger) of the capital stock or the assets of any entity, except for (i) acquisitions of tangible personal property in the ordinary course of business consistent with past practice, (ii) acquisitions for aggregate consideration of less than or equal to (a) $25 million during the nine-month period following signing and (b) $25 million during the six-month period thereafter and (iii) acquisitions with respect to capital expenditures permitted pursuant to the restrictions in the immediately preceding bullet;

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make material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Partnership and its subsidiaries, except as required by GAAP (including any authoritative interpretation thereof), applicable law or any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board);

•	amend or restate the Partnership’s organizational documents or amend in any material respect or restate the organizational documents of any of the Partnership’s subsidiaries, as in effect at signing;

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grant liens on any of the Partnership’s material assets, except for liens to secure indebtedness permitted in the sixth bullet above, liens to the Partnership or its wholly owned subsidiaries and certain permitted liens;

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waive, release, assign, settle or compromise any pending or threatened action against the Partnership or any of its subsidiaries, except for settlements of actions reflected or reserved against in the Partnership’s financial statements for an amount not materially in excess of the amount so reflected or reserved or otherwise for amounts in excess of $3 million individually or $25 million in the aggregate (in each case, net of insurance proceeds or amounts from indemnification agreements) and except for certain other permitted exceptions;

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waive, release, assign, settle or compromise any pending or threatened material action in respect of any rates or authority to provide service in the ordinary course with federal or state governmental authorities, shippers or other interested parties, subject to keeping Parent informed in all material respects and on a reasonably timely basis of the status of any pending or threatened actions in respect of any rates or authority to provide service in the ordinary course with federal or state governmental authorities, shippers or other interested parties, and except for certain other permitted exceptions;

•	make or change any material method of tax accounting or any material tax election, except in the ordinary course of business consistent with past practice;

•	engage in any activity or conduct its business in a manner that would cause less than 90% of the Partnership’s gross income for any calendar quarter prior to the effective time of the merger to be treated as “qualifying income” within the meaning of Section 7704(d) of the U.S. Internal Revenue Code of 1986;

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convert the Partnership from any one form of business entity to any other form of business entity, enter into any new line of business in which the Partnership and its subsidiaries were not engaged at signing or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, merger, division, consolidation or other reorganization of the Partnership, except to accept a superior proposal as permitted under the merger agreement;

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enter into a new contract that would have been a material contract if it had been entered into prior to the date of the merger agreement or materially modify or amend (other than renewals on substantially the same or better terms), or cancel, terminate, assign, waive or release (or otherwise forego) any material right or claim under any material contract or any contract that would have been a material contract if it had been entered into prior to the date of the merger agreement, except for certain contracts entered into in the ordinary course of business consistent with past practice or contracts that amend, renew or replace any existing collective bargaining agreement;

•	enter into any transactions or contracts with any person that would be required to be disclosed by the Partnership in its SEC filings as a related party transaction;

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conduct the business of the General Partner, the Partnership and any of its subsidiaries in a way that would cause any of the them to become an “investment company” subject to registration under the Investment Company Act of 1940;

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take any action that causes the businesses of the Partnership or any of its subsidiaries that are not already so regulated or treated as regulated to be (i) subject to rate regulation or comprehensive nondiscriminatory access regulation under any state or local law, (ii) deemed to be providing any service that would require prior state agency approval in order to discontinue or abandon such service or to implement a rate tariff for such service, (iii) regulated by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938 or (iv) regulated by the FERC under the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988);

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fail to conduct any portion of the Partnership’s business subject to the Partnership’s risk management policy relating to purchases, sales, hedging and interest rate swap transactions conducted by the Partnership’s Merchant Services Segment in all material respects in compliance with such policy;

•	make or renew any charitable contributions, except those made in the ordinary course of business consistent with past practice;

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except as required pursuant to a collective bargaining agreement of, or compensation or benefit plan or arrangement of, the Partnership or ServiceCo in effect on the date of the merger agreement or entered into thereafter in accordance with the merger agreement (i) grant any increase in compensation, other than ordinary course annual increases in base salary to individuals who are not directors or executive officers to the extent such increases do not exceed 3% in the aggregate, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any equity-based compensation plan or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Partnership or its subsidiaries, (iii) establish, enter into, amend or adopt any collective bargaining agreement, compensation or benefit plan or arrangement, services agreement or other similar agreement, (iv) grant or amend any awards under any compensation or benefit plan or arrangement of the Partnership or ServiceCo, (v) materially change any actuarial or other assumptions used to calculate funding obligations under any benefit plans or arrangements or change the manner in which contributions thereto are made or determined, except as required under GAAP or applicable laws, (vi) take any action to accelerate in any material respect any rights or benefits under any compensation or benefit plan or arrangement of the Partnership or ServiceCo, or (vii) change, amend or modify any performance metrics or goals under any outstanding equity or incentive award;

•

hire or engage any employee or consultant, or terminate the employment or engagement of any employee or consultant other than for cause if (i) such employee or consultant receives an annual base salary in excess of $250,000 (unless, in the case of hiring, to replace employees or fill open positions) or (ii) such employee is an executive officer of the Partnership or any of its subsidiaries; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the preceding actions.

No Solicitation; Board Recommendation

In the merger agreement, the Partnership agreed to, and to cause its subsidiaries (including the General Partner) to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any takeover proposal and to request to have destroyed or returned all confidential information previously provided to such person by or on behalf of the Partnership or its subsidiaries and immediately prohibit any further access by such person to such information relating to a possible takeover proposal that has been provided in any such discussions or negotiations. Moreover, the Partnership has agreed to, and to cause its subsidiaries (including the General Partner) to, and to use its reasonable best efforts to cause each of its and their managers, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to, not, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any person of the provisions regarding non-solicitation in the merger agreement), or furnish to any other person any non-public information in connection with, or for the purpose of encouraging, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal; or

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, collaboration agreement, option agreement or other similar agreement providing for, relating to, or in connection with, a takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above or any other provision of the merger agreement to the contrary, if at any time after the date of the merger agreement and prior to the approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units, the Partnership or any of its representatives receives an unsolicited bona fide takeover proposal which did not result from any breach of the non-solicitation provisions of the merger agreement, (i) the Partnership and its representatives may contact the person or group of persons making the takeover proposal or its or their representatives to clarify the terms and conditions of such takeover proposal or to request that any takeover proposal made orally be made in writing and (ii) if the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal, then the Partnership and any of its representatives may:

•

enter into a confidentiality agreement, containing provisions that are not less favorable in any material respect to the Partnership than the confidentiality restrictions contained in the confidentiality agreement by and among the Partnership and IFM Investors (except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to such takeover proposal) and expressly permit the Partnership to comply with its obligations under the merger agreement, with the person or group of persons making the takeover proposal and furnish, pursuant to such confidentiality agreement, information (including non-public information) with respect to the Partnership and its subsidiaries, as long as the Partnership promptly provides to Parent any material non-public information concerning the Partnership or any of its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal and its or their representatives.

If, prior to, but not after, obtaining the approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units, the Board or any committee thereof determines in good faith, (i) after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated, the Board or any committee thereof may (a) make an adverse recommendation change (as defined below) or (b) terminate the merger agreement to enter into a definitive agreement providing for such superior proposal, subject to the concurrent or prior payment by the Partnership of the termination fee (as described in the section entitled “—Termination Fee”). The Board or any committee thereof is deemed to have made an “adverse recommendation change” when it (A) withdraws or qualifies (or amends or modifies in a manner adverse to Parent), or publicly proposes to withdraw or qualify (or amend or modify in a manner adverse to Parent), the Board’s recommendation that holders of the Partnership Units approve the merger agreement and the transactions contemplated thereby or fails to make such Board recommendation when otherwise required pursuant to the terms of the merger agreement, or takes any public action or makes any public statement inconsistent with such Board recommendation (it being understood that a customary “stop, look and listen” communication to the holders of Partnership Units pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not be deemed to be inconsistent with such Board recommendation), (B) recommends, endorses, approves or adopts, or publicly proposes to recommend, endorse, approve or adopt, any takeover proposal, (C) fails to include in this proxy statement the Board’s recommendation that holders of the Partnership Units approve the merger agreement and the transactions contemplated thereby, (D) makes any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a takeover proposal (other than a takeover proposal subject to Regulation 14D) has been publicly announced or disclosed, fails to recommend against such takeover proposal or fails to reaffirm such Board recommendation on or prior to the earlier of ten business days after Parent requests such reaffirmation or five business days prior to the special meeting of limited partners.

Such actions may only be taken if (i) the Partnership provides to Parent prior written notice of its intention to take such action (which notice is required to identify the party making such superior proposal and the material terms and conditions of such superior proposal, and shall include an unredacted copy of the proposed acquisition agreement (if any) with the person making such superior proposal and unredacted copies of any other material documents evidencing or specifying the terms and conditions of such superior proposal (including the per Partnership Unit value of the consideration offered therein)) at least four business days prior to taking such action (the “superior proposal match period”); (ii) the Partnership has negotiated, and has caused its representatives to negotiate, in good faith with Parent during the superior proposal match period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of the merger agreement, either of the financing letters and the limited guarantee, as applicable, such that it would cause such takeover proposal to no longer constitute a superior proposal; and (iii) following the end of the superior proposal match period, the Board or any committee thereof shall have considered in good faith such revised terms, and shall have determined (x) after consulting with its financial advisors and outside legal counsel, that such takeover proposal would continue to constitute a superior proposal if the revisions proposed by Parent in such revised terms were to be given effect and (y) after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated. The Partnership has also agreed that any amendment to the financial terms or any other material term of such superior proposal will require a new notice to Parent and a new superior proposal match period of at least three business days.

In addition, if, prior to the approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units, an intervening event (as described below) has occurred and the Board or any committee thereof has determined in good faith, after consulting with its outside legal counsel, that failure to make an adverse recommendation change would be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated, then the Board or any committee thereof may make an adverse recommendation change in response to an intervening event if (i) the Partnership provides to Parent prior written notice of its intention to take such action (which notice shall specify in reasonable detail the material facts underlying the Board’s determination that an intervening event has occurred and the reasons for such adverse recommendation change) at least four business days prior to taking such action (the “intervening event match period”), (ii) the Partnership has negotiated, and has caused its representatives to negotiate, in good faith with Parent during the intervening event match period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of the merger agreement, the financing letters and the limited guarantee, as applicable, so as to obviate the need for the Board to effect an adverse recommendation change on the basis of such intervening event so that the transactions contemplated by the merger agreement may be effected and (iii) following the end of the intervening event match period, the Board or any committee thereof will have considered in good faith such revised terms, and will have determined after consulting with its outside legal counsel, that failure to take such action would continue to be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated. The Partnership has also agreed that any material development with respect to an intervening event will require a new notice to Parent and a new intervening event match period of at least three business days.

The Partnership has also agreed to promptly (and in any event within 24 hours) notify Parent in writing of any takeover proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a takeover proposal, the material terms and conditions of such takeover proposal, inquiry, proposal or offer and the identity of the person or group of persons making such takeover proposal, inquiry, proposal or offer, and to provide Parent copies of any documents evidencing or specifying the terms and conditions of such takeover proposal or, if not in writing, a written description of the material terms and conditions of such takeover proposal). Further, the Partnership is required to promptly (and in any event within 24 hours) keep Parent reasonably informed of any material developments with respect to any such takeover proposal, inquiry, proposal or offer (including providing additional written materials received).

A “takeover proposal” as used herein means any inquiry, proposal or offer from any person or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 15% or more of the consolidated assets of the Partnership and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof), including through the acquisition of one or more subsidiaries of the Partnership owning such assets, (ii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of the general partner interest of the Partnership or 15% or more of the outstanding Partnership Units, (iii) acquisition of a business or businesses that constitute 15% or more of the cash flow, net revenues or net income of the Partnership and its subsidiaries, taken as a whole, (iv) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding Partnership Units, (v) merger, division, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership pursuant to which such person or group (or the equityholders of any person) would acquire, directly or indirectly, 15% or more of the consolidated assets of the Partnership and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any committee thereof) or 15% or more of the aggregate voting power of the Partnership or of the surviving entity in a merger, division, consolidation, share exchange or other business combination involving the Partnership or the resulting direct or indirect parent of the Partnership or such surviving entity, or (vi) issuance or sale or other disposition (including by way of merger, division, consolidation, business combination, reorganization, recapitalization or other similar transaction) of 15% or more of the outstanding Partnership Units, in each case, other than the transactions contemplated by the merger agreement.

A “superior proposal” as used herein means any unsolicited bona fide written takeover proposal made after the date of merger agreement that the Board or any committee thereof has determined in its good faith judgment, after consulting with its financial advisors and outside legal counsel, (i) would be more favorable from a financial point of view to the Partnership’s unitholders than the merger and (ii) is reasonably capable of being completed in accordance with its terms (if accepted), taking into account such legal, regulatory, financial, financing and other aspects (including certainty of closing and, to the extent third-party financing is required, that such financing is then fully committed on customary terms and conditions) of such proposal and the person making such proposal and of this merger agreement as the Board or any committee thereof deems relevant; for purposes of the definition of “superior proposal”, the references to “15%” in the definition of takeover proposal, above, are deemed to be references to “50%”.

An “intervening event” as used herein means any effect, change, event, fact, condition, development or occurrence that is material to the Partnership and its subsidiaries, taken as a whole, that (i) first becomes known after the date of the merger agreement and prior to receipt of the approval of holders of the Partnership Units and (ii) was not known by or reasonably foreseeable to the Board as of the date of the merger agreement; however, the following effects, changes, events, facts, conditions, developments or occurrences will not be taken into account in determining whether an intervening event has occurred: (A) the receipt, existence or terms of a takeover proposal or any matter relating thereto or direct or indirect consequence thereof; (B) any effect, change, event, fact, condition, development or occurrence generally affecting (1) the petroleum industry generally or the midstream petroleum logistics and/or blending industries specifically (including the terminaling, storage, processing and marketing industries), including regulatory conditions (or changes therein) or any other industry in which the Partnership and its subsidiaries operate, or (2) the economy, credit, financial, capital or commodities markets in the United States, the Caribbean or elsewhere in the world, including changes in interest or currency exchange rates; or (C) the fact that, in and of itself, the Partnership or any of its subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of the merger agreement, or changes or prospective changes in the market price or trading volume of the Partnership Units on the NYSE (although the underlying facts giving rise or contributing to such events may be taken into account in determining whether there has been an intervening event if such facts are not otherwise excluded under this definition).

Subject to certain conditions contained in the merger agreement, nothing described above limits the ability of the Partnership or the Board or any committee thereof to take and disclose to the unitholders of the Partnership a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or to make any disclosure to the unitholders of the Partnership that is required by applicable law or if the Board or any committee thereof determines in good faith, after consulting with the Partnership’s outside legal counsel, that the failure of the Board or any committee thereof to make such disclosure would be inconsistent with the Board’s or the applicable committee’s contractual obligations under the Limited Partnership Agreement or obligations under applicable law that are applicable to the Board or the applicable committee, to the extent not waived or otherwise modified or eliminated.

Reasonable Best Efforts and Certain Pre-Closing Obligations

The Partnership, the General Partner, ServiceCo, Parent and Merger Sub have each agreed to use reasonable best efforts to (unless, with respect to any action, another standard of performance is provided for in the merger agreement):

•

take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable under the merger agreement and applicable laws to as promptly as reasonably practicable cause the conditions to closing of the merger to be satisfied and to consummate and make effective the transactions contemplated by the merger agreement, including preparing and filing, as promptly as reasonably practicable, all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•

obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

•

in the event of a change in U.S. federal income tax law, provide additional factual representations and information reasonably requested in connection with satisfying the tax opinion condition (as defined below in the section entitled “—Conditions of the Merger”); and

•

defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement;

in each case, other than with respect to applicable antitrust laws.

In addition, the Partnership, the General Partner, ServiceCo, Parent and Merger Sub have each agreed to:

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable following the date of the merger agreement, and in any event by June 3, 2019;

•

submit, or cause to be submitted, a draft joint voluntary notice to the Committee on Foreign Investment in the United States and each member agency thereof (“CFIUS”) with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable following the date of the merger agreement and make, or cause to be made, a joint voluntary notice to CFIUS pursuant to the United States Defense Production Act of 1950, as amended, and the regulations and applicable interim rules promulgated thereunder (the “DPA”), with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable following the resolution of any comments received from CFIUS concerning the draft joint voluntary notice;

•

make, or cause to be made, appropriate filings with respect to the other regulatory approvals required by the PA PUC and certain Bahamian government authorities (the “other regulatory approvals”) and any approvals required under the Communications Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder (the “Communications Act”), as promptly as reasonably practicable following the date of the merger agreement;

•

supply as promptly as reasonably practicable (and in any case within the time periods set forth by any governmental authority) any additional information and documentary material that may be requested by the FTC, the Antitrust Division of the DOJ, CFIUS, the Federal Communications Commission (the “FCC”) or any other governmental authority pursuant to antitrust laws, the DPA, the Communications Act or in connection with the other regulatory approvals; and

•

use its reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain the expiration or termination of any applicable waiting period under the HSR Act, the receipt of CFIUS approval, the receipt of required approvals under the Communications Act, the receipt of other regulatory approvals and all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to the merger agreement to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable. As used herein, “CFIUS approval” means (i) written notification issued by CFIUS that it has determined that the transactions contemplated by the merger agreement are not a “covered transaction” under the DPA, (ii) written notice from CFIUS that CFIUS has concluded all action under the DPA with respect to the transactions contemplated by the merger agreement, and there are no unresolved national security concerns with respect to such transactions or (iii) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by the merger agreement, then either (A) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on such transactions or (B) the time permitted by the DPA for such action shall have expired without any such action being announced or taken.

Parent has agreed to use reasonable best efforts to promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law, obtain CFIUS approval and the other regulatory approvals and resolve any objections asserted with respect to the transactions contemplated by the merger agreement under the FTC or any other applicable law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement, as promptly as reasonably practicable, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person, (B) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Partnership and its subsidiaries, (C) terminating existing relationships, contractual rights or obligations of the Partnership or any of its subsidiaries, (D) terminating any joint venture or other arrangement of the Partnership or any of its subsidiaries, (E) creating any relationship, contractual right or obligation of the Partnership or any of its subsidiaries, (F) agreeing to any operational restriction, or agreeing to take any action that limits the Partnership’s or any of its subsidiaries’ freedom of action, with respect to any of the services, businesses or assets of the Partnership or any of its subsidiaries, or (G) effectuating any other change or restructuring of the Partnership or any of its subsidiaries, businesses or assets and, in each case, entering into agreements or stipulating to the entry of any judgment by, or filing appropriate applications with the FTC, the DOJ, CFIUS or any other governmental authority in connection with any of the foregoing and by consenting to such action by the Partnership (including any consents required under the merger agreement with respect to such action; however, any such action may, at the discretion of the Partnership, be conditioned upon the closing of the merger); and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any person (including any governmental authority) in order to prevent the entry of, or to have vacated or terminated, any restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, none of Parent, Merger Sub or any of their respective affiliates or direct or indirect equityholders shall be required to, and none of the Partnership or any of its subsidiaries or other affiliates shall be permitted to without Parent’s prior written approval, take or agree or commit to take any action, or agree or commit to any condition or restriction, necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law, receive CFIUS approval and the other regulatory approvals, or resolve any objections asserted with respect to the transactions contemplated by the merger agreement under the Federal Trade Commission Act or any other applicable law raised by any governmental authority, that (i) would require any action by, or would impose any condition or restriction on, any of Parent’s affiliates (other than Merger Sub) or Parent’s direct or indirect equityholders, or (ii) would, individually or in the aggregate, reasonably be expected to have a “material adverse effect” on the Partnership and its subsidiaries, taken as a whole (any such action, condition or restriction referred to in clause (i) or (ii), a “burdensome condition”).

Parent and the Partnership shall jointly, and on an equal basis, (i) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority in connection with the transactions contemplated by the merger agreement and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a governmental authority relating to the transactions contemplated by the merger agreement and of all other regulatory matters incidental thereto. However, if the parties to the merger agreement are unable to agree with respect to strategy, positions and regulatory actions for obtaining approval of the PA PUC (other than submitting the initial filing), Parent shall, acting reasonably and in good faith, direct and control all aspects of the parties’ efforts to obtain such approval with respect to the matter in dispute. Neither Parent nor the Partnership shall commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act, any other antitrust laws, the DPA or in connection with any other regulatory approval or enter into a timing agreement with any governmental authority, without the prior written consent of the other party.

Access to Information; Confidentiality

Subject to the confidentiality agreement by and between the Partnership and IFM Investors and except as would (i) violate applicable law, any applicable judgment, order of a governmental authority, contract or obligation of confidentiality owing to a third party or (ii) jeopardize the protection of an attorney-client privilege or other legal privilege, we have agreed to provide Parent and its representatives, from time to time prior to the earlier of the effective time of the merger and the termination of the merger agreement, with reasonable access during normal business hours to (a) our officers, employees, agents, properties, books, contracts, records and other information reasonably requested by Parent and (b) information related to certain financial or tax records of the Partnership and its subsidiaries.

Meeting of Our Limited Partners

We have agreed to take all necessary action in accordance with applicable law, our organizational documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of our unitholders for the purpose of considering and taking action upon the approval of the merger agreement and the transactions contemplated thereby, which meeting is the subject of this proxy statement, as soon as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement or after the tenth day after the filing of this proxy statement if the SEC has not informed us that it will review this proxy statement.

Indemnification

Under the merger agreement, from and after the effective time of the merger, the surviving entity will, (i) indemnify and hold harmless each individual who at the effective time is, or at any time prior to the effective time was, a director, officer, employee or agent of the Partnership or of a subsidiary of the Partnership (each an “indemnitee” and, collectively, the “indemnitees”), against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any legal action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an indemnitee is or was a director, officer, employee or agent of the Partnership or such subsidiary or (B) acts or omissions by an indemnitee in the indemnitee’s capacity as a director, officer, employee or agent of the Partnership or such subsidiary or taken at the request of the Partnership or such subsidiary (including in connection with serving at the request of the Partnership or such subsidiary as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the effective time (including any legal action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any indemnitee) and (ii) assume all obligations of the Partnership and such subsidiaries to the indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Partnership’s organizational documents and the organizational documents of such subsidiaries as in effect on the date of the merger agreement or in any agreement in existence as of the date of the merger agreement providing for indemnification between the Partnership or any of its subsidiaries and any indemnitee.

Parent agreed to, from and after the effective time of the merger, cause, unless otherwise required by law, the certificate of limited partnership and agreement of limited partnership of the surviving entity to contain provisions no less favorable to the indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the merger agreement in the Partnership’s organizational documents, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnitees under such organizational documents. In addition, from the effective time of the merger, the surviving entity will, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including reasonable and documented fees and expenses of legal counsel) of any such indemnitee (including in connection with enforcing the indemnity and other indemnity-related obligations referred to in the merger agreement) as incurred to the fullest extent permitted under applicable law as long as the individual to whom such expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified pursuant to the merger agreement or applicable law. Parent’s and the surviving entity’s obligations described in the merger agreement with respect to indemnification will continue for six years from the effective time of the merger.

The parties agreed that, for the six-year period commencing immediately after the effective time of the merger, the surviving entity will maintain in effect the Partnership’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger with respect to those indemnitees who are, as of the effective time, covered by the Partnership’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the merger agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time of the merger, including a “tail” policy), as long as, if the aggregate annual premium for such insurance exceeds 300% of the annual premium for such insurance as of the date of the merger agreement (which we refer to as the “premium cap”), then the surviving entity will cause to be provided a policy covering such individuals with the most advantageous coverage as is then available at a cost up to but not exceeding such premium cap. Prior to the effective time of the merger, the Partnership may (or, if requested by Parent, the Partnership will), in consultation with Parent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits, individually and in the aggregate, as the policies of directors’ and officers’ liability insurance maintained by the Partnership and its subsidiaries with respect to matters existing or occurring prior to the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement, at an aggregate cost up to but not exceeding the premium cap as described above for such six-year period. If such prepaid “tail policy” has been obtained by the Partnership, it will be deemed to satisfy all obligations to obtain insurance pursuant to this paragraph and the surviving entity is required to use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

Employee Matters

The merger agreement provides that for a period of not less than two years following the effective time, Parent will, and will cause the surviving entity to, provide each individual who was an employee of the

Partnership or any of its subsidiaries immediately prior to the effective time of the merger, which we refer to as a “continuing employee”, with (a) base salary or wages and target cash annual bonus opportunities that are in each case no less favorable than such continuing employee’s base salary or wages and target cash annual bonus opportunities immediately prior to the effective time of the merger, (b) severance benefits that are no less favorable than those that would have been provided to such continuing employee under the Partnership’s severance benefit plans, programs, policies, agreements and arrangements immediately prior to the effective time of the merger and (c) employee benefits (excluding base salary, short-term incentive opportunities and severance benefits) that are substantially comparable in the aggregate in value to those provided to such continuing employee immediately prior to the effective time of the merger.

Parent has also agreed to honor, or cause the surviving entity to honor, all compensation and benefit plans and arrangements of the Partnership and ServiceCo in accordance with their terms as in effect at the time of the merger, except for any such plans that are equity plans sponsored by the Partnership (which will be terminated at the effective time of the merger). Parent has also agreed to, or to cause the surviving entity to, (i) recognize a continuing employee’s service with the Partnership or any of its subsidiaries prior to the merger for purposes of determining such continuing employee’s eligibility to participate in, and level of benefits, vesting, benefit accrual (other than under defined benefit plans) and early retirement subsidies (with respect to plans in effect on the date hereof) under, non-frozen benefit plans in which continuing employees will participate after the merger, (ii) use commercially reasonable efforts to cause all preexisting condition limitations and exclusions, actively-at-work requirements and waiting periods applicable to continuing employees under Parent’s or the surviving entity’s welfare plans to be waived, to the extent such limitations were waived or satisfied prior to the effective time and (iii) use commercially reasonable efforts to provide continuing employees with credit under any such welfare plan for any co-payments, deductibles and similar expenditures incurred prior to the effective time for the remainder of the calendar year in which the effective time occurs.

With respect to annual bonuses payable under the Partnership’s annual bonus plan with respect to the fiscal year in which the effective time of the merger occurs, Parent has agreed that the Board (or the appropriate committee thereof) may determine (using good faith methodology consistent with past practice and taking into account such factors as the target bonuses payable for such fiscal year and the most recent forecast of the Partnership’s financial performance for such fiscal year) the aggregate bonuses payable under such annual bonus plan for the portion of such fiscal year that occurs prior to the effective time. The amounts so determined shall be aggregated with the bonus amounts determined by Parent and the surviving entity to be payable with respect to the portion of such fiscal year that occurs after the effective time, and such aggregate bonus amounts shall be paid in accordance with the terms of the annual bonus plan, and in no event later than March  15 immediately following such fiscal year.

Additional Agreements

The merger agreement contains additional agreements between us and Parent relating to, among other things:

•	consultations regarding the issuance of public statements;

•	unitholder litigation;

•	payoff of our credit facility;

•	notification of certain matters;

•	cooperation on obtaining the debt financing;

•	certain restrictions on Parent’s discussions with third parties; and

•	preparation of this proxy statement.

Conditions of the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

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no restraints in the U.S., by the PA PUC or by the relevant governmental authorities in The Bahamas, being in effect enjoining, restraining, preventing or otherwise prohibiting consummation of, or making illegal, the merger or the other transactions contemplated by the merger agreement (which we refer to as the “no restraints condition”);

•

the expiration or early termination of the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act, receipt of CFIUS approval, receipt of the PA PUC approval and the filings, consents and approvals required in The Bahamas shall have been obtained (which we refer to as the “governmental consents condition”); and

•

the approval of the merger agreement and the transactions contemplated thereby by the affirmative vote of unitholders holding at least a majority of the outstanding Partnership Units entitled to vote thereon at the special meeting of limited partners.

The obligation of Parent and Merger Sub to effect the merger is subject to the satisfaction (or written waiver, if permissible under applicable law) on or prior to the closing date of the following conditions:

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accuracy as of the date of the merger agreement (or as otherwise specified) and as of the closing of the merger of the representations and warranties made by us to the extent specified in the merger agreement;

•

performance in all material respects of, or compliance in all material respects with, obligations contained in the merger agreement to be performed or complied with by us at or prior to the effective time of the merger;

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delivery to Parent of a certificate signed on behalf of the Partnership and the General Partner by the chief executive officer and the chief financial officer of the General Partner certifying to the satisfaction of the two conditions above-mentioned;

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receipt of an opinion of tax counsel to the Partnership, subject to certain assumptions and based on representations delivered by the Partnership, to the effect that at least 90% of the gross income of the Partnership for the most recent full calendar year and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available will be “qualifying income” within the meaning of Section 7704(d) of the Code (which we refer to as the “tax opinion condition”);

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since the date of the merger agreement, there not having occurred and be continuing any change, event, fact, condition, development, effect or occurrence that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a material adverse effect;

•	no restraints in the U.S., by the PA PUC or by the relevant governmental authorities in The Bahamas, being in effect that would reasonably be expected to result in a burdensome condition; and

•

solely if requested by Parent, the resignation or removal and replacement of some or all of the members of the ServiceCo Board and the ServiceCo Committee managing the ESOP, which condition would also be satisfied by, at Parent’s election, the completion of certain structuring steps in respect of ServiceCo (as described further in the section entitled “—ServiceCo Matters”).

The obligations of the Partnership and the General Partner to effect the merger is subject to the satisfaction (or written waiver by the Partnership if permissible by applicable law) on or prior to the closing date of the merger, of the following conditions:

•

accuracy as of the date of the merger agreement (or as otherwise specified) and as of the closing of the merger of the representations and warranties made by Parent and Merger Sub to the extent specified in the merger agreement;

•

performance in all material respects of, or compliance in all material respects with, obligations of each of Parent and Merger Sub contained in the merger agreement to be performed or complied with by Parent or Merger Sub prior to or on the effective time of the merger; and

•	delivery to us of a certificate signed on behalf of Parent and Merger Sub by Parent certifying to the satisfaction of the two conditions above-mentioned.

The Partnership and Parent can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

The Partnership and Parent may mutually consent in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the transactions contemplated by the merger agreement. Also, either the Partnership or Parent may terminate the merger agreement and abandon the transactions contemplated by the merger agreement without the consent of the other, at any time prior to the effective time of the merger if:

•

the merger is not consummated on or prior to November 9, 2019 (as such date may be extended, the “outside date”), which date will be automatically extended to each of February 9, 2020, May 9, 2020 and August 9, 2020, respectively, if, on such outside date or on any such successive outside date, as applicable, all conditions to the closing of the merger either have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to satisfaction of such conditions at such time) or are then capable of being satisfied, except for satisfaction of the no restraints condition or the governmental consents condition; however, any party whose breach of its representations and warranties set forth in the merger agreement or whose failure to perform any of its obligations under the merger agreement has been a principal cause of or resulted in a failure of the merger to be consummated by the outside date will not be able to terminate under this provision. In addition, if the marketing period has not ended by the outside date or any successive outside date, as applicable, then Parent may elect, in its sole discretion, to extend the outside date to the date that is five business days following the final day of the marketing period;

•

a restraint in the U.S., by the PA PUC or by the relevant governmental authorities in The Bahamas, that enjoins, restrains, prevents or otherwise prohibits consummation of the transactions contemplated by the merger agreement or makes such transactions illegal is in effect and has become final and non-appealable; however, any party whose breach or failure to perform any of its obligations under the merger agreement has been a principal cause of or resulted in such restraint will not be able to terminate the merger agreement under this provision;

•	the holders of Partnership Units fail to approve the merger agreement at the special meeting of limited partners (including any adjournments and postponements thereof); or

•

CFIUS informs Parent and the Partnership in writing that it has unresolved national security concerns with respect to the transactions contemplated by the merger agreement and that it intends to refer the matter to the President of the United States unless the parties abandon such transactions or CFIUS shall have referred the matter to the President of the United States (each instance, a “CFIUS turndown”).

Parent can terminate the merger agreement before the effective time of the merger if:

•

the Partnership or the General Partner breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy certain conditions to the closing of the merger, and such breach or failure is incapable of being cured by the outside date or, if capable of being cured by the outside date, the Partnership (x) has not commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Partnership of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination or (y) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform; however, such termination right is not available to Parent if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	our Board or any committee thereof makes an adverse recommendation change.

The Partnership can terminate the merger agreement:

•

if either Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy certain conditions to the closing of the merger, and such breach or failure is incapable of being cured by the outside date or, if capable of being cured by the outside date, Parent or Merger Sub (x) has not commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Partnership stating the Partnership’s intention to terminate the merger agreement pursuant to this provision or (y) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform; however, such termination right is not available to the Partnership if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•

prior to the approval of the merger agreement and the transactions contemplated thereby by holders of Partnership Units entitled to vote thereon at the special meeting of limited partners, in connection with entering into a definitive agreement with respect to a superior proposal, subject to payment of the related termination fee by the Partnership (as set forth below) prior to or concurrently with such termination; or

•

if all conditions to the closing of the merger have been satisfied (other than any conditions that by their nature cannot be satisfied until the closing of the merger, but subject to satisfaction of such conditions at such time) and the closing of the merger has not occurred by the time required under the merger agreement (as described in section entitled “—Closing and Effective Time of the Merger”) and Parent fails to consummate the transactions contemplated by the merger agreement within five business days after the date of the delivery of a closing failure notice.

Termination Fee

Pursuant to the merger agreement, the Partnership will be required to pay Parent a termination fee equal to $130 million if the merger agreement:

•

is terminated (i) by Parent in the event of certain uncured breaches of the merger agreement by the Partnership or the General Partner as described above or (ii) by either Parent or the Partnership because (a) the holders of Partnership Units fail to approve the merger agreement and the transactions contemplated thereby at the special meeting of limited partners or (b) the outside date has arrived and, in each such case (A) a takeover proposal shall have been made to the Board or publicly made, proposed or communicated by a third party after the date of the merger agreement and not withdrawn prior to the time of termination and (B) at any time on or prior to the twelve (12)-month anniversary of such termination, the Partnership enters into a definitive agreement to consummate or consummates a takeover proposal (whether or not such takeover proposal was the same takeover proposal referred to in clause (A) and provided that the term “takeover proposal” shall have the meaning defined under the section entitled “—No Solicitation; Board Recommendation”, except that all references to 15% shall be deemed to be references to 50%);

•

is terminated by Parent because the Board or a committee thereof makes an adverse recommendation change or by the Partnership or Parent due to a failure to consummate the merger by the outside date if Parent could have terminated the merger agreement due to the Board making an adverse recommendation change at such time; or

•

is terminated by the Partnership prior to the approval of the merger agreement and the transactions contemplated thereby by the holders of Partnership Units in order to accept a superior proposal and enter into a definitive agreement in connection with such superior proposal.

If the merger agreement is terminated (i) by the Partnership because Parent fails to consummate the transactions contemplated by the merger agreement within five business days after the date of the delivery of a closing failure notice by the Partnership or (ii) by the Partnership or Parent due to a failure to consummate the merger by the outside date if the Partnership could have terminated the merger agreement due to Parent failing to consummate the transactions contemplated by the merger agreement within five business days after the date of the delivery of a closing failure notice by the Partnership, Parent will be required to pay the Partnership a reverse termination fee of $390 million.

In addition, if the merger agreement is terminated (i) by Parent in the event of certain uncured breaches of the merger agreement by the Partnership or the General Partner or (ii) by the Partnership or Parent due to a failure to consummate the merger by the outside date if Parent could have terminated the merger agreement due to certain uncured breaches of the merger agreement by the Partnership or the General Partner then, in each case, the Partnership will be obligated to reimburse Parent for its documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) in connection with the transactions contemplated by the merger agreement up to an aggregate amount of $20 million, which payment will be credited against the payment of any termination fee by the Partnership.

The parties have agreed that in no event shall the Partnership be required to pay the termination fee, or Parent to pay the reverse termination fee, in each case, on more than one occasion. The termination fee, if paid, shall be the sole and exclusive remedy of Parent, Merger Sub, the Fund or any of their respective former, current or future general or limited partners, shareholders, equityholders, optionholders, securityholders, financing sources (including Parent’s debt financing sources), controlling persons, managers, members, directors, officers, accountants, consultants, legal counsel, agents, assignees or affiliates (collectively, the “Parent related parties”) against the Partnership and its subsidiaries and any of their respective former, current or future officers, directors, employees, partners, equityholders, optionholders, securityholders, limited partners, controlling person, shareholders, managers, trustees, accountants, consultants, legal counsel, agents, assignees, members or affiliates (collectively, the “Partnership related parties”) and the reverse termination fee, if paid, shall be the sole and exclusive remedy of the Partnership related parties against the Parent related parties, for any loss suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise (including a “Willful Breach”, defined below) (so long as such termination was in accordance with the applicable provisions of the merger agreement), other than certain obligations to reimburse the other party for out-of-pocket costs and expenses relating to legal actions to enforce the payment of such termination fees. “Willful Breach” as used herein means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in the merger agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of the merger agreement.

Parent’s obligations to pay the reverse termination fee and any related reimbursement of expenses are guaranteed by the limited guarantee (as described in the section entitled “The Merger—Limited Guarantee”).

Effect of Termination

If the merger agreement is terminated by the Partnership or Parent in accordance with its terms, the merger agreement will become void and of no effect, with no liability on the part of Parent, Merger Sub, the General Partner, the Partnership, or any such person’s respective directors, officers and affiliates; however, no such termination will relieve any party from liability for damages to another party resulting from a Willful Breach in which case the breaching party shall be liable to the other party for damages (but solely to the extent described in the section entitled “—Termination Fee”). In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to confidentiality, governing law, the termination fee and the limited guarantee will survive the termination.

Amendment; Extension; Waiver

At any time prior to the effective time of the merger, subject to the requirements of applicable law, Parent and the Partnership may (i) along with the other parties to the merger agreement, amend or change the provisions of the merger agreement by the written agreement of all such parties, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (iii) extend the time for the performance of any of the obligations or acts of the other party or (iv) waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions to its obligation to close the transactions contemplated thereby. Following receipt of the approval of holders of the Partnership Units of the merger agreement and the transactions contemplated thereby, there will be no amendment, change, waiver or extension of the merger agreement that by applicable law or the Limited Partnership Agreement would require further approval by the unitholders of the Partnership without approval of such amendment, change, waiver or extension by the unitholders of the Partnership. Certain provisions of the merger agreement may not be amended in a matter adverse to Parent’s debt financing sources without prior written consent of the parties providing Parent’s debt financing. Any agreement on the part of a party to the merger agreement to any extension or waiver of the merger agreement will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by the Partnership, Parent or Merger Sub in exercising any right under the merger agreement will not operate as a waiver of such right nor will any single or partial exercise of any right preclude any other or further exercise of such right or the exercise of any other right under the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except that any claims or actions against Parent’s debt financing sources related to the merger agreement and the transactions contemplated thereby will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles and can only be brought in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and appellate courts thereof), as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of our Partnership Units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of the Partnership Units; (2) the current directors and the nominees of the Board; (3) the named executive officers of the General Partner; and (4) all current directors and executive officers of the General Partner as a group. Information in the table regarding the number of Partnership Units beneficially owned by current directors, director nominees and executive officers is provided as of June 3, 2019. Information in the table regarding the number of Partnership Units beneficially owned by persons known to us to own more than 5% of our Partnership Units is provided as of the dates indicated in the notes to the table below.

Name (1)	Number of Partnership Units (2)		Percentage of Partnership Units
Clark C. Smith	214,586	(3)	*
Pieter Bakker	21,552		*
Barbara M. Baumann	8,667		*
Barbara J. Duganier	13,000		*
Joseph A. LaSala, Jr.	23,000		*
Mark C. McKinley	28,000		*
Larry C. Payne	10,667		*
Oliver “Rick” G. Richard, III	23,408		*
Frank S. Sowinski	32,210		*
Martin A. White	25,242		*
Keith E. St.Clair	139,715	(4)	*
Robert A. Malecky	108,764	(5)	*
Khalid A. Muslih	63,978		*
William J. Hollis	29,570		*
All directors and officers as a group (18 persons)	832,934		*
OppenheimerFunds, Inc.	14,927,413	(6)	9.7%
ALPS Advisors, Inc.	14,532,364	(7)	9.4%
Tortoise Capital Advisors, L.L.C.	11,271,876	(8)	7.3%

*	represents less than 1%
(1)	The contact address for our directors and executive officers is One Greenway Plaza, Suite 600, Houston, Texas 77046.
(2)	Unless otherwise indicated, the persons named above have sole voting and investment power over the Partnership Units reported.
(3)

Consists of 199,293 Partnership Units over which Mr. Smith shares investment and voting power with his wife and 15,293 Partnership Units held in trust for his minor child. Mr. Smith disclaims beneficial ownership of the 15,293 Partnership Units held in trust for his minor child.

(4)

20,000 of the Partnership Units owned by Mr. St.Clair are pledged as security, which pledge is permitted under our insider trading policy because it was put in place prior to February 5, 2015. Our insider trading policy was amended on February 5, 2015 to prohibit our executive officers and certain other restricted employees from pledging our securities prospectively, but pledges that were approved and made prior to February 5, 2015 are permitted to remain in place until terminated in the ordinary course.

(5)	Includes 29,350 Partnership Units over which Mr. Malecky shares investment and voting power with his wife.
(6)

According to the Schedule 13G/A filed by OppenheimerFunds, Inc. with the SEC on February 8, 2019, consists of Partnership Units beneficially owned as of January 31, 2019 by OppenheimerFunds, Inc., to which it has shared voting and dispositive power with respect to all of the Partnership Units reported. The address of OppenheimerFunds, Inc. is 225 Liberty Street, New York, NY 10281.

(7)

According to the Schedule 13G/A filed by ALPS Advisors, Inc. (“AAI”) and Alerian MLP ETF (“Alerian”) with the SEC on February 4, 2019, consists of 14,532,354 Partnership Units deemed to be beneficially owned as of December 31, 2018 by AAI, of which 14,499,495 Partnership Units are attributable to Alerian, an investment company to which AAI furnishes investment advice. Alerian has shared voting and dispositive power with respect to the 14,499,495 Partnership Units. AAI disclaims beneficial ownership of all 14,532,364 Partnership Units. The address of each of AAI and Alerian is 1290 Broadway, Suite 1100, Denver, CO 80203.
(8)

According to the Schedule 13G/A filed by Tortoise Capital Advisors, L.L.C. (“TCA”) with the SEC on February 12, 2019, consists of Partnership Units beneficially owned as of December 31, 2018 by TCA. Of the 11,271,876 Partnership Units, TCA has shared voting power as to 10,081,155 Partnership Units, and TCA has shared dispositive power as to 11,008,830 Partnership Units. The address of TCA is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

MARKET PRICE AND DIVIDEND INFORMATION

The Partnership Units trade on the NYSE under the symbol “BPL”. On May 9, 2019, the last trading day prior to the Board’s approval of the merger agreement and the transactions contemplated thereby, the reported closing price for the Partnership Units was $32.55 per unit. The $41.50 per unit to be paid for each Partnership Unit in the merger represents a premium of approximately 27.5% over the closing price on May 9, 2019. On [                    ], 2019, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Partnership Units was $[            ] per unit. You are encouraged to obtain current market quotations for Partnership Units in connection with voting your Partnership Units.

The table below provides the amount of quarterly cash distributions the Partnership has paid per Partnership Unit for the periods indicated. Under the terms of the merger agreement, unitholders will continue to be entitled to receive regular quarterly cash distributions declared by the Board that are paid on a date prior to the consummation of the merger but will not be entitled to receive any distributions that would have been paid on a date after the consummation of the merger.

Distribution per Partnership Unit
2019
First quarter	$0.75
2018
Fourth quarter	$0.75
Third quarter	$0.75
Second quarter	$1.2625
First quarter	$1.2625
2017
Fourth quarter	$1.2625
Third quarter	$1.2625
Second quarter	$1.2625
First quarter	$1.25

As of the close of business on the record date, there were [            ] Partnership Units outstanding and entitled to vote, held by [            ] unitholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of units in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

ADJOURNMENT

Pursuant to the Limited Partnership Agreement, the General Partner, as the general partner of the Partnership, may authorize its designated chairman of the special meeting of limited partners to adjourn such meeting, including a further adjournment of an adjourned meeting, without further notice other than by an announcement made at the special meeting of limited partners (or such adjourned meeting) and without setting a new record date, unless such adjournment (together with any prior adjournments in connection with which a new record date was not fixed) shall be for more than 60 days, in which event the General Partner is required to set a new record date. If the requisite vote by the holders of Partnership Units to the proposal to approve the merger agreement and the transactions contemplated thereby has not been received at the time of the special meeting of limited partners (or such adjourned meeting), the Partnership may choose to solicit additional proxies in favor of the proposal to approve the merger agreement and the transactions contemplated thereby. Under the terms of the merger agreement, subject to certain limited exceptions, such adjournment cannot be for more than 10 business days after the initial date of the special meeting of limited partners or any subsequent adjournment of the special meeting without obtaining Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more unitholders sharing the same address by delivering a single proxy statement addressed to those unitholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for unitholders and cost savings for companies.

Brokers with account holders who are Buckeye unitholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from the affected unitholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Buckeye Partners, L.P., Attention: Investor Relations Department, One Greenway Plaza, Suite 600, Houston, Texas 77046, or call +1 (800) 422-2825. Unitholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

UNITHOLDER PROPOSALS

If the merger is consummated on the expected timeline, the Partnership does not expect to hold an annual meeting of limited partners in 2020 (which we refer to as the “2020 Annual Meeting”). If the merger is not consummated, or the outside date is extended as described under the section entitled “Merger Agreement—Termination”, you will continue to be entitled to attend and participate in the Partnership’s annual meetings of limited partners, and we may hold a 2020 Annual Meeting, in which case we will provide notice of or otherwise publicly disclose the date on which the 2020 Annual Meeting will be held. If the 2020 Annual Meeting is held, unitholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2020 Annual Meeting as described below.

If the 2020 Annual Meeting of limited partners is held, any unitholder entitled to vote at our 2020 Annual Meeting can nominate persons for election to the Board at the annual meeting by complying with the procedures set forth in our Limited Partnership Agreement. The ability of a person to serve on our Board is limited by the NYSE listing requirements regarding the independence and experience of directors of our Board or committees thereof.

In order to nominate persons to the Board at the 2020 Annual Meeting, written notice must be delivered to our General Partner at One Greenway Plaza, Suite 600, Houston, Texas 77046 no later than the close of business on March 6, 2020, nor earlier than February 4, 2020. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our General Partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our General Partner if elected); and (2) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of such unitholder and any beneficial owner; (ii) the number of Partnership Units which are owned beneficially and of record by the unitholder and any beneficial owner; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the unitholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Partnership Units) that has been entered into as of the date of the unitholder’s notice by the unitholder any and such beneficial owners, the effect or intent of which is to mitigate loss to manage risk or benefit of Partnership Unit price changes for, or increase or decrease the voting power of, such unitholder and any such beneficial owner, with respect to Partnership Units; (v) a representation that the unitholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (vi) a representation whether the unitholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership Units required to elect the nominee and/or (b) otherwise to solicit proxies from unitholders in support of such nomination. Any proposed nominee could be required to furnish such other information as the Partnership may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Pursuant to the federal securities laws, if a unitholder wishes to have a proposal other than the nomination of an individual to the Board included in the proxy materials for our 2020 Annual Meeting, the unitholder must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and the proposal must be received by our General Partner at One Greenway Plaza, Suite 600, Houston, Texas 77046 no later than the close of business on December 19, 2019. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. We maintain a website at www.buckeye.com, where we make our SEC filings available. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

You may request a copy of the Board committee charters and Corporate Governance Guidelines of the Board and our Code of Ethics for Directors, Executive Officers and Senior Financial Employees, Business Code of Conduct, 2018 Annual Report or SEC filings or directions to our special meeting of limited partners, in each case without charge, by calling, emailing or writing to us at the following address:

Investor Relations Department

Buckeye Partners, L.P.

One Greenway Plaza

Suite 600

Houston, Texas 77046

Toll-free phone: +1 (800) 422-2825

irelations@buckeye.com

If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting of limited partners in order to receive timely delivery of the documents before the special meeting.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting of limited partners (however, we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2019, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

•	our Current Reports on Form 8-K filed on May 10, 2019.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

You should rely only on the information contained in this proxy statement to vote your Partnership Units at the special meeting of limited partners. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

HERCULES INTERMEDIATE HOLDINGS LLC,

HERCULES MERGER SUB LLC,

BUCKEYE PARTNERS, L.P.,

BUCKEYE PIPE LINE SERVICES COMPANY

and

BUCKEYE GP LLC

Dated as of May 10, 2019

(continued)

(continued)

This AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2019 (this “Agreement”), is by and among Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), Buckeye Pipe Line Services Company, a Pennsylvania corporation (“ServiceCo”), and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a Subsidiary of Parent (the “Merger”);

WHEREAS the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Partnership Board”) of the General Partner has by unanimous vote (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (ii) approved this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions and (iii) recommended that the Partnership Board approve this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions;

WHEREAS, the Partnership Board has, by unanimous vote (i) determined that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (ii) duly authorized and approved the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions, (iii) approved the Merger and this Agreement on behalf of the General Partner and (iv) recommended that the holders of Partnership Units approve this Agreement and the Merger Transactions;

WHEREAS, the board of managers of Parent has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions;

WHEREAS, Parent, in its capacity as sole member of Merger Sub, has duly authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Partnership’s willingness to enter into this Agreement, Conyers Trust Company (Cayman) Limited (as trustee for the IFM Global Infrastructure Fund, the “Fund”), is entering into the Equity Financing Letter, pursuant to which, subject to the terms and conditions therein, the Fund has agreed to provide an equity investment in Parent in cash in the aggregate amount set forth therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Partnership’s willingness to enter into this Agreement, Parent has delivered to the Partnership a duly executed guaranty (the “Limited Guarantee”) of the Fund in favor of the Partnership, which, subject to the terms and conditions therein, guarantees certain obligations of Parent as set forth therein; and

WHEREAS the Partnership, the General Partner, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, the General Partner and the Partnership hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall thereupon cease, and the Partnership shall continue its existence as a limited partnership under the DRULPA as the surviving entity in the Merger. The Partnership, as the surviving entity after the Merger, is hereinafter referred to as the “Surviving Entity”.

SECTION 1.02.  Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth business day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by Parent and the Partnership; provided, however, that in no event shall Parent or Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended at least five business days prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (a) a date before or during the Marketing Period specified by Parent on at least three business days’ prior written notice to the Partnership and (b) the fifth business day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date or time is agreed to in writing by Parent and the Partnership. The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 1.03.  Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA and the DRULPA (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DLLCA and the DRULPA in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04.  Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DLLCA and the DRULPA.

SECTION 1.05.  Organizational Documents of the Surviving Entity. At the Effective Time, the Certificate of Limited Partnership and the Partnership Agreement of the Partnership, as in effect immediately prior to the Effective Time, will remain unchanged and shall be the certificate of limited partnership and agreement of limited partnership of the Surviving Entity until thereafter amended as provided therein or by applicable Law (and subject to Section 5.07 hereof).

SECTION 1.06.  Admission as Partner. At the Effective Time, by virtue of the Merger, and in accordance with this Agreement, the Partnership Agreement and the DRULPA (including Section 17-301(b)(3)), (a) Parent shall be admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the

Partnership and, simultaneously therewith, all limited partners of the Partnership immediately prior to the Merger shall cease to be limited partners of the Partnership (provided, that if Parent makes the ServiceCo Election, then ServiceCo shall remain a limited partner of the Partnership and continue to hold the ServiceCo Units), (b) the General Partner shall continue as the sole general partner of the Partnership, (c) the Partnership shall continue without dissolution and (d) the books and records of the Partnership shall be revised to reflect the foregoing.

SECTION 1.07.  Tax Treatment. Parent and the Partnership agree that the Merger shall be treated solely for U.S. Federal income tax purposes as a sale of all of the Partnership Units by the holders thereof in exchange for the Merger Consideration and a purchase of all of the assets of the Partnership by Parent, in accordance with IRS Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2. Parent and the Partnership shall prepare and file all applicable Tax Returns in a manner consistent with such treatment and shall not take any position that is inconsistent with such treatment, except as required by applicable Law following a final determination by a court of competent jurisdiction or other final decision by an applicable Governmental Authority.

ARTICLE II

Effect of the Merger on Equity Interests; Exchange of Certificates;

Equity-Based Awards

SECTION 2.01.  Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

(a)  Equity of Merger Sub. All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of Partnership Units equal to the number of Partnership Units converted into the Merger Consideration pursuant to this Agreement, which shall constitute 100% of the limited partner interests in the Surviving Entity (provided, that if Parent makes the ServiceCo Election, then ServiceCo shall remain a limited partner of the Partnership and continue to hold the ServiceCo Units).

(b)  Cancelation of Certain Units. Subject to Section 2.01(e), all Partnership Units that are owned immediately prior to the Effective Time by (i) the Partnership or (ii) Parent or any of its Subsidiaries shall in each case be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)  Merger Consideration. Each issued and outstanding Partnership Unit (other than Partnership Units to be canceled in accordance with Section 2.01(b) or, upon a ServiceCo Election, the ServiceCo Units) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $41.50 per unit, without interest (the “Merger Consideration”). As of the Effective Time, all such Partnership Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Partnership Unit (each, a “Certificate”) or of non-certificated Partnership Units held in book entry form (each, an “Uncertificated Unit”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Article II.

(d)  General Partner Interest. The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity in the form set forth in the Partnership Agreement, and the General Partner, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the Partnership Agreement.

(e)  ServiceCo Units. Notwithstanding anything to the contrary set forth herein, Parent in its sole discretion may elect, prior to Closing, to cause ServiceCo to continue to hold the Partnership Units held by ServiceCo as of the Effective Time (the “ServiceCo Units”) and to thereby remain a limited partner of the Partnership, in each case at and after Closing (such election by Parent, the “ServiceCo Election”) if (x) the Trustee Approval, to the extent required, has been obtained prior to the Closing and (y) at or prior to the Effective Time, ServiceCo has become a wholly-owned Subsidiary of Parent in accordance with the terms hereof. Unless otherwise directed by Parent pursuant to Section 5.16, if Parent has made the ServiceCo Election, the parties agree that the following steps will be taken in the sequence set forth below and immediately prior to the Closing, and that the parties will use their respective reasonable best efforts prior to the Closing to facilitate and enable the following steps to be taken immediately prior to Closing:

(i)  first, Parent, ServiceCo and the Trustee, on behalf of the ESOP, will consummate the acquisition transaction contemplated by the ServiceCo Purchase Agreement in accordance therewith;

(ii)  second, ServiceCo will, and Parent will cause ServiceCo to, at the election of Parent or as may be agreed by Parent and ServiceCo, either distribute or sell all of its Partnership Units to Parent;

(iii)  third, Parent will cause ServiceCo to merge with and into a newly formed limited liability company that is wholly owned by Parent (“New LLC”) in a merger in which Parent receives additional membership interests in New LLC in exchange for the outstanding common stock of ServiceCo or ServiceCo will convert to a limited liability company; and

(iv)  fourth, the Merger shall be consummated in accordance with the terms of this Agreement.

Parent may waive the performance of one or both of the foregoing steps (ii) and (iii) in its sole discretion and may establish and effect a different set of one or more steps between step (i) and step (iv) to give effect to the transactions contemplated by this Section 2.01(e) and Section 5.16.

SECTION 2.02.  Exchange of Certificates and Uncertificated Units. (a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Partnership to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Partnership. At or immediately after the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Entity to, as promptly as reasonably practicable, replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is until the first anniversary of the Closing Date maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Partnership Units to receive the Merger Consideration as provided herein. Any interest and other income resulting from such investments shall be paid promptly to Parent.

(b)  Payment Procedures. As promptly as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Certificates (other than Certificates representing (x) Partnership Units to be canceled in accordance with Section 2.01(b) or (y) upon the ServiceCo Election, the ServiceCo Units) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Partnership may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Partnership Unit formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Entity or the Paying Agent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c)  Transfer Books; No Further Ownership Rights in Partnership Units. The Merger Consideration paid in respect of Partnership Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Partnership Units previously represented by the relevant Certificates or Uncertificated Units, and at the Effective Time, the transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Partnership Units that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of Partnership Units and Uncertificated Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Partnership Units, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (ii) compliance with the other procedures set forth in this Article II, and (iii) if required by the Surviving Entity or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of Partnership Units formerly represented by such Certificate as contemplated by this Article II.

(e)  Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Uncertificated Units, and thereafter such holders shall be entitled to look only to the Surviving Entity for, and the Surviving Entity shall remain liable for, payment of their claims for the Merger Consideration in accordance with, and subject to, the provisions of this Article II. Any Merger Consideration remaining unclaimed by holders of Partnership Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any Person previously entitled thereto.

(f)  No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Entity or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g)  Withholding. Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)  Uncertificated Units. As promptly as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to (i) mail to each Person who was, at the Effective Time, a holder of Uncertificated Units (other than (x) Uncertificated Units to be canceled in accordance with Section 2.01(b) or (y) upon the ServiceCo Election, the ServiceCo Units) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Units into the right to receive the Merger Consideration and (ii) subject to the delivery of such customary documents as may reasonably be required by the Paying Agent, pay to each Person who was, at the Effective Time, a holder of Uncertificated Units the Merger Consideration that such holder is entitled to receive in respect of its Uncertificated Units pursuant to Section 2.01(c) and this Article II. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any Uncertificated Units are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Uncertificated Units and shall have established to the reasonable satisfaction of the Surviving Entity or the Paying Agent that such Uncertificated Units were properly transferred and that such Tax either has been paid or is not applicable.

SECTION 2.03.  Equity-Based Awards. Prior to the Effective Time, the Partnership Board (or, if appropriate, any committee thereof administering the Partnership Equity Plans) shall adopt such resolutions as may be required to provide that:

(a)  at the Effective Time, each Partnership Phantom Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Phantom Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Phantom Unit immediately prior to the Effective Time plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Phantom Unit (with respect to each Partnership Phantom Unit, the sum of the amounts described in the foregoing clauses (i) and (ii), the “Partnership Phantom Unit Payment Amount”), provided that (x) the Partnership Phantom Unit Payment Amount payable upon the settlement of each Off-Cycle Partnership Phantom Unit and each Specified Annual Partnership Phantom Unit (as applicable) shall be pro-rated (based on the number of days in the applicable vesting period) for the portion of the applicable vesting period in respect of such Off-Cycle Partnership Phantom Unit or Specified Annual Partnership Phantom Unit (as applicable) that elapses prior to the Effective Time (each such amount, a “Pro-Rated Partnership Phantom Unit Payment Amount”) and the remainder will be forfeited for no payment and (y) in the case of each Specified Annual Partnership Phantom Unit, the amount paid in respect of the settlement of such Specified Annual Partnership Phantom Unit shall equal the lesser of (1) the Pro-Rated Partnership Phantom Unit Payment Amount multiplied by two and (2) the applicable Partnership Phantom Unit Payment Amount;

(b)  at the Effective Time, each Partnership Performance Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Performance Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Performance Unit immediately prior to the Effective Time (based on a payout performance multiplier of 100%) plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Performance Unit (based upon a payout performance multiplier of 100) (with respect to each Partnership Performance Unit, the sum of the amounts described in the foregoing clauses (i) and (ii), the “Partnership Performance Unit Payment Amount”), provided that (x) the Partnership Performance Unit Payment Amount payable upon the settlement of each Off-Cycle Partnership Performance Unit and each Specified Annual Partnership Performance Unit (as applicable) shall be pro-rated (based on the number of days in the applicable performance period) for the portion of the applicable performance period in respect of such Off-Cycle Partnership Performance Unit or Specified Annual Partnership Performance Unit (as applicable) that elapses prior to the Effective Time (each such amount, a “Pro-Rated Partnership Performance Unit Payment Amount”) and the remainder will be forfeited for no payment and (y) in the case of each Specified Annual Partnership Performance Unit, the amount paid in respect of the settlement of such Specified Annual Partnership Performance Unit shall equal the lesser of (1) the Pro-Rated Partnership Performance Unit Payment Amount multiplied by two and (2) the applicable Partnership Performance Unit Payment Amount;

(c)  at the Effective Time, each Partnership Director Deferred Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Director Deferred Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Director Deferred Unit immediately prior to the Effective Time plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Director Deferred Unit; and

(d)  at the Effective Time, each Partnership Deferral Unit that is outstanding immediately prior to the Effective Time shall be canceled and the holder of such Partnership Deferral Unit shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the number of Partnership Units that are subject to such Partnership Deferral Unit immediately prior to the Effective Time plus (ii) to the extent unpaid as of the Effective Time, all amounts accumulated in respect of any Partnership DERs granted with respect to such Partnership Deferral Unit.

SECTION 2.04.  Payments with Respect to Equity-Based Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five business days after the Effective Time), the Surviving Entity or a Subsidiary thereof shall pay through its payroll systems the amounts due in respect of Partnership Equity Awards pursuant to Section 2.03; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Entity or a Subsidiary thereof shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

SECTION 2.05.  Adjustments. Without limiting Section 5.01, if between the date hereof and the Effective Time the outstanding Partnership Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit split, reverse unit split, unit dividend (including any dividend or other distribution of securities convertible into Partnership Units), reorganization, recapitalization, reclassification, combination, exchange of units or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such unit split, reverse unit split, unit dividend (including any dividend or other distribution of securities convertible into Partnership Units), reorganization, recapitalization, reclassification, combination, exchange of units or other like change.

SECTION 2.06.  No Dissenters’ Rights. No dissenters’ or appraisal rights will be available with respect to the Merger or the other Transactions.

ARTICLE III

Representations and Warranties of the Partnership

The Partnership and the General Partner each jointly and severally represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Partnership to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Partnership Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Partnership Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Partnership on or after January 1, 2017 and publicly available no later than 5:00 p.m., New York City time, one business day prior to the execution of this Agreement (the “Filed Partnership SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed Partnership SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward looking or predictive statements in such Filed Partnership SEC Documents (it being acknowledged and agreed that nothing disclosed in the Filed Partnership SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.02(a) and the first sentence of Section 3.02(b)):

SECTION 3.01.  Organization; Standing. (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite partnership power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Partnership’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Partnership is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Partnership Organizational Documents are included in the Filed Partnership SEC Documents and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and the General Partner are not in violation of any of the provisions thereof.

(b)  Each of the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other entity power and authority, as applicable, necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except (other than with respect to the due organization and valid existence of the General Partner) where the failure to be so organized, existing and in good standing, have such power and authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Partnership has made available to Parent complete and correct copies of the organizational or governing documents of each of the Partnership’s Significant Subsidiaries, each as amended to the date of this Agreement and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Partnership’s Significant Subsidiaries are in violation of any of the provisions thereof.

SECTION 3.02.  Capitalization. (a) At the close of business on May 7, 2019 (the “Capitalization Date”), (i) 153,918,086 Partnership Units were issued and outstanding, (ii) 1,533,833 Partnership Units were reserved and available for issuance pursuant to the Partnership Equity Plans, (iii) no Partnership Units were subject to

Partnership Unit Options, (iv) 829,332 Partnership Units were subject to Partnership Phantom Units, (v) 798,644 Partnership Units were subject to Partnership Performance Units (assuming that applicable performance goals are attained based on a performance multiplier of 100%), (vi) 598 Partnership Units were subject to Partnership Director Deferred Units, (vii) 434,862 Partnership Units were subject to Partnership Deferral Units, and (vii) $3,628,321.54 were payable with respect to Partnership DERs in respect of outstanding Partnership Equity Awards (assuming, in the case of Partnership Performance Units, that applicable performance goals are attained based on a performance multiplier of 100%). The General Partner is the sole general partner of the Partnership, owning the entire outstanding general partner interest in the Partnership. The Partnership owns beneficially and of record all of the outstanding limited liability company interests of, and is the sole member of, the General Partner. Since the Capitalization Date through the date hereof, neither the Partnership nor any of its Subsidiaries has (1) issued any Partnership Securities or incurred any obligation to make any payments based on the price or value of any Partnership Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Partnership Securities, other than, in each case, pursuant to the vesting, settlement or exercise of Partnership Equity Awards, payments with respect to Partnership DERs in respect of Partnership Equity Awards or the forfeiture or withholding of taxes with respect to Partnership Equity Awards. All of the outstanding Partnership Phantom Units have been issued pursuant to the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan, as amended and restated.

(b)  Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding partnership interests or other equity or voting interests in the Partnership, (ii) no outstanding securities of the Partnership convertible into or exchangeable for partnership interests or other equity or voting interests in the Partnership, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Partnership, or that obligate the Partnership to issue, any partnership interests or other equity or voting interests in, or any securities convertible into or exchangeable for partnership interests or other equity or voting interests in, the Partnership, (iv) no obligations of the Partnership to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any partnership interests or other equity or voting interests in the Partnership (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Partnership Securities”) and (v) no other obligations by the Partnership or any of its Subsidiaries to make any payments based on the price or value of any Partnership Securities. There are no outstanding agreements of any kind which obligate the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Securities (other than pursuant to the forfeiture or withholding of taxes with respect to Partnership Equity Awards), or obligate the Partnership to grant, extend or enter into any such agreements relating to any Partnership Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Partnership Securities. No direct or indirect Subsidiary of the Partnership owns any Partnership Units. There are no outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of Partnership Units on any matter. None of the Partnership or any Subsidiary of the Partnership is a party to any unitholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Partnership Securities or any other agreement relating to the disposition, voting or dividends with respect to any Partnership Securities. All outstanding Partnership Units and the general partner interest in the Partnership held by the General Partner have been duly authorized and validly issued and are fully paid (to the extent required under the Partnership Agreement), nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights.

(c)  Section 3.02(c)(i) of the Partnership Disclosure Letter sets forth, as of the date hereof, the name of each of the Partnership’s Significant Subsidiaries, the state or jurisdiction of its organization (and each direct owner of its outstanding equity interests). All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of the Partnership (except for directors’ qualifying shares or the like, in each case, set forth in Section 3.02(c)(ii) of the Partnership Disclosure Letter) are owned directly or indirectly, beneficially and of record, by the Partnership free and clear of all Liens and transfer restrictions, except for

Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Significant Subsidiary of the Partnership, which is held, directly or indirectly, by the Partnership, is duly authorized, validly issued, fully paid (with respect to any Significant Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Significant Subsidiary), nonassessable (with respect to any Significant Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, by Sections 17-303, 17-607 and 17-804 of the DRULPA and the limited liability company agreement or limited partnership agreement of the applicable Significant Subsidiary) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of the Partnership, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary.

(d)  Neither the Partnership nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity or voting securities or equity or voting interests, or has any interest convertible into or exercisable or exchangeable therefor, in any Person other than the Partnership’s Subsidiaries.

SECTION 3.03.  Authority; Noncontravention. (a) Each of the Partnership, the General Partner and ServiceCo has all necessary partnership, limited liability company and corporate power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.11 are true and correct and, subject to the receipt of the Partnership Unitholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by each of the Partnership, the General Partner and ServiceCo of this Agreement, and, assuming the representations and warranties set forth in Section 4.11 are true and correct, the consummation by each of the Partnership and the General Partner of the Merger Transactions, have been duly authorized and approved by the Partnership Board, and the Merger Transactions and this Agreement have been duly authorized and approved on behalf of the General Partner by the Partnership Board and on behalf of ServiceCo by the Board of Directors of ServiceCo and, assuming the representations and warranties set forth in Section 4.11 are true and correct, the consummation by each of the Partnership, the General Partner and ServiceCo of the Merger Transactions have been approved by the Governance Committee and, except for obtaining the Partnership Unitholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DLLCA and the DRULPA, no other limited partnership action, limited liability company action or corporate action, as applicable, on the part of the Partnership, the General Partner or ServiceCo is necessary to authorize the execution, delivery and performance by the Partnership, the General Partner and ServiceCo of this Agreement and the consummation by the Partnership, the General Partner and ServiceCo of the Merger Transactions. This Agreement has been duly executed and delivered by each of the Partnership, the General Partner and ServiceCo and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Partnership, the General Partner and ServiceCo, enforceable against each of the Partnership, the General Partner and ServiceCo, respectively, in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)  The Governance Committee, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (ii) approving this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions and (iii) recommending that the Partnership Board approve this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Partnership Board, at a meeting duly called and held, unanimously adopted resolutions (A) determining that the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions are in the best interests of the Partnership, (B) authorizing and approving the execution, delivery and performance by each of the Partnership and the General Partner of this Agreement and the consummation by each of the Partnership and the General Partner of the Merger Transactions, (C) approving the Merger and this Agreement on behalf of the General Partner, (D) directing that the Partnership submit the approval of this Agreement and the Merger Transactions to a vote at a meeting of the holders of Partnership Units in accordance with the terms of this Agreement and (E) recommending that the holders of the Partnership Units approve this Agreement and the Merger Transactions (such recommendation, the “Partnership Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c)  Assuming the representations and warranties set forth in Section 4.11 are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Partnership Units entitled to vote thereon, voting together as a single class (the “Partnership Unitholder Approval”), at the Partnership Unitholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any limited partner interests or other equity interests in the Partnership necessary to approve this Agreement and the Merger Transactions.

(d)  Neither the execution and delivery of this Agreement by the Partnership, the General Partner and ServiceCo, nor the consummation by the Partnership, the General Partner or ServiceCo of the Merger Transactions, nor performance or compliance by the Partnership, the General Partner or ServiceCo with any of the terms or provisions hereof, will (i) subject to the receipt of the Partnership Unitholder Approval, conflict with or violate any provision (A) of the Partnership Organizational Documents or (B) of the similar organizational documents of any of the Partnership’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Partnership Unitholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Partnership or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Partnership or any of its Subsidiaries is a party or accelerate the Partnership’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Partnership or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.  Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Partnership Unitholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DLLCA and DRULPA and of appropriate documents with the relevant authorities of other jurisdictions in which the Partnership or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and the filings, consents and approvals set forth in Section 3.04(d)

of the Partnership Disclosure Letter (the “Other Regulatory Approvals”), (e) notification and approval of CFIUS under Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations and applicable interim rules promulgated thereunder (the “DPA”), (f) filings required with, and compliance with other applicable requirements of, the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder (the “Communications Act”) and (g) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Partnership and the General Partner, the performance by the Partnership and the General Partner of their obligations hereunder and the consummation by the Partnership and the General Partner of the Merger Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  Partnership SEC Reports; Undisclosed Liabilities. (a) The Partnership has timely filed or furnished with the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Partnership with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Partnership SEC Reports”). As of their respective effective dates (in the case of Partnership SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Partnership SEC Reports), the Partnership SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the NYSE, in each case, as applicable to such Partnership SEC Reports, and none of the Partnership SEC Reports as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Partnership’s Subsidiaries or the General Partner is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date hereof, there are not any material outstanding or unresolved comments in comment letters received from the SEC or its staff that are not set forth or reflected in the Partnership SEC Reports, and the Partnership has not received written notice from the SEC that any of the Partnership SEC Reports is the subject of ongoing SEC review.

(b)  The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements of the Partnership (including all related notes or schedules) included or incorporated by reference in the Partnership SEC Reports, as of their respective dates of filing with the SEC (or, if such Partnership SEC Reports were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)  Neither the Partnership nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Partnership as of December 31, 2018 (the “Balance Sheet Date”) included in the Partnership SEC Reports prior to the date hereof, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  The Partnership has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, which are designed to provide reasonable assurance that material information relating to the Partnership and its consolidated Subsidiaries required to be included in reports filed under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to the individuals responsible for the preparation of the Partnership’s filings with the SEC to allow timely decisions regarding required disclosure. Since January 1, 2017, neither the Partnership nor, to the Partnership’s Knowledge, the Partnership’s independent registered public accounting firm, has identified or been made aware of (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Partnership’s internal controls over financial reporting which would reasonably be expected to adversely affect the Partnership’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(e)  The General Partner’s principal executive officer and its principal financial officer have made all certifications required by the Sarbanes-Oxley Act and the Exchange Act with respect to the Partnership SEC Reports, and the statements contained in such certifications were complete and correct when made. The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. To the Knowledge of the Partnership, as of the date of this Agreement, there are no facts or circumstances that would prevent the General Partner’s principal executive officer and its principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Partnership is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act. Since January 1, 2017, there have been no material written complaints (and, to the Knowledge of the Partnership, no other material complaints) from or to a Governmental Authority regarding accounting, internal accounting controls or auditing practices of the Partnership or any of its Subsidiaries.

(f)  Neither the Partnership nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Reports.

(g)  The Proxy Statement (including any amendment or supplement thereto), at the time filed with the SEC and at the time first sent or given to the unitholders of the Partnership and at the time of the Partnership Unitholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.06.  Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Partnership and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice and the Partnership and its Subsidiaries have not taken any action that would be prohibited by Sections 5.01(b)(i), (ii), (iii), (v), (vii), (ix), (x) or (xi) if such action were taken on or after the date hereof without the consent of Parent, and (b) there has not been any Material Adverse Effect or any event, change, effect, fact, condition, development or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.  Legal Proceedings; Judgments. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Partnership, threatened legal or administrative proceeding, suit, claim, investigation, arbitration or action (an “Action”) against the Partnership or any of its Subsidiaries or any of their respective assets or properties, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Partnership or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 3.08.  Compliance with Laws; Permits. (a) The Partnership and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all state or federal laws, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments, applicable to the Partnership or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Partnership and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  The Partnership, each of its Subsidiaries and, to the Knowledge of the Partnership, each of its and their directors, officers and employees acting in such capacities and each of its and their other agents acting on its or their behalf is, and has been since January 1, 2017, in compliance in all material respects with (i) all applicable anti-corruption and anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder (“Anti-Corruption Laws”) and (ii) all applicable export or import control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including the Arms Export Control Act (22 U.S.C. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (Sections 1471-1781 of P.L. 115-232), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the regulations administered and enforced by the Office of Foreign Assets Control (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. Part 760), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations or any applicable non-U.S. Laws of a similar nature (together with the Anti-Corruption Laws, “International Trade Laws”). The Partnership and its Subsidiaries have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable International Trade Laws.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no export or import Permits, license exceptions or other consents, approvals, licenses, waivers, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority are required to operate the business of the Partnership or any of its Subsidiaries as currently conducted.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Partnership nor any of its Subsidiaries are engaged in any activities to establish, support or maintain any business relationships with, or have contracted to sell, supply, distribute or otherwise provide any goods or services to, (i) any person identified on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) or, to the Knowledge of the Partnership, any person owned 50% or more, directly or indirectly, by one or more persons identified on the SDN List, or (ii) any Governmental Authority within, and any Person organized or domiciled in Cuba, Iran, the Republic of North Korea, Syria, the Crimea Region of the Ukraine or any other country or territory against which the United States maintains comprehensive trade sanctions or economic embargoes.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Action by or before any Governmental Authority (excluding any investigation by a Governmental Authority) involving the Partnership, any of its Subsidiaries, or any of their directors, officers, employees or agents with respect to International Trade Laws is pending or, to the Partnership’s Knowledge, threatened, (ii) to the Knowledge of the Partnership, none of the Partnership, its Subsidiaries nor any of their directors, officers or employees are under investigation by a Governmental Authority for alleged violations of International Trade Laws, (iii) no civil or criminal penalties have been imposed on the Partnership or any of its Subsidiaries with respect to violations of International Trade Laws and no disclosures have been submitted to the U.S. government or any other Governmental Authority by the Partnership or any of its Subsidiaries with respect to material violations of International Trade Laws, and (iv) there are no internal investigations with respect to any potential violations of International Trade Laws or, to the Knowledge of the Partnership, any allegations by employees of any such violations.

SECTION 3.09.  Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  The Partnership and each of its Subsidiaries has timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate.

(b)  All Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been paid or have been adequately reserved against in accordance with GAAP.

(c)  Neither the Partnership nor any of its Subsidiaries has received written notice of any pending audit, examination, investigation, proposed adjustment, claim, deficiency, assessment or other proceeding in respect of any Taxes of the Partnership or any of its Subsidiaries (including, solely to the extent the Partnership has Knowledge thereof, any audits, examinations, investigations or other proceedings involving any of the Partnership’s Affiliates if related to Taxes or Tax matters for which the Partnership or any of its Subsidiaries may have liability or responsibility).

(d)  There are no Liens for Taxes on any of the assets of the Partnership or any of its Subsidiaries other than Permitted Liens.

(e)  Neither the Partnership nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, other than (i) any waiver or extension that is no longer in effect and (ii) any extensions of time to file Tax Returns obtained in the ordinary course.

(f)  The Partnership and its Subsidiaries have complied with applicable Law (including any record-keeping and documentation requirements related to sales Taxes) related to withholding and payment of Taxes, including Taxes required to be withheld and timely paid to the appropriate authorities with respect to amounts paid to any third party (including income, social security and employment Tax withholding for all types of compensation).

(g)  None of the Partnership and its Subsidiaries is a party to a Tax allocation or sharing Contract (other than any Contract (A) exclusively between or among the Partnership and its Subsidiaries or (B) with third parties, made in the ordinary course of business, the primary subject matter of which is not Tax), and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such Contract.

(h)  None of the Partnership and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any Contract described in the parenthetical in Section 3.09(g)).

(i)  For each taxable year of the Partnership ending after its initial public offering and for the current portion of the Partnership’s current taxable year, at least 90% of the gross income of the Partnership has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(j)  Each of the Partnership’s Subsidiaries is and has been since its formation properly classified as either a disregarded entity or a partnership for U.S. federal income Tax purposes.

(k)  Each of the Partnership, its Subsidiaries that is classified as a partnership for U.S. federal income Tax purposes, and, to the Knowledge of the Partnership, any other entity that is classified as a partnership for U.S. federal income tax purposes and in which the Partnership directly or indirectly owns an equity interest has in effect a valid election under Section 754 of the Code.

(l)  The Partnership has made available to Parent true and correct copies of all “private letter rulings” or technical advice memoranda from the United States Internal Revenue Service relevant to any Tax Return for which the statute of limitations has not expired.

(m)  No written claim or inquiry has ever been made by a Governmental Authority in a jurisdiction where the Partnership or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(n)  To the Knowledge of the Partnership, the Merger Transactions will not terminate any Tax incentive, concession, holiday, abatement or special appraisal method used by the Partnership or any of its Subsidiaries.

(o) The Partnership and its Subsidiaries have not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(p)  The Partnership has made available to Parent true and correct copies of all material income Tax Returns of the Partnership and each of its Subsidiaries filed with federal Governmental Authorities in the United States and any other foreign countries in which such a Tax Return has been filed for which the applicable statute of limitations has not expired.

(q)  The Partnership is, and at all times since its formation has been, properly classified as an entity disregarded as separate from its owner or a partnership for U.S. federal income Tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3.

SECTION 3.10.  Employee Benefits. (a) Section 3.10(a) of the Partnership Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Partnership Plan and indicates with an asterisk each such Partnership Plan that is a Non-U.S. Partnership Plan. With respect to each material Partnership Plan, the Partnership has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Partnership or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS and the most recent actuarial valuation or similar report and (iii) the most recent summary plan description.

(b)  Each Partnership Plan has been established, administered and is in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, as applicable. Each Partnership Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS. There are no pending or, to the Knowledge of the Partnership, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Partnership Plan or any trust related thereto which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no material audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Partnership, threatened or anticipated with respect to such plan.

(c)  With respect to each Partnership Plan that is subject to Title IV of ERISA (a “Title IV Plan”), (i) no material liability under Title IV of ERISA has been incurred by the Partnership, its Subsidiaries or any of their ERISA Affiliates that has not been satisfied in full or that is not reflected on the financial statements of the Partnership, (ii) no Title IV Plan has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan, (iii) no Title IV Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA, (iv) no Title IV Plan is considered in “at-risk status” (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (v) neither the Partnership nor any of its Subsidiaries has incurred any unsatisfied withdrawal liability under Title IV of ERISA to any Multiemployer Plan and (vi) to the Knowledge of the Partnership, no Multiemployer Plan that the Partnership, its Subsidiaries or their ERISA Affiliates have contributed to, or have been required to contribute to, in the past six years (x) is, or may reasonably be expected to become, “insolvent” (within the meaning of Section 4245 of ERISA) or (y) is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

(d)  Section 3.10(d) of the Partnership Disclosure Letter sets forth, as of the date hereof, each Partnership Plan that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Partnership or any of its Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Laws, (ii) required to be provided pursuant to an individual employment, change in control or similar agreement or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all contributions, premiums and other payments due from the Partnership or its Subsidiaries required by applicable Laws or any Partnership Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(f)  Neither the Partnership, any Partnership Plan nor, to the Knowledge of the Partnership, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Partnership or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)  Except as set forth in this Agreement, the consummation of the Merger Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Partnership or any of its Subsidiaries under any Partnership Plan, (ii) cause the Partnership to transfer or set aside any assets to fund any material benefits under any Partnership Plan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Partnership Plan on or following the Effective Time, (iv) entitle any current or former employee, individual manager, director, consultant or officer of the Partnership or its Subsidiaries to any severance pay, retention bonuses or any similar payment or any material increase in severance pay, (v) require a “gross-up,” indemnification for, or other payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vi) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in section 280G(b)(1) of the Code.

(h)  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Non-U.S. Partnership Plan is in compliance with applicable local Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or threatened litigation relating to any Non-U.S. Partnership Plan.

(i)  Section 3.10(i) of the Partnership Disclosure Letter sets forth, as of the Capitalization Date, (A) the aggregate number of outstanding rights to purchase or receive Partnership Units or other Partnership Securities granted under the Partnership Equity Plans or otherwise by the Partnership (including outstanding Partnership Phantom Units), organized by type of award and exercise or conversion price related thereto and (B) a true and complete list of each outstanding Partnership Phantom Unit, the holder thereof, the maximum number of Partnership Units issuable or issued thereunder, the maximum number of Partnership Units used as a reference for payment thereunder, the exercise or conversion pricing related thereto, the grant date, the settlement date, whether or not it is subject to performance-based vesting, the amount vested and the outstanding Partnership Equity Plans pursuant to which the award was granted.

SECTION 3.11. Labor Matters. (a) Section 3.11(a) of the Partnership Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all collective bargaining agreements or other similar Contracts applicable to any employees of the Partnership or any of its Subsidiaries. There is no demand for recognition as the exclusive bargaining representative of any employees by or on behalf of any labor union, works council or similar organization, and there is no pending or, to the Knowledge of the Partnership, threatened strike, lockout, slowdown, work stoppage, material grievances, collective labor disputes or similar activity by or with respect to the employees of the Partnership or any of its Subsidiaries.

(b)  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and each of its Subsidiaries is, and has been for the last three years, in compliance with all applicable Laws and orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of the Partnership or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  Except as set forth in this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no individual who has performed services for the Partnership or any of its Subsidiaries has been improperly excluded from participation in any Partnership Plan, and (ii) neither the Partnership nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer.

SECTION 3.12.  Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable Laws relating to pollution, the protection of the environment or natural resources or, as it relates to exposure to hazardous or toxic materials, human health and safety (“Environmental Laws”), and the Partnership and its Subsidiaries have not received any written notice since January 1, 2017 or that otherwise remains unresolved alleging that the Partnership or any of its Subsidiaries is in violation of or has any liability under any Environmental Law.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Partnership and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses and the ownership, occupation or use of their Owned Real Property and Leased Real Property (“Environmental Permits”), (ii) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries, (iii) neither the Partnership nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Partnership or its Subsidiaries arising under Environmental Laws or Environmental Permits and (iv) no Release of Hazardous Materials has occurred on, under or emanating from any Owned Real Property or Leased Real Property or, to the Knowledge of the Partnership, any real property currently or formerly owned, leased or operated by the Partnership or its Subsidiaries, and none of the Partnership or its Subsidiaries has disposed of, Released or arranged for the disposal of Hazardous Materials, including to any off-site location, or exposed any Person to Hazardous Materials, in each case, that would reasonably be expected to result in any current or future liabilities of the Partnership or its Subsidiaries under Environmental Laws or Environmental Permits.

SECTION 3.13.  Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and its Subsidiaries own all of the Registered Partnership Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Partnership Intellectual Property is subsisting and, to the Knowledge of the Partnership, valid and enforceable.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in the conduct of the business of the Partnership and its Subsidiaries as currently conducted, provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d).

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Partnership, threatened, and since January 1, 2017, the Partnership has not received any written notice or claim, (i) challenging the ownership, validity or use by the Partnership or any of its Subsidiaries of any Intellectual Property owned by the Partnership or any of its Subsidiaries or (ii) alleging that the Partnership or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d)  To the Knowledge of the Partnership, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2017 (i) no Person has been infringing, misappropriating or otherwise violating the rights of the Partnership or any of its Subsidiaries with respect to any Intellectual Property owned by the Partnership or a Subsidiary of the Partnership and (ii) the operation of the business of the Partnership and its Subsidiaries as currently conducted has not violated, misappropriated or infringed the Intellectual Property of any other Person.

(e)  Each of the Partnership and its Subsidiaries has established and implemented policies, programs and procedures, including administrative, technical and physical safeguards, that are reasonably designed to protect the confidentiality, integrity and security of personal information in its possession, custody or control, or otherwise held or processed on its behalf, against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Partnership, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Partnership nor any of its Subsidiaries has experienced any loss, damage or unauthorized access, disclosure, use or breach of security of any personal information in its possession, custody or control, or otherwise held or processed on its behalf, in connection with services provided by or to it or otherwise.

(f)  The Partnership and its Subsidiaries have taken reasonable actions to protect the integrity and security of their respective computer systems and the software information stored thereon from unauthorized use, access or modification by third parties.

SECTION 3.14.  No Rights Agreement; Anti-Takeover Provisions. (a) The Partnership is not party to a unitholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)  Assuming the accuracy of the representations and warranties set forth in Section 4.11, or as a result of the approval by the Partnership Board referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws or any similar provision of the Partnership Organizational Documents (each, a “Takeover Law”) apply or will apply to the Partnership pursuant to this Agreement or the Merger Transactions.

SECTION 3.15.  Real and Personal Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and its Subsidiaries have (i) good and valid fee simple title (or its jurisdictional equivalent) to each parcel of their respective owned real property, including any improvements, buildings or other structures thereon (“Owned Real Property”), and (ii) good and valid leasehold or subleasehold interests in each Leased Real Property, in each case, free and clear of any Liens, other than Permitted Liens, and excluding any severed oil, gas, and/or mineral rights and other hydrocarbon interests in any such real property.

(b)  The Partnership and its Subsidiaries have good and valid rights to all material easements, consents, rights-of-way, licenses or similar interests in real property (collectively, “Rights-of-Way”) as are necessary to conduct their respective businesses in the manner described in the Partnership SEC Reports, in each case, free and clear of all Liens (other than Permitted Liens) except where the failure to have such good and valid rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  Neither the Partnership nor its Subsidiaries have received written notice of any proceedings in eminent domain, condemnation or similar proceedings that are pending or threatened, which would affect any material portion of the Owned Real Property, Leased Real Property or Rights-of-Way. All Owned Real Property is in such operating condition and repair as is suitable for the operation of the Partnership’s and its Subsidiaries’ respective businesses in the ordinary course of business consistent with past practice and as such business is intended to be conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  Section 3.15(d)(i) of the Partnership Disclosure Letter sets forth a true and complete list of all material Owned Real Property (excluding, for the avoidance of doubt, any parcels of Owned Real Property comprising the Partnership and its Subsidiaries’ pipelines) and Section 3.15(d)(ii) of the Partnership Disclosure Letter sets forth a true and complete list of Leased Real Property.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Partnership and its Subsidiaries own or lease all of the personal property reflected in the most recent consolidated balance sheet of the Partnership filed or incorporated by reference in the Partnership SEC Reports, other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since January 1, 2017 (collectively, the “Personal Property”), and (ii) the Partnership and its Subsidiaries have good and valid title to all material owned Personal Property, and good and valid leasehold interests in all material leased or subleased Personal Property, in each case, free and clear of any Liens, other than Permitted Liens.

SECTION 3.16.  Contracts. (a) Section 3.16(a) of the Partnership Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)  is or would be required to be filed as an exhibit to the Partnership’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)  relates to the formation, creation, operation, maintenance, management, governance, economics or control of any joint venture, partnership or other similar arrangement in which the Partnership and its Subsidiaries owns any interest (other than with respect to any partnership that is wholly owned by the Partnership or any of its wholly owned Subsidiaries);

(iii)  provides for Indebtedness of the Partnership or any of its Subsidiaries that (A) has an outstanding or committed amount in excess of $15 million (other than Indebtedness solely between or among any of the Partnership and any of its wholly owned Subsidiaries) or (B) relates to the creation of any Lien, other than Permitted Liens, with respect to any material asset of the Partnership or any of its Subsidiaries;

(iv)  relates to the acquisition or disposition of any business, assets, or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $15 million (A) pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding, in each case, that would reasonably be expected to result in payments in excess of $5 million or (B) that contains ongoing indemnification obligations with respect to any material covenants that, in the Partnership’s reasonable judgment, remain unperformed or with respect to material representations (excluding title, authority and other fundamental representations), the survival period as to which has not expired (in each case of clauses (A) and (B), excluding, acquisitions or dispositions of supplies, inventory or products, including crude oil, natural gas, condensates, natural gas liquids and other produced hydrocarbons, refined products and minerals, in the ordinary course of business);

(v)  is a Contract for the purchase or license of materials, supplies, goods, services, equipment or other assets which provided for aggregate payments by the Partnership or any of its Subsidiaries of more than $15 million during the fiscal year ended December 31, 2018;

(vi)  is a Contract with a customer of the Partnership or any of its Subsidiaries which provided for aggregate payments to the Partnership or any of its Subsidiaries of more than $15 million during the fiscal year ended December 31, 2018;

(vii)  contains provisions that (A) prohibit, limit, curtail or restrict the Partnership or any of its Affiliates (including Parent and its Affiliates after the Effective Time) from competing in or conducting any line of business, competing with any Person or purchasing, selling, supplying or distributing any product, asset or service, or employing, in each case, in any geographic area, or hiring any individual or group of individuals or (B) grant a right of exclusivity or “most favored nation” right to any Person that prevents, limits, curtails or restricts the Partnership or any of its Affiliates (including Parent and its Affiliates after the Effective Time) from entering any territory, market or field or freely engaging in business anywhere in the world or from offering pricing or other material terms to a customer without offering similar terms to another customer, which provisions are, in the case of clauses (A) and (B), material to the Partnership and its Subsidiaries, taken as a whole, other than (x) Contracts that can be terminated (including such restrictive provisions) by the Partnership or any of its Subsidiaries on less than 60 days’ notice without payment by the Partnership or any of its Subsidiaries of any material penalty and (y) terminal service and throughput Contracts with customers entered into in the ordinary course of business granting a right of exclusivity or a “most favored nation” right to such customer in respect of certain of the Partnership’s products or services;

(viii)  is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by the Partnership or any of its Subsidiaries in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Partnership or any of its Subsidiaries) which would reasonably be expected to involve payments by or to the Partnership or any of its Subsidiaries of more than $15 million per any twelve-month period;

(ix)  is a Contract for capital expenditures by the Partnership or its Subsidiaries for pipelines, storage tanks, terminals and other material infrastructure, in each case which provides for aggregate payments by the Partnership or any of its Subsidiaries of more than $15 million, including engineering and procurement contracts, pipeline crossing agreements and interconnection agreements;

(x)  is a Partnership Lease underlying a Leased Real Property;

(xi)  is a Contract that grants any “exclusivity” or right of first refusal or right of first offer or similar right, in each case that limits or purports to limit the ability of the Partnership or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any assets or businesses that are material to the Partnership and its Subsidiaries, taken as a whole;

(xii)  is a collective bargaining agreement or union Contract to which the Partnership or any of its Subsidiaries is a party; or

(xiii)  any Contract (A) with any Governmental Authority which provides for aggregate payments by or to the Partnership or any of its Subsidiaries of more than $1 million during the fiscal year ended December 31, 2018 or are otherwise material to the business of the Partnership or any of its Subsidiaries or (B) relating to any stockpiles managed by the U.S. Department of Energy, including the Strategic Petroleum Reserve, the Northeast Gasoline Supply Reserve, and the Northeast Home Heating Oil Reserve.

(b)  Except with respect to any Contract that has, following the date of this Agreement and prior to the Closing, expired in accordance with its terms or been terminated, restated or replaced in accordance with Section 5.01(b)(xiii), (i) each Material Contract is valid and binding on the Partnership and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Partnership, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Partnership and each of its Subsidiaries, and, to the Knowledge of the Partnership, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Partnership nor any of its Subsidiaries is (with or without notice, lapse of time or both) in, or have received written notice of the existence of, any breach or default on the part of the Partnership or any of its Subsidiaries under any Material Contract and, to the Knowledge of the Partnership, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder, except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) there are no events or conditions which constitute, or, with or without notice, lapse of time or both, will constitute a default on the part of the Partnership or any of its Subsidiaries, or to the Knowledge of the Partnership, any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) as of the date hereof, the Partnership has not received written notice or, to the Knowledge of the Partnership, oral notice from any Person that such Person intends to cancel or terminate, or not renew, any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of each Contract that constitutes a Material Contract as of the date of this Agreement.

SECTION 3.17. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Partnership and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Partnership and its Subsidiaries, (b) all such insurance policies are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due and payable thereon have been paid, (c) no written notice of cancelation or modification, material premium increase of, or indication of an intention not to renew, has been received, (d) there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (e) neither the Partnership nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force. Section 3.17 of the Partnership Disclosure Letter lists the current annual premiums paid by the Partnership and its Subsidiaries for directors’ and officers’ liability insurance policies.

SECTION 3.18.  Regulatory Matters. (a) Section 3.18(a) of the Partnership Disclosure Letter sets forth the Subsidiaries of the Partnership that are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”) and the Elkins Act, 49 U.S.C. App. §§ 41 & 43 (1988) (the “Elkins Act”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Partnership, threatened proceedings alleging that the Partnership or any of its Subsidiaries is in violation of the ICA or of the Elkins Act and (ii) to the Knowledge of the Partnership, such Subsidiaries are, and have been since January 1, 2017, in compliance with the ICA and the Elkins Act and all rules, regulations and orders of the FERC. Neither the General Partner, the Partnership or any of the Partnership’s Subsidiaries is a “pilot program U.S. business” as defined in 31 C.F.R. Part 801.

(b)  None of the Partnership or any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005, 42 U.S.C. § 16451, et seq.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Partnership and each of its Subsidiaries has, since January 1, 2017, made all material required filings with all federal and state agencies, commissions and departments with regulatory oversight over the Partnership, its Subsidiaries and their respective facilities, including all material forms, statements, reports, notices, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including all material rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

SECTION 3.19.  Opinion of Financial Advisor. The Partnership Board and the Governance Committee have received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Partnership Units is fair from a financial point of view to such holders. The Partnership shall make available to Parent, solely for informational purposes, a written copy of such opinion promptly following the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Partnership Board and the Governance Committee and may not be relied on by Parent or Merger Sub.

SECTION 3.20.  Brokers and Other Advisors. Except for Intrepid Partners, LLC and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Merger Transactions based upon arrangements made by or on behalf of the Partnership or any of its Subsidiaries. The Partnership has heretofore made available to Parent a true and complete copy of the Partnership’s engagement letter with each of Intrepid Partners, LLC and Wells Fargo Securities, LLC.

SECTION 3.21.  Related Party Transactions. Neither the Partnership nor any of its Subsidiaries is party to any Contract or other transaction with any Person that is the record or beneficial owner of 5% or more of any of the Partnership Units, or any present principal executive officer or director of the Partnership or any of its Subsidiaries, or to any familial relative of any of the foregoing that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, except (a) as described in the Filed Partnership SEC Documents, (b) for employment or compensation Contracts (including any award pursuant to any employee benefit plan) with directors, managers, officers and employees made in the ordinary course of business and (c) in connection with the Merger Transactions.

SECTION 3.22.  No Other Representations or Warranties. Except for the representations and warranties made by the Partnership in this Agreement and by ServiceCo in the ServiceCo Purchase Agreement, neither the Partnership nor any other Person makes any other express or implied representation or warranty with respect to the Partnership or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Partnership and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing (including with respect to the accuracy and completeness thereof), and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Partnership in this Agreement and by ServiceCo in the ServiceCo Purchase Agreement, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership, any of its Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Partnership, the negotiation of this Agreement or the course of the Transactions (including with respect to the accuracy and completeness thereof).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Partnership:

SECTION 4.01.  Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite corporate, limited liability company or other applicable power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Partnership complete and correct copies of Parent’s and Merger Sub’s certificates of formation and limited liability company agreement, each as amended to the date of this Agreement.

SECTION 4.02.  Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary corporate, limited liability or other applicable power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The board of managers of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. Parent, as sole member of Merger Sub, has approved this Agreement and the Transactions and authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Except as expressly set forth in this Section 4.02(a), no other corporate, limited liability company or other applicable action (including any shareholder vote, member consent or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Partnership, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b)  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a breach or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03.  Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DLLCA and the DRULPA and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Partnership or any of its Subsidiaries are qualified to do business, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and the Other Regulatory Approvals, (d) notification and approval of CFIUS under the DPA and (e) filings required with, and compliance with other applicable requirements of, the FCC under the Communications Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding limited liability company interests of Merger Sub, free and clear of all Liens (other than any Liens incurred in connection with the Transactions, including the Financing, or that would not, individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub was formed for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05.  Financing. Parent has delivered to the Partnership true and complete copies, as of the date of this Agreement, of (a) an executed commitment letter dated on or about the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto, the “Equity Financing Letter”) from the Fund providing for an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) an executed commitment letter dated on or about the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto, the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing on the Closing Date in the aggregate principal amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, no Financing Letter has been amended or modified, no such amendment or modification is contemplated (other than with respect to the potential addition of additional arrangers or other commitment parties thereunder), none of the obligations and commitments contained in any such letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Parent has fully paid, or caused to be paid, any and all commitment fees or other fees in connection with the Financing that are payable on or prior to the date of this Agreement. Assuming (i) the Financing is funded in accordance with the Financing Letters, (ii) the accuracy in all material respects of the representations and warranties set forth in Section 3.02 as of the date of this Agreement and (iii) compliance with Section 5.01, the net proceeds contemplated by the Financing Letters will be sufficient for Merger Sub and the Surviving Entity to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions (including all amounts payable in respect of Partnership Equity Awards under this Agreement upon the terms contemplated by this Agreement) and the remaining amounts under the Financing will be sufficient to pay all related fees and expenses. As of the date of this Agreement, each of the Financing Letters is (x) a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, (y) enforceable in accordance with its terms against Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party under the Equity Financing Letter or the Debt Commitment Letter that would result in the Financing contemplated thereby to be unavailable or materially delayed. As of the date of this Agreement, Parent does not have any reason to believe that Parent or Merger Sub or, to the Knowledge of Parent, any other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by them, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. Except as expressly set forth in the Financing Letters, there are no conditions precedent to the obligations of the Fund and the lenders under the Debt Commitment Letter to fund the full amount of the Financing. As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings (other than any fee letters, true and complete copies of which (except for fee, “market flex” and other economic terms which are customarily redacted in transactions of this type) have been provided to the Partnership) to which Parent or Merger Sub or, to the Knowledge of Parent, the Fund is a party related to the Financing that would permit the Fund or the lenders under the Debt Commitment Letter to reduce the total amount of the Financing, or that would adversely affect the availability of the Financing.

SECTION 4.06.  Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates, on the one hand, and any member of the Partnership’s management or the Partnership Board or any beneficial owner of Partnership Units, on the other hand, that relate in any way to the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any unitholder of the Partnership would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any unitholder of the Partnership agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Proposal.

SECTION 4.07.  Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent or an Affiliate thereof.

SECTION 4.08.  No Other Partnership Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Partnership which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Partnership and to discuss the business and assets of the Partnership. Parent and Merger Sub hereby acknowledge that (a) except for the representations and warranties set forth in this Agreement, (i) neither the Partnership nor any of its Subsidiaries, nor any other Person, have made or is making, and none of Parent, Merger Sub, the Fund or any other Person is relying upon, any other express or implied representation or warranty with respect to the Partnership or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives (including with respect to the accuracy or completeness thereof) and (ii) neither the Partnership nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions, and (b) (i) in connection with the due diligence investigation of the Partnership by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Partnership certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Partnership and its Subsidiaries and their respective businesses and operations, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, and (iii) Parent and Merger Sub have not relied on such information (including with respect to the accuracy or completeness thereof) and will have no claim against the Partnership or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties set forth in this Agreement, any rights hereunder with respect thereto.

SECTION 4.09.  Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC and at the time first sent or given to the unitholders of the Partnership or at the time of the Partnership Unitholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Partnership or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.10.  Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair (a) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (b) the compliance by Parent or Merger Sub with its obligations under this Agreement, there is no (i) pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub or, to the Knowledge of Parent, pending or threatened Action against any of their respective Affiliates, or (ii) Judgment imposed upon or affecting Parent or Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates, in each case, by or before any Governmental Authority.

SECTION 4.11.  Ownership of Partnership Units. None of the Fund, any Subsidiary of the Fund (other than any portfolio company of the Fund), Parent or Merger Sub own any Partnership Units.

SECTION 4.12.  Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Partnership a Limited Guarantee of the Fund in favor of the Partnership, which, subject to the terms and conditions therein, guarantees certain of Parent’s and Merger Sub’s obligations under this Agreement as set forth therein. The Limited Guarantee is duly authorized, valid and in full force and effect and constitutes the legal, valid and binding obligation of the Fund, enforceable in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Fund under the Limited Guarantee.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01.  Conduct of Business. (a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Partnership Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) each of the Partnership and the General Partner shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to carry on its business and operations in all material respects in the ordinary course consistent with past practice, and (ii) to the extent consistent with the foregoing, each of the Partnership and the General Partner shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with key suppliers, customers, employees, distributors, vendors, licensors, licensees, Governmental Authorities and other Persons with whom the Partnership or its Subsidiaries have significant business relationships substantially intact, and maintain its insurance coverage with respect to any material assets and its material Permits, in each case, substantially consistent with past practice; provided that no action by the Partnership or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b)  Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Partnership Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Partnership shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)  (A) other than transactions among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, issue, sell, grant, pledge, transfer, dispose of or encumber, or authorize or propose the issuance, sale, grant, pledge, transfer, disposition of or encumbrance on any of its partnership interests, shares of capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to purchase any of its partnership interests, shares of capital stock or other equity or voting interests; provided that the Partnership may issue or grant Partnership Units in the ordinary course of business consistent with past practice as required pursuant to Partnership Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Partnership Plan in effect on the date of this Agreement or granted after the date of this Agreement in accordance with Section 5.01(b)(vi), (B) redeem, purchase, repurchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any of its partnership interests, shares of capital stock or other equity or voting interests (other than pursuant to the forfeiture or withholding of taxes with respect to Partnership Equity Awards), (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its partnership interests or other equity or voting interests (other than (1) distributions of the Partnership permitted in accordance with the terms set forth in Section 5.01(b)(i)(C)(1) of the Partnership Disclosure Letter and (2) any dividend or distribution by a Subsidiary of the Partnership to the Partnership or a wholly owned Subsidiary of the Partnership), (D) split, combine, subdivide or reclassify any of its partnership interests, shares of capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Partnership which remains a wholly owned Subsidiary after consummation of such transaction, or (E) enter into any Contract with respect to the voting of any of its outstanding partnership interests, shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any of its partnership interests, shares of capital stock or other equity or voting interests;

(ii)  (A) incur, assume, guarantee or otherwise become liable, directly, contingently or otherwise, for any Indebtedness, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any of its Subsidiaries, (C) guarantee any such Indebtedness of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, (D) pre-pay any Indebtedness for borrowed money or modify in any material respect or change the material terms or extend the maturity of, any Indebtedness or (E) make any loans, capital contributions or advances to any Person, except for (1) with respect to clauses (A) through (C), (I) intercompany Indebtedness or guarantees among the Partnership and its wholly owned Subsidiaries, (II) letters of credit, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (III) Indebtedness incurred under the Credit Facility or other existing arrangements (including in respect of letters of credit) not to exceed $500 million in the aggregate, (IV) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred in accordance herewith in an amount not greater than the Indebtedness that is being refinanced and which does not require payment of any pre-payment premiums, penalties or “make-whole” payments, provided that the terms (including covenants and default terms, but excluding interest rate, original issue discount, call protection and other financial terms) of such Indebtedness (x) are no more restrictive, when taken as a whole, to the Partnership or its applicable Subsidiary than the terms of the existing Indebtedness that is being replaced or refinanced and (y) shall not include any prohibition or restriction or condition restricting the ability of the Partnership or any of its Subsidiaries, as applicable, to pay dividends or other distributions or to make or repay loans or advances to Affiliates that is more restrictive to the Partnership or its applicable Subsidiaries than the terms of the existing Indebtedness that is duly replaced or refinanced and (V) any swap or hedging transaction or other derivative agreements entered into in the ordinary course of business consistent with past practice that can be terminated on 90 days or less notice, (2) with respect to clause (D), pre-payment of any Indebtedness under the Credit Facility, and (3) with respect to clause (E) any loans, capital contributions or advances to any Person (I) to the Partnership, any wholly owned Subsidiary of the Partnership or (II) to any joint venture in which the Partnership or any of its Subsidiaries participates, pursuant to any funding required by the terms of such joint venture or otherwise approved by the board of directors or similar governing body of such joint venture and provided for in the Partnership’s plan set forth in Section 5.01(b)(iv) of the

Partnership Disclosure Letter, or in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise maintain the safety and integrity of such facilities, properties or assets;

(iii)  sell, lease, transfer, license or otherwise surrender, relinquish, dispose of or encumber, in a single transaction or series of related transactions, any of its properties or assets for aggregate consideration of more than (x) $25 million during the nine-month period following the date hereof and (y) $25 million during the six-month period thereafter, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Partnership or any of its Subsidiaries, in each case, other than dispositions of Owned Real Property, (B) transfers among the Partnership and its wholly owned Subsidiaries, (C) leases of Owned Real Property, subleases of real property under which the Partnership or any of its Subsidiaries is a tenant or a subtenant or voluntary terminations, expirations or surrenders of any Partnership Leases, in each case in the ordinary course of business consistent with past practice, or (D) other sales and leases of tangible personal property or, subject to Section 5.01(b)(xvii), sales of crude oil, natural gas, condensates, natural gas liquids and other produced hydrocarbons, refined products and minerals, in each case in the ordinary course of business consistent with past practice;

(iv)  make or authorize capital expenditures, including for property, plant and equipment, except for those (A) that are provided for in the Partnership’s plan set forth in Section 5.01(b)(iv) of the Partnership Disclosure Letter, or (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise prevent material risk to the safety and integrity of such facilities, properties or assets;

(v)  except as permitted under Section 5.01(b)(iv), make any acquisition (including by merger) of the capital stock or, except for acquisitions of tangible personal property in the ordinary course of business consistent with past practice, the assets of any other Person, if the aggregate amount of consideration paid or transferred by the Partnership and its Subsidiaries in connection with all such transactions would exceed (x) $25 million in the aggregate during the nine-month period following the date hereof and (y) $25 million in the aggregate during the six-month period thereafter;

(vi)  except as required pursuant to the terms of any Partnership Plan or collective bargaining agreement, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (1) grant to any director, executive officer, employee or consultant any increase in compensation, other than annual increases in base salary to individuals who are not directors or executive officers of the Partnership or its Subsidiaries in the ordinary course of business consistent with past practice that do not exceed in the aggregate 3% of the aggregate base salaries payable to such individuals for the immediately prior fiscal year, (2) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan, phantom stock, or other equity-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Partnership or its Subsidiaries, (3) establish, adopt, amend or enter into any collective bargaining agreement, Partnership Plan, Services Agreement or any similar agreement, (4) grant or amend any awards under any Partnership Plan, (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Partnership Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (6) take any action to accelerate in any material respect the rights or benefits under any Partnership Plan, (7) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause (as determined by the Partnership or any of its Subsidiaries in its reasonable discretion consistent with past practice), of any employee or consultant if (x) such employee or consultant will receive or receives, annual base salary in excess of $250,000, other than hiring of employees or consultants to replace employees or consultants or to fill open positions, or (y) such employee is or will be (upon hiring) an executive officer of the Partnership or any of its Subsidiaries or (8) change, amend or modify in any way any performance metrics or goals with respect to any outstanding equity or incentive award or under any Partnership Plan;

(vii)  make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Partnership and its Subsidiaries, except insofar as may be required (A) by GAAP (or any authoritative interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(viii)  amend or restate the Partnership Organizational Documents or amend in any material respect or restate the comparable organizational documents of any Subsidiary of the Partnership, as in effect on the date of this Agreement;

(ix)  grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(ii) or (B) to the Partnership or to a wholly owned Subsidiary of the Partnership;

(x)  waive, release, assign, settle or compromise (A) any pending or threatened Action against the Partnership or any of its Subsidiaries, other than settlements of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of the Partnership as of the Balance Sheet Date included in the Partnership SEC Reports for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), (B) any pending or threatened Action described in Section 5.01(b)(x)(B) of the Partnership Disclosure Letter or (C) any pending or threatened material Action in respect of any rates or authority to provide service in the ordinary course with Federal or state Governmental Authorities, shippers or other interested parties (provided that the Partnership shall keep Parent informed in all material respects and on a reasonably timely basis of the status of any pending or threatened Action in respect of any rates or authority to provide service in the ordinary course with Federal or state Governmental Authorities, shippers or other interested parties, without regard to the materiality of such Action); provided, such settlement does not involve any material injunctive or equitable relief or impose material restrictions on the operations or business activities of the Partnership and its Subsidiaries or include any admission of wrongdoing or criminal act;

(xi)  (A) except in the ordinary course of business consistent with past practice, make or change any material method of Tax accounting or any material Tax election; or (B) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xii)  (A) convert the Partnership from any one form of business entity to any other form of business entity, (B) enter into any new line of business other than the lines of business in which the Partnership and its Subsidiaries are currently engaged as of the date of this Agreement or (C) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, merger, division, consolidation or other reorganization of the Partnership, other than as expressly permitted under Section 5.02;

(xiii)  except for Contracts (excluding Contracts identified in Section 3.16(a)(vii) or Section 3.16(a)(xiii)) entered into in the ordinary course of business consistent with past practice, (A) enter into a new Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement or

(B) materially modify or amend (other than renewals on substantially the same or better terms), or cancel, terminate, assign, waive, or release (or otherwise forego) any material right or claim under any Material Contract or any Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement, in each case, other than the amendment, renewal or replacement of existing collective bargaining agreements; provided that, solely for purposes of this Section 5.01(b)(xiii), (x) any reference in Section 3.16(a) to “the fiscal year ended December 31, 2018” shall be deemed to be a reference to “per any twelve-month period”, other than with respect to any Material Contract in effect as of the date hereof and (y) each of the Partnership Leases set forth on Section 8.12(a)(iii) of the Partnership Disclosure Letter shall be deemed a “Material Contract”;

(xiv)  enter into any transactions or Contracts with any Affiliate of the Partnership or other Person that would be required to be disclosed by the Partnership under Item 404 of Regulation S-K under the Securities Act;

(xv)  conduct the businesses of the General Partner, the Partnership or any of its Subsidiaries in a manner that would cause any of the foregoing to become an “investment company” subject to registration under the Investment Company Act of 1940;

(xvi)  take any action that causes any of the businesses of the Partnership or any of its Subsidiaries that are not already so regulated or treated as regulated to be (A) subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or local jurisdiction, (B) deemed to be providing any service that would require the prior approval of any state agency in order to discontinue or abandon such service or to implement a rate tariff for such service, (C) regulated by the FERC under the Natural Gas Act of 1938 or (D) regulated by the FERC under the ICA; or

(xvii)  fail to conduct the business of any portion of the Partnership’s business subject to the Partnership’s risk management policy relating to purchases, sales, hedging and interest rate swap transactions conducted by the Merchant Services Segment, as such policy is set forth on Section 5.01(b)(xvii) of the Partnership Disclosure Letter in all material respects in compliance with such policy;

(xviii)  make or renew any charitable contributions, other than in the ordinary course of business consistent with past practice; or

(xix)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Partnership’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Partnership, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)  Notwithstanding anything herein to the contrary, from and after the date hereof, the Partnership and its Subsidiaries shall use reasonable best efforts to (i) keep Parent informed in all material respects and on a reasonably timely basis of any material communication received from, any applicable Governmental Authority regarding any regulatory proceeding set forth on Section 5.01(d) of the Partnership Disclosure Letter (a “Material Regulatory Proceeding”) and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with Parent before making any filings or responses in any Material Regulatory Proceeding, including providing Parent a reasonable opportunity to review and comment upon any proposed filings or responses.

SECTION 5.02.  Solicitation; Change in Recommendation.

(a)  The Partnership shall, and shall cause each of its Subsidiaries (including the General Partner) to, immediately cease and cause to be terminated any discussions or negotiations with any Person heretofore conducted with respect to any Takeover Proposal, request the return or destruction of all confidential information previously provided to such Person by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any such Person to any physical or electronic data room relating to a possible Takeover Proposal. Except as permitted by this Section 5.02, the Partnership shall and shall cause each of its Subsidiaries (including the General Partner) to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, not, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information in connection with, or for the purpose of encouraging, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, collaboration agreement, option agreement or other similar agreement providing for, relating to, or in connection with, a Takeover Proposal.

(b)  Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to obtaining the Partnership Unitholder Approval, the Partnership or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any breach of Section 5.02(a), (i) the Partnership and its Representatives may contact such Person or group of Persons making the Takeover Proposal or its or their Representatives to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Partnership Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Partnership and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Partnership and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Partnership shall promptly provide to Parent any material non-public information concerning the Partnership or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives. In addition, notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, the Partnership shall not waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements; provided, that the Partnership and the General Partner shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make a Takeover Proposal to the Partnership Board in a confidential manner, if and only if the Partnership Board shall have determined in good faith, after consultation with outside legal counsel, that the failure to so waive would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated.

(c)  The Partnership shall promptly (and in any event within 24 hours) notify Parent in writing in the event that any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal is received by the Partnership or any of its Subsidiaries or its or their Representatives and shall disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry, proposal or offer and the identity of the Person or group of Persons making such Takeover Proposal, inquiry, proposal or offer (and shall include with such notice unredacted copies of such Takeover Proposal and copies of any other documents evidencing or specifying the terms and conditions of such Takeover Proposal or, if not in writing, a written description of the material terms and conditions of such Takeover Proposal), and the Partnership shall promptly (and in any event within 24 hours) keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, inquiry, proposal or offer (including copies of any additional written materials received by the Partnership, its Subsidiaries or their respective Representatives). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d)  Neither the Partnership Board nor any committee thereof shall (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the Partnership Board Recommendation or fail to make the Partnership Board Recommendation when otherwise required pursuant to the terms of this Agreement, or take any public action or make any public statement inconsistent with the Partnership Board Recommendation (it being understood that a customary “stop, look and listen” communication to the holders of Partnership Units pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be deemed to be inconsistent with the Partnership Board Recommendation), (B) recommend, endorse, approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal, (C) fail to include the Partnership Board Recommendation in the Proxy Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a Takeover Proposal (other than a Takeover Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to recommend against such Takeover Proposal or fail to reaffirm the Partnership Board Recommendation on or prior to the earlier of ten business days after Parent requests such reaffirmation or five business days prior to the Partnership Unitholders’ Meeting (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or cause or permit the Partnership or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, collaboration agreement, option agreement or other similar agreement providing for, relating to, or in connection with, a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Partnership Acquisition Agreement”).

(e)  Notwithstanding any other provision of this Agreement to the contrary, prior to, but not after, obtaining the Partnership Unitholder Approval, the Partnership Board or any committee thereof may, in response to a Takeover Proposal not solicited in violation of this Section 5.02 and that has been made and not withdrawn, (i) make an Adverse Recommendation Change or (ii) cause the Partnership to enter into a Partnership Acquisition Agreement with respect to such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case, if the Partnership Board or any committee thereof has determined in good faith, (A) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated and (B) after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Partnership Board or any committee thereof shall not, and shall cause the Partnership not to, take any action set forth in clause (i) or clause (ii), unless (1) the Partnership has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof (including the per Partnership Unit value of the consideration offered therein), and shall include an unredacted copy of the proposed Partnership Acquisition Agreement (if any) with the Person making such Superior Proposal and unredacted copies of any other material documents evidencing or specifying the terms and conditions of such Superior Proposal (the four business days following such written notice, the “Superior Proposal Match Period”), (2) the

Partnership has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Superior Proposal Match Period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Letters (or either of them) and the Limited Guarantee, as applicable, such that it would cause such Takeover Proposal to no longer constitute a Superior Proposal, and (3) following the end of the Superior Proposal Match Period, the Partnership Board or any committee thereof shall have considered in good faith such revised terms, and shall have determined (x) after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal would continue to constitute a Superior Proposal if the revisions proposed by Parent in such revised terms were to be given effect and (y) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new Superior Proposal Match Period, which Superior Proposal Match Period shall be three business days with respect to any such amendment).

(f)  Notwithstanding any other provision of this Agreement to the contrary, prior to, but not after, obtaining the Partnership Unitholder Approval, the Partnership Board or any committee thereof may, in response to an Intervening Event, make an Adverse Recommendation Change if the Partnership Board or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to make such an Adverse Recommendation Change would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated; provided, however, that the Partnership Board or any committee thereof shall not make an Adverse Recommendation Change in response to an Intervening Event unless (i) the Partnership has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify in reasonable detail the material facts underlying the Partnership Board’s determination that an Intervening Event has occurred and the reasons for such Adverse Recommendation Change) (the four business days following such written notice, the “Intervening Event Match Period”), (ii) the Partnership has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Intervening Event Match Period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the financing letters and the Limited Guarantee, as applicable, so as to obviate the need to effect an Adverse Recommendation Change on the basis of such Intervening Event so that the Transactions may be effected and (iii) following the end of the Intervening Event Match Period, the Partnership Board or any committee thereof shall have considered in good faith such revised terms, and shall have determined after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated (it being understood and agreed that any material development with respect to an Intervening Event shall require a new notice and a new Intervening Event Match Period, which Intervening Event Match Period shall be three business days with respect to any such material development).

(g)  Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Partnership or the Partnership Board or any committee thereof from (i) taking and disclosing to the unitholders of the Partnership a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the unitholders of the Partnership that is required by applicable Law or if the Partnership Board or any committee thereof determines in good faith, after consultation with the Partnership’s outside legal counsel, that the failure of the Partnership Board or any committee thereof to make such disclosure would be inconsistent with the Partnership Board’s or the applicable committee’s contractual obligations under the Partnership Agreement or obligations under applicable Law that are applicable to the Partnership Board or the applicable committee, to the extent not waived or otherwise modified or eliminated, provided, however, that this Section 5.02(g) shall not be deemed to permit the Partnership or the Partnership

Board or any committee thereof to effect an Adverse Recommendation Change except in accordance with Section 5.02(e) or (f); provided, further, however, that any disclosure other than (A) a customary “stop, look and listen” communication to the holders of Partnership Units pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (B) an express rejection of any applicable Takeover Proposal or (C) an express reaffirmation of the Partnership Board Recommendation, in each case, shall be deemed to be an Adverse Recommendation Change to the extent such disclosure contains or constitutes an Adverse Recommendation Change in accordance with Section 5.02(d).

(h)  Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 5.02 by any of the Partnership’s or the General Partner’s Subsidiaries, or any of the Partnership’s, the General Partner’s or the Partnership’s Subsidiaries’ Representatives shall be deemed to be a breach of this Section 5.02 by the Partnership and the General Partner.

(i)  As used in this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Partnership that (x) contains confidentiality provisions that are not less favorable in any material respect to the Partnership than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals and (y) expressly permits the Partnership to comply with its obligations under this Agreement.

(j)  As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 15% or more of the consolidated assets of the Partnership and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Partnership Board or any committee thereof), including through the acquisition of one or more Subsidiaries of the Partnership owning such assets, (ii) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of the general partner interest of the Partnership or 15% or more of the outstanding Partnership Units, (iii) acquisition of a business or businesses that constitute 15% or more of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole, (iv) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Partnership Units, (v) merger, division, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership pursuant to which such Person or group (or the equityholders of any Person) would acquire, directly or indirectly, 15% or more of the consolidated assets of the Partnership and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Partnership Board or any committee thereof) or 15% or more of the aggregate voting power of the Partnership or of the surviving entity in a merger, division, consolidation, share exchange or other business combination involving the Partnership or the resulting direct or indirect parent of the Partnership or such surviving entity, or (vi) issuance or sale or other disposition (including by way of merger, division, consolidation, business combination, reorganization, recapitalization or other similar transaction) of 15% or more of the outstanding Partnership Units; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(k)  As used in this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written Takeover Proposal made after the date of this Agreement that the Partnership Board or any committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable from a financial point of view to the Partnership’s unitholders than the Merger Transactions and (ii) is reasonably capable of being completed in accordance with its terms (if accepted), taking into account such legal, regulatory, financial, financing and other aspects (including certainty of closing and, to the extent third-party financing is required, that such financing is then fully committed on customary terms and conditions) of such proposal and the Person making such proposal and of this Agreement as the Partnership Board or any committee thereof deems relevant; provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(l)  As used in this Agreement, “Intervening Event” shall mean any effect, change, event, fact, condition, development or occurrence that is material to the Partnership and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to receipt of the Partnership Unitholder Approval and (ii) was not known by or reasonably foreseeable to the Partnership Board as of the date of this Agreement; provided, however, that in no event shall any of the following effects, changes, events, facts, conditions, developments or occurrences be taken into account in determining whether an Intervening Event has occurred: (A) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or direct or indirect consequence thereof; (B) any effect, change, event, fact, condition, development or occurrence generally affecting (1) the petroleum industry generally or the midstream petroleum logistics and/or blending industries specifically (including the terminaling, storage, processing and marketing industries), including regulatory conditions (or changes therein) or any other industry in which the Partnership and its Subsidiaries operate, or (2) the economy, credit, financial, capital or commodities markets in the United States, the Caribbean or elsewhere in the world, including changes in interest or currency exchange rates; or (C) the fact that, in and of itself, the Partnership or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Partnership Units on the NYSE (it being understood that the underlying facts giving rise or contributing to such events may be taken into account in determining whether there has been an Intervening Event if such facts are not otherwise excluded under this definition).

SECTION 5.03.  Efforts. (a) Subject to the terms and conditions of this Agreement, including Section 5.03(e) below, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in this Agreement) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under this Agreement and applicable Laws to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective as promptly as reasonably practicable the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions, (iv) in the event of a change in U.S. federal income tax law, provide additional factual representations and information reasonably requested in connection with satisfying the condition in Section 6.02(c), and (v) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (v), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, the DPA, the Communications Act or the Other Regulatory Approvals, which are dealt with in Sections 5.03(c) and (d) below. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)  In furtherance and not in limitation of the foregoing, the Partnership and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)  Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and in any event within 15 business days following the date hereof, (ii) submit, or cause to be submitted, a draft joint voluntary notice to CFIUS pursuant to 31 C.F.R. § 800.401(f) with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement and make, or cause to be made, a joint voluntary notice to CFIUS pursuant to the DPA with respect to the Transactions as promptly as reasonably practicable following the resolution of any comments received from CFIUS concerning the draft joint voluntary notice and (iii) make, or cause to be made, appropriate filings with respect to the Other Regulatory Approvals and the Communications Act as promptly as reasonably practicable following the date of this Agreement, and in any event within the time period specified with respect to such filing set forth on Section 5.03(c) of the Partnership Disclosure Letter. Each of the parties hereto agrees to supply as promptly as reasonably practicable (and in any case within the time periods set forth by any Governmental Authority) any additional information and documentary material that may be requested by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), CFIUS, the FCC or any other Governmental Authority pursuant to Antitrust Laws, the DPA, the Communications Act or in connection with the Other Regulatory Approvals. Subject to Section 5.03(e), each of the parties hereto agrees to use its reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain the expiration or termination of any applicable waiting period under the HSR Act, the CFIUS Approval, approval under the Communications Act, the Other Regulatory Approvals and all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as reasonably practicable (which, for the avoidance of doubt, shall not preclude any party from negotiating or contesting in good faith any terms or conditions consistent with this Section 5.03). Without limiting the foregoing but subject to Section 5.03(e), Parent shall use reasonable best efforts to promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, obtain the CFIUS Approval and the Other Regulatory Approvals and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, as promptly as reasonably practicable, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Partnership and its Subsidiaries, (C) terminating existing relationships, contractual rights or obligations of the Partnership or any of its Subsidiaries, (D) terminating any joint venture or other arrangement of the Partnership or any of its Subsidiaries, (E) creating any relationship, contractual right or obligation of the Partnership or any of its Subsidiaries, (F) agreeing to any operational restriction, or agreeing to take any action that limits the Partnership’s or any of its Subsidiaries’ freedom of action, with respect to any of the services, businesses or assets of the Partnership or any of its Subsidiaries, or (G) effectuating any other change or restructuring of the Partnership or any of its Subsidiaries, businesses or assets (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with the FTC, the DOJ, CFIUS or any other Governmental Authority in connection with any of the foregoing and by consenting to such action by the Partnership (including any consents required under this Agreement with respect to such action); provided that any such action may, at the discretion of the Partnership, be conditioned upon the Closing); and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to prevent the entry of, or to have vacated or terminated, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions.

(d)  Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ, CFIUS or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, and consider in good faith all reasonable additions, deletions, or changes suggested in connection therewith, that appear in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ, CFIUS or such other applicable Governmental Authority or other Person, give the other parties hereto advance notice of and the opportunity to attend and participate in meetings and teleconferences with any such Governmental Authority or other Person. Parent and the Partnership shall jointly, and on an equal basis, (A) control the strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (B) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided, however, that if the parties are unable to agree with respect to strategy, positions and regulatory actions for obtaining approval of the Pennsylvania Public Utility Commission (other than submitting the initial filing in accordance with Section 5.03(c)), Parent shall, acting reasonably and in good faith, direct and control all aspects of the parties’ efforts to obtain such approval with respect to the matter in dispute. Neither Parent nor the Partnership shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, any other Antitrust Laws, the DPA or in connection with any Other Regulatory Approval or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Partnership shall be required to share with the other any personal identifier information or any competitively or commercially sensitive material regarding it or its Affiliates that is part of any filing or submission with a Governmental Authority in connection with the Transactions, including if such information is requested by such a Governmental Authority. Parent and the Partnership may, as each deems advisable in its sole discretion, designate any such personal identifier information or competitively or commercially sensitive material provided to the other or any Governmental Authority under this Section 5.03(d) as “Outside Counsel Only Material”, which such material and the information contained therein shall be given only to the outside antitrust or CFIUS counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Partnership, as the case may be), or its legal counsel.

(e)  Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or direct or indirect equityholders shall be required to, and the Partnership or any of its Subsidiaries or other Affiliates shall not be permitted to without Parent’s prior written approval (and the “reasonable best efforts” standard set forth in this Section 5.03 shall not in any event be construed to require Parent, Merger Sub or any of their respective Affiliates or direct or indirect equityholders to, or to permit the Partnership or any of its Subsidiaries or other Affiliates without Parent’s prior written approval to), take or agree or commit to take any action, or agree or commit to any condition or restriction, necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, obtain the CFIUS Approval and the Other Regulatory Approvals, or resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, that (i) would require any action by, or would impose any condition or restriction on, any of Parent’s Affiliates (other than Merger Sub) or Parent’s direct or indirect equityholders, or (ii) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Partnership and its Subsidiaries, taken as a whole (any such action, condition or restriction referred to in clause (i) or (ii), a “Burdensome Condition”).

SECTION 5.04.  Financing; Financing Cooperation. (a) Each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, customary or advisable to obtain the Financing on the terms and subject to the conditions described in the Financing Letters, and, without the consent of the Partnership, will not consent to any amendment or modification to be made to, or any waiver of any provision or remedy under (i) the Equity Financing Letter whatsoever (except to increase the amount of the Equity Financing) and (ii) the Debt Commitment Letter, in the case of this clause (ii), to the extent such amendment, modification, or waiver would (A) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by an equal or greater amount on terms no less favorable in the aggregate to Parent, Merger Sub and the Partnership than in the Equity Financing Letter as in effect on the date of this Agreement) or (B) impose new or additional conditions, or otherwise expand or adversely amend or modify any of the conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) prevent or materially delay the consummation of the Transactions, including the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, however, that Parent and Merger Sub may (x) amend or replace the Debt Commitment Letter to add or replace lenders, arrangers, bookrunners, agents, syndication agents, documentation agents or similar entities, (y) amend or otherwise modify the Debt Commitment Letter to implement any flex provisions applicable thereto and (z) otherwise amend, modify or replace, or agree to any waivers in respect of, the Debt Commitment Letter so long as (I) such amendment, modification, replacement or waiver does not impose new terms or conditions that would reasonably be expected to prevent or materially delay the Closing, (II) the terms thereof are not less beneficial with respect to conditionality or enforcement to Parent, Merger Sub or the Partnership than those in the Debt Commitment Letter as in effect on the date of this Agreement and (III) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment, modification, replacement or waiver of the Debt Commitment Letter as permitted by the proviso to the immediately preceding sentence, the financing under such amended, modified, replaced or waived Debt Commitment Letter will be deemed to be “Debt Financing” as such term is used in this Agreement.

(b)  Each of Parent and Merger Sub will use its reasonable best efforts to (i) maintain in effect the Financing Letters (including any definitive agreements entered into in connection therewith) until the earliest of the consummation of the Transactions, the termination of this Agreement or the time at which any Alternative Financing is obtained, (ii) satisfy on a timely basis all conditions in the Financing Agreements (as defined below) and in the Equity Financing Letter applicable to Parent and Merger Sub (and that are within their control) to obtaining the Financing, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (as modified, to the extent exercised, by the flex provisions applicable thereto) or otherwise consistent in all material respects with the Debt Commitment Letter and on other terms that would not (A) reduce the aggregate principal amount of the Debt Financing (unless the Equity Financing is increased by a corresponding amount), or (B) impose new or additional conditions, or otherwise expand or adversely amend or modify any of the conditions, to the receipt of the Debt Financing (such definitive agreements, together with the Debt Commitment Letter, the “Financing Agreements”), and (iv) consummate the Financing at or prior to the Closing (which efforts shall include making demand upon the lenders to consummate the Financing to the extent the conditions thereto have been satisfied (other than those which are dependent upon, or are to occur simultaneously with, the funding of the Financing). Parent shall keep the Partnership informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing as shall be reasonably requested by the Partnership for purposes of monitoring the progress of the financing activities to the extent not prohibited by the confidentiality provisions thereof. Without limiting the generality of the foregoing, Parent will promptly notify the Partnership (1) if Parent becomes aware of any material breach or default by any party to the Equity Financing Letter or any of the Financing Agreements, (2) of the receipt of any written notice or other written communication from any Financing Source with respect to (x) any actual or potential breach, default, termination or repudiation by any party to the Equity Financing Letter or any of the Financing Agreements or (y) any material dispute or disagreement between or among any parties to the Equity Financing Letter or any of the Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing necessary to fund the Transactions and (3) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing necessary to fund the Transactions. As soon as reasonably practicable (but in any event within five business days of the date of the Partnership’s written request to Parent), Parent shall provide any information reasonably requested by the Partnership relating to any circumstance referred to in the immediately preceding sentence that is in Parent’s possession; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that (x) is subject to attorney-client, attorney work product or other legal privilege or doctrine if Parent or Merger Sub shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege or doctrine or (y) would contravene any applicable Law. If any portion of the Debt Financing becomes, or is reasonably likely to become, unavailable on the terms and conditions contemplated by the applicable Financing Agreements (giving effect to, to the extent exercised, the flex provisions applicable thereto) or for any reason any of the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, Parent will use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable following the occurrence of such event (and in any event no later than the Closing), alternative debt financing from alternative debt sources (such alternative financing, the “Alternative Financing”) (1) in an amount sufficient to consummate the Transactions, (2) the availability of which shall not be subject to additional or expanded conditions as compared to those set forth in the Debt Commitment Letter, (3) which would not prevent or materially delay and would not reasonably be expected to prevent or materially delay the consummation of the Debt Financing or the Transactions and (4) otherwise on terms and conditions that are not less favorable to Parent, Merger Sub and the Partnership than the terms and conditions of the Debt Commitment Letter. Parent shall deliver to the Partnership true and complete copies of all Contracts or other arrangements (including fee letters redacted only for fee, “market flex” and certain economic terms in a manner customary for transactions of this type) related to any Alternative Financing. For purposes of this Agreement, (x) the terms “Financing” and “Debt Financing” as used in this Agreement will be deemed to include any such Alternative Financing, (y) the terms “Debt Commitment Letter” and “Financing Letters” will be deemed to include any commitment letters with respect to any such Alternative Financing and (z) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(c)  On and prior to the Closing Date, the Partnership agrees to use its reasonable best efforts to provide, and to cause its Subsidiaries and Representatives to provide, to Parent such reasonable cooperation as is necessary, customary or advisable and reasonably requested by Parent to assist Parent in connection with the arrangement, marketing, syndication and consummation of the Debt Financing or any replacement, amended, modified or alternative financing permitted by this Agreement (collectively with the Debt Financing, the “Available Financing”), including using its reasonable best efforts to (i) furnish Parent and Merger Sub and their Debt Financing Sources with (A) the audited consolidated balance sheet and the related audited statements of income and cash flows of the Partnership and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (B) the unaudited consolidated balance sheet and the related unaudited statements of income and cash flows of the Partnership and its consolidated Subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), which shall have been reviewed by the Partnership’s accountants (provided that the filing of the financial statements on Form 10-K and Form 10-Q within such time periods by the Partnership will satisfy the requirements set forth in clauses (A) and (B) above) and (C) such other pertinent and customary financial and other information (including financial information and data derived from the historical books and records of the Partnership and its Subsidiaries that is required to permit Parent to prepare relevant pro forma financial statements) as Parent shall reasonably request of the type and form that are customarily included in private placements of non-convertible debt securities pursuant to Rule 144A promulgated under the Securities Act; provided that in no event shall the Required Financial Information be deemed to include or shall the Partnership otherwise be required to provide (A) pro forma financial statements, pro forma adjustments (including the Financing, any synergies or cost savings), projections or an as adjusted capitalization table, (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the

Financing, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or any information required by Items 10 through 14 of Form 10-K) (information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”), (ii) furnish Parent and Merger Sub and their Debt Financing Sources with such other pertinent financial and other information and disclosures as Parent shall reasonably request in writing and customary and necessary to permit the consummation of the Available Financing and that is reasonably available to the Partnership, including all information relating to the Partnership and its Subsidiaries customary for use in information documents with respect to the placement, arrangement and/or syndication of loans of the type contemplated by such Debt Financing, to the extent applicable, (iii) participate in a reasonable number of requested meetings (including customary one-on-one meetings or conference calls) that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Available Financing and the Partnership’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and to reasonably cooperate with the marketing or solicitation efforts of Parent and Merger Sub and their financing sources, in each case as reasonably requested by Parent and Merger Sub and reasonably required in connection with the Available Financing, (iv) assist with the preparation of materials for rating agency presentations, marketing materials, offering documents, bank information memoranda (including with respect to presence of or absence of material non-public information relating to the Partnership and its Subsidiaries and the accuracy of the information relating to the Partnership and its Subsidiaries contained therein), lender presentations, private placement memoranda, prospectuses and similar documents reasonably required in connection with the Available Financing, (v) facilitate the pledging of collateral (including obtaining and delivering customary releases, including releases of related guarantees, liens and other security interests); provided, that no such documents or agreements shall be effective prior to the Effective Time, (vi) take all partnership actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing, (vii) furnish Parent and any lenders involved with the Available Financing, with all documentation and other information required by any Governmental Authority with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, (viii) execute, subject to the occurrence of the Effective Time, customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, contribution agreements, management and services agreements, purchase agreements, solvency certificates, and other customary definitive documentation relating to the Available Financing, (ix) request its independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including any necessary “comfort letters”, on customary terms and consistent with their customary practice in connection with the Debt Financing) and (x) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable. In no event shall the Partnership or any of its Subsidiaries be required to take or permit the taking of any action pursuant to this Section 5.04(c) that would (A) require the Partnership or any of its Subsidiaries to bear any cost or expense or pay any fee (except to the extent Parent will reimburse such cost, expense or fee), (B) require the Partnership, its Subsidiaries or any Persons who are directors of the Partnership or the Partnership’s Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Available Financing that is effective prior to the Closing, (C) require the Partnership, its Subsidiaries or any Persons who are officers of the Partnership or the Partnership’s Subsidiaries to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than customary authorization letters in connection with syndication efforts and a customary representation letter required to be delivered by the Partnership or any of its Subsidiaries to its auditors to obtain a customary comfort letter), (D) cause any director, officer or employee or equityholder of the Partnership or any of its Subsidiaries to incur any personal liability in connection with the Debt Financing, (E) violate any applicable Law or require the Partnership or any of its Subsidiaries to disclose information subject to any attorney-client privilege (provided, however, that the Partnership shall use its reasonable best efforts to allow for such access or disclosure to the extent that does not result in a loss of any such attorney-client privilege), (F) cause any covenant, representation or warranty in this Agreement to be breached by the Partnership or any of its Subsidiaries, (G) require the Partnership, its Subsidiaries or any of their respective Representatives to take any action or provide any assistance that would unreasonably interfere with the conduct of the business of the Partnership and its Subsidiaries or (H) deliver any legal opinion or negative assurance letter.

(d)  Parent shall promptly, upon request by the Partnership, reimburse the Partnership for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees, but excluding, for the avoidance of doubt, the costs of the Partnership’s preparation of its annual and quarterly reports on Form 10-K and Form 10-Q and the financial statements included therein) incurred by the Partnership or any of its Subsidiaries and their respective Representatives in connection with the Available Financing, including the cooperation of the Partnership and its Subsidiaries and Representatives contemplated by this Section 5.04, and shall indemnify and hold harmless the Partnership, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Available Financing and any information used in connection therewith, except with respect to (i) any information provided by the Partnership or any of its Subsidiaries or any of their respective Representatives in writing expressly for use in connection with the Available Financing or (ii) any fraud or intentional misrepresentation or willful misconduct by any such persons. Nothing in this Section 5.04 or otherwise shall require the Partnership or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any of the Available Financing. The Partnership hereby consents to the reasonable use of its and the Partnership’s Subsidiaries’ logos in connection with the Available Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Partnership, any of the Partnership’s Subsidiaries or their respective reputation or goodwill.

(e)  The Partnership shall, and shall cause its Subsidiaries to, deliver all customary notices and take all other reasonably necessary actions to facilitate the termination on the Closing Date of all commitments in respect of the Credit Facility, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Partnership and its Subsidiaries shall deliver to Parent prior to the Closing an executed payoff letter with respect to the Credit Facility (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Credit Facility relating to the assets, rights and properties of the Partnership and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Partnership pursuant to this Section 5.04(e) shall be subject to Parent or Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time; provided that, no such repayment shall be required to be made prior to the Effective Time.

(f)  All non-public or otherwise confidential information regarding the Partnership or its Subsidiaries obtained by Parent, Merger Sub, or any of their respective Representatives pursuant to this Section 5.04 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, all non-public or otherwise confidential information provided to IFM Investors Pty Ltd or its Representatives before, on or after the date hereof pursuant to this Section 5.04 may be disclosed to, and used in connection with the Debt Financing by, any actual or prospective Debt Financing Sources and their respective Representatives pursuant to the terms of the Confidentiality Agreement, and any such recipients of non-public or otherwise confidential information shall be deemed to be “Representatives” of IFM Investors Pty Ltd under the Confidentiality Agreement.

SECTION 5.05.  Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Partnership shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by the Partnership, Parent or the Fund (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Partnership that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, Parent and its Affiliates and its and their respective Representatives, without consultation with, or consent of, the Partnership or the General Partner, may make ordinary course disclosures and communications in connection with fundraising or other investment related activities to its current or prospective general or limited partners, equityholders, members, managers or investors; provided that any references to this Agreement or the Transactions contained therein shall be consistent with the Announcement and the terms of this Agreement and may not contain any information relating to the Partnership that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 5.06.  Access to Information; Confidentiality. Subject to applicable Law, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice and for purposes of furthering the Transactions or integration planning relating thereto, the Partnership shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to (i) the Partnership’s officers, employees, agents, properties, books, Contracts, records and other information reasonably requested by Parent (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Partnership Board or any committee thereof regarding an Adverse Recommendation Change), and the Partnership shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that such access shall not include any right to conduct intrusive or invasive environmental testing or sampling; provided further, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Partnership and (ii) information related to the financial or Tax records of the Partnership and its Subsidiaries, including Tax Returns (including any supporting documents), elections, Contracts, schedules, officer’s certificates, analyses, memoranda, tax opinions, and any other information in the Partnership’s possession, in each case, (A) to the extent not made available to Parent in connection with the execution of this Agreement and related to an activity or commercial arrangement giving rise to a material item of income not previously included in the gross income of the Partnership in any taxable year since the year ended December 31, 2005, as may be reasonably requested by Parent to assess that, for U.S. federal income tax purposes, at least 90% of the gross income of the Partnership for each calendar quarter after the calendar quarter ending March 31, 2019, through and including the calendar quarter in which the Closing Date occurs will be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code and (B) in the event there is a change in law (by changes in the Code, the regulations promulgated thereunder, IRS rulings, or judicial decisions) following the date of this Agreement with respect to the treatment of any material item of income included in the gross income of the Partnership as “qualifying income” within the meaning of Section 7704(d) of the Code in any taxable year for which the statute of limitations for the federal income tax return of the Partnership has not yet expired, as may be reasonably requested by Parent to assess such qualification of such item of income taking into account such change in law; provided further, however, in each of cases (i) and (ii), that the Partnership shall not be obligated to provide such access or information if, in the opinion of the Partnership’s legal counsel, doing so would (A) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege. Notwithstanding the foregoing, in the event that the Partnership does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Judgment, Contract or obligation or jeopardize such privilege, including entering into a customary joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 5.06 shall be directed to the executive officer or other Person designated by the Partnership. Until the Effective Time, all non-public information provided (including information provided by the Partnership, its Subsidiaries or its or their respective Representatives pursuant to Section 5.04 and this Section 5.06) will be subject to the terms of the letter agreement dated as of February 4, 2019 by and among the Partnership and IFM Investors Pty Ltd (the “Confidentiality Agreement”).

SECTION 5.07.  Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Entity shall, to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Partnership or of a Subsidiary of the Partnership (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee or agent of the Partnership or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Partnership or such Subsidiary or taken at the request of the Partnership or such Subsidiary (including in connection with serving at the request of the Partnership or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume all obligations of the Partnership and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Partnership Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Partnership or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of limited partnership and agreement of limited partnership of the Surviving Entity to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Partnership Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Entity shall, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including reasonable and documented fees and expenses of legal counsel) of any Indemnitee under this Section 5.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.07) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 5.07(a).

(b)  None of Parent or the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Entity and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)  For the six-year period commencing immediately after the Effective Time, the Surviving Entity shall maintain in effect the Partnership’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Indemnitees who are currently (and any additional individuals who prior to the Effective Time become) covered by the Partnership’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that if the aggregate annual premium for such insurance exceeds 300% of the annual premium for such insurance as of the date hereof (the “Premium Cap”), then the Surviving Entity shall cause to be provided a policy covering such individuals with the most advantageous coverage as is then available at a cost up to but not exceeding the Premium Cap. The Partnership may (or, at the request of Parent, the Partnership shall), in consultation with Parent, prior to the Effective Time, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits, individually and in the aggregate, as the current policies of directors’ and officers’ liability insurance maintained by the Partnership and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, at an aggregate cost up to but not exceeding the Premium Cap for such six-year period. If such prepaid “tail policy” has been obtained by the Partnership, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.07(c) and the Surviving Entity shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)  The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Partnership Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Entity under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07).

(e)  In the event that (i) Parent, the Surviving Entity or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity shall assume all of the obligations thereof set forth in this Section 5.07.

(f)  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Partnership or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

(g)  Parent’s and the Surviving Entity’s obligations under this Section 5.07 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section  5.07 shall continue in effect until the full and final resolution of such Claim.

SECTION 5.08.  Employee Matters. (a) Subject to any applicable collective bargaining agreements, for a period of not less than two years following the Effective Time, Parent shall, and shall cause the Surviving Entity

(or in the case of a transfer of all or substantially all the assets and businesses of the Surviving Entity, its successors and assigns) to, provide (i) base salary or wages and target cash annual bonus opportunities to each person who is an employee of the Partnership or any of its Subsidiaries immediately prior to the Effective Time (each, a “Partnership Employee”) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Partnership Employee that are no less favorable than those that would have been provided to such Partnership Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time as set forth on Section 5.08(a) of the Partnership Disclosure Letter and (iii) employee benefits (other than base salary, short-term incentive opportunities and severance benefits) to Partnership Employees that are substantially comparable in the aggregate in value to the value of employee benefits provided to the Partnership Employees immediately prior to the Effective Time (in each case, for purposes of determining value, excluding base salary, short-term incentive opportunities and severance benefits); provided that, in no event shall Parent or the Surviving Entity be required to maintain any equity plans, defined benefit plans or retiree medical plans for the benefit of Partnership Employees from and after the Effective Time.

(b)  Except in the case of the Partnership Equity Plans, from and after the Effective Time, Parent shall, or shall cause the Surviving Entity to, honor in accordance with their terms all the Partnership Plans as in effect at the Effective Time, subject to any right to amend or terminate such plan in accordance with its terms. Parent and the Partnership hereby acknowledges that the consummation of the Merger Transactions constitutes a “change in control” or “change of control” (or a term of similar import) for purposes of any Partnership Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable. The Partnership acknowledges and agrees that, pursuant to Section 2.03, the Partnership Equity Plans shall be terminated upon the consummation of the Merger Transactions.

(c)  With respect to applicable, non-frozen employee benefit plans of Parent, the Surviving Entity and their respective Subsidiaries and Affiliates in which Partnership Employees will be eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting, benefit accrual (other than benefit accruals under a defined benefit pension plan) and, with respect to Partnership Plans in effect on the date hereof, early retirement subsidies, each Partnership Employee’s service with the Partnership or any of its Subsidiaries (as well as service with any predecessor employer of the Partnership or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Partnership or such Subsidiary) shall be treated as service with Parent, the Surviving Entity or any of their respective Subsidiaries or Affiliates (or in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns); provided, however, that such service need not be recognized (i) for purposes of any defined benefit plan, grandfathered or frozen plan or retirement health plan or (ii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)  Without limiting the generality of Section 5.08(a), Parent shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Entity or any of their respective Subsidiaries in which Partnership Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Partnership Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Partnership Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)  (i) Prior to the Closing Date, with respect to the annual bonuses payable under the Partnership’s Annual Incentive Compensation Plan (the “Partnership Annual Bonus Plan”) for the fiscal year in which Closing occurs (the “Closing Fiscal Year”), the Partnership Board (or the appropriate committee thereof) shall determine the level of attainment of all applicable performance goals under the Partnership Annual Bonus Plan for the period commencing on the first day of such Closing Fiscal Year and ending on the day prior to the Closing Date (the “Pre-Closing Performance Period”), using good faith methodology consistent with past practice (taking into account such factors as the target bonuses payable with respect to the Closing Fiscal Year) and based on the most recent forecast of the Partnership’s financial performance for the Closing Fiscal Year and, based on such determination, shall determine the aggregate amount of bonuses payable under the Partnership Annual Bonus Plan with respect to the Pre-Closing Performance Period (the “Pre-Closing Bonus Amount”); and (ii) as soon as practicable after the last day of the Closing Fiscal Year, the Surviving Entity shall determine the level of attainment of all applicable performance goals under the Partnership Annual Bonus Plan for the period commencing on the Closing Date and ending on the last day of the Closing Fiscal Year (the “Post-Closing Performance Period”), using good faith methodology consistent with past practice and taking into account such factors as the target bonuses payable under Partnership Annual Bonus Plan for the Closing Fiscal Year and, based on such determination, shall determine the aggregate amount of bonuses payable under the Partnership Annual Bonus Plan with respect to the Post-Closing Performance Period (the “Post-Closing Bonus Amount” and, together with the Pre-Closing Bonus Amount, collectively, the “Aggregate Bonus Amount”). The Surviving Entity shall pay, to the Partnership Employees who are participants in the Partnership Annual Bonus Plan during the Closing Fiscal Year, the Aggregate Bonus Amount and such payments shall be made in accordance with the terms of the Partnership Annual Bonus Plan at the same time as annual bonuses would be paid thereunder in the ordinary course of business consistent with past practice (and in no event later than March 15 immediately following the Closing Fiscal Year).

(f)  With respect to any Partnership Employee whose principal place of employment is outside the United States (“Non-U.S. Partnership Employee”), Parent’s obligations under this Section 5.08 shall be modified to the extent necessary to comply with any applicable Law that applies in relation to the employment or terms of employment of such Partnership Employee; provided that, for the avoidance of doubt, in no event shall Parent provide, or cause to be provided, to any Non-U.S. Partnership Employee compensation and benefits at levels that are less favorable than required under Section 5.08(a).

(g)  The provisions of this Section 5.08 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.08 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 5.09.  Notification of Certain Matters; Unitholder Litigation. (a) Prior to the Effective Time, Parent shall give prompt notice to the Partnership, and the Partnership shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Partnership, the Surviving Entity or Parent, (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions, (iii) any effect, change, event, fact, condition, development or occurrence known to it that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) any effect, change, event, fact, condition, development or occurrence known to it that would, individually or in the aggregate, reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.09 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice; provided, further, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI to be satisfied, in each case unless the underlying effect, change, event, fact, condition, development or occurrence would independently result in a failure of the applicable conditions set forth in Article VI to be satisfied.

(b)  The Partnership shall (i) give Parent the opportunity to participate in, but not control, the defense or settlement of any unitholder litigation against the Partnership or its Affiliates or any of their respective directors or officers relating to this Agreement or the Transactions, (ii) afford Parent a reasonable opportunity to review and comment on filings and responses related thereto, which comments the Partnership shall consider in good faith and (iii) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto; provided, however, that the Partnership shall not be required to provide information if doing so, in the opinion of the Partnership’s legal counsel, would (A) violate any applicable Law or Judgment or (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided further, that, if any information is withheld pursuant to the foregoing proviso, the Partnership shall inform Parent as to the general nature of what is being withheld and the Partnership shall use reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or judgment or jeopardize such legal privilege, including entering into a customary joint defense agreement, common interest agreement or other similar arrangement. The Partnership agrees that it shall not settle any unitholder litigation against the Partnership or its directors relating to this Agreement or the Transactions where such settlement would impose obligations (monetary or otherwise) on the Partnership or the Surviving Entity without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that, such consent shall not be required for (x) settlements solely for money damages and the payment of attorney’s fees in an aggregate amount not in excess of the dollar amount of the coverage limits for such settlements under the current policies of directors’ and officers’ liability insurance maintained by the Partnership and its Subsidiaries or (y) providing additional disclosure in the Proxy Statement; provided that, prior to agreeing to provide any such additional disclosure in the Proxy Statement, the Partnership shall provide Parent with a reasonable opportunity to review and to propose comments on such proposed additional disclosure, which the Partnership shall consider in good faith.

SECTION 5.10.  Section 16 Matters. Prior to the Effective Time, the Partnership and the General Partner shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) pursuant to the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11.  Parent Vote. Parent shall vote or cause to be voted any Partnership Units owned by Parent or Merger Sub or with respect to which Parent or Merger Sub has the power (by agreement, proxy or otherwise) to cause to be voted, and Parent shall use its reasonable best efforts to cause to be voted any Partnership Units owned by the Fund, any Subsidiary of the Fund (other than any portfolio company of the Fund) or with respect to which the Fund, any Subsidiary of the Fund (other than any portfolio company of the Fund) has the power (by agreement, proxy or otherwise) to cause to be voted, in each case, in favor of the approval of this Agreement and the Merger Transactions at any meeting of unitholders of the Partnership at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

SECTION 5.12.  Parent Third-Party Discussions. Except to the extent required by Section 5.03(c), prior to receipt of the Partnership Unitholder Approval, Parent shall not, nor shall it permit any of its Affiliates to, or authorize or permit any of its or its Affiliates’ Representatives to, (a) enter into any agreement, arrangement or understanding with any other Person that would reasonably be expected to prevent such person from making a Takeover Proposal or (b) participate in or enter into any conversations, discussions or negotiations or enter into any agreement, arrangement or understanding with any other Person with respect to the acquisition, directly or indirectly, by such other Person of any securities or assets of the Partnership or any of its Subsidiaries, or with respect to the creation of any joint venture by any such other Person that involves any securities or assets of the

Partnership or any of its Subsidiaries (including by the acquisition of any equity interests in Parent, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary) if the Partnership has delivered written notice to Parent that such other Person has made a Takeover Proposal after the date hereof (and shall cease forthwith any such conversations, discussions, or negotiations upon delivery of such notice); provided that Parent and its Affiliates, and its and their respective Representatives, shall be permitted to enter into any such agreements, arrangements or understandings with any Person that is as of the date of this Agreement, or becomes after the date of this Agreement (other than for purposes of avoiding the restrictions in this Section 5.12), (a) any direct or indirect portfolio company of the Fund, (b) any investment fund advised or managed by IFM Investors Pty Ltd or (c) any limited partner or other investor in the Fund.

SECTION 5.13.  Director Resignations. The Partnership shall cause to be delivered to Parent resignations executed by each member of the Partnership Board in office as of immediately prior to the Effective Time and effective upon the Effective Time.

SECTION 5.14.  Stock Exchange De-listing. Each of the Partnership and Parent shall cooperate and use their respective reasonable best efforts to cause the Partnership Units to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.15.  Preparation of the Proxy Statement; Unitholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement (in any event, no later than 20 business days following the date of this Agreement) and subject to applicable Law, the Partnership shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Partnership Board shall make the Partnership Board Recommendation to the Partnership’s unitholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Partnership all information concerning Parent and Merger Sub and their respective Affiliates (other than, except as may be required by applicable Law, any other direct or indirect portfolio company or investment fund advised or managed by IFM Investors Pty Ltd) as may be reasonably requested by the Partnership in connection with the Proxy Statement and shall otherwise assist and cooperate with the Partnership in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Partnership, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Partnership shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall advise Parent of any oral comments and supply Parent with copies of all written correspondence between the Partnership or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Partnership shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its unitholders as promptly as reasonably practicable after the resolution of any such comments or as promptly as reasonably practicable after the tenth day after the Proxy Statement is filed if the SEC has not informed the Partnership that it will review the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the unitholders of the Partnership, or responding to any comments from the SEC with respect thereto, the Partnership shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Partnership shall consider in good faith.

(b)  Notwithstanding any Adverse Recommendation Change but subject to Section 5.15(a) and applicable Law and to the extent not prohibited by any Judgment, the Partnership shall take all necessary actions in accordance with applicable Law, the Partnership Organizational Documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its unitholders (including any adjournment, recess or postponement thereof, the “Partnership Unitholders’ Meeting”) for the purpose of obtaining the Partnership Unitholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or as soon as reasonably practicable after the tenth day after the Proxy Statement is filed if the SEC has not informed the Partnership that it will review the Proxy Statement. The Partnership shall use its reasonable best efforts to obtain the Partnership Unitholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Partnership may adjourn, recess, or postpone the Partnership Unitholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Partnership, after consultation with Parent and outside legal counsel, has determined is required under applicable Law or the Partnership Agreement and for such supplement or amendment to be disseminated and reviewed by the unitholders of the Partnership in advance of the Partnership Unitholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceeding in connection with this Agreement or the Transactions, (iii) if as of the time for which the Partnership Unitholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Partnership Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Partnership Unitholders’ Meeting or (iv) to solicit additional proxies if necessary in order to obtain the Partnership Unitholder Approval (provided that the Partnership shall not adjourn, recess or postpone the Partnership Unitholders’ Meeting (or any adjournment or postponement thereof) pursuant to the foregoing clauses (iii) or (iv) for more than 10 business days after the date of such meeting (or any adjournment or postponement thereof) without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned)); provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholders’ Meeting to a date after the date that is two business days prior to the Outside Date. The Partnership agrees that no matters shall be brought before the Partnership Unitholders’ Meeting other than the adoption of this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes).

SECTION 5.16.  ServiceCo Matters. (a) The General Partner, the Partnership, and ServiceCo shall cooperate in good faith and use their reasonable best efforts to, at the direction of Parent and in Parent’s sole discretion, as promptly as reasonably practicable, take all such actions as may be reasonably requested by Parent (i) to obtain the Trustee Approval as promptly as reasonably practicable after the date of this Agreement (including, without limitation, replacing the Trustee as trustee of the ESOP) and (ii) with respect to the ESOP, including making (or refraining from making) any submission or filing relating to the ESOP with any Governmental Authority that Parent reasonably deems necessary or desirable in connection with the ESOP’s or ServiceCo’s obligations under applicable Law (and shall keep Parent informed of all communications with or from such Governmental Authority relating thereto). Subject to the foregoing, each of Parent, Merger Sub, the General Partner, the Partnership and ServiceCo shall cooperate in good faith and use its reasonable best efforts to (i) prior to the Closing, prepare drafts of all necessary documents to obtain from the IRS a determination letter for termination of the ESOP as promptly as practicable following the Closing and (ii) effect the termination of the ESOP at the Closing in accordance with the resolutions adopted by the board of directors of ServiceCo (the “ServiceCo Board”) on or prior to the date of this Agreement. In the event that Parent makes the ServiceCo Election, the General Partner, the Partnership and ServiceCo shall use their reasonable best efforts to cause the Trustee to transfer to Parent or one of its designated Affiliates, immediately prior to the Closing and in accordance with Section 2.01(e), (x) all of the outstanding shares of common stock of ServiceCo or (y) all, substantially all, or a material portion of the assets of ServiceCo pursuant to the ServiceCo Purchase Agreement. If Parent does not make the ServiceCo Election, the General Partner, the Partnership and ServiceCo shall use their reasonable best efforts to take, or cause to be taken, all actions reasonably directed by Parent to effect the transfer of control of ServiceCo to Parent or one of its Affiliates or the transfer of all employees and assets of ServiceCo to Parent or one of its Affiliates, including, if directed by Parent, (A) delivering resignations effecting the removal of any or all members of the ServiceCo Board as of the Effective Time, (B) delivering resolutions of the ServiceCo Board effecting the removal of any or all members of the committee appointed by the ServiceCo Board to supervise the administration of the ESOP in accordance with the terms of the ESOP (the “ServiceCo Committee”) as of the Effective Time, (C) effecting, as of the Effective Time, the election of the designees identified by Parent to the Partnership to the ServiceCo Board and, if applicable, the ServiceCo Committee to fill any vacancies thereon (including as a result of the resignation or removal, as applicable, of any members thereof in accordance with this Section 5.16(a)), and (D) replacing the Trustee. The parties agree that ESOP and Parent will jointly make an election under Section 338(h)(10) of the Code with respect to Parent’s or its Affiliate’s acquisition of all of the outstanding shares of common stock of ServiceCo.

(b)  From and after the Closing, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) cooperate and provide the Trustee and ServiceCo with such support and assistance as shall be reasonably requested by the Trustee or ServiceCo and (ii) reimburse the Trustee and ServiceCo for any costs, expenses or fees (including reasonable fees and expenses of legal and financial advisors to the Trustee and ServiceCo) associated with taking such actions as shall be necessary or advisable to complete the distribution of the assets held by the ESOP to the participants thereof as promptly as practicable following the Closing. The Trustee is an intended third-party beneficiary of this Section 5.16(b).

ARTICLE VI

Conditions to the Merger

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) in the United States or any jurisdiction set forth in Section 3.04(d) of the Partnership Disclosure Letter shall be in effect enjoining, restraining, preventing or otherwise prohibiting consummation of the Transactions or making the Transactions illegal;

(b)  Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and the CFIUS Approval, the PA PUC Approval and the filings, consents and approvals set forth in Section 6.01(b) of the Partnership Disclosure Letter shall have been obtained (collectively, the “Governmental Consents”); and

(c)  Partnership Unitholder Approval. The Partnership Unitholder Approval shall have been obtained.

SECTION 6.02.  Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Partnership and the General Partner (i) set forth in Section 3.02(a) and 3.02(b) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.06(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.01(a), 3.02(c), 3.03(a), 3.03(b) and 3.03(c), Section 3.14 and Section 3.20 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by the chief executive officer and the chief financial officer of the General Partner to such effect;

(b)  Compliance with Covenants. The Partnership and the General Partner shall have complied with or performed in all material respects each of its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement and Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by the chief executive officer and the chief financial officer of the General Partner to such effect;

(c)  Tax Opinion. The Partnership shall have received an opinion of Vinson & Elkins L.L.P. (or another nationally recognized tax counsel reasonably acceptable to Parent) (such counsel referred to herein as “Tax Counsel”), dated as of the Closing Date in the form of Exhibit A, to the effect that, for U.S. federal income tax purposes, at least 90% of the gross income of the Partnership for the most recent full calendar year and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available will be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code, provided that, in determining the percentage of gross income that is “qualifying income” for this purpose, Tax Counsel may exclude from gross income any item of income the treatment of which is favorably resolved by an IRS private letter ruling granting inadvertent termination relief for the applicable tax period. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Partnership and its Affiliates as to such matters as such counsel may reasonably request, and to assume (i) the Partnership and its counterparties abide by the terms and conditions of all material agreements, (ii) the accuracy of the representations in Section 15.2 of the Share Purchase Agreement by and between Terminals Finance B.V. and Buckeye North Sea Coöperatief U.A., dated November 1, 2018 (the “VTTI Agreement”), (iii) none of the actions described in Section 15.3 and Section 15.4 of the VTTI Agreement, in each case, replacing the reference to “the end of the fifth day following the Completion Date” with “May 1, 2019”, were taken, notwithstanding any permission to do so under the terms of the VTTI Agreement, and (iv) as of May 1, 2019, there was not in existence a plan to take any of the actions described in Section 15.3 and Section 15.4 of the VTTI Agreement, in each case, replacing the reference to “the end of the fifth day following the Completion Date” with “May 1, 2019”, other than the liquidation of VTTI MLP Holdings Ltd.; provided that Parent is given a reasonable opportunity to review and reasonably comment on any representations, warranties and covenants that were not included in the historic representation letters and opinions provided to Parent;

(d)  No Material Adverse Effect. Since the date of this Agreement, no change, event, fact, condition, development, effect or occurrence shall have occurred and be continuing that, individually or in the aggregate with all other changes, events, facts, conditions, developments, effects or occurrences, has had or would reasonably be expected to have a Material Adverse Effect;

(e)  Absence of Burdensome Condition. No Restraint in the United States or any jurisdiction set forth in Section 3.04(d) of the Partnership Disclosure Letter shall be in effect that would reasonably be expected to result in a Burdensome Condition; and

(f)  Replacement of ServiceCo Directors. Solely if such resignations, removals or elections have been requested by Parent in accordance with Section 5.16(a), the resignation of such members of the ServiceCo Board, the removal of such members of the ServiceCo Committee and the election of such individuals designated by Parent to the ServiceCo Board and the ServiceCo Committee shall occur concurrently with the Closing hereunder, as applicable; provided, however, that the condition set forth in this Section 6.02(f) shall also be deemed to be satisfied in the event the ServiceCo Election shall have been made by Parent and the actions described in Section 2.01(e) shall have been completed in accordance with Section 2.01(e) at or prior to the Effective Time.

SECTION 6.03.  Conditions to the Obligations of the Partnership and the General Partner. The obligations of the Partnership and the General Partner to effect the Merger shall be subject to the satisfaction (or written waiver by the Partnership, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent and Merger Sub by Parent to such effect; and

(b)  Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement and the Partnership shall have received a certificate signed on behalf of Parent and Merger Sub by Parent to such effect.

ARTICLE VII

Termination

SECTION 7.01.  Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Partnership Unitholder Approval:

(a)  by the mutual written consent of the Partnership and Parent;

(b)  by either of the Partnership or Parent:

(i)  if the Effective Time shall not have occurred on or prior to November 9, 2019 (as such date may be extended pursuant to the three immediately succeeding provisos, the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to February 9, 2020 (the “Initial Extension Date”) and such date shall become the Outside Date for purposes of this Agreement; provided further, that in the event (A) the Outside Date is extended pursuant to the foregoing proviso, (B) the Merger shall not have been consummated on or before the Initial Extension Date and (C) any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied on or before the Initial Extension Date but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to May 9, 2020 (the “Second Extension Date”) and such date shall become the Outside Date for purposes of this Agreement; provided further, that in the event (A) the Outside Date is extended pursuant to the foregoing proviso, (B) the Merger shall not have been consummated on or before the Second Extension Date and (C) any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied on or before the Second Extension Date but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the

Outside Date shall be automatically extended to August 9, 2020 and such date shall become the Outside Date for purposes of this Agreement; provided further, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that if the Marketing Period has not ended by the Outside Date, then Parent may elect, in its sole discretion, to extend the Outside Date to the date that is five business days following the final day of the Marketing Period;

(ii)  if any Restraint in the United States or any jurisdiction set forth in Section 3.04(d) of the Partnership Disclosure Letter having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the breach or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this 7.01(b)(ii) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(iii)  if the Partnership Unitholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv)  if there shall have been a CFIUS Turndown;

(c)  by Parent:

(i)  if the Partnership or the General Partner shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Partnership (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Partnership of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination or (y) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)  if the Partnership Board or a committee thereof shall have made an Adverse Recommendation Change; or

(d)  by the Partnership:

(i)  if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, Parent and Merger Sub (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Partnership stating the Partnership’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination or (y) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)  prior to receipt of the Partnership Unitholder Approval, in connection with entering into a Partnership Acquisition Agreement in accordance with Section 5.02(e); provided that prior to or concurrently with such termination the Partnership pays or causes to be paid the Partnership Termination Fee due under Section 7.03(a); or

(iii)  if (A) all of the closing conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) and the Closing has not occurred by the time required under Section 1.02, (B) the Partnership has confirmed to Parent in writing at least five business days prior to such termination that (1) all conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) or that the Partnership has waived any unsatisfied conditions in Section 6.01 and Section 6.03 and (2) each of the Partnership and the General Partner is prepared to consummate the Merger on the date of such notice and at all times during the five business day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five business day period after the date of the delivery of a Closing Failure Notice.

SECTION 7.02.  Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 3.22, 4.08, 4.09, 7.02 and 7.03, Article VIII, the expense reimbursement and indemnification provisions of Section 5.04(d), the Limited Guarantee and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the General Partner, the Partnership, or any such Person’s respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement, in which case the breaching party shall be liable to the other party for damages.

SECTION 7.03.  Termination Fee. (a) In the event that:

(i)  this Agreement is terminated by the Partnership or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i); provided that (A) a bona fide Takeover Proposal shall have been made to the Partnership Board or publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the time this Agreement is terminated and (B) within 12 months of the date this Agreement is terminated, the Partnership enters into a definitive agreement to consummate any Takeover Proposal or consummates any Takeover Proposal; provided that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii)  this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or by the Partnership or Parent pursuant to Section 7.01(b)(i) if Parent could have terminated this Agreement pursuant to Section 7.01(c)(ii) at such time, or (B) by the Partnership pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Partnership shall pay or cause to be paid the Partnership Termination Fee to Parent or its designee by wire transfer of same-day funds to an account designated by Parent for such payment (x) in the case of Section 7.03(a)(ii)(A), within two business days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two business days after the earlier of the entry into a definitive agreement or the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Partnership be required to pay or cause to be paid the applicable Partnership Termination Fee on more than one occasion. In the event that the Parent Expenses have been actually paid by the Partnership pursuant to Section 7.03(c) upon subsequent payment of the Partnership Termination Fee pursuant to this Section 7.03(a), the amount of the Parent Expenses shall be credited towards the payment of the Partnership Termination Fee.

As used herein, “Partnership Termination Fee” shall mean a cash amount equal to $130,000,000:

(b)  In the event that this Agreement is terminated (i) by the Partnership pursuant to Section 7.01(d)(iii) or (ii) by the Partnership or Parent pursuant to Section 7.01(b)(i) if the Partnership could have terminated pursuant to Section 7.01(d)(iii), then Parent shall pay or cause to be paid the Parent Termination Fee to the Partnership or its assignee by wire transfer of same-day funds to an account designated by the Partnership for such payment within two business days after such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $390,000,000.

(c)  If this Agreement is validly terminated pursuant to (i) Section 7.01(c)(i) or (ii) Section 7.01(b)(i) if at the time of such termination the Agreement could have been validly terminated pursuant to Section 7.01(c)(i), then the Partnership shall pay or cause to be paid the Parent Expenses to Parent or its designee by wire transfer of same-day funds to an account designated by Parent for such payment within two business days after such termination.

(d)  Each party hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the parties would not have entered into this Agreement; accordingly, if Parent or the Partnership fails to timely pay any amount due pursuant to this Section 7.03 when due and, in order to obtain the payment, such party hereto commences an Action which results in a judgment against Parent or the Partnership for any payment set forth in this Section 7.03, Parent or the Partnership, as applicable, shall pay the other party hereto its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented outside attorney’s fees and disbursements) in connection with such Action, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties further acknowledges that the payment of the amounts by the Partnership or Parent, as applicable, specified in this Section 7.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent or the Partnership, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, (i) in the event that the Parent Termination Fee is paid to the Partnership pursuant to Section 7.03(b), the Parent Termination Fee shall be the sole and exclusive remedy of the Partnership and its Subsidiaries and any of their respective former, current or future officers, directors, employees, partners, equityholders, optionholders, securityholders, limited partners, controlling Person, shareholders, managers, trustees, accountants, consultants, legal counsel, agents, assignees, members or Affiliates (collectively, “Partnership Related Parties”) against Parent, Merger Sub, the Fund or any of their respective former, current or future general or limited partners, shareholders, equityholders, optionholders, securityholders, financing sources (including the Debt Financing Sources), controlling Persons, managers, members, directors, officers, accountants, consultants, legal counsel, agents, assignees or Affiliates (collectively, the “Parent Related Parties”) (except that the Fund shall be obligated pursuant to the terms and conditions of the Limited Guarantee and Parent shall be obligated to the Partnership under the first sentence of this Section 7.03(d)), and (ii) in the event that the Partnership Termination Fee is paid to Parent pursuant to Section 7.03(a), the Partnership Termination Fee shall be the sole and exclusive remedy of the Parent Related Parties against the Partnership Related Parties (except that the Partnership shall be obligated to Parent under the first sentence of this Section 7.03(d)), in each case of clauses (i) and (ii), for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise

(including a Willful Breach), and upon payment of such amount(s), as applicable, none of the Partnership Related Parties or the Parent Related Parties, as applicable, shall have any further liability or obligation, whether in law, equity, contract, tort or otherwise relating to or arising out of this Agreement, or the Transactions (and in the case of the payment of the Parent Termination Fee, none of the Parent Related Parties shall have any such further liability or obligation to the Partnership Related Parties relating to or arising out of, the Equity Financing Letters, the Equity Financing, the Limited Guarantee, the Debt Commitment Letters (and any abandonment thereof), the Financing Agreements or the Debt Financing) (including a Willful Breach). The Parent Related Parties and the Partnership Related Parties are intended third-party beneficiaries of this Section 7.03. Notwithstanding anything in this Agreement to the contrary, (A) under no circumstances will the maximum aggregate liability of Parent or Merger Sub for monetary damages or other monetary remedies (including payment of the Parent Termination Fee, any losses or other amounts payable pursuant to this sentence or any other damages related to this Agreement (including a Willful Breach)) in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than the sum of (1) the Parent Termination Fee and (2) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000, and (B) in no event shall any Partnership Related Party seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Parent and Merger Sub in excess of the sum of (1) the Parent Termination Fee and (2) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000. Notwithstanding anything in this Agreement to the contrary, (x) under no circumstances will the maximum aggregate liability of the Partnership and its Subsidiaries for monetary damages or other monetary remedies (including payment of the Partnership Termination Fee, any losses or other amounts payable pursuant to this sentence or any other damages related to this Agreement (including a Willful Breach)) in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than the sum of (I) the Partnership Termination Fee and (II) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000, and (y) in no event shall any Parent Related Party seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against the Partnership and its Subsidiaries in excess of the sum of (I) the Partnership Termination Fee and (II) any amounts, if any, due and owing pursuant to the first sentence of this Section 7.03(d) not to exceed $5,000,000. The parties hereto acknowledge and agree that nothing in this Section 7.03 shall be deemed to affect their injunction, specific performance and equitable relief rights and related rights in accordance with the terms and conditions set forth in Section 8.08.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02.  Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law or the Partnership Agreement would require further approval by the unitholders of the Partnership without such approval. Furthermore, Section 7.03(c), this Section 8.02, Section 8.04, Section 8.06, Section 8.07(c), Section 8.07(d), Section 8.09, Section 8.15 and Section 8.17 will not be amended in a manner adverse to any Debt Financing Source without the prior written consent of either such Debt Financing Source or the Debt Financing Sources party to the Debt Commitment Letter.

SECTION 8.03.  Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Partnership may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no waiver or extension of this Agreement that by applicable Law or the Partnership Agreement would require further approval by the unitholders of the Partnership without approval of such waiver or extension by the unitholders of the Partnership. Notwithstanding the foregoing, no failure or delay by the Partnership, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that (i) each of Parent and Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent or any of the Debt Financing Sources (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing) and (ii) the Partnership may, in its sole discretion, assign its rights pursuant to Section 7.03(b) to an Affiliate, but no such assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06.  Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Partnership Disclosure Letter, together with the Equity Financing Letter, the Limited Guarantee and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Partnership’s unitholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Partnership Equity Awards to receive such amounts as provided for in Section 2.03; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.07 of this Agreement; (iv) the rights of the Partnership Related Parties and Parent Related Parties set forth in Section 7.03(c) and Section 8.17; (v) the rights of the Partnership’s Subsidiaries and the respective Representatives of the Partnership and its Subsidiaries set forth in Section 5.04(d), and (vi) the rights of the Trustee set forth in Section 5.16(b), which are in each case intended for the benefit of the Persons and shall be enforceable by the Persons referred to in clauses (i) through (vi) above. Notwithstanding anything to the contrary in this Agreement, Section 7.03(d), Section 8.02, Section 8.04, this Section 8.06, Section 8.07(c), Section 8.07(d), Section 8.09, Section 8.15 and Section 8.17 are intended for the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

SECTION 8.07.  Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)  All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over any matter is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and any appellate courts thereof. The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over any matter is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and any appellate courts thereof, except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)  Notwithstanding anything herein to the contrary, each party hereto (i) agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Financing (including with respect to the Debt Commitment Letter or Financing Agreements) or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.10 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and (vi) agrees that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(d)  Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy, dispute or cause of action of any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing (including with respect to the Debt Commitment Letter or Financing Agreements) shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

SECTION 8.08.  Specific Enforcement. (a) The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties acknowledge and agree that (i) without limitation of Section 8.08(b), the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 7.03 (A) may not adequately compensate for the harm that would result from a breach of this Agreement and (B) subject to Section 8.08(c), shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Partnership nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy, that the parties otherwise have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity, other than an assertion that the exercise of specific performance was not effected in accordance with this Section 8.08. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)  Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership shall be entitled to obtain an injunction, specific performance or other equitable remedies in connection with Parent’s or Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing has been funded or will be funded at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iv) the Partnership has confirmed in a written notice delivered to Parent that if an injunction, specific performance or other equitable remedy is granted and the Equity Financing and Debt Financing are funded, then the Partnership and General Partner will cause the Closing to occur.

(c)  For the avoidance of doubt, while the Partnership or the General Partner may pursue both a grant of specific performance in connection with Parent’s or Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing as and only to the extent expressly permitted by this Section 8.08 and the payment of the Parent Termination Fee (or, subject to Section 7.02 and Section 7.03(c), other monetary damages), under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee (or other monetary damages).

SECTION 8.09.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE TRANSACTIONS, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS OR ARISE OUT OF OR RELATE TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10.  Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o IFM Investors (US) LLC

114 West 47th Street, 19th Floor

New York NY 10036

Attention:	Julio Garcia
Facsimile:	212-784-2261
Email:	julio.garcia@ifminvestors.com

with copies (which shall not constitute notice) to:

IFM Investors (US) LLC

114 West 47th Street, 19th Floor

New York NY 10036

Attention:	Corporate Secretary F
acsimile:	212-784-2261
Email:	company.secretary@ifminvestors.com

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Jason Webber
Chang-Do Gong
Luke E. Laumann
Facsimile:	212-354-8113
Email:	jwebber@whitecase.com
cgong@whitecase.com
luke.laumann@whitecase.com

If to the Partnership or the General Partner, to it at:

Buckeye Partners, L.P.

One Greenway Plaza, Suite 600

Houston, TX

Attention:	Todd J. Russo
Facsimile:	610-904-4006
Email:	trusso@buckeye.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Faiza J. Saeed
G.J. Ligelis Jr.
Facsimile:	212-474-3700
Email:	fsaeed@cravath.com
gligelisjr@cravath.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11.  Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12.  Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except with respect to Section 4.06, Section 4.07, Section 4.10, Section 5.03(e), Section 5.12, Section 5.15, Section 5.16(a), Section 8.04, Section 8.17 and the definition of “Parent Related Parties”, only Parent, Merger Sub and their respective Subsidiaries shall be considered “Affiliates” of Parent, Merger Sub or their respective Subsidiaries.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in the City of New York or the Secretary of State are authorized or required by Law to be closed.

“Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership of the Partnership, as heretofore amended and corrected.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) written notification issued by CFIUS that it has determined that the Transactions are not a “covered transaction” pursuant to the DPA, (ii) written notice from CFIUS that CFIUS has concluded all action under the DPA with respect to the Transactions, and there are no unresolved national security concerns with respect to the Transactions or (iii) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the Transactions, then either (A) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions or (B) the time permitted by the DPA for such action shall have expired without any such action being announced or taken.

“CFIUS Turndown” means (i) CFIUS has informed Parent and the Partnership in writing that it has unresolved national security concerns with respect to the Transactions and that it intends to refer the matter to the President of the United States unless the parties abandon the Transactions, or (ii) CFIUS shall have referred the matter to the President of the United States.

“Code” means the U.S. Internal Revenue Code of 1986.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, (ii) in the case of the Required Financial Information delivered in connection with the offering of any debt securities as part of the Available Financing is compliant in all material respects with all applicable requirements of Regulation S-X under the Securities Act that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of such debt securities, such as the exclusion of “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X) and (iii) the Partnership’s independent accountants have not objected to the use of their audit opinions related to any audited financial statements included in such Required Financial Information and any interim quarterly financial statements included in such Required Financial Information have been reviewed by the Partnership’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722.

“Credit Facility” means the Revolving Credit Agreement dated as of September 30, 2014, as amended, supplemented or otherwise modified from time to time prior to the date hereof, among the Partnership and the other borrowers party thereto, the lenders party thereto and SunTrust Bank, as administrative agent.

“Debt Financing Sources” means the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing (including pursuant to the Debt Commitment Letter or any engagement letters, credit agreements, loan agreements, joinders or indentures relating to any Debt Financing), together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, controlling persons, advisors, attorneys, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements related thereto.

“Environment” means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, wetlands, surface waters, ground waters, drinking waters and water vapor), land, stream sediments, surface or subsurface strata, ambient air, indoor air, plant life, animal life and all other environmental media or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code; provided that for purposes of Section 3.10 of this Agreement, the term “ERISA Affiliate” shall include ServiceCo.

“ESOP” means the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, as amended and restated.

“Financing Sources” means, collectively, the sources of the Equity Financing and the Debt Financing Sources.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office, or (c) any person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, greenhouse gases, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated by or pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means: (a) indebtedness created, issued or incurred by such Person for borrowed money, including any accrued interest and fees associated therewith; (b) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (c) obligations of such Person to pay rent or other amounts under a lease of (or other Contract conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (d) liabilities or obligations of such Person under any interest rate, currency or commodity derivatives or hedging transactions or similar arrangement; or (e) indebtedness of others (other than any wholly owned Subsidiary of such Person) as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable; provided that, “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; any trademark, trademark registration, trademark application, service mark, trade name, business name or brand name; any copyright, copyright registration, design, design registration or database rights; any internet domain name; trade secret, confidential know-how, or other confidential and proprietary information.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Partnership, the actual knowledge of the individuals listed on Section 8.12(a)(i) of the Partnership Disclosure Letter after having made reasonable inquiry of those employees of the Partnership and its Subsidiaries primarily responsible for, or who would otherwise be expected to know about, such matters and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.12(a)(ii) of the Partnership Disclosure Letter after having made reasonable inquiry of those employees of the Parent and its Subsidiaries primarily responsible for, or who would otherwise be expected to know about, such matters.

“Leased Real Property” means (i) any real property subject to a Partnership Lease involving annual payments of more than $5 million and (ii) solely with respect to Section 3.15, the Partnership Leases set forth on Section 8.12(a)(iii) of the Partnership Disclosure Letter.

“Lien” means any pledge, lien, charge, encumbrance, security interest, mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.

“Marketing Period” means the first period of at least 15 consecutive business days after the date of this Agreement, commencing upon the date of receipt of the Required Financial Information and whereon such Required Financial Information is Compliant (it being understood that if the Partnership shall in good faith reasonably believe that it has provided the Required Financial Information and that such Required Financial Information is Compliant, it may deliver a written notice to Parent to that effect, in which case the Partnership shall be deemed to have provided the Required Financial Information on the date specified in such notice and the Required Financial Information shall be deemed to be Compliant, unless Parent in good faith reasonably believes that the Partnership has not completed the provision of the Required Financial Information or the Required Financial Information is not Complaint and provides notice to the Partnership within two business days after receipt of the Partnership’s notice stating with specificity the Required Financial Information Parent reasonably believes has not been provided or the reason for which the Required Financial Information is not Compliant); provided, that the Marketing Period shall be deemed not to have commenced if (a) the conditions set forth in Section 6.01(a) and Section 6.01(b) shall not have been satisfied and (b) on or prior to the completion of such 15 consecutive business day period, (i) the Partnership’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Partnership and its Subsidiaries for the applicable periods by the independent accountant or another independent public accounting firm of international standing; (ii) the Partnership shall have publicly announced its intent to restate any financial statements included in the Required Financial Information, in which case the Required Financial Information shall only be deemed as received for purposes of the “Marketing Period” on the date (if any) that (A) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (B) the Partnership has provided written notice to Parent that it has concluded that no restatement shall be required in accordance with GAAP; or (iii) the Required Financial Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such 15 consecutive business day period (and is not so updated), in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such updated Required Financial Information; provided, further, that the Marketing Period shall (1) exclude the days from and including July 1 to July 5 (which for purposes of such calculation shall not constitute business days) and (2) have either ended on or prior to August 23 or, if the Marketing Period has not ended on or prior to August 23, then such period shall commence no earlier than September 3 (it being understood that any period covering the dates described in clause (1) shall be deemed consecutive for purposes of the foregoing); provided, further, that the Marketing Period shall end on any earlier date on which the Debt Financing is funded.

“Material Adverse Effect” means any effect, change, event, fact, condition, development or occurrence that, individually or in the aggregate with all other effects, changes, events, facts, conditions, developments or occurrences, (a) has a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) would prevent or materially delay or materially impair (i) the consummation by the Partnership or the General Partner of the Merger on a timely basis or (ii) the compliance by the Partnership or the General Partner with its obligations under this Agreement; provided, however, that, for purposes of clause (a) only, none of the following, and no effect, change, event, fact, condition, development or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event, fact, condition, development or occurrence (A) generally affecting (1) the midstream logistics and/or blending industries (including the terminaling, storage, processing and marketing industries), including regulatory conditions (or changes therein) or any other industry in which the Partnership and its Subsidiaries operate, or (2) the economy, credit, financial, capital or commodities markets in the United States, the Caribbean or elsewhere in the world, including changes in interest or currency exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or announced changes in Law or in GAAP, or any changes or announced changes in the interpretation (to the extent authoritative) or enforcement of any of the foregoing, or any changes or announced changes in general legal, regulatory or political conditions, in each case, after the date hereof applicable to the Partnership or any of its properties, operations or assets, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity or terrorism, or any escalation or worsening thereof, (4) pandemics, earthquakes, floods, hurricanes, tornados or other natural disasters, or other comparable weather-related events, (5) changes in oil, natural gas, condensate, natural gas liquids or refined petroleum products prices or the prices of other commodities, including changes in price differentials, (6) any action taken by the Partnership or its Subsidiaries in compliance with the covenants set forth herein (other than Section 5.01) or at Parent’s express written request or with Parent’s written consent, or the failure to take any action by the Partnership or its Subsidiaries if that action is prohibited by this Agreement, (7) any change or prospective change, in and of itself, in the Partnership’s credit ratings, (8) any decline, in and of itself, in the market price, or change in trading volume, of any securities of the Partnership or (9) any failure, in and of itself, to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, distributions or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event, fact, condition, development or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, condition, development or occurrence has a disproportionate adverse effect on the Partnership and its Subsidiaries, taken as a whole, as compared to other similarly sized participants in the industry or geographic markets in which the Partnership and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Merchant Services Segment” means the Partnership’s Merchant Services business segment, as such business segment is described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and, in the event the Trustee Approval is obtained prior to the Closing, the transactions contemplated by the ServiceCo Purchase Agreement, but excluding, in any event, the Financing.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-U.S. Partnership Plans” means all Partnership Plans that are maintained primarily for the benefit of employees outside of the United States.

“Off-Cycle Partnership Performance Unit” means a Partnership Performance Unit that is granted after the date hereof (including to employees who are newly hired or promoted by the Partnership or any of its Subsidiaries) other than in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“Off-Cycle Partnership Phantom Unit” means a Partnership Phantom Unit that is granted after the date hereof (including to employees who are newly hired or promoted by the Partnership or any of its Subsidiaries)

other than in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“PA PUC” means The Pennsylvania Public Utility Commission.

“PA PUC Approval” means the earlier to occur of (i) the expiration of the period during which a petition for reconsideration may be filed with the PA PUC following the entry of a “final order” (as defined in 210 Pa. Code Rule 341) of the PA PUC approving the Merger Transactions without the PA PUC granting reconsideration to any Person and (ii) the entry of a “final order” (as defined in 210 Pa. Code Rule 341) of the PA PUC approving the Merger Transactions following reconsideration of the Merger Transactions granted by the PA PUC to any Person and the period during which a further petition for reconsideration may be filed has expired. As used in this definition, a petition for reconsideration shall also include a petition for rehearing, reargument, clarification, supersedeas or the like, but shall not include a petition for recission or amendment under Title 66, Section 703(g) of the Pennsylvania Public Utility Code.

“Parent Expenses” means an amount in cash equal to the documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent, Merger Sub and their respective affiliates in connection with this Agreement and the Transactions up to a maximum amount of $20,000,000.

“Parent Material Adverse Effect” means any effect, change, event, fact, condition, development or occurrence that, individually or in the aggregate with all other effects, changes, events, facts, conditions, developments or occurrences, would prevent or materially delay or materially impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., as heretofore amended.

“Partnership Deferral Units” means an award of notional Partnership Units (including matching units) granted under the Buckeye Partners, L.P. Unit Deferral and Incentive Plan and the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan to eligible employees that is subject to service-based vesting requirements and that is settled in Partnership Units.

“Partnership DERs” means, with respect to a Partnership Equity Award, the right of the holder of such Partnership Equity Award to receive an amount determined by reference to the cash distributions paid by the Partnership in respect of a Partnership Unit while such Partnership Equity Award is outstanding.

“Partnership Director Deferred Units” means an award of notional Partnership Units that is payable in cash and that is held by a non-employee director pursuant to the Buckeye Partners, L.P. Non-Employee Director Deferred Compensation Plan.

“Partnership Equity Award” means a Partnership Performance Unit, Partnership Phantom Unit, Partnership Deferral Unit or Partnership Director Deferred Unit (including, in each case, any related Partnership DERs).

“Partnership Equity Plans” means (i) the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan, (ii) the Buckeye Partners, L.P. Unit Deferral and Incentive Plan and (iii) the Buckeye Partners, L.P. Non-Employee Director Deferred Compensation Plan, in each case as amended.

“Partnership Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Partnership or any of its Subsidiaries leases, subleases, licenses, uses or occupies real property (in each case whether as tenant, subtenant, licensee or by other occupancy arrangement).

“Partnership Organizational Documents” means the Certificate of Limited Partnership, the Partnership Agreement, the Fourth Amended & Restated Limited Liability Company Agreement of Buckeye GP LLC and the Certificate of Formation of Buckeye GP LLC.

“Partnership Performance Unit” means an award of notional Partnership Units that is subject to vesting based on the attainment of one or more performance goals and that is payable in Partnership Units or the value of which is determined by reference to the value of Partnership Units, whether granted under the Partnership Equity Plans or otherwise.

“Partnership Phantom Unit” means an award of notional Partnership Units that is subject to service-based vesting requirements and that is payable in Partnership Units or the value of which is determined by reference to the value of Partnership Units, whether granted under the Partnership Equity Plans or otherwise.

“Partnership Plan” means each plan, program, policy, agreement or other arrangement (A) covering current or former directors, employees or individual consultants of the Partnership or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (iii) a stock option, stock purchase, or other equity, equity-based or phantom equity agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Partnership, any of its Subsidiaries or any of their respective ERISA Affiliates or to which the Partnership, any of its Subsidiaries or any of their respective ERISA Affiliates is obligated to sponsor, maintain or contribute to or (B) with respect to which the Partnership or any of its Subsidiaries has or may have any liability, other than in each case under clauses (A) and (B), (x) any plan, program, policy, agreement or arrangement mandated by applicable Law or (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Notwithstanding anything herein to the contrary, the term “Subsidiaries” shall, for purposes of the definition of Partnership Plan, include ServiceCo.

“Partnership Unit Option” means an option to purchase Partnership Units under the Buckeye Partners, L.P. Amended and Restated Unit Option and Distribution Equivalent Plan or otherwise.

“Partnership Units” means the units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “LP Units” as set forth in the Partnership Agreement.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness reflected in the financial statements of the Partnership and its Subsidiaries included in the Filed Partnership SEC Documents as long as there is no event of default thereunder, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vi) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (vii) such other Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Registered Partnership Intellectual Property” means all patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks and registered domain names that are owned by the Partnership or any of its Subsidiaries and are material to the conduct of the business of the Partnership and its Subsidiaries, taken as a whole, as currently conducted.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representatives” means, with respect to any Person, its managers, officers, directors, employees, (including, with respect to the Partnership and its Subsidiaries, employees of ServiceCo), consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“ServiceCo Purchase Agreement” means, if applicable, a Purchase Agreement between Parent and the Trustee, on behalf of the ESOP, containing such terms and conditions reasonably determined by Parent in its sole discretion.

“Services Agreement” means the Services Agreement between the Partnership and ServiceCo, dated February 21, 2013.

“Significant Subsidiary” means each of the Partnership’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Specified Annual Partnership Performance Unit” means a Partnership Performance Unit that is granted after the date hereof in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“Specified Annual Partnership Phantom Unit” means a Partnership Phantom Unit that is granted after the date hereof in connection with the Partnership’s regularly scheduled ordinary course annual grants of Partnership Equity Awards.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that (a) ServiceCo shall be deemed to be a Subsidiary of the Partnership for purposes of this Agreement and (b) notwithstanding anything herein to the contrary, with respect to any Subsidiary of the Partnership of which not more than 50% of the ordinary voting power, ownership interests or general partnership interests are held directly or indirectly by the Partnership, the Partnership shall be deemed to have complied with any obligation, covenant, term, condition or undertaking of the Partnership to cause such Subsidiary to take, or to refrain from taking, any action under this Agreement to the extent the Partnership shall have exercised all power and authority available to the Partnership to cause such Subsidiary to take, or to refrain from taking, such action.

“Tax” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, together with any related interest, penalties or additions to tax.

“Tax Returns” means all returns, reports, claims for refund, declarations and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, the Financing and, in the event the Trustee Approval is obtained prior to the Closing, the transactions contemplated by the ServiceCo Purchase Agreement.

“Trustee” means GreatBanc Trust Company, an Illinois corporation, not in its corporate capacity but solely in its capacity as trustee of the ESOP.

“Trustee Approval” means the approval by the Trustee of the purchase by Parent or its Affiliate of all of the outstanding shares of common stock of ServiceCo, in its capacity as trustee of the ESOP, as evidenced by the execution and delivery of the ServiceCo Purchase Agreement.

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(i)
Action	3.07
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
Alternative Financing	5.04(b)
Announcement	5.05
Anti-Corruption Laws	3.08(b)
Antitrust Laws	5.03(a)
Available Financing	5.04(c)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Burdensome Condition	5.03(e)
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.03
Claim	5.07(b)
Closing	1.02
Closing Date	1.02
Closing Failure Notice	7.01(d)(iii)
Communications Act	3.04
Confidentiality Agreement	5.06
Contract	3.03(d)
Debt Commitment Letter	4.05
Debt Financing	4.05
DLLCA	Recitals

Terms Not Defined in this Section 8.12	Section
DOJ	5.03(c)
DPA	3.04
DRULPA	Recitals
Effective Time	1.03
Elkins Act	3.18(a)
Environmental Laws	3.12(a)
Environmental Permits	3.12(b)
Equity Financing	4.05
Equity Financing Letter	4.05
Exchange Act	3.04
Exchange Fund	2.02(a)
FCC	3.04
FERC	3.18(a)
Filed Partnership SEC Documents	Article III
Financing	4.05
Financing Agreements	5.04(b)
Financing Letters	4.05
FTC	5.03(c)
Fund	Recitals
General Partner	Preamble
Governance Committee	Recitals
Governmental Consents	6.01(b)
ICA	3.18(a)
Indemnitee	5.07(a)
Indemnitees	5.07(a)
Initial Extension Date	7.01(b)(i)
International Trade Laws	3.08(b)
Intervening Event	5.02(l)
Intervening Event Match Period	5.02(f)
Judgment	3.07
Laws	3.08(a)
Limited Guarantee	Recitals
Material Contract	3.16(a)
Material Regulatory Proceeding	5.01(d)(i)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
New LLC	2.01(e)(iii)
Non-U.S. Partnership Employee	5.08(f)
NYSE	3.04
Other Regulatory Approvals	3.04
Outside Date	7.01(b)(i)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Partnership	Preamble
Partnership Acquisition Agreement	5.02(d)
Partnership Board	Recitals
Partnership Board Recommendation	3.03(b)
Partnership Disclosure Letter	Article III

Terms Not Defined in this Section 8.12	Section
Partnership Employee	5.08(a)
Partnership Phantom Unit Payment Amount	2.03(a)
Partnership Related Parties	7.03(d)
Partnership SEC Reports	3.05(a)
Partnership Securities	3.02(b)
Partnership Termination Fee	7.03(a)(ii)
Partnership Unitholder Approval	3.03(c)
Partnership Unitholders’ Meeting	5.15(b)
Paying Agent	2.02(a)
Payoff Letter	5.04(e)
Permits	3.08(a)
Personal Property	3.15(e)
Premium Cap	5.07(c)
Proxy Statement	3.04
Required Financial Information	5.04(c)
Restraints	6.01(a)
Rights-of-Way	3.15(b)
Sarbanes-Oxley Act	3.05(a)
SDN List	3.08(e)
SEC	3.04
Second Extension Date	7.01(b)(i)
Secretary of State	1.03
Securities Act	3.02(c)
ServiceCo	Preamble
ServiceCo Board	5.16(a)
ServiceCo Committee	5.16(a)
ServiceCo Election	2.01(e)
ServiceCo Units	2.01(e)
Superior Proposal	5.02(k)
Superior Proposal Match Period	5.02(e)
Surviving Entity	1.01
Takeover Law	3.14(b)
Takeover Proposal	5.02(j)
Tax Counsel	6.02(c)
Title IV Plan	3.10(c)
Uncertificated Unit	2.01(c)
VTTI Agreement	6.02(c)

SECTION 8.13.  Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14.  Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, excluding any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Entity.

SECTION 8.15.  Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Partnership Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger, the Debt Financing, the Debt Commitment Letter, the Financing Agreements or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Partnership Related Party in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. The Partnership (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Partnership Related Parties), (a) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (b) hereby agrees not to bring or support any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby and thereby and (c) hereby agrees to cause any Action asserted by the Partnership or one of its Subsidiaries against any Debt Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated; provided that following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any Financing Agreements related thereto. In addition, in no event will any Debt Financing Source or Affiliate of any Debt Financing Source, or any Representative of the foregoing be liable for any damages of any kind (including consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature) in connection with this Agreement, the Debt Commitment Letter, the Financing Agreements and the transactions contemplated hereby or thereby.

SECTION 8.16.  Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to Merrill DatasiteOne by or on behalf of the Partnership or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, in each case, no later than 12:01 a.m., New York City time, on the date of the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.17.  Non-Recourse. Notwithstanding anything in this Agreement, the Equity Financing Letter or the Limited Guarantee to the contrary, each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that all Actions or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arise under or relate to (a) this Agreement, the Equity Financing Letter, the Limited Guarantee or the transactions contemplated hereby and thereby, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement or (d) any failure of the transactions contemplated by this Agreement, the Equity Financing Letter and the Limited Guarantee to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement, the Equity Financing Letter and the Limited Guarantee, respectively. No Parent Related Party (other than Parent, Merger Sub and, solely as and to the extent specified, and in accordance with, and subject to the terms and conditions of, this Agreement, the Limited Guarantee or the Equity Financing Letter, as applicable, the Fund) shall have any liability for any obligations or liabilities of any party hereto under this Agreement, the Equity Financing Letter or the Limited Guarantee or the transactions contemplated hereby or thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HERCULES INTERMEDIATE HOLDINGS LLC

by	/s/ James Cemm
	Name:	James Cemm
	Title:	Manager

by	/s/ Wei-Sun Teh
	Name:	Wei-Sun Teh
	Title:	Manager

HERCULES MERGER SUB LLC

by	/s/ James Cemm
	Name:	James Cemm
	Title:	Manager

by	/s/ Wei-Sun Teh
	Name:	Wei-Sun Teh
	Title:	Manager

BUCKEYE PARTNERS, L.P.,

by	Buckeye GP LLC, its sole general partner

/s/ Clark C. Smith
	Name:	Clark C. Smith
	Title:	Chairman, President and Chief Executive Officer

BUCKEYE PIPE LINE SERVICES COMPANY,

by	/s/ Clark C. Smith
	Name:	Clark C. Smith
	Title:	Director

BUCKEYE GP LLC,

by	/s/ Clark C. Smith
	Name:	Clark C. Smith
	Title:	Chairman, President and Chief Executive Officer

ANNEX B

[Letterhead of Wells Fargo Securities, LLC]

May 10, 2019

The Board of Directors & Nominating and Corporate Governance Committee of the Board of Directors

Buckeye GP LLC

One Greenway Plaza, Suite 600

Houston, Texas 77046

Attention: Board of Directors

Members of the Board of Directors and of the Nominating & Corporate Governance Committee of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of Buckeye GP LLC, the general partner (the “General Partner”) of Buckeye Partners L.P. (the “Company”), or in your capacity as the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), as applicable, our opinion with respect to the fairness, from a financial point of view, to the holders (other than the Company, Parent (as defined below) and its affiliates and, pursuant to certain conditions set forth in the Agreement (as defined below), ServiceCo) of units representing limited partner interests in the Company (“Company Units”), of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with an affiliate of IFM Global Infrastructure Fund (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger, dated as of May 10, 2019 (the “Agreement”), between Hercules Intermediate Holdings LLC, an affiliate of the Acquiror (“Parent”), Hercules Merger Sub LLC, a wholly owned subsidiary of the Parent (“Merger Sub”), the Company, Buckeye Pipe Line Services Company (“ServiceCo”) and the General Partner, Merger Sub will merge with and into the Company, the Company will become a wholly-owned subsidiary of the Parent and each outstanding Company Unit, other than Company Units owned immediately prior to the effective time of the Transaction by the Company, by Parent or any of its Subsidiaries or, pursuant to certain conditions set forth in the Agreement, by ServiceCo, will be converted into the right to receive $41.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

In preparing our opinion, we have:

•	reviewed a draft, dated May 9, 2019, of the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the industries in which it operates;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Units with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•	reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) prepared by the management of the Company;

•

discussed with the management of the Company regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company, or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections, we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future performance and financial condition of the Company and the other matters covered thereby. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company, the General Partner, Parent and Merger Sub in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis.

We have assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets, properties or liabilities (contingent or otherwise) of the Company, Parent, Merger Sub, the Acquiror or any other entity, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company, Parent, Merger Sub, the Acquiror or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders (other than the Company, Parent and its affiliates and, pursuant to certain conditions set forth in the Agreement, ServiceCo) of the Company Units in the Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board, the Governance Committee or the Company to proceed with or effect the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, we and our affiliates have had investment and commercial banking relationships with the Company, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in January 2018, as the Company’s financial advisor in connection with the divestiture of certain domestic pipeline and terminal assets in December 2018, and as the Company’s financial advisor in connection with the divestiture of its equity interest in VTTI B.V. in January 2019. During the two years preceding the date of this opinion, neither we nor our affiliates have had any material investment, commercial banking or financial advisory relationships with the Acquiror. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding equity interests of the Company and none of the outstanding equity interests of the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including derivatives, bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

This letter is for the information and use of the Board and the Governance Committee (each in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute an opinion, advice or a recommendation to any unitholder of the Company or any other person as to how to vote or act on any matter relating to the Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy statement mailed to unitholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, including the limitations, qualifications and assumptions set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than the Company, Parent and its affiliates and, pursuant to certain conditions set forth in the Agreement, ServiceCo) of the Company Units in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ WELLS FARGO SECURITIES, LLC
WELLS FARGO SECURITIES, LLC

SPECIAL MEETING OF LIMITED PARTNERS OF

BUCKEYE PARTNERS, L.P.

[            ], 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Special Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17265/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

∎	00030003000000000000 8			000019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
			1.	The approval of (i) the Agreement and Plan of Merger, dated as of May 10, 2019, by and among Buckeye Partners, L.P., a Delaware limited partnership, Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Buckeye Pipe Line Services Company, a Pennsylvania corporation, and Buckeye GP LLC, a Delaware limited liability company and the general partner of Buckeye Partners, L.P. and (ii) the transactions contemplated by the Agreement and Plan of Merger.	☐	☐	☐

			2.	The approval, in a nonbinding advisory vote, of the compensation that may be paid or may become payable to Buckeye Partners, L.P.’s named executive officers in connection with, or following, the consummation of the merger contemplated by the Agreement and Plan of Merger.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this proxy. When limited partnership units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

SPECIAL MEETING OF LIMITED PARTNERS OF

BUCKEYE PARTNERS, L.P.

[            ], 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Special Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17265/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

∎	00030003000000000000 8			000019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
			1.	The approval of (i) the Agreement and Plan of Merger, dated as of May 10, 2019, by and among Buckeye Partners, L.P., a Delaware limited partnership, Hercules Intermediate Holdings LLC, a Delaware limited liability company (“Parent”), Hercules Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Buckeye Pipe Line Services Company, a Pennsylvania corporation, and Buckeye GP LLC, a Delaware limited liability company and the general partner of Buckeye Partners, L.P. and (ii) the transactions contemplated by the Agreement and Plan of Merger.	☐	☐	☐

			2.	The approval, in a nonbinding advisory vote, of the compensation that may be paid or may become payable to Buckeye Partners, L.P.’s named executive officers in connection with, or following, the consummation of the merger contemplated by the Agreement and Plan of Merger.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this proxy. When limited partnership units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

SPECIAL MEETING OF LIMITED PARTNERS OF

BUCKEYE PARTNERS, L.P.

[            ], 2019

YOUR VOTE IS IMPORTANT!

0                    ⬛

BUCKEYE PARTNERS, L.P.

Special Meeting of Limited Partners

To Be Held on [            ], 2019

This Proxy is Solicited on Behalf of the General Partner of Buckeye Partners, L.P.

The undersigned hereby appoints Keith E. St.Clair and Todd J. Russo, and each of them, with full power of substitution and power to act alone, as proxies to vote all the limited partnership units which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Limited Partners of Buckeye Partners, L.P., to be held [            ], 2019 at [            ] local time at the DoubleTree Hotel, 6 Greenway Plaza, Houston, Texas 77046, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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